Filed Pursuant to Rule 424(b)(3)

Registration No. 333-267983

PROSPECTUS

DRAGONFLY ENERGY HOLDINGS CORP.

Up to 21,512,027 Shares of Common Stock

This prospectus relates to the potential offer and resale, from time to time, of up to 21,512,027 shares of our common stock, par value $0.0001 per share (“common stock”), by the selling stockholder, Chardan Capital Markets LLC (“CCM” or the “selling stockholder”).

The shares of common stock to which this prospectus relates includes shares that have been or may be issued to CCM pursuant to a purchase agreement between us and CCM, dated October 7, 2022 (the “Original Purchase Agreement”, and, as amended and restated on May 20, 2024, the “A&R Purchase Agreement”, and as may be further amended, supplemented, and restated from time to time, the “Purchase Agreement”) establishing an equity facility (the “ChEF Equity Facility”).

We are not selling any securities under this prospectus and will not receive any of the proceeds from the sale of shares by the selling stockholder. However, we may receive gross proceeds of up to $150 million from the sale of shares to CCM under the Purchase Agreement, from time to time, in our discretion after the date of the registration statement of which this prospectus is a part is declared effective and after satisfaction of other conditions in the Purchase Agreement.

CCM is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act of 1933, as amended, (the “Securities Act”). See “ChEF Equity Facility” and “Plan of Distribution (Conflicts of Interest)” for more information about how CCM may sell the shares of common stock being registered pursuant to this prospectus and for a description of compensation payable to CCM.

CCM may sell the shares of common stock described in this prospectus in a number of different ways and at varying prices. The price that CCM will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock. While the number of shares of common stock that CCM is required to purchase is subject to certain limitations under the Purchase Agreement, including the Beneficial Ownership Limitation, the number of shares of common stock that we can sell to CCM under the Purchase Agreement could constitute a considerable percentage of our public float at the time of such sales. As a result, the resale by CCM of shares of our common stock pursuant to this prospectus could have a significant negative impact on the trading price of our common stock. See “ChEF Equity Facility” on page 104 for more information.

In addition, we have filed separate registration statements registering the issuance to and resale by certain third parties of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. These third parties include CNTQ’s Sponsor, members of our senior management and our Term Loan Lenders. Any sales of such shares into the public market by such certain third parties could similarly have a significant negative impact on the trading price of our common stock.

We have agreed to bear all of the expenses incurred in connection with the registration of the shares to which this prospectus relates. CCM will pay or assume discounts, commissions, and fees of underwriters, selling brokers or dealer managers, if any, incurred in connection with the sale of shares of our common stock.

Our common stock is currently listed on the Nasdaq Global Market under the symbol “DFLI” and our public warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW.” As of May 17, 2024, the closing price of our common stock was $1.12. As of May 16, 2024, the closing price of our public warrants was $0.0498.

We are an “emerging growth company” under applicable federal securities laws and will be subject to reduced public company reporting requirements.

INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “RISK FACTORS” SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 21, 2024.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.

For investors outside the United States: We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

INTRODUCTORY NOTE

On October 7, 2022 (the “Closing” and such date the “Closing Date”), Chardan NexTech Acquisition 2 Corp., a Delaware corporation (“CNTQ”), and Bronco Merger Sub, Inc., a Nevada corporation and newly formed wholly-owned subsidiary of CNTQ (“Merger Sub”), consummated the previously announced Business Combination (as defined below) pursuant to the terms of the Business Combination Agreement (as defined below).

On the Closing Date, (i) CNTQ changed its name to “Dragonfly Energy Holdings Corp.” (“Dragonfly” or the “Company”); (ii) Merger Sub merged with and into Dragonfly Energy Corp., a Nevada corporation (“Legacy Dragonfly”), with Legacy Dragonfly surviving the Merger as a direct, wholly-owned subsidiary of the Company (the “Merger”); and (iii) the parties to the Business Combination Agreement consummated the other transactions contemplated thereby. On March 31, 2023, Dragonfly was reincorporated under the laws of the State of Nevada pursuant to a reincorporation by conversion.

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FREQUENTLY USED TERMS

Unless the context otherwise requires, references in this prospectus to “Dragonfly,” the “Company,” “us,” “we,” “our” and any related terms are intended to mean Dragonfly Energy Holdings Corp. and its consolidated subsidiaries.

“$10 Warrants” means warrants to initially acquire 1,600,000 shares of common stock at an initial $10.00 per share exercise price issued at Closing in connection with the Term Loan.

“$10 Warrants Shares” means the 457,142 shares of common stock issued upon exercise of the $10 Warrants.

“Beneficial Ownership Limitation” means the limitation by which CCM shall not be obligated to purchase or acquire, any shares of common stock under the Purchase Agreement which, when aggregated with all other shares of common stock then beneficially owned by CCM and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by CCM and its affiliates (on an aggregated basis) of more than 9.9% of the outstanding voting power or shares of common stock.

“Business Combination” means the Merger and the other transactions contemplated by the Business Combination Agreement.

“Business Combination Agreement” means that certain Agreement and Plan of Merger, dated May 15, 2022, as amended on July 12, 2022, by and among CNTQ, Merger Sub and Dragonfly.

“CCM” means Chardan Capital Markets LLC, a New York limited liability company.

“Charter” means the articles of incorporation of Dragonfly, in effect as of the date of this prospectus.

“Closing” means the closing of the Business Combination.

“CNTQ” means Chardan NexTech Acquisition 2 Corp., a Delaware corporation, which was renamed “Dragonfly Energy Holdings Corp.” in connection with the Closing.

“CNTQ Common Stock” means, prior to consummation of the Business Combination, to CNTQ common stock, par value $0.0001 per share, and, following consummation of the Business Combination, to the common stock, par value $0.001 per share, of Dragonfly.

“CNTQ IPO” means the initial public offering by CNTQ, which closed on August 13, 2021.

“Dragonfly” means Dragonfly Energy Holdings Corp., a Nevada corporation.

“Earnout Shares” means up to an additional 40,000,000 shares of Company common stock that may be issued to the Legacy Dragonfly stockholders at Closing if certain financial metrics or trading price metrics are achieved and other conditions are satisfied.

“Founder Shares” means the shares of CNTQ common stock held by the Sponsor, CNTQ’s directors, and affiliates of CNTQ’s management team.

“Legacy Dragonfly” means Dragonfly Energy Corp., a Nevada corporation, and includes the surviving corporation after the Merger. References herein to Dragonfly will include its subsidiaries, including Legacy Dragonfly, to the extent reasonably applicable.

“Merger” means the merger of Merger Sub with and into Legacy Dragonfly, with Legacy Dragonfly continuing as the surviving corporation and as a wholly-owned subsidiary of CNTQ (which changed its name to Dragonfly Energy Holdings Corp. upon the Closing), in accordance with the terms of the Business Combination Agreement.

“Merger Sub” means Bronco Merger Sub, Inc., a Nevada corporation.

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“NRS” means the Nevada Revised Statutes.

“Penny Warrants” means warrants to purchase shares of Dragonfly common stock with an exercise price of $0.01 per share (i) issued in connection with the Term Loan to initially acquire 2,593,056 shares of common stock issued at Closing, (ii) issued pursuant to certain anti-dilution provision set forth within the form of Penny Warrant, and (iii) issued in connection with certain waivers received from the Term Loan Lenders and Administrative Agent.

“Private Warrants” means warrants to acquire shares of common stock at an $11.50 per share exercise price issued to an affiliate of the Sponsor in a private placement simultaneously with the closing of the CNTQ IPO.

“Public Warrants” means warrants to acquire shares of common stock at an $11.50 per share exercise price sold as part of the units in the CNTQ IPO (whether they were purchased in the CNTQ IPO or thereafter in the open market).

“Sponsor” means Chardan NexTech Investments 2 LLC, a Delaware limited liability company and an affiliate of CCM.

“Term Loan” means the $75 million aggregate principal amount senior secured term loan facility entered into at Closing.

“Transactions” means the Merger, and the other transactions contemplated by the Business Combination Agreement.

“Trust Account” means the trust account of CNTQ that held the proceeds from the CNTQ IPO.

“Warrant Holdings” means Chardan NexTech 2 Warrant Holdings LLC, a Delaware limited liability company.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain statements contained in this prospectus may constitute “forward-looking statements” within the meaning of the “safe harbor” provisions of the United States Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended (the “Securities Act”) and Section 21E of the Securities Exchange Act of 1934, as amended. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. Forward-looking statements may be identified by the use of words such as “estimate,” “plan,” “project,” “forecast,” “intend,” “will,” “expect,” “anticipate,” “believe,” “seek,” “target,” “designed to” or other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. We caution readers of this prospectus that these forward-looking statements are subject to risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, that could cause the actual results to differ materially from the expected results. These forward-looking statements include, but are not limited to, statements regarding estimates and forecasts of financial and performance metrics, projections of market opportunity and market share, potential benefits and the commercial attractiveness to our customers of our products and services, the potential success of our marketing and expansion strategies, the potential for us to achieve design awards, and the potential benefits of the Business Combination (including with respect to shareholder value). These statements are based on various assumptions, whether or not identified in this prospectus, and on the current expectations of our management and are not predictions of actual performance. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and must not be relied on by any investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements are subject to a number of risks and uncertainties, including:

There are a number of important factors that could cause the actual results to differ materially from those expressed in any forward-looking statement made by us. These factors include, but are not limited to:

●	our ability to successfully increase market penetration into target markets;
●	the addressable markets that we intend to target do not grow as expected;
●	the potential for events or circumstances that result in our failure to timely achieve the anticipated benefits of our customer arrangements with THOR Industries and its affiliate brands (including Keystone RV Company (“Keystone”)), including Keystone’s decision in July 2023, that, due to weaker demand for its products and its subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers;
●	our ability to generate revenue from future product sales and our ability to achieve and maintain profitability;
●	the loss of any members of our senior management team or other key personnel;
●	the loss of any relationships with key suppliers, including suppliers in China;
●	the loss of any relationships with key customers;
●	our ability to protect our patents and other intellectual property;
●	the failure to successfully optimize solid-state cells or to produce commercially viable solid-state cells in a timely manner or at all, or to scale to mass production;
●	changes in applicable laws or regulations, including changes in the rates of tariffs or any adjustments to the amounts payable by us to customs as a result of improperly identifying the applicable tariff rate payable on our products;
●	our ability to maintain the listing of our common stock on the Nasdaq Global Market and Public Warrants on the Nasdaq Capital Market;
●	the possibility that we may be adversely affected by other economic, business and/or competitive factors (including an economic slowdown or inflationary pressures);
●	our ability to sell the desired amounts of shares of common stock at desired prices under our equity facility;
●	our ability to raise additional capital to fund our operations;
●	the accuracy of our projections and estimates regarding our expenses, capital requirements, cash utilization, and need for additional financing;
●	developments relating to our competitors and our industry;
●	our ability to engage target customers and successfully retain these customers for future orders;
●	the reliance on two suppliers for our lithium iron phosphate cells and a single supplier for the manufacture of our battery management system;
●	the potential impact of geopolitical events, including the Russia-Ukraine conflict and Hamas’ attack on Israel, and their effects on our operations; and
●	our current dependence on two manufacturing facilities.

The foregoing does not represent an exhaustive list of matters that may be covered by the forward-looking statements contained herein or risk factors that we are faced with that may cause our actual results to differ from those anticipated in such forward-looking statements. Please see “Risk Factors” for additional risks which could adversely impact our business and financial performance.

All forward-looking statements are expressly qualified in their entirety by this cautionary notice. You are cautioned not to place undue reliance on any forward-looking statements, which speak only as of the date of this Registration Statement. We have no obligation, and expressly disclaim any obligation, to update, revise or correct any of the forward-looking statements, whether as a result of new information, future events or otherwise. We have expressed our expectations, beliefs and projections in good faith and believe they have a reasonable basis. However, we cannot assure you that our expectations, beliefs or projections will result or be achieved or accomplished.

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SUMMARY OF THE PROSPECTUS

This summary highlights selected information from this prospectus and does not contain all of the information that is important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” and the financial statements included elsewhere in this prospectus.

The Company

We are a manufacturer of non-toxic deep cycle lithium-ion batteries that caters to customers in the consumer industry (including the recreational vehicle (“RV”), marine vessel, solar, oil and gas, and off-grid residence industries), and industrial and energy storage markets, with proprietary, patented and disruptive battery cell manufacturing and non-flammable solid-state cell technology currently under development. Our goal is to develop technology to deliver environmentally impactful solutions for energy storage to everyone globally. We believe that the innovative design of our lithium-ion batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity, regardless of location.

Since 2020, we have sold over 300,000 batteries. For the quarters ended March 31, 2024, and March 31, 2023, we sold 11,098 and 20,331 batteries, respectively, and had $12.5 million and $18.8 million in net sales, respectively. We have a dual-brand strategy for battery products, Dragonfly Energy (“Dragonfly Energy”) and Battle Born Batteries (“Battle Born”). Battle Born branded products are primarily sold direct-to-consumers (“DTC”), while the Dragonfly Energy brand is primarily sold to original equipment manufacturers (“OEMs”). However, with the growing popularity and brand recognition of Battle Born, these batteries have become increasingly popular with our OEM customers. Based on the extensive research and optimization undertaken by our team, we have developed a line of products with features including a proprietary battery management system and an internal battery heating feature for cold temperatures, and we have recently launched our unique battery communication system. We currently source the lithium iron phosphate (“LFP”) cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

We currently offer several lines of batteries across our two brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power. Pursuant to the Asset Purchase Agreement dated April 22, 2022 by and among us and Thomason Jones Company, LLC (“Thomason Jones”) and the other parties thereto, we also acquired the assets, including the Wakespeed Offshore brand (“Wakespeed”) of Thomason Jones, allowing us to include our own alternator regulator in systems that we sell.

In addition, we have successfully developed innovative manufacturing processes for dry-electrode manufacturing of lithium-ion cells, and we are continuing development efforts relating to next-generation solid-state technology. Since our inception, we have built a comprehensive patent portfolio around our proprietary dry-electrode battery manufacturing process, which eliminates the use of harmful solvents and energy-intensive drying ovens compared to traditional methods. This translates to significant environmental and cost benefits, including reduced energy consumption, smaller space requirements, and a lower carbon footprint.

The mailing address of our principal executive office is 1190 Trademark Dr. #108, Reno, Nevada 89521, and our telephone number is (775) 622-3448.

For more information about us, see the sections entitled “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

Emerging Growth Company

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

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We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) ending December 31, 2026, (b) in which we have total annual gross revenue of at least $1.235 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Smaller Reporting Company

Additionally, we are a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K. Smaller reporting companies may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements. We will remain a smaller reporting company until the last day of the fiscal year in which (i) the market value of our common stock held by non-affiliates exceeds $250 million as of the prior June 30, or (ii) our annual revenues exceeded $100 million during such completed fiscal year and the market value of our common stock held by non-affiliates exceeds $700 million as of the prior June 30.

Risk Factors Summary

You should consider all the information contained in this prospectus before making a decision to invest in our common stock or warrants. In particular, you should consider the risk factors described under “Risk Factors” beginning on page 9. Such risks include, but are not limited to, the following risks:

Risks Related to this Offering

●	It is not possible to predict the actual number of shares of our common stock we will sell under the Purchase Agreement to CCM, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the ChEF Equity Facility.
●	The issuance and sale of shares of our common stock to CCM will cause dilution to other holders of shares of our common stock, and the sale of the shares of our common stock acquired by CCM, or the perception that such sales may occur, could cause the price of the shares of our common stock to fall.
●	Investors who buy common stock from CCM at different times will likely pay different prices.

Risks Related to Our Existing Lithium-Ion Battery Operations

●	Our business and future growth depends on the needs and success of our customers.
●	We operate in a competitive industry. We expect that the level of competition will increase and the nature of our competitors will change as we develop new LFP battery products for, and enter into, new markets, and as the competitive landscape evolves.
●	We may not succeed in our medium- and long-term strategy of entering into new end markets for LFP batteries and our success depends, in part, on our ability to successfully develop and manufacture new products for, and acquire customers in, these new markets and successfully grow our operations and production capabilities (including, in time, our ability to manufacture solid-state cells in-house).
●	We currently rely on two suppliers to provide our LFP cells and a single supplier for the manufacture of our battery management system. Any disruption in the operations of these key suppliers could adversely affect our business and results of operations.
●	We are currently, and likely will continue to be, dependent on two manufacturing facility until the construction of our new facility is completed, if at all. If our facilities become inoperable for any reason, or our automation and expansion plans do not yield the desired effects, our ability to produce our products could be negatively impacted.

Risks Related to Our Solid-State Technology Development

●	We face significant engineering challenges in our attempts to develop and manufacture solid-state battery cells and these efforts may be delayed or fail which could negatively impact our business.

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●	We expect to make significant investments in our continued research and development of solid-state battery technology development, and we may be unable to adequately control the costs associated with manufacturing our solid-state battery cells.
●	If our solid-state batteries fail to perform as expected, our ability to further develop, market and sell our solid-state batteries could be harmed.

Risks Related to Intellectual Property

●	We rely heavily upon our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.
●	We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

General Risk Factors

●	The uncertainty in global economic conditions, including the Russia-Ukraine conflict and Hamas’ attack on Israel, could reduce consumer spending and disrupt our supply chain which could negatively affect our results of operations.
●	The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.
●	If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.
●	Changes in applicable laws or regulations could impact our operations, including changes in the rates of tariffs or any adjustments to the amounts payable by us to customs as a result of improperly identifying the applicable tariff rate payable on our products.

Risks Related to Our Financial Position and Capital Requirements

●	Our business is capital intensive, and we may not be able to raise additional capital on attractive terms, if at all. Any further indebtedness we incur may limit our operational flexibility in the future.
●	Failure to comply with the financial covenants in our loan agreement could allow our lenders to accelerate payment under our loan agreement, which would have a material adverse effect on our results of obligations and financial position and raise substantial doubt about our ability to continue as a going concern.
●	Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

Risks Related to Ownership of Our Common Stock

●	Future issuances of debt securities and equity securities may adversely affect us and may be dilutive to existing stockholders.
●	We may issue additional shares of our common stock or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of your shares.

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THE OFFERING

Issuer	Dragonfly Energy Holdings Corp.

Securities offered by CCM as the selling stockholder

Up to 21,512,027 shares of common stock that we may sell to CCM, from time to time in accordance with the Purchase Agreement. All sales under the Purchase Agreement are at our sole discretion.

The actual number of our common stock issued and sold to CCM under the ChEF Equity Facility will vary depending on the then current market price of our common stock sold to CCM under the ChEF Equity Facility. As of May 13, 2024, 588,500 shares have been issued pursuant to the Purchase Agreement with CCM for aggregate net proceeds to us of $1,278,566.

Terms of the Offering	CCM will determine when and how it will dispose of any shares of common stock registered under this prospectus for resale.

Use of proceeds	We will receive no proceeds from the sale of shares of common stock by CCM in this offering. We may receive up to $150 million in gross proceeds from the sale of shares to CCM pursuant to the Purchase Agreement from time to time. However, the actual proceeds we receive may be less than $150 million (before being reduced for the discount to CCM) depending on the number of shares of common stock sold and the price at which the shares of common stock are sold. Any proceeds we receive from CCM, we intend to use for the repayment of all or a portion of our outstanding debt and for working capital and general corporate purposes. Additionally, pending the uses described above, we plan to invest the net proceeds from the sale of shares of common stock to CCM, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government. See “Use of Proceeds” for additional information.

Conflicts of Interest	CCM, an affiliate of the Sponsor, is a member of the Financial Industry Regulatory Authority, Inc. (“FINRA”) and is expected to act as an executing broker for the resale of common stock in this offering. CCM’s receipt of all the proceeds from resales of common stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, resales by CCM will be conducted in compliance with FINRA Rule 5121. To the extent that the common stock does not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. LifeSci Capital, LLC has agreed to act as qualified independent underwriter for this offering and will receive an upfront fee of $100,000 and, beginning one year after the date of the Purchase Agreement until its termination, a quarterly fee of $25,000 for doing so, or up to $300,000 in the aggregate. Pursuant to FINRA Rule 5121, CCM will not confirm resales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest) - Conflicts of Interest.”

Nasdaq ticker symbol	Our common stock is currently listed on the Nasdaq Global Market under the symbol “DFLI”.

Risk factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “Risk Factors” and elsewhere in this prospectus.

Unless we specifically state otherwise or the context otherwise requires, the information above is as of May 13, 2024, does not give effect to issuances of our common stock, warrants or options to purchase shares of our common stock, or the exercise of warrants or options after such date, and excludes:

●	25,000,000 Earnout Shares reserved for issuance;
●	1,501,386 shares of common stock (the “Private Warrant Shares”) issuable upon exercise of the private placement warrants that were originally issued in a private placement at the time of the CNTQ IPO;
●	9,422,519 shares of common stock (the “Public Warrant Shares”) issuable upon exercise of the Public Warrants sold as part of the units in the CNTQ IPO;
●	4,434,510 shares of common stock (the “Penny Warrant Shares”) currently issuable upon exercise of the Penny Warrants;
●	11,131,900 shares of common stock (the “Investor Warrant Shares”) currently issuable upon exercise of the Investor Warrants issued as part of the June 2023 S-1 Offering;
●	570,250 shares of common stock (the “Underwriters’ Warrant Shares”) currently issuable upon the exercise of the Underwriters’ Warrants (defined below) issued as part of the June 2023 S-1 Offering;
●	2,014,531 shares of common stock underlying outstanding options; and
●	2,421,752 shares of common stock underlying outstanding restricted stock units (“RSUs”).

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RISK FACTORS

Investment in our securities involves risk. You should carefully consider the following risk factors in addition to the other information included in this prospectus, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statement.” Please see the section entitled “Where You Can Find More Information” in this prospectus. These risk factors are not exhaustive, and investors are encouraged to perform their own investigation with respect to our business, financial condition and prospects. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

Risks Related to the ChEF

It is not possible to predict the actual number of shares of our common stock, if any, we will sell under the Purchase Agreement to CCM, or the actual gross proceeds resulting from those sales. Further, we may not have access to the full amount available under the ChEF Equity Facility.

Under the Purchase Agreement entered into in connection with the ChEF Equity Facility, we have the right from time to time at our option to direct CCM to purchase up to a specified maximum amount of shares of our common stock, up to a maximum aggregate purchase price of $150 million, over the term of the ChEF Equity Facility. See “ChEF Equity Facility” on page 104 for more information regarding the Purchase Agreement and the ChEF Equity Facility. We generally have the right to control the timing and amount of any common stock sales to CCM under the Purchase Agreement. The timing and amount of common stock sold by us to CCM under the Purchase Agreement will be determined by us from time to time in our sole discretion and will depend on a variety of factors, including market conditions and the terms, conditions and limitations set forth in the Purchase Agreement (including certain limitations on CCM’s obligation to purchase shares including, among other things, daily trading volumes and the Beneficial Ownership Limitation). We may ultimately decide to sell to CCM all, some or none of the common stock shares available for our sale to CCM pursuant to the ChEF Equity Facility. Depending on market liquidity at the time, resales of those shares by CCM may cause the public trading price of our common stock to decrease.

Because the purchase price per share to be paid by CCM for shares of common stock that we may elect to sell to CCM under the ChEF Equity Facility, if any, will fluctuate based on the volume weighted average price (“VWAP”) of our common stock during the applicable period for each purchase made pursuant to the Purchase Agreement, it is not possible for us to predict, prior to any such sales, the number of shares of common stock we will sell to CCM under the Purchase Agreement, the per share purchase price CCM will pay for such shares, or the aggregate gross proceeds that we will receive from those purchases by CCM under the Purchase Agreement, if any.

As a result of the fluctuation of the purchase price per share to be paid by CCM, we may need to issue and sell more than the number of shares that we initially expect to issue to CCM under the Purchase Agreement to receive aggregate gross proceeds equal to the maximum aggregate purchase price of $150 million under the Purchase Agreement, which could cause additional substantial dilution to holders of our common stock. The number of shares of common stock ultimately offered for sale by CCM is dependent upon the number of shares of common stock, if any, we ultimately sell to CCM under the ChEF Equity Facility.

Under the Purchase Agreement we may not commence sales of our common stock to CCM until all the conditions to CCM’s obligations thereunder have been satisfied, including effectiveness of this registration statement of which this prospectus is a part and required FINRA clearance. CCM is not obligated to (but may, at its option, choose to) purchase an amount of shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (a) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9% of the outstanding voting power or shares of common stock, (b) a number of shares that would cause the aggregate purchase price on the applicable VWAP Purchase Date (as defined in the Purchase Agreement) for such purchase to exceed $3 million or (c) a number of shares that would equal 20% of the total number of shares of common stock that would count towards VWAP on the applicable VWAP Purchase Date of such purchase. Our inability to access a portion or the full amount available under the ChEF Equity Facility, in the absence of any other financing sources, could have a material adverse effect on our business.

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CCM is an affiliate of CNTQ’s Sponsor. See “Selling Stockholder” on page 100 for more information about CCM and its affiliates’ beneficial ownership of our shares of common stock. In light of the Beneficial Ownership Limitation set forth above, the Sponsor has agreed that the Private Warrants may not be exercised to the extent the Sponsor and its affiliates are deemed to beneficially own, or it would cause the Sponsor and such affiliates to be deemed to beneficially own, more than 7.5% of our common stock.

The issuance and sale of shares of our common stock to CCM will cause dilution to other holders of shares of our common stock, and the sale of the shares of our common stock acquired by CCM, or the perception that such sales may occur, could cause the price of the shares our common stock to fall.

The purchase price for the shares that we may sell to CCM under the Purchase Agreement will fluctuate based on the price of our common stock. Depending on market liquidity at the time, sales of such shares may cause the trading price of shares of our common stock to fall.

If and when we do sell shares to CCM, after CCM has acquired the shares, CCM may resell all, some, or none of those shares at any time or from time to time in its discretion, subject to the terms of the Purchase Agreement and compliance with securities laws. Therefore, the sales of our common stock to CCM could result in substantial dilution to the interests of other holders of their shares of our common stock. Additionally, the sale of a substantial number of shares of our common stock to CCM, or the anticipation of such sales, could make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect sales.

We are obligated to register for sale or resale certain shares of our common stock and/or warrants issued in conjunction with the Business Combination, and the perception that such sales may occur may cause the trading price for our common stock to fall.

In addition to the registration pursuant to this prospectus of the common stock to be issued and sold to CCM under the ChEF Equity Facility, under various registration rights agreements, we are required to file and keep effective one or more separate registration statements registering the issuance to and resale by certain third parties of certain shares of common stock and/or warrants issued prior to, or in connection with, the Business Combination. These third parties include CNTQ’s Sponsor, members of our senior management, other large historic Legacy Dragonfly shareholders and our Term Loan Lenders (as defined herein). The shares being registered for resale into the public markets represent a substantial majority of our outstanding common stock as of May 13, 2024. Once such separate registration statements are effective, including this registration statement, the shareholders selling pursuant to such separate registration statements will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Certain of the investors/lenders who have resale rights under such separate registration statements may have an incentive to sell because they purchased shares and/or warrants at prices below the CNTQ IPO offering price. As such, while sales by the shareholders selling pursuant to such registration statements may experience a positive rate of return based on the trading price at the time they sell their shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the shareholders selling pursuant to such registration statements, the sale of shares by such shareholders, or the perception in the market that the shareholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline. Further, the 21,512,027 shares that may be resold and/or issued into the public markets pursuant to this prospectus represent approximately 36% of the shares of our common stock outstanding as of May 13, 2024. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the then current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher. Our management team may invest or spend the proceeds from sales of our common stock made pursuant to the Purchase Agreement in ways with which you may not agree or in ways which may not yield a significant return.

Our management will have broad discretion over the use of proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any. We intend to use the net proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any, for the repayment of all or a portion of our outstanding debt and for working capital and general corporate purposes. You will not have the opportunity, as part of your investment decision, to assess whether such proceeds are being used appropriately. The proceeds from the sale of shares to CCM pursuant to the Purchase Agreement, if any, may be used for corporate purposes that do not increase our operating results or enhance the value of our common stock.

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Investors who buy common stock from CCM at different times will likely pay different prices.

Pursuant to the Purchase Agreement, the timing, price and number of shares sold to CCM will vary depending on when we choose to sell shares, if any, to CCM. If and when we elect to sell common stock to CCM pursuant to the Purchase Agreement, after CCM has acquired such common stock, CCM may resell all, some or none of such shares at any time or from time to time in its sole discretion and at different prices. As a result, investors who purchase shares from CCM in this offering at different times will likely pay different prices for those shares. Investors may experience a decline in the value of the shares they purchase from CCM in this offering as a result of future sales made by us to CCM pursuant to the Purchase Agreement or for other reasons.

Risks Related to Our Existing Lithium-Ion Battery Operations

Our business and future growth depends on the needs and success of our OEM’s and similar customers.

The demand for our products, including sales to OEMs, ultimately depends on consumers in our current end markets (primarily owners of RVs, marine vessels and off-grid residences). The performance and growth of these markets is impacted by numerous factors, including macro-economic conditions, consumer spending, travel restrictions, fuel costs and energy demands (including an increasing trend towards the use of green energy). Increases or decreases in these variables may significantly impact the demand for our products. If we fail to accurately predict demand, we may be unable to meet our customers’ needs, resulting in the loss of potential sales, or we may produce excess products, resulting in increased inventory and overcapacity in our production facilities, increasing our unit production cost and decreasing our operating margins.

An increasing proportion of our revenue has been and is expected to continue to be derived from sales to RV OEMs. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. For example, under our Supply Agreement with Keystone RV Company, or Keystone, the largest manufacturer of towable RVs in North America, Keystone has agreed to fulfill certain of its LFP battery requirements exclusively through us for at least one year, with automatic annual renewals. However, although in time we expect Keystone to be significant contributor to our projected growth in RV OEM battery sales, this arrangement may not deliver the anticipated benefits, as there are no firm purchase commitments, sales will continue to be made on a purchase order basis, Keystone is permitted to purchase other LFP batteries from third parties and this arrangement may not be renewed. In addition, in July 2022, we agreed to a strategic investment by THOR Industries, or THOR, which, among other things, contemplates a future, mutually agreed exclusive distribution agreement with THOR in North America. Although we expect that THOR will be a be significant contributor to our projected growth in RV OEM battery sales, this arrangement may not deliver the anticipated benefits and this distribution agreement may, in the future, preclude us from dealing with other large RV OEMs and their associated brands in North America or otherwise could negatively impact our relationships with those RV OEMs to whom we may be permitted to supply our batteries. In July 2023, we were notified by Keystone that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While Keystone has not moved to a different solution or competitor, as a result in this change in strategy there was a material limiting effect on our revenue in 2023. Increased overall RV OEM sales in the future may not materialize as expected or at all and we may fail to achieve our targeted sales levels. Future RV OEM sales are subject to a number of risks and uncertainties, including the number of RVs that these OEMs manufacture and sell (which can be impacted by a variety of events including those disrupting our OEM customers’ operations due to supply chain disruptions or labor constraints); the degree to which our OEM customers incorporate/design-in our batteries into their RV product lines and renew our supply agreements; the extent to which RV owners, if applicable, opt to purchase our batteries upon initial purchase of their RV or in the aftermarket; and our continued ability to successfully develop and introduce reliable and cost-effective batteries meeting evolving industry standards and customer specifications and preferences. Our failure to adequately address any of these risks may result in lost sales which could have a material adverse effect on our business, financial condition and results of operations.

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In addition, our near-term growth depends, in part, on the continued growth of the end markets in which we currently operate. Although the total addressable market for RVs, marine vessels and off-grid residences is estimated to reach $12 billion by 2025, these markets may not grow as expected or at all, and we may be unable to maintain existing customers and/or attract new customers in these markets. Our failure to maintain or expand our share of these growing markets could have a material adverse effect on our business, financial condition and results of operations.

We may not be able to engage target customers successfully and convert these customers into meaningful orders in the future.

Our success, and our ability to increase sales and operate profitably, depends on our ability to identify target customers and convert these customers into meaningful orders, as well as our continued development of existing customer relationships. Although we have developed a multi-pronged sales and marketing strategy to penetrate our end markets and reach a range of customers, this strategy may not continue to be effective in reaching or converting target customers into orders, or as we expand into additional markets. Recently, we have also dedicated more resources to developing relationships with certain key RV OEMs, such as Keystone, which we aim to convert into collaborations on custom designs and/or long-term contractual arrangements. We may be unable to convert these relationships into meaningful orders or renew these arrangements going forward, which may require us to expend additional cost and management resources to engage other target customers. However, in July 2023, we were notified by Keystone that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While Keystone has not moved to a different solution or competitor, as a result in this change in strategy there was a material limiting effect on our revenue in 2023. We may be unable to convert these relationships into meaningful orders or renew these arrangements going forward, which may require us to expend additional cost and management resources to engage other target customers.

Our sales to any future or current customers may decrease for reasons outside our control, including loss of market share by customers to whom we supply products, reduced or delayed customer requirements, supply and/or manufacturing issues affecting production, reputational harm or continued price reductions. Furthermore, in order to attract and convert customers we must continue to develop batteries that address our current and future customers’ needs. Our failure to achieve any of the foregoing could have a material adverse effect on our business, financial condition and results of operations.

We operate in a competitive industry. We expect that the level of competition will increase and the nature of our competitors will change as we develop new LFP battery products for, and enter into, new markets, and as the competitive landscape evolves. These competitive and other factors could result in lost potential sales and lower average selling prices and profitability for our products.

We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid-state cells, we will experience competition with a wider range of companies. These include companies focused on solid-state cell production, vertically integrated energy companies and other technology-focused energy storage companies. We believe our main competitive advantage in displacing incumbent lead-acid batteries is that we produce a lighter, safer, higher performing, cost-effective battery with a longer lifespan. We believe our go-to-market strategy, established brands, proven reliability and relationships with OEMs and end consumers both (i) enable us to compete effectively against other battery manufacturers and (ii) position us favorably to expand into new addressable markets. However, OEM sales typically result in lower average selling prices and related margins, which could result in overall margin erosion, affect our growth or require us to raise our prices. As a result, we may be unable to maintain this competitive advantage given the rapidly developing nature of the industry in which we operate.

Our current competitors have, and future competitors may have, greater resources than we do. Our competitors may be able to devote greater resources to the development of their current and future technologies. These competitors may also be able to devote greater resources to sales and marketing efforts, affording them greater access to customers, and may be able to establish cooperative or strategic relationships amongst themselves or with third parties that may further enhance their competitive positioning. In addition, foreign producers may be able to employ labor at significantly lower costs than producers in the United States, expand their export capacity and increase their marketing presence in our major end markets. We expect actual and potential competitors to continue their efforts to develop alternative battery technologies and introduce new products with more desirable, attractive features. These new technologies and products may be introduced sooner than our offerings and could gain greater market acceptance. Although we believe we are a leader in developing solid-state battery technology (particularly for energy storage applications) new competitors may emerge, alternative approaches to solid-state battery technology may be developed and competitors may seek to market solid-state battery technologies better suited for other applications such as EVs to our target markets.

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Additional competitive and other factors may result in lost sales opportunities and declines in average sales prices and overall product profitability. These include rapidly evolving technologies, industry standards, economic conditions and end-customer preferences. Our failure to adapt to or address these factors as they arise could have a material adverse effect on our business, financial condition and results of operations.

We may not succeed in our medium- and long-term strategy of entering into new end markets for LFP batteries and our success depends, in part, on our ability to successfully develop and manufacture new products for, and acquire customers in, these new markets and successfully grow our operations and production capabilities (including, in time, our ability to manufacture solid-state cells in-house).

Our future success depends, in part, upon our ability to expand into additional end markets identified by us as opportunities for our LFP batteries. These markets include medium and heavy-duty trucking, specialty and work vehicles, solar integration, oil and gas, material handling, industrial, rail, and emergency and standby power in the medium term, and data centers, telecom and distributed on-grid storage in the longer term. Our ability to expand into these markets depends on a number of factors, including the continued growth of these markets, having sufficient capital to expand our product offerings (including in the longer term batteries incorporating, once developed, our solid-state cells) and manufacturing capacity, developing products adapted to customer needs and preferences in these markets, our successful expansion of our manufacturing capabilities in order to meet customer demand, our ability to identify and convert potential customers within these markets and our ability to attract and retain qualified personnel to assist in these efforts. Although we intend to devote resources and management time to understanding these new markets, we may face difficulties in understanding and accurately predicting the demographics, preferences and purchasing habits of customers and consumers in these markets. If we fail to execute on our growth strategies in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets, and this could have a material adverse effect on our business, financial condition and results of operations.

Further, if we are unable to manage the growth of our operations effectively to match the growth in sales, we may incur unexpected expenses and be unable to meet our customers’ requirements, which could materially adversely affect our business, financial condition and results of operations. A key component of our growth strategy is the expansion and automation of our manufacturing sales capacity to address expected growing product demand and to accommodate our production of solid-state cells at scale. We have experienced supply delays in obtaining the necessary components to implement our automated adhesive application systems, as well as our pilot production line for our solid-state cells, and we may continue to experience component shortages in the future, which may negatively impact our ability to achieve these aspects of our growth strategy on time or at all. The costs of our expansion and automation efforts may be greater than expected, and we may fail to achieve anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. We must also attract, train and retain a significant number of skilled employees, including engineers, sales and marketing personnel, customer support personnel and management, and the availability of such personnel may be constrained. Failure to effectively manage our growth could also lead us to over-invest or under-invest in development and operations; result in weaknesses in our infrastructure, systems or controls; give rise to operational mistakes, financial losses, loss of productivity or business opportunities; and result in loss of employees and reduced productivity of remaining employees, any of which could have a material adverse effect on our business, financial condition and results of operations.

We currently rely on two suppliers to provide our LFP cells and a single supplier for the manufacture of our battery management system. Any disruption in the operations of these key suppliers could adversely affect our business and results of operations.

We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward.

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Our dependence on a limited number of key third-party suppliers exposes us to challenges and risks in ensuring that we maintain adequate supplies required to produce our LFP batteries. Although we carefully manage our inventory and lead-times, we may experience a delay or disruption in our supply chain and/or our current suppliers may not continue to provide us with LFP cells or our battery management systems in our required quantities or to our required specifications and quality levels or at attractive prices. Our close working relationships with our China-based LFP cell suppliers to-date, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and to order and receive delivery of cells in advance of required demand, has helped us moderate or offset increased supply-related costs associated with inflation, currency fluctuations and tariffs imposed on our battery cell imports by the U.S. government and avoid potential shipment delays. If we are unable to enter into or maintain commercial agreements with these suppliers on favorable terms, or if any of these suppliers experience unanticipated delays, disruptions or shutdowns or other difficulties ramping up their supply of products or materials to meet our requirements, our manufacturing operations and customer deliveries would be seriously impacted, potentially resulting in liquidated damages and harm to our customer relationships. Although we believe we could locate alternative suppliers to fulfill our needs, we may be unable to find a sufficient alternative supply in a reasonable time or on commercially reasonable terms.

Further, our dependence on these third-party suppliers entails additional risks, including:

●	inability, failure or unwillingness of third-party suppliers to comply with regulatory requirements;

●	breach of supply agreements by the third-party suppliers;

●	misappropriation or disclosure of our proprietary information, including our trade secrets and know-how;

●	relationships that third-party suppliers may have with others, which may include our competitors, and failure of third-party suppliers to adequately fulfill contractual duties, resulting in the need to enter into alternative arrangements, which may not be available, desirable or cost-effective; and

●	termination or nonrenewal of agreements by third-party suppliers at times that are costly or inconvenient for us.

We may not be able to accurately estimate future demand for our LFP batteries, and our failure to accurately predict our production requirements could result in additional costs or delays.

We seek to maintain approximately a five-month supply of LFP cells and other critical components by pre-ordering in advance of expected demand. However, our business and customer product demand is impacted by trends and factors that may be outside our control. Therefore, our ability to predict our manufacturing requirements is subject to inherent uncertainty. Lead times for materials and components that our suppliers order may vary significantly and depend on factors such as the specific supplier, contract terms and demand for each component at a given time. If we fail to order sufficient quantities of product components in a timely manner, the delivery of our batteries to our customers could be delayed, would harm our business, financial condition and results of operations.

To meet our delivery deadlines, we generally make significant decisions on our production level and timing, procurement, facility requirements, personnel needs and other resources requirements based on our estimate of demand, our past dealings with such customers, economic conditions and other relevant factors. Although we monitor our slow-moving inventory, if customer demand declines significantly, we may have excess inventory which could result in unprofitable sales or write-offs. Expediting additional material to make up for any shortages within a short time frame could result in increased costs and a delay in meeting orders, which would result in lower profits and negatively impact our reputation. In either case, our results of operations would fluctuate from period to period.

In addition, certain of our competitors may have long-standing relationships with suppliers, which may provide them with a competitive pricing advantage for components and reduce their exposure to volatile raw material costs, including due to inflation. As a result, we may face market-driven downward pricing pressures in the future, which may run counter to the cost of the components required to produce our products. During 2022 in particular, we experienced rising materials costs due to inflation, which we partially mitigated through increases in our product prices, where we thought it to be prudent. Our customers may not view this favorably and expect us to cut our costs further and/or to lower the price of our products. We may be unable to increase our sales volumes to offset lower prices (if we choose to implement lower prices), develop new or enhanced products with higher selling prices or margins, or reduce our costs to levels enabling us to remain competitive. Our failure to accomplish any of the foregoing could have a negative impact on our profitability and our business, financial condition and results of operations may ultimately be materially adversely affected.

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We are currently, and will likely continue to be, dependent on two manufacturing facilities until the construction of our new facility is completed, if at all. If our facilities become inoperable for any reason, or our automation and expansion plans do not yield the desired effects, our ability to produce our products could be negatively impacted.

All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We also entered into the Fernley Lease Agreement in April 2024 for use of an approximately 64,000 square foot facility to further increase our capacity to produce our patented dry electrode process. We currently operate three LFP battery production lines, which has been sufficient to meet customer demand. If one or several production lines were to become inoperable for any period of time, we would face delays in meeting orders, which could prevent us from meeting demand or require us to incur unplanned costs, including capital expenditures.

Our facilities may be harmed or rendered inoperable by natural or man-made disasters, including earthquakes, flooding, fire and power outages, utility and transportation infrastructure disruptions, acts of war or terrorism, or by public health crises, which may render it difficult or impossible for us to manufacture our products for an extended period of time. The inability to produce our products or the backlog that could develop if our manufacturing facility is inoperable for even a short period of time may result in increased costs, harm to our reputation, a loss of customers or a material adverse effect on our business, financial condition or results of operations. Although we maintain property damage and business interruption insurance , this insurance may not be sufficient to cover all of our potential losses and may not continue to be available to us on acceptable terms, if at all.

Over the next several years we plan to automate additional aspects of existing LFP battery production lines, add additional LFP battery production lines (as required) and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. We have entered a lease for a 390,240 square foot facility that is currently under construction, but is expected to be completed in the second half of 2024; however, there is no guarantee this will be completed or that we will be able to effectively utilize the new space. Our plans for automation and expansion may experience delays, incur additional costs or cause disruption to our existing production lines. For example, we have experienced supply delays in obtaining the necessary components to implement our automated adhesive application systems, as well as our pilot production line for our solid-state cells, and we may continue to experience component shortages in the future. The costs to successfully achieve our expansion and automation goals may be greater than we expect, and we may fail to achieve our anticipated cost efficiencies, which could have a material adverse effect on our business, financial condition and results of operations. Furthermore, while we are generally responsible for delivering products to the customer, we do not maintain our own fleet of delivery vehicles and outsource this function to third parties. Any shortages in trucking capacity, any increase in the cost thereof or any other disruption to the highway systems could limit our ability to deliver our products in a timely manner or at all.

Lithium-ion battery cells have been observed to catch fire or release smoke and flame, which may have a negative impact on our reputation and business.

Our LFP batteries use lithium iron phosphate (“LiFePO4”) as the cathode material for lithium-ion cells. LFP is intrinsically safer than other battery technologies due to its thermal and chemical stability and LFP batteries are less flammable than lead-acid batteries or lithium-ion batteries using different chemistries. On rare occasions, however, lithium-ion cells can rapidly release the energy they contain by releasing smoke and flames in a manner that can ignite nearby materials and other lithium-ion cells. This faulty result could subject us to lawsuits, product recalls, or redesign efforts, all of which would be time consuming and expensive. Further, negative public perceptions regarding the suitability or safety of lithium-ion cells or any future incident involving lithium-ion cells, such as a vehicle or other fire, even if such incident does not involve our products, could seriously harm our business and reputation.

To facilitate an uninterrupted supply of battery cells, we store a significant number of lithium-ion cells at our facilities. While we have implemented enhanced safety procedures related to the handling of the cells, any mishandling, other safety issue or fire related to the cells could disrupt our operations. In addition, any accident, whether occurring at our manufacturing facility or from the use of our batteries, may result in significant production interruption, delays or claims for substantial damages caused by personal injuries or property damage. Such damage or injury could lead to adverse publicity and potentially a product recall, which could have a material adverse effect on our brand, business, financial condition and results of operations.

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We may be subject to product liability claims, which could harm our financial condition and liquidity if we are not able to successfully defend or insure against such claims.

Product liability claims, even those without merit or that do not involve our products, could result in adverse publicity or damage to our brand, decreased partner and end-customer demand, and could have a material adverse effect on our business, financial condition and results of operations. The occurrence of any defects in our products could make us liable for damages and legal claims. In addition, we could incur significant costs to correct such issues, potentially including product recalls. We face an inherent risk of exposure to claims in the event that our products do not perform or are claimed not to have performed as expected. We also face risk of exposure to claims because our products may be installed on vehicles (including RVs and marine vessels) that may be involved in crashes or may not perform as expected resulting in death, personal injury or property damage. Liability claims may result in litigation, the occurrence of which could be costly, lengthy and distracting and could have a material adverse effect on our business, financial condition and results of operations.

In the future, we may voluntarily or involuntarily initiate a recall if any products prove to be defective or non-compliant with then-applicable safety standards. Such recalls may involve significant expense and diversion of management attention and other resources, which could damage our brand image in our target end markets, as well as have a material adverse effect on our business, financial condition and results of operations.

A successful product liability claim against us could require us to pay a substantial monetary award. While we maintain product liability insurance, the insurance that we carry may not be sufficient or it may not apply to all situations. Moreover, a product liability claim against us or our competitors could generate substantial negative publicity about our products and business and could have a material adverse effect on our brand, business, financial condition and results of operations.

We currently rely on software and hardware that is complex and technical, and we expect that our reliance will increase in the future with the introduction of future products. If we are unable to manage the risks inherent in these complex technologies, or if we are unable to address or mitigate technical limitations in our systems, our business could be adversely affected.

Each of our batteries include our proprietary battery management system, which relies on software and hardware manufactured by third parties that is complex and technical. In addition, Dragonfly IntelLigence, our battery communications system which we recently launched in the first quarter 2023, utilizes third-party software and hardware to store, retrieve, process and manage data. The software and hardware utilized in these systems may contain errors, bugs, vulnerabilities or defects, which may be difficult to detect and/or manage. Although we attempt to remedy any issues that we observe in our products as effectively and rapidly as possible, such efforts may not be timely, may hamper production, or may not be to the satisfaction of our customers. If we are unable to prevent or effectively remedy errors, bugs, vulnerabilities or defects in the software and hardware that we use, we may suffer damage to our brand, loss of customers, loss of revenue or liability for damages, any of which could adversely affect our business, financial condition and results of operations.

Risks Related to Our Solid-State Technology Development

We face significant engineering challenges in our attempts to develop and manufacture solid-state battery cells and these efforts may be delayed or fail which could reduce consumer spending which could negatively impact our business.

Our solid-state battery development efforts are still ongoing, and we may fail to meet our goal of commercially selling LFP batteries incorporating our manufactured solid-state cells, or at all. We may encounter delays in the design, manufacture and launch of our solid-state battery cells, and in increasing production to scale.

Development and engineering challenges could delay or prevent our production of solid-state battery cells. These difficulties may arise in connection with current and future efforts to optimize the chemistry or physical structure of our solid-state batteries with the goal of enhancing conductivity and power; maximizing cycling capabilities and power results; reducing costs; and developing related mass production manufacturing processes. If we are unable to overcome developmental and engineering challenges, our solid-state battery efforts could fail.

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We currently purchase the battery cells incorporated into our LFP batteries and have limited experience in manufacturing battery cells at a commercial scale. To cost-effectively and rapidly manufacture our solid-state cells at scale for incorporation into our LFP batteries, we plan to utilize currently available spray powder deposition equipment and other commercially available equipment modified to utilize our proprietary dry spray deposition and other technologies and processes. We may experience delays or additional costs in adapting our facilities, existing production equipment and LFP battery manufacturing processes (for example, designing a dry room to accommodate our dry spraying processes) to manufacture solid-state cells. Even if we achieve the development and volume production of our solid-state battery that we anticipate, if the cost, cycling and power results or other technology or performance characteristics of the solid-state battery fall short of our targets, our business and results of operations would likely be materially adversely affected.

We expect to make significant investments in our continued research and development of solid-state battery technology development, and we may be unable to adequately control the costs associated with manufacturing our solid-state battery cells.

We will require significant capital to fund our solid-state cell research and development activities, pilot line construction and expansion of our manufacturing capabilities to accommodate large-scale production of solid-state cells. We have not yet produced any solid-state battery cells at volume and our forecasted cost advantage for the production of these cells at scale, compared to conventional lithium-ion cells, will require us to achieve rates of throughput, use of electricity and consumables, yield, and rate of automation demonstrated for mature battery, battery material, and ceramic manufacturing processes, that we have not yet achieved. We may not be able to achieve our desired cost benefits and, in turn, we may not be able to provide our solid-state cells at a cost that is attractive to customers. If we are unable to cost-efficiently design, manufacture, market, sell and distribute our solid-state batteries and services, our margins, profitability and prospects would be materially and adversely affected.

If our solid-state batteries fail to perform as expected, our ability to further develop, market and sell our solid-state batteries could be harmed.

Our solid-state battery cells may contain defects in design and manufacture that may cause them to not perform as expected or that may require repairs, recalls and design changes. Our solid-state batteries will incorporate components that have not been used individually or in combination in the same manner as the design of our solid-state cells, and that may result in defects and errors, particularly when produced at scale. We may be unable to detect and fix any defects in our solid-state battery cells prior to their incorporation into our solid-state LFP batteries and sale to potential consumers. If our solid-state batteries fail to perform as expected, we could lose customers, or be forced to delay deliveries, terminate orders or initiate product recalls, each of which could adversely affect our sales and brand and would have a material adverse effect on our business, financial condition and results of operations.

We expect to rely on machinery used in other large-scale commercial applications, modified to incorporate our proprietary technologies and processes, in order to mass produce solid-state battery cells, which exposes us to a significant degree of risk and uncertainty in terms of scaling production, operational performance and costs.

We expect to rely on machinery used in other large-scale commercial applications to mass produce our solid-state battery cells. Doing so will require us to work closely with the equipment provider to modify this machinery to effectively integrate our proprietary solid-state technology and processes in order to create the equipment we need for the production of solid-state cells. This integration work will involve a significant degree of uncertainty and risk and may result in delays in scaling up production of our solid-state cells or result in additional cost to us.

Such machinery is likely to suffer unexpected malfunctions from time to time and will require repairs and spare parts to resume operations, which may not be available when needed. Unexpected malfunctions may significantly affect the intended operational efficiency of, and therefore expected cost-efficiency associated with, our production equipment. In addition, because this machinery has not been used to manufacture and assemble solid-state battery cells, the operational performance and costs associated with repairing and maintaining this equipment can be difficult to predict and may be influenced by factors outside of our control, including failures by suppliers to deliver necessary components of our products in a timely manner and at prices acceptable to us, the risk of environmental hazards and the cost of any required remediation and damages or defects already present in the machinery.

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Operational problems with our manufacturing equipment could result in personal injury to or death of workers, the loss of production equipment or damage to our manufacturing facility, which could result in monetary losses, delays and unanticipated fluctuations in production. In addition, we may be subject to administrative fines, increased insurance costs or potential legal liabilities. Any of these operational problems could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Supply Chain and Third-Party Vendors

We face risks associated with vendors from whom our products are sourced.

The products we sell rely on components and other inputs that are sourced from a variety of domestic and international vendors. We rely on long-term relationships with our suppliers but have no significant long-term contracts with such suppliers. Our future success will depend in large measure upon our ability to maintain our existing supplier relationships and/or to develop new ones. This reliance exposes us to the risk of inadequate and untimely supplies of various products due to political, economic, social, health, or environmental conditions, transportation delays, or changes in laws and regulations affecting distribution. Our vendors may be forced to reduce their production, shut down their operations or file for bankruptcy protection, which could make it difficult for us to serve the market needs and could have a material adverse effect on our business.

While we select these third-party vendors carefully, we do not control their actions or the manufacture of their products. Any problems caused by these third-parties, or issues associated with their products or workforce, including customer or governmental complaints, breakdowns or other disruptions in communication services provided by a vendor, failure of a vendor to handle current or higher volumes, and cyber-attacks or security breaches at a vendor could subject us to litigation and adversely affect our ability to deliver products and services to its customers and have a material adverse effect on our results of operations and financial condition.

We rely on foreign manufacturers for various products that are incorporated into the products we sell. In addition, many of our domestic suppliers purchase a portion of their products from foreign sources. As an importer, our business is subject to the risks generally associated with doing business internationally, such as domestic and foreign governmental regulations, economic disruptions, global or regional health epidemics, delays in shipments, transportation capacity and costs, currency exchange rates, and changes in political or economic conditions in countries from which we purchase products. If any such factors were to render the conduct of business in particular countries undesirable or impractical or if additional U.S. quotas, duties, tariffs, taxes, or other charges or restrictions were imposed upon the importation of our products in the future, our financial condition and results of operations could be materially adversely affected.

The political landscape in the U.S. contains uncertainty with respect to tax and trade policies, tariffs and regulations affecting trade between the U.S. and other countries. We source a portion of our merchandise from manufacturers located outside the U.S., primarily in Asia. Major developments in tax policy or trade relations, such as the disallowance of tax deductions for imported merchandise or the imposition of tariffs on imported products, could have a material adverse effect on our business, results of operations, and financial condition.

We rely on manufacturers located in foreign countries, including China, for merchandise. Additionally, a portion of our domestically purchased merchandise is manufactured abroad. Our business may be materially adversely affected by risks associated with international trade, including the impact of current or potential tariffs by the U.S. with respect to certain consumer goods imported from China.

We source a portion of our merchandise from manufacturers located outside the U.S., primarily in Asia, and many of our domestic vendors have a global supply chain. The U.S. has imposed tariffs on certain products imported into the U.S. from China and could propose additional tariffs. The imposition of tariffs on imported products could result in reduced sales and profits. It remains unclear how tax or trade policies, tariffs or trade relations may change under the current U.S. administration, which could adversely affect our business, results of operations, effective income tax rate, liquidity, and net income.

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In addition, the imposition of tariffs by the U.S. has resulted in the adoption of tariffs by China on U.S. exports and could result in the adoption of tariffs by other countries as well. A resulting trade war could have a significant adverse effect on world trade and the global economy.

We continue to evaluate the impact of the effective and potential tariffs on our supply chain, costs, sales, and profitability as well as our strategies to mitigate any negative impact, including negotiating with our vendors, and seeking alternative sourcing options. Given the uncertainty regarding the scope and duration of the current and potential tariffs, as well as the potential for additional trade actions by the U.S. or other countries, the impact on our business, results of operations, and financial condition is uncertain but could be significant. Thus, we can provide no assurance that any strategies we implement to mitigate the impact of such tariffs or other trade actions will be successful in whole or in part. To the extent that our supply chain, costs, sales, or profitability are negatively affected by the tariffs or other trade actions, our business, financial condition, and results of operations may be materially adversely affected. In 2024, we identified an underpayment of tariffs to U.S. Customs and Border Protection (“CBP”) in the amount of approximately $1.58 million in the aggregate, related to the improper classification and valuation of certain of the products used in our batteries. We have reported the underpayment to CBP. In the event CBP determines that we owe additional amounts or any penalties or determines in the future that we have not paid the correct duties, our results of operations could be materially impacted.

Changes in geopolitical conditions, U.S.-China trade relations and other factors beyond our control may adversely impact our business and operating results.

Our operations and performance depend, in part, on global and regional economic and geopolitical conditions, given that we have suppliers located in China. Changes in U.S.-China trade policies, and a number of other economic and geopolitical factors both in China and abroad could have a material adverse effect on our business, financial condition, results of operations or prospects. Such factors may include:

●	instability in political or economic conditions, such as inflation, recession, foreign currency exchange restrictions and devaluations, restrictive governmental controls on the movement and repatriation of earnings and capital, and actual or anticipated military or political conflicts, particularly in emerging markets;

●	expanded jurisdiction of the Committee for Foreign Investment in the U.S.; and

●	intergovernmental conflicts or actions, such as armed conflict, trade wars, retaliatory tariffs, and acts of terrorism or war.

As a result of these events, our ability to obtain supplies from our China-based suppliers may be limited or adversely affected, and we may incur operational constraints.

A significant disruption to the timely receipt of inventory could adversely impact sales or increase our transportation costs, which would decrease our profits.

We rely on our distribution and transportation network, including third-party logistics providers, to provide goods in a timely and cost-effective manner through deliveries to our distribution facilities from vendors and then from the distribution facilities or direct ship vendors to our stores or customers by various means of transportation, including shipments by sea, air, rail, and truck. Any disruption, unanticipated expense, or operational failure related to this process could negatively affect our operations. For example, unexpected delivery delays (including delays due to weather, fuel shortages, work stoppages, global or regional health epidemics, product shortages from vendors, or other reasons) or increases in transportation costs (including increased fuel costs or a decrease in transportation capacity for overseas shipments) could significantly decrease our ability to provide adequate products to meet increased customer demand. In addition, labor shortages or work stoppages in the transportation industry or long-term disruptions to the national and international transportation infrastructure that lead to delays or interruptions of deliveries could negatively affect our business. Also, a fire, tornado, or other disaster at one of our distribution facilities could disrupt our timely receiving, processing, and shipment of merchandise to our stores which could adversely affect our business. While we believe there are adequate reserve quantities and alternative suppliers available, shortages or interruptions in the receipt or supply of products caused by unanticipated demand, problems in production or distribution, financial or other difficulties of supplies, inclement weather or other economic conditions, including the availability of qualified drivers and distribution center team members, could adversely affect the availability, quality and cost of products, and our operating results.

Risks Related to Our Intellectual Property

We rely heavily upon our intellectual property portfolio. If we are unable to protect our intellectual property rights, our business and competitive position would be harmed.

We may not be able to prevent unauthorized use of our intellectual property, which could harm our business and competitive position. We rely upon a combination of the intellectual property protections afforded by patent, copyright, trademark and trade secret laws in the United States and other jurisdictions to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants, and through non-disclosure and joint development agreements with business partners and other third parties. Despite our efforts to protect our proprietary rights, third parties may attempt to copy or otherwise obtain and use our intellectual property. Monitoring unauthorized use of our intellectual property is difficult and costly, and the steps we have taken or will take to prevent unauthorized use may not be sufficient. Any enforcement efforts we undertake, including litigation, could be time-consuming and expensive and could divert management’s attention, which could harm our business, results of operations and financial condition.

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In addition, available intellectual property laws and contractual remedies in some jurisdictions may afford less protection than needed to safeguard our intellectual property portfolio. Intellectual property laws vary significantly throughout the world. The laws of a number of foreign countries do not protect intellectual property rights to the same extent as do the laws of the United States. Therefore, our intellectual property rights may not be as strong, or as easily enforced, outside of the United States, and efforts to protect against the unauthorized use of our intellectual property rights, technology and other proprietary rights may be more expensive and difficult to undertake outside of the United States. In addition, while we have filed for and obtained certain intellectual property rights in commercially relevant jurisdictions, we have not sought protection for our intellectual property rights in every possible jurisdiction. Failure to adequately protect our intellectual property rights could result in competitors using our intellectual property to make, have made, use, import, develop, have developed, sell or have sold their own products, potentially resulting in the loss of some of our competitive advantage and a decrease in our revenue, which would adversely affect our business, prospects, financial condition and operating results.

We may need to defend ourselves against intellectual property infringement claims, which may be time-consuming and could cause us to incur substantial costs.

Companies, organizations or individuals, including our current and future competitors, may hold or obtain intellectual property rights that would prevent, limit or interfere with our ability to make, have made, use, import, develop, have developed, sell or have sold our products, which could make it more difficult for us to operate our business. From time to time, we may receive inquiries from holders of intellectual property rights inquiring whether we are infringing their rights and/or seek court declarations that they do not infringe upon our intellectual property rights. Entities holding intellectual property rights relating to our technology, including, but not limited to, batteries, battery materials, encapsulated powders, spray deposition of battery materials, and alternator regulators, may bring suits alleging infringement of such rights or otherwise asserting their rights and seeking licenses. For example, patents and patent applications owned by third parties may present freedom to operate (“FTO”) questions with regards to the precoated feedstock materials for the spray deposition process depending on the final material selections that are used, although we own a patent application that pre-dates their patents and patent applications of interest such that our patent application may act as a basis for an invalidity position. However, it is possible that a court may not agree that our patent application invalidates the patents and patent applications of interest. Any such litigation or claims, whether or not valid or successful, could result in substantial costs and diversion of resources and our management’s attention. In addition, if we are determined to have infringed upon a third party’s intellectual property rights, we may be required to do one or more of the following:

●	cease using, making, having made, selling, having sold, developing, having developed or importing products that incorporate the infringed intellectual property rights;

●	pay substantial damages;

●	obtain a license from the holder of the infringed intellectual property rights, which license may not be available on reasonable terms or at all; or

●	redesign our processes or products, which may result in inferior products or processes.

In the event of a successful claim of infringement against us and our failure or inability to obtain a license to or design around the infringed intellectual property rights, our business, prospects, operating results and financial condition could be materially adversely affected.

Our current and future patent applications may not result in issued patents or our patent rights may be contested, circumvented, invalidated or limited in scope, any of which could have a material adverse effect on our ability to prevent others from commercially exploiting products similar to ours.

Our current and future patent applications may not result in issued patents, which may have a material adverse effect on our ability to prevent others from commercially exploiting products or technology similar to ours. The outcome of patent applications involves complex legal and factual questions and the breadth of claims that will be allowed is uncertain. As a result, we cannot be certain that the patent applications that we file will result in patents being issued, or that our current issued patents, and any patents that may be issued to us in the future, will afford protection that covers our commercial processes, systems and products or that will afford protection against competitors with similar products or technology. Numerous prior art patents and pending patent applications owned by others, as well as prior art non-patent literature, exist in the fields in which we have developed and are developing our technology, which may preclude our ability to obtain a desired scope of protection in the desired fields. In addition to potential prior art concerns, any of our existing patents, pending patent applications, or future issued patents or patent applications may also be challenged on the basis that they are invalid or unenforceable. Furthermore, patent applications filed in foreign countries are subject to laws, rules, and procedures that differ from those of the United States, and thus we cannot be certain that foreign patent applications related to issued U.S. patents will be issued.

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Even if our current or future patent applications succeed and patents are issued, it is still uncertain whether our current or future patents will be contested, circumvented, invalidated or limited in scope in the future. The rights granted under any issued patents may not provide us with meaningful protection or competitive advantages, and some foreign countries provide significantly less effective patent enforcement than the United States. In addition, the claims under our current or future patents may not be broad enough to prevent others from developing technologies that are similar or that achieve results similar to ours. The intellectual property rights of others could also bar us from licensing and exploiting our current or future patents. In addition, our current or future patents may be infringed upon or designed around by others and others may obtain patents that we need to license or design around, either of which would increase costs and may adversely affect our business, prospects, financial condition and operating results.

General Risk Factors

The uncertainty in global economic conditions, including the Russia-Ukraine conflict and Hamas’ attack on Israel, could reduce consumer spending and disrupt our supply chain which could negatively affect our results of operations.

Our results of operations are directly affected by the general global economic conditions that impact our main end markets. The uncertainty in global economic conditions can result in substantial volatility, which can affect our business by reducing customer spending and the prices that our customers may be able or willing to pay for our products, which in turn could negatively impact our sales and result in a material adverse effect on our business financial condition and results of operations.

The global macroeconomic environment could be negatively affected by, among other things, the resurgence of COVID-19 or other pandemics or epidemics, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the withdrawal of the United Kingdom from the European Union, the Russian invasion of Ukraine, Hamas’ attack on Israel, and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets.

As a result of sanctions imposed in relation to the Russia-Ukraine conflict, gas prices in the United States have become much more volatile and, in some cases, risen to historic levels. This rise in price may cause a decrease in RV travel, which could ultimately negatively impact sales of our batteries for RVs. Further escalation of the Russia-Ukraine conflict and the subsequent response, including further sanctions or other restrictive actions, by the United States and/or other countries could also adversely impact our supply chain, partners or customers. The extent and duration of the situation in Ukraine, resulting sanctions and resulting future market disruptions are impossible to predict but could be significant. Any such disruptions caused by Russian military action or other actions (including cyberattacks and espionage) or resulting actual and threatened responses to such activity, boycotts or changes in consumer or purchaser preferences, sanctions, tariffs or cyberattacks, may impact the global economy and adversely affect commodity prices.

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Furthermore, the cost of our components is a key element in the cost of our products. Increases in the prices of our components, including if our suppliers choose to pass through their increased costs to us, would result in increased production costs, which may result in a decrease in our margins and may have a material adverse effect on our business financial condition and results of operations. We have historically offset cost increases through careful management of our inventory of supplies, ordering six months to a year in advance, and increasing our purchase order volumes to qualify for volume-based discounts, rather than increase prices to customers. However, we may increase prices from time to time, which may not be sufficient to offset material price inflation and which may result in loss of customers if they believe our products are no longer competitively priced. In addition, if we are required to spend a prolonged period of time negotiating price increases with our suppliers, we may be further delayed in receiving the components necessary to manufacture our products and/or implement aspects of our growth strategy.

Adverse global conditions, including economic uncertainty, may negatively impact our financial results.

Global conditions, dislocations in the financial markets, any negative financial impacts affecting U.S. as a result of tax reform or changes to existing trade agreements or tax conventions, may adversely impact our business.

In addition, the global macroeconomic environment could be negatively affected by, among other things, pandemics or epidemics, instability in global economic markets, increased U.S. trade tariffs and trade disputes with other countries, instability in the global credit markets, supply chain weaknesses, instability in the geopolitical environment as a result of the withdrawal of the United Kingdom from the European Union, the Russian invasion of Ukraine and other political tensions, and foreign governmental debt concerns. Such challenges have caused, and may continue to cause, uncertainty and instability in local economies and in global financial markets.

The loss of one or more members of our senior management team, other key personnel or our failure to attract additional qualified personnel may adversely affect our business and our ability to achieve our anticipated level of growth.

We are highly dependent on the talent and services of Denis Phares, our Chief Executive Officer and Interim Chief Financial Officer, and other senior technical and management personnel, including our executive officers, who would be difficult to replace. The loss of Dr. Phares or other key personnel could disrupt our business and harm our results of operations, and we may not be able to successfully attract and retain senior leadership necessary to grow our business.

Our future success also depends on our ability to attract and retain other key employees and qualified personnel, and our operations may be severely disrupted if we lost their services. As we become more well known, there is increased risk that competitors or other companies will seek to hire our personnel. The failure to attract, integrate, train, motivate, and retain these personnel could impact our ability to successfully grow our operations and execute our strategy.

Our website, systems, and the data we maintain may be subject to intentional disruption, security incidents, or alleged violations of laws, regulations, or other obligations relating to data handling that could result in liability and adversely impact our reputation and future sales.

We expect to face significant challenges with respect to information security and maintaining the security and integrity of our systems, as well as with respect to the data stored on or processed by these systems. Advances in technology, and an increase in the level of sophistication, expertise and resources of hackers, could result in a compromise or breach of our systems or of security measures used in our business to protect confidential information, personal information, and other data.

The availability and effectiveness of our batteries, and our ability to conduct our business and operations, depend on the continued operation of information technology and communications systems, some of which we have yet to develop or otherwise obtain the ability to use. Systems used in our business (including third-party data centers and other information technology systems provided by third parties) are and will be vulnerable to damage or interruption. Such systems could also be subject to break-ins, sabotage and intentional acts of vandalism, as well as disruptions and security incidents as a result of non-technical issues, including intentional or inadvertent acts or omissions by employees, service providers, or others. Some of the systems used in our business will not be fully redundant, and our disaster recovery planning cannot account for all eventualities. Any data security incidents or other disruptions to any data centers or other systems used in our business could result in lengthy interruptions in our service.

If we fail to manage our growth effectively, we may be unable to execute our business plan, maintain high levels of customer service, or adequately address competitive challenges.

We have experienced significant growth in our business, and our future success depends, in part, on our ability to manage our business as it continues to expand. We have dedicated resources to expanding our manufacturing capabilities, exploring adjacent addressable markets and our solid-state cell research and development. If not managed effectively, this growth could result in the over-extension of our operating infrastructure, management systems and information technology systems. Internal controls and procedures may not be adequate to support this growth. Failure to adequately manage growth in our business may cause damage to our brand or otherwise have a material adverse effect on our business, financial condition and results of operations.

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We may expand our business through acquisitions in the future, and any future acquisition may not be accretive and may negatively affect our business.

As part of our growth strategy, we may make future investments in businesses, new technologies, services and other assets that complement our business. We could fail to realize the anticipated benefits from these activities or experience delays or inefficiencies in realizing such benefits. Moreover, an acquisition, investment or business relationship may result in unforeseen operating difficulties and expenditures, including disruption to our ongoing operations, management distraction, exposure to additional liabilities and increased expenses, any of which could adversely impact our business, financial condition and results of operations. Our ability to make these acquisitions and investments could be restricted by the terms of our current and future indebtedness and to pay for these investments we may use cash on hand, incur additional debt or issue equity securities, each of which may affect our financial condition or the value of our stock and could result in dilution to our stockholders. Additional debt would result in increased fixed obligations and could also subject us to covenants or other restrictions that would impede our ability to manage our operations.

Our operations are subject to a variety of environmental, health and safety rules that can bring scrutiny from regulatory agencies and increase our costs.

Our operations are subject to environmental, health and safety rules, laws and regulations and we may be subject to additional regulations as our operations develop and expand. There are significant capital, operating and other costs associated with compliance with these environmental laws and regulations. While we believe that the policies and programs we have in place are reasonably designed and implemented to assure compliance with these requirements and to avoid hazardous substance release liability with respect to our manufacturing facility, we may be faced with new or more stringent compliance obligations that could impose substantial costs.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws, and non-compliance with such laws can subject us to administrative, civil and criminal fines and penalties, collateral consequences, remedial measures and legal expenses, all of which could adversely affect our business, results of operations, financial condition and reputation.

We are subject to anti-corruption, anti-bribery, anti-money laundering, financial and economic sanctions and similar laws and regulations in various jurisdictions in which we conduct or in the future may conduct activities, including the U.S. Foreign Corrupt Practices Act (“FCPA”). The FCPA prohibits us and our officers, directors, employees and business partners acting on our behalf, including agents, from corruptly offering, promising, authorizing or providing anything of value to a “foreign official” for the purposes of influencing official decisions or obtaining or retaining business or otherwise obtaining favorable treatment. The FCPA also requires companies to make and keep books, records, and accounts that accurately reflect transactions and dispositions of assets and to maintain a system of adequate internal accounting controls. A violation of these laws or regulations could adversely affect our business, results of operations, financial condition and reputation. Our policies and procedures designed to ensure compliance with these regulations may not be sufficient and our directors, officers, employees, representatives, consultants, agents and business partners could engage in improper conduct for which we may be held responsible.

Non-compliance with anti-corruption, anti-bribery, anti-money laundering or financial and economic sanctions laws could subject us to whistleblower complaints, adverse media coverage, investigations, and severe administrative, civil and criminal sanctions, collateral consequences, remedial measures and legal expenses, all of which could materially and adversely affect our reputation, business, financial condition and results of operations.

From time to time, we may be involved in legal proceedings and commercial or contractual disputes, which could have an adverse impact on our profitability and consolidated financial position.

We may be involved in legal proceedings and commercial or contractual disputes that, from time to time, are significant and which may harm our reputation. These are typically claims that arise in the normal course of business including, without limitation, commercial or contractual disputes, including warranty claims and other disputes with customers and suppliers; intellectual property matters; personal injury claims; environmental issues; tax matters; and employment matters. It is difficult to predict the outcome or ultimate financial exposure, if any, represented by these matters, and any such exposure may be material. Regardless of outcome, legal proceedings can have an adverse impact on us because of defense and settlement costs, diversion of management resources and other factors.

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Environmental, social and governance matters may cause us to incur additional costs.

Some legislatures, government agencies and listing exchanges have mandated or proposed, and others may in the future further mandate, certain environmental, social and governance (“ESG”) disclosure or performance. For example, the Securities and Exchange Commission has enacted rules that will mandate certain companies to provide certain climate-related disclosures. In addition, we may face reputational damage in the event our corporate responsibility initiatives or objectives do not meet the standards or expectations of shareholders, prospective investors, lawmakers, listing exchanges or other stakeholders. Failure to comply with ESG-related laws, exchange policies or stakeholder expectations could materially and adversely impact the value of our stock and related cost of capital, and limit our ability to fund future growth, or result in increased investigations and litigation.

Risks Related to Being a Public Company

We have faced significant increased expenses and administrative burdens as a public company, which could have an adverse effect on our business, financial condition and operating results.

We have faced increased legal, accounting, administrative and other costs and expenses as a public company that we did not incur as a private company and these expenses may increase even more after we are no longer an “emerging growth company.” The Sarbanes-Oxley Act, including the requirements of Section 404, as well as rules and regulations subsequently implemented by the SEC, the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and the rules and regulations promulgated and to be promulgated thereunder, the Public Company Accounting Oversight Board (United States) (“PCAOB”) and the securities exchanges and the listing standards of the Nasdaq Stock Market, LLC (“Nasdaq”), impose additional reporting and other obligations on public companies. Compliance with public company requirements has increased costs and made certain activities more time-consuming. A number of those requirements have required and will continue to require us to carry out activities we have not done previously. For example, we have created new standing committees of our board of directors (the “Board”), entered into new insurance policies and adopted new internal controls and disclosure controls and procedures. In addition, expenses associated with SEC reporting requirements continue to be incurred. Furthermore, if any issues in complying with those requirements are identified (for example, if management or our independent registered public accounting firm identifies additional material weaknesses in the internal control over financial reporting), we could incur additional costs rectifying those issues, the existence of those issues could adversely affect our reputation or investor perceptions of it and it may be more expensive to obtain director and officer liability insurance. Risks associated with our status as a public company may make it more difficult to attract and retain qualified persons to serve on our Board or as executive officers. In addition, as a public company, we may be subject to stockholder activism, which can lead to substantial costs, distract management and impact the manner in which we operate our business in ways we cannot currently anticipate. As a result of disclosure of information in this Registration Statement and filings required of a public company, our business and financial condition have become more visible, which may result in threatened or actual litigation, including by competitors and other third parties. If such claims are successful, our business and results of operations could be materially adversely affected and even if the claims do not result in litigation or are resolved in our favor, these claims and the time and resources necessary to resolve them could divert the resources of our management and adversely affect our business and results of operations. The additional reporting and other obligations imposed by these rules and regulations will increase legal and financial compliance costs and the costs of related legal, accounting and administrative activities. These increased costs will require us to divert a significant amount of money that could otherwise be used to expand the business and achieve strategic objectives. Advocacy efforts by stockholders and third parties may also prompt additional changes in governance and reporting requirements, which could further increase costs.

Our management team has limited experience managing a public company.

Most of the members of our management team have limited experience managing a publicly traded company, interacting with public company investors and complying with the increasingly complex laws pertaining to public companies. Our management team has limited experience operating a public company. Our management team may not successfully or efficiently manage their new roles and responsibilities.

Our transition to a public company subjects us to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition, and operating results.

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Risks Related to Our Financial Position and Capital Requirements

Our business is capital intensive, and we may not be able to raise additional capital on attractive terms, if at all. Any further indebtedness we incur may limit our operational flexibility in the future.

As of March 31, 2024 we had cash totaling $8.5 million. Our net loss for the quarter ended March 31, 2024 was $10.4 million compared to a net income of $4.8 million for the quarter ended March 31, 2023. We will need to raise additional funds, including through the issuance of equity, equity-related or debt securities or by obtaining credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. We cannot be certain that additional capital will be available on attractive terms, if at all, when needed, which could be dilutive to stockholders. If we raise additional funds through the issuance of equity or convertible debt or other equity-linked securities, our existing stockholders could experience significant dilution. Any equity securities issued may provide for rights, preferences, or privileges senior to those of common stockholders. If we raise funds by issuing debt securities, these debt securities would have rights, preferences, and privileges senior to those of common stockholders. We intend to use the ChEF Equity Facility and Term Loan (as defined herein) to provide additional capital to us. However, market conditions and certain restrictions contained in the agreements governing the ChEF Equity Facility and the Term Loan may limit our ability to access capital under such agreements.

The incurrence of additional debt could adversely impact our business, including limiting our operational flexibility by:

●	making it difficult for us to pay other obligations;
●	increasing our cost of borrowing from other sources;
●	making it difficult to obtain favorable terms for any necessary future financing for working capital, capital expenditures, investments, acquisitions, debt service requirements, or other purposes;
●	restricting us from making acquisitions or causing us to make divestitures or similar transactions;
●	requiring us to dedicate a substantial portion of our cash flow from operations to service and repay our indebtedness, reducing the amount of cash flow available for other purposes;
●	placing us at a competitive disadvantage compared to our less leveraged competitors; and
●	limiting our flexibility in planning for and reacting to changes in our business.

Failure to comply with the financial covenants in our loan agreement could allow our lenders to accelerate payment under our loan agreement, which would have a material adverse effect on our results of obligations and financial position and raise substantial doubt about our ability to continue as a going concern.

For the quarter ended March 31, 2024, we incurred losses and had a negative cash flow from operations. As of March 31, 2024, we had approximately $8.5 million in cash and cash equivalents and working capital of $4.2 million. As of March 31, 2024, the principal amount outstanding under the Term Loan (as defined herein) was $69.7 million. Our ability to achieve profitability and positive cash flow depends on our ability to increase revenue, contain our expenses and maintain compliance with the financial covenants in our outstanding indebtedness agreements.

Under the Term Loan Agreement, we are obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures. On March 29, 2023, September 29, 2023, December 29, 2023 and May 13, 2024, we obtained waivers from our Administrative Agent and Term Loan Lenders of our failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan for the quarters ended, March 31, 2023, September 30, 2023, December 31, 2024 and March 31, 2024, respectively. On March 31, 2024 and April 29, 2024, we received additional waivers from our Administrative Agent and Term Loan Lenders in regard to our compliance with our liquidity requirement under the Term Loan as of the last day of the fiscal quarter ended March 31, 2024 and as of the last day of the fiscal month ended April 30, 2024, respectively. It is probable that we will fail to meet these covenants again within the next twelve months. If we are unable to comply with the financial covenants in our loan agreement, the Term Loan Lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our 2023 consolidated financial statements, with respect to this uncertainty.

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In addition, we may need to raise additional debt and/or equity financing to fund our operations and strategic plans and meet our financial covenants. We have historically been able to raise additional capital through issuance of equity and/or debt financing and we intend to use the ChEF Equity Facility and raise additional capital as needed. However, we cannot guarantee that we will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. Further, any future debt or equity financings may adversely affect us, including the market price of our common stock and may be dilutive to our current stockholders. Additionally, any convertible or exchangeable securities as well as preferred stock that we issue in the future may have rights, preferences and privileges more favorable than those of our common stock. Absent additional financing, if we are unable to meet these covenants, we plan to work with the Term Loan Lenders to cure any future breaches. However, there can be no guarantee that we will be able to do so.

Substantial doubt about our ability to continue as a going concern may materially and adversely affect the price per share of our common stock and warrants and we may have a more difficult time obtaining financing. Further, the perception that we may be unable to continue as a going concern may impede our ability to raise additional funds or operate our business due to concerns regarding our ability to discharge our contractual obligations. If we are unable to continue as a going concern, we may be forced to liquidate our assets and the values we receive for our assets in liquidation or dissolution could be significantly lower than the values reflected in our financial statements.

Restrictions imposed by our outstanding indebtedness and any future indebtedness may limit our ability to operate our business and to finance our future operations or capital needs or to engage in acquisitions or other business activities necessary to achieve growth.

The agreements governing our indebtedness restrict us from engaging in specified types of transactions. These restrictive covenants restrict our ability to, among other things:

●	incur additional indebtedness;
●	create or incur encumbrances or liens;
●	engage in consolidations, amalgamations, mergers, acquisitions, liquidations, dissolutions or dispositions;
●	sell, transfer or otherwise dispose of assets; and
●	pay dividends and distributions on, or purchase, redeem, defease, or otherwise acquire or retire for value, our stock.

Under the agreements governing our indebtedness, we are also subject to certain financial covenants, including maintaining minimum levels of Adjusted EBITDA, minimum liquidity, maximum capital expenditure levels and a minimum fixed charge coverage ratio. We cannot guarantee that we will be able to maintain compliance with these covenants or, if we fail to do so, that we will be able to obtain waivers from the applicable lender(s) and/or amend the covenants. Even if we comply with all of the applicable covenants, the restrictions on the conduct of our business could adversely affect our business by, among other things, limiting our ability to take advantage of financing opportunities, mergers, acquisitions, investments, and other corporate opportunities that may be beneficial to our business.

A breach of any of the covenants in the agreements governing our existing or future indebtedness could result in an event of default, which, if not cured or waived, could trigger acceleration of our indebtedness, and may result in the acceleration of or default under any other debt we may incur in the future to which a cross- acceleration or cross-default provision applies, which could have a material adverse effect on our business, financial condition and results of operations. In the event of any default under our existing or future credit facilities, the applicable lenders could elect to terminate borrowing commitments and declare all borrowings and loans outstanding, together with accrued and unpaid interest and any fees and other obligations, to be immediately due and payable. In addition, our obligations under our indebtedness are secured by, among other things, a security interest in our intellectual property. During the existence of an event of default under our credit agreements, the applicable lender could exercise its rights and remedies thereunder, including by way of initiating foreclosure proceedings against any assets constituting collateral for our obligations under such credit facility.

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We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with the generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”). As a public company, we are required, on a quarterly basis, to evaluate the effectiveness of our internal controls and to disclose any changes and material weaknesses identified through such evaluation in those internal controls. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting, such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

As described in our Annual Report on Form 10-K for the year ended December 31, 2023, our management identified material weaknesses in our internal control over financial reporting as a result of our failure to capture, and record, and pay tariffs correctly related to the imported merchandise on previously filed 2022 and 2021 financial statements. We are in the process of developing a plan to remediate these material weaknesses.

Our efforts to remediate these material weaknesses in internal controls over financial reporting may not be successful, and may not prevent additional material weaknesses from being identified in the future. Failure to implement and maintain effective internal control over financial reporting could result in errors in our consolidated financial statements that could result in a restatement of our consolidated financial statements, and could cause it to fail to meet our reporting obligations, any of which could diminish investor confidence in us and cause a decline in our equity value. Additionally, ineffective internal controls could expose us to an increased risk of financial reporting fraud and the misappropriation of assets, and may further subject us to potential delisting from Nasdaq, or to other regulatory investigations and civil or criminal sanctions.

As a public company, we are required pursuant to Section 404(a) of the Sarbanes-Oxley Act to furnish a report by management on, among other things, the effectiveness of our internal control over financial reporting for each annual report on Form 10-K to be filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in internal control over financial reporting. If in the future we are no longer classified under the definition of an “emerging growth company,” and/or a “non-accelerated filer”, our independent registered public accounting firm will also be required, pursuant to Section 404(b) of the Sarbanes-Oxley Act, to attest to the effectiveness of our internal control over financial reporting in each annual report on Form 10-K to be filed with the SEC. We will be required to disclose material changes made in our internal control over financial reporting on a quarterly basis. Failure to comply with the Sarbanes-Oxley Act could potentially subject us to sanctions or investigations by the SEC, Nasdaq, or other regulatory authorities, which would require additional financial and management resources.

We are not currently in compliance with the continued listing requirements for the Nasdaq Global Market. If we do not regain compliance and continue to meet the continued listing requirements, our common stock may be delisted, which could affect the market price and liquidity for our common stock and reduce our ability to raise additional capital.

Our common stock and Public Warrants are currently listed on the Nasdaq Global Market and the Nasdaq Capital Market, respectively. On December 12, 2023, we received a letter (the “Notice”) from the Listing Qualifications Staff of Nasdaq indicating that, based upon the closing bid price of its common stock for the 30 consecutive business days preceding the date of the Notice, we are not in compliance with the requirement to maintain a minimum bid price of $1.00 per share for continued listing on the Nasdaq Global Market, as set forth in Nasdaq Listing Rule 5450(a)(1). We were provided a compliance period of 180 calendar days from the date of the Notice, or until June 10, 2024, to regain compliance with the minimum closing bid requirement, pursuant to Nasdaq Listing Rule 5810(c)(3)(A).

We will continue to monitor the closing bid price of our common stock and seek to regain compliance with all applicable Nasdaq requirements within the allotted compliance periods and may, if appropriate, consider available options, including implementation of a reverse stock split, to regain compliance with the minimum closing bid requirement. If we seek to implement a reverse stock split in order to remain listed on the Nasdaq Global Market, the announcement or implementation of such a reverse stock split could negatively affect the price of its common stock. If we do not regain compliance within the allotted compliance periods, including any extensions that may be granted by Nasdaq, Nasdaq will provide notice that our common stock will be subject to delisting. We would then be entitled to appeal that determination to a Nasdaq hearings panel. There can be no assurance that we will regain compliance with the minimum bid price requirement during the 180-day compliance period or maintain compliance with the other Nasdaq listing requirements. A delisting could substantially decrease trading in our common stock, adversely affect the market liquidity of our common stock as a result of the loss of market efficiencies associated with Nasdaq and the loss of federal preemption of state securities laws, adversely affect its ability to obtain financing on acceptable terms, if at all, and may result in the potential loss of confidence by investors, suppliers, customers and employees and fewer business development opportunities. Additionally, the market price of our common stock may decline further and stockholders may lose some or all of their investment.

There can be no assurance that we will be able to regain compliance with the minimum bid price requirement or comply with the other continued listing standards of Nasdaq.

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Future resales of our outstanding securities may cause the market price of our securities to drop significantly, even if our business is doing well.

We are registering 21,512,027 shares of common stock to be issued and sold to CCM in connection with the ChEF Equity Facility under this prospectus. The 21,512,027 shares that may be resold and/or issued into the public markets pursuant to the ChEF Equity Facility represent approximately 36% of the shares of our common stock outstanding as of May 13, 2024. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the then current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher.

We have also filed registration statements registering the resale of up to 47,428,544 shares and 12,266,971 warrants to purchase common stock that may be resold and/or issued into the public markets by certain securityholders. The shares registered for resale into the public markets represent approximately 82% of our outstanding common stock as of May 13, 2024. The securityholders selling pursuant to the registration statements will determine the timing, pricing and rate at which they sell such shares into the public market and such sales could have a significant negative impact on the trading price of our common stock. Certain of the investors/lenders who have resale rights under such registration statements may have an incentive to sell because they purchased shares and/or warrants at prices below the CNTQ IPO offering price. As such, while sales by the securityholders selling pursuant to such registration statements may experience a positive rate of return based on the trading price at the time they sell their shares, public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the securityholders selling pursuant to such registration statements, the sale of shares by such securityholders, or the perception in the market that the securityholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline.

Risks Related to Ownership of Our Common Stock

If securities or industry analysts do not publish research or reports about us, or publish negative reports, our stock price and trading volume could decline.

The trading market for our common stock will depend, in part, on the research and reports that securities or industry analysts publish about us. We will not have any control over these analysts. If our financial performance fails to meet analyst estimates or one or more of the analysts who cover us downgrade our common stock or change their opinion, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which could cause our stock price or trading volume to decline.

If we do not meet the expectations of investors, stockholders or securities analysts, the market price of our securities may decline. In addition, fluctuations in the price of our securities could contribute to the loss of all or part of your investment.

The trading price of our common stock may fluctuate substantially and may be lower than its current price. This may be especially true for companies like ours with a small public float. If an active market for our securities develops and continues, the trading price of our securities could be volatile and subject to wide fluctuations. The trading price of our common stock depends on many factors, including those described in this “Risk Factors” section, many of which are beyond our control and may not be related to our operating performance. These fluctuations could cause you to lose all or part of your investment in our common stock. Any of the factors listed below could have a material adverse effect on your investment in our securities and our securities may trade at prices significantly below the price you paid for them. In such circumstances, the trading price of our securities may not recover and may experience a further decline.

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Factors affecting the trading price of our securities may include:

●	actual or anticipated fluctuations in our quarterly financial results or the quarterly financial results of companies perceived to be similar to ours;

●	changes in the market’s expectations about our operating results;

●	the public’s reaction to our press releases, other public announcements and filings with the SEC;

●	speculation in the press or investment community;

●	actual or anticipated developments in our business, competitors’ businesses or the competitive landscape generally;

●	innovations or new products developed by us or our competitors;

●	manufacturing, supply or distribution delays or shortages;

●	any changes to our relationship with any manufacturers, suppliers, licensors, future collaborators, or other strategic partners;

●	the operating results failing to meet the expectation of securities analysts or investors in a particular period;

●	changes in financial estimates and recommendations by securities analysts concerning us or the market in general;

●	operating and stock price performance of other companies that investors deem comparable to ours;

●	changes in laws and regulations affecting our business;

●	commencement of, or involvement in, litigation involving us;

●	changes in our capital structure, such as future issuances of securities or the incurrence of additional debt;

●	the volume of our common stock available for public sale;

●	any major change in our Board or management;

●	sales of substantial amounts of our common stock by our directors, officers or significant stockholders or the perception that such sales could occur; and

●	general economic and political conditions such as recessions, interest rates, “trade wars,” pandemics (such as COVID-19) and acts of war or terrorism (including the Russia-Ukraine conflict and Hamas’ attack on Israel).

Broad market and industry factors may materially harm the market price of our securities irrespective of our operating performance. The stock market in general and Nasdaq have experienced extreme price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of these stocks, and of our securities, may not be predictable. A loss of investor confidence in the market for the stocks of other companies which investors perceive to be similar to us could depress our stock price regardless of our business, prospects, financial conditions or results of operations. Broad market and industry factors, including the impact of global pandemics, as well as general economic, political and market conditions such as recessions or interest rate changes, may seriously affect the market price of our common stock, regardless of our actual operating performance. A decline in the market price of our securities also could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.

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In addition, in the past, following periods of volatility in the overall market and the market prices of particular companies’ securities, securities class action litigations have often been instituted against these companies. Litigation of this type, if instituted against us, could result in substantial costs and a diversion of our management’s attention and resources. Any adverse determination in any such litigation or any amounts paid to settle any such actual or threatened litigation could require that we make significant payments. Furthermore, our predecessor, CNTQ, was a SPAC. SPACs have been subject to increased regulatory oversight and scrutiny, including from the SEC. Any governmental or regulatory investigation or inquiry related to the Business Combination or otherwise could have a material adverse effect on our business and negatively affect our reputation.

An active trading market for our securities may not be available on a consistent basis to provide stockholders with adequate liquidity.

We cannot assure you that an active trading market for our common stock will be sustained. Accordingly, we cannot assure you of the liquidity of any trading market, your ability to sell your shares of our common stock when desired or the prices that you may obtain for your shares.

The exercise of outstanding warrants to acquire our common stock would increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders.

The exercise of outstanding warrants to acquire our common stock will increase the number of shares eligible for future resale in the public market and result in dilution to our stockholders. As of May 13, 2024, there are currently (i) 9,422,529 shares of common stock issuable upon the exercise of outstanding public warrants at an exercise price of $11.50 per share (the “Public Warrants”); (ii) 1,501,386 shares of common stock issuable upon the exercise of outstanding private warrants at an exercise price of $11.50 per share (the “Private Warrants”); (iii) 4,434,510 shares of common stock issuable upon exercise of outstanding Penny Warrants at an exercise price of $0.01 per share; (iv) 11,131,900 shares of common stock issuable upon exercise of outstanding Investor Warrants at an exercise price of $2.00 per share; and (v) 570,250 shares of common stock issuable upon the exercise of the Underwriters’ Warrants at an exercise price of $2.50 per share. The $10 Warrants were exercised in full in 2022 and are no longer outstanding.

In addition, the Penny Warrants have price-based anti-dilution protection against subsequent equity sales or distributions at below $10.00 per share of common stock, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of October 7, 2022, the closing date of the Business Combination, issuances pursuant to agreements in effect as of the closing date of the Business Combination, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. Depending on the nature and price of any equity issuances by us, the number of shares issuable upon the exercise of such Penny Warrants could be increased and the exercise price of the Penny Warrants could be adjusted down. Under the terms of the Penny Warrants, no adjustment will be made in connection with any sale of shares of up to $150.0 million in gross proceeds under the Purchase Agreement (or any replacement thereof) if the sales price is higher than $5.00 (appropriately adjusted for stock splits, combinations and the like). The Sponsor has agreed that the Private Warrants may not be exercised to the extent the Sponsor and any affiliate of the Sponsor is deemed to beneficially own, or it would cause the Sponsor and such affiliates to be deemed to beneficially own, more than 7.5% of our common stock. Under the terms of the Investor Warrants and in the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock in such fundamental transaction.

Our operating results may fluctuate significantly, which makes our future operating results difficult to predict and could cause our operating results to fall below expectations or any guidance we may provide.

Our quarterly and annual operating results may fluctuate significantly, which makes it difficult for us to predict our future operating results. These fluctuations may occur due to a variety of factors, many of which are outside of our control, including, but not limited to:

●	our ability to engage target customers and successfully convert these customers into meaningful orders in the future;

●	our reliance on two suppliers for LFP cells and a single supplier for the manufacture of our battery management system;

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●	the size and growth of the potential markets for our batteries and its ability to serve those markets;

●	challenges in our attempts to develop and produce solid state battery cells;

●	the level of demand for any products, which may vary significantly;

●	future accounting pronouncements or changes in our accounting policies;

●	macroeconomic conditions, both nationally and locally; and

●	any other change in the competitive landscape of our industry, including consolidation among our competitors or partners.

The cumulative effects of these factors could result in large fluctuations and unpredictability in our quarterly and annual operating results. As a result, comparing our operating results on a period-to-period basis may not be meaningful. Investors should not rely on its past results as an indication of our future performance.

This variability and unpredictability could also result in our failing to meet the expectations of industry or financial analysts or investors for any period. If our revenue or operating results fall below the expectations of analysts or investors or below any forecasts we may provide to the market, or if the forecasts we provide to the market are below the expectations of analysts or investors, the price of our common stock could decline substantially. Such a stock price decline could occur even when it has met any previously publicly stated revenue or earnings guidance it may provide.

Changes in laws, regulations or rules, or a failure to comply with any laws, regulations or rules, may adversely affect our business, investments and results of operations.

We are subject to laws, regulations and rules enacted by national, regional and local governments and Nasdaq. In particular, we are required to comply with certain SEC, Nasdaq and other legal or regulatory requirements. Compliance with, and monitoring of, applicable laws, regulations and rules may be difficult, time consuming and costly. Those laws, regulations or rules and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws, regulations or rules, as interpreted and applied, could have a material adverse effect on our business and results of operations.

Our Articles of Incorporation designates specific courts as the exclusive forum for substantially all stockholder litigation matters, which could limit the ability of our stockholders to obtain a favorable forum for disputes with us or our directors, officers or employees.

Our Articles of Incorporation provide that, unless we consent in writing to the selection of an alternative forum, to the fullest extent permitted by applicable law the Second Judicial District Court of Washoe County, Nevada is the sole and exclusive forum for any or all actions, suits or proceedings, whether civil, administrative or investigative or that asserts any claim or counterclaim: (a) brought in our name or right or on our behalf; (b) asserting a claim for breach of any fiduciary duty owed by any of our directors, officers, employees or agents to us or our stockholders; (c) arising or asserting a claim arising pursuant to any provision of the Nevada Revised Statutes (the “NRS”) Chapters 78 or 92A or any provision of our Articles of Incorporation or our Bylaws; (d) to interpret, apply, enforce or determine the validity of our Articles of Incorporation or our Bylaws; or (e) asserting a claim governed by the internal affairs doctrine. The choice of forum provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers, or other employees, which may discourage such lawsuits against us and our directors, officers and other employees. Alternatively, if a court were to find the choice of forum provision contained in our Articles of Incorporation to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could adversely affect our business, financial condition and results of operations.

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Our Articles of Incorporation also provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the United States shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act. This provision may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us and our directors, officers or other employees and may have the effect of discouraging lawsuits against our directors, officers and other employees. Furthermore, stockholders may be subject to increased costs to bring these claims, and the exclusive forum provision could have the effect of discouraging claims or limiting investors’ ability to bring claims in a judicial forum that they find favorable.

Our Articles of Incorporation could discourage another company from acquiring us and may prevent attempts by our stockholders to replace or remove our management.

Provisions in our Articles of Incorporation and our Bylaws may discourage, delay, or prevent, a merger, acquisition or other change in control that stockholders may consider favorable, including transactions in which stockholders might otherwise receive a premium for their shares. These provisions could also limit the price that investors might be willing to pay in the future for shares of our common stock, thereby depressing the market price of our common stock. In addition, these provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our Board. As our Board is responsible for appointing the members of our management team, these provisions could in turn affect any attempt by our stockholders to replace current members of our management team. These provisions provide, among other things, that:

●	our Board is divided into three classes, with each class serving staggered three-year terms, which may delay the ability of stockholders to change the membership of a majority of our Board;

●	our Board has the exclusive right to expand the size of our Board and to elect directors to fill a vacancy created by the expansion of the Board or the resignation, death or removal of a director, which prevents stockholders from being able to fill vacancies on our Board;

●	our stockholders may not act by written consent, which forces stockholder action to be taken at an annual or special meeting of stockholders;

●	a special meeting of stockholders may be called only by a majority of our Board, which may delay the ability of our stockholders to force consideration of a proposal or to take action, including the removal of directors;

●	our Articles of Incorporation prohibits cumulative voting in the election of directors, which limits the ability of minority stockholders to elect director candidates;

●	our Board may alter certain provisions of our Bylaws without obtaining stockholder approval;

●	the approval of the holders of at least sixty-six and two-thirds percent (66 2∕3%) of our common shares entitled to vote at an election of our Board is required to adopt, amend, alter or repeal our Bylaws or amend, alter, change or repeal or adopt any provision of our Articles of Incorporation inconsistent with the provisions of our Articles of Incorporation regarding the election and removal of directors;

●	stockholders must provide advance notice and additional disclosures to nominate individuals for election to our Board or to propose matters that can be acted upon at a stockholders’ meeting, which may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain voting control of our common stock; and

●	our Board is authorized to issue shares of preferred stock and to determine the terms of those shares, including preferences and voting rights, without stockholder approval, which could be used to significantly dilute the ownership of a hostile acquirer.

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We are an emerging growth company and any decision to comply only with certain reduced reporting and disclosure requirements applicable to emerging growth companies could make our common stock less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act. For as long as we continue to be an emerging growth company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including:

●	not being required to have an independent registered public accounting firm audit our internal control over financial reporting under Section 404 of the Sarbanes-Oxley Act;

●	reduced disclosure obligations regarding executive compensation in our periodic reports and annual report on Form 10-K; and

●	exemptions from the requirements of holding non-binding advisory votes on executive compensation and stockholder approval of any golden parachute payments not previously approved.

As a result, the stockholders may not have access to certain information that they may deem important. Our status as an emerging growth company will end as soon as any of the following takes place:

●	the last day of the fiscal year in which we have at least $1.235 billion in annual revenue;

●	the date we qualify as a “large accelerated filer,” with at least $700.0 million of equity securities held by non-affiliates;

●	the date on which we have issued, in any three-year period, more than $1.0 billion in non-convertible debt securities; or

●	the last day of the fiscal year ending after the fifth anniversary of our IPO.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We may elect to take advantage of this extended transition period and as a result, our financial statements may not be comparable with similarly situated public companies.

We cannot predict if investors will find our common stock less attractive if we choose to rely on any of the exemptions afforded emerging growth companies. If some investors find our common stock less attractive because we rely on any of these exemptions, there may be a less active trading market for our common stock and the market price of our common stock may be more volatile and may decline.

If we fail to maintain an effective system of disclosure controls and internal control over financial reporting, our ability to produce timely and accurate financial statements or comply with applicable regulations could be impaired, which may adversely affect investor confidence in us and, as a result, the market price of our common stock.

As a public company, we are required to comply with the requirements of the Sarbanes-Oxley Act, including, among other things, that we maintain effective disclosure controls and procedures and internal control over financial reporting. See “We have identified material weaknesses in our internal control over financial reporting. These material weaknesses could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner”. We are continuing to develop and refine our disclosure controls and other procedures that are designed to ensure that information required to be disclosed by us in the reports that we file with the SEC is recorded, processed, summarized and reported within the time periods specified in SEC rules and forms and that information required to be disclosed in reports under the Exchange Act is accumulated and communicated to our management, including our principal executive and financial officers.

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We must continue to improve our internal control over financial reporting. We will be required to make a formal assessment of the effectiveness of our internal control over financial reporting and once we cease to be an emerging growth company, we will be required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm. To achieve compliance with these requirements within the prescribed time period, we will be engaging in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of our internal control over financial reporting, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting. There is a risk that we will not be able to conclude, within the prescribed time period or at all, that our internal control over financial reporting is effective as required by Section 404 of the Sarbanes-Oxley Act. Moreover, our testing, or the subsequent testing by our independent registered public accounting firm, may reveal additional deficiencies in our internal control over financial reporting that are deemed to be material weaknesses.

Any failure to implement and maintain effective disclosure controls and procedures and internal control over financial reporting, including the identification of one or more material weaknesses, could cause investors to lose confidence in the accuracy and completeness of our financial statements and reports, which would likely adversely affect the market price of our common stock. In addition, we could be subject to sanctions or investigations by Nasdaq, the SEC and other regulatory authorities.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

We will be subject to income taxes in the United States, and our tax liabilities will be subject to the allocation of expenses in differing jurisdictions. Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

●	changes in the valuation of our deferred tax assets and liabilities;

●	expected timing and amount of the release of any tax valuation allowances;

●	tax effects of stock-based compensation;

●	costs related to intercompany restructurings;

●	changes in tax laws, regulations or interpretations thereof; or

●	lower than anticipated future earnings in jurisdictions where we have lower statutory tax rates and higher than anticipated future earnings in jurisdictions where we have higher statutory tax rates.

In addition, we may be subject to audits of our income, sales and other transaction taxes by taxing authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

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USE OF PROCEEDS

We will not receive any proceeds from the sale of shares of common stock by CCM in this offering. We estimate that the gross proceeds to us from the sale of shares of our common stock to CCM pursuant to the Purchase Agreement will be up to $150 million over the term of the Purchase Agreement, assuming that we sell the full amount of shares of our common stock that we have the right, but not the obligation, to sell to CCM under the Purchase Agreement, and before other estimated fees and expenses. We may sell fewer than all of the shares of our common stock offered by this prospectus, in which case our net offering proceeds may be less. Because we are not obligated to sell any shares of our common stock under the Purchase Agreement, the actual total offering amount and proceeds to us, if any, are not determinable at this time. See “Plan of Distribution” elsewhere in this prospectus for more information.

We intend to use the net proceeds from CCM pursuant to the Purchase Agreement for the repayment of all or a portion of our outstanding debt and for working capital and general corporate purposes.

The amounts and timing of our actual expenditures will depend on numerous factors, including the factors described under “Risk Factors” in this prospectus and in any accompanying prospectus supplements, as well as the amount of cash used in our operations. We may find it necessary or advisable to use the net proceeds for other purposes, and we will have broad discretion in the application of the net proceeds. Pending the uses described above, we plan to invest the net proceeds from the sale of shares of our common stock to CCM, if any, in short- and intermediate-term, interest-bearing obligations, investment-grade instruments, certificates of deposit or direct or guaranteed obligations of the U.S. government.

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DILUTION

The sale of our common stock to CCM pursuant to the Purchase Agreement will have a dilutive impact on our shareholders. In addition, the lower our stock price is at the time we exercise our right to sell shares to CCM, the more shares of common stock we will have to issue to CCM pursuant to the Purchase Agreement to receive up to $150 million of gross proceeds and our existing shareholders would experience greater dilution.

The price that CCM will pay for the shares to be resold pursuant to this prospectus will depend upon the timing of sales and will fluctuate based on the trading price of our common stock.

As of March 31, 2024, we had 60,260,282 outstanding shares of common stock. This total excludes:

●	40,000,000 Earnout Shares reserved for issuance;
●	1,501,386 Private Warrants Shares;
●	9,422,529 Public Warrants Shares;
●	1,884,510 Penny Warrant Shares;
●	11,131,900 Investor Warrant Shares;
●	570,250 Underwriters’ Warrant Shares;
●	2,315,299 shares underlying outstanding options; and
●	262,125 shares underlying outstanding RSUs.

To the extent that additional shares are issued pursuant to the foregoing, investors purchasing our shares in this offering will experience further dilution. In addition, the Penny Warrants contain price-based anti-dilution provisions. Depending on the nature and price of any equity issuances by us, the number of shares issuable upon the exercise of such warrants could be increased. In addition, we may offer other securities in other offerings due to market conditions or strategic considerations. To the extent we issue such securities, investors may experience further dilution.

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MARKET PRICE AND DIVIDEND INFORMATION

Market Information

Our common stock is currently listed on the Nasdaq Global Market under the symbol “DFLI” and our Public Warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW.” As of May 17, 2024, the closing price of our common stock was $1.12. As of May 16, 2024, the closing price of our public warrants was $0.0498. As of May 17, 2024, there were 89 holders of record of our common stock and 2 holders of record of our Public Warrants.

Dividend Policy

We currently intend to retain all available funds and any future earnings to fund the growth and development of our business. We have never declared or paid any cash dividends on our capital stock. We do not intend to pay cash dividends to our stockholders in the foreseeable future. Investors should not purchase our common stock with the expectation of receiving cash dividends.

Any future determination to declare dividends will be made at the discretion of our Board and will depend on our financial condition, operating results, capital requirements, general business conditions, and other factors that our Board may deem relevant.

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BUSINESS

All references in this Registration Statement to “Dragonfly,” the “Company,” “we,” “us,” or “our” mean Dragonfly Energy Holdings Corp. and its subsidiaries unless stated otherwise or the context otherwise indicates.

Overview

We are a manufacturer of non-toxic deep cycle lithium-ion batteries that caters to customers in the consumer industry (including the RV, marine vessel, solar, oil and gas and off-grid industries, with disruptive solid-state cell technology currently under development. Our goal is to develop technology to deliver environmentally impactful solutions for energy storage to everyone globally. We believe that the innovative design of our lithium-ion batteries is ideally suited for the demands of modern customers who rely on consumer electronics, connected devices and smart appliances that require continuous, reliable electricity, regardless of location.

Our deep cycle lithium iron phosphate LFP batteries provide numerous advantages compared to incumbent products, such as lead-acid batteries. LFP batteries are non-toxic and environmentally friendly, do not rely on scarce or controversial metals and are a highly cost-effective storage solution. LFP batteries use LiFePO4 as the cathode material for lithium-ion cells rather than nickel or cobalt. Although the energy density of LFP batteries is lower, they have a longer cycle life and experience a slower rate of capacity loss. LFP is also intrinsically safer than sulfide gases due to its thermal and chemical stability, meaning our LFP batteries are less flammable than alternative products. As we develop our proprietary solid-state cell technology, we believe our use of LFP will continue to provide significant advantages over the lithium-ion technology in development by most other companies that still incorporate less stable components in their chemistries (such as sulfide gases, which are chemically unstable and form hydrogen sulfide when exposed to air).

We have a dual-brand strategy for battery products, Dragonfly Energy and Battle Born. Battle Born branded products are primarily sold DTC, while the Dragonfly Energy brand is primarily sold to OEMs. However, with the growing popularity and brand recognition of Battle Born, these batteries have become increasingly popular with our OEM customers. Based on the extensive research and optimization undertaken by our team, we have developed a line of products with features including a proprietary battery management system and an internal battery heating feature for cold temperatures, and we have recently launched our unique battery communication system. We currently source the LFP cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

We began as an aftermarket-focused business initially targeting DTC sales in the RV market. Since 2020, we have sold over 300,000 batteries. For the quarters ended March 31, 2024, and March 31, 2023, we sold 11,098 and 20,331 batteries, respectively, and had $12.5 million and $18.8 million in net sales, respectively. Historically, we have increased total sales through a combination of: increasing DTC sales of batteries for RV applications; expanding into the marine vessels and off-grid storage markets with related DTC sales; selling batteries to RV OEMs; increasing sales to distributors; and reselling accessories for battery systems. Our RV OEM customers currently include Keystone, who fulfills certain of its LFP battery requirements through our Supply Agreement (as defined herein), THOR Industries (“THOR”), who has made a strategic investment in our business and with whom we intend to enter into a future, mutually agreed exclusive North American distribution agreement with an initial term of two years (with potential annual renewals), Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMS to further increase adoption of our products. For the year ended December 31, 2023, we faced a number of demand headwinds associated with increased inflation and rising interest rates, which caused a significant year-over-year decline in units produced for North American RV OEMs. The impact of these unit declines combined with the associated lower demand in the direct-to-consumer business caused total revenue to decline for the year ended December 31, 2023 compared to the same period last year. Based on our discussions with customers and current unit forecast projections, we expect our revenue in the RV market to increase in the second quarter of 2024.

In May 2024, we announced that we achieved full certification for our energy storage products to be deployed for use in oil & gas operations in North America. As a result of this certification, we are working Connexa Energy Company (“Connexa”) to deliver a power product to Alegacy Equipment, a market leading natural gas compressor package company, and their affiliate Agnes Systems. The power system, which Connexa expects to integrate, are expected to be used in natural gas compression equipment to reduce methane emissions across the oilfield. We expect the first of these systems to be deployed in the third quarter of 2024 and this business line to begin contributing to net sales by the fourth quarter of 2024.

We currently offer several lines of batteries across our two brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power. Pursuant to the Asset Purchase Agreement dated April 22, 2022 by and among us and Thomason Jones and the other parties thereto, we also acquired the assets, including the Wakespeed of Thomason Jones, allowing us to include our own alternator regulator in systems that we sell.

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Our battery packs are designed and assembled in-house in the United States. In April 2021, we opened our current 99,000 square foot facility in Reno, Nevada, which has allowed us to increase our production capacity and gave us the ability to increase sales to existing customers and penetrate new markets. Our 99,000 square foot facility provides a streamlined, partially autonomous production process for our current batteries, which comprises module assembly and battery assembly, with the availability to expand the number of lines to handle increased volumes and the additional battery modules we intend to introduce in the near future. We also entered into a lease for use of an approximately 64,000 square foot facility to further increase our capacity to produce our patented dry electrode process (the “Fernley Lease Agreement”). We plan to continue to expand our production capacity as needed and have entered into a lease for a 390,240 square foot facility in Reno, Nevada that is currently under construction which is expected to be completed in the second half of 2024. The commencement date for the lease for this facility was March 25, 2024, based on the construction project being identified as “substantially complete”. This facility will enable us to consolidate various operations in Reno, NV and will allow for expected expansion for new markets.

Through our Battle Born Batteries and Wakespeed brands, we operate in three primary consumer end markets: RVs, marine vessels, and off-grid storage systems. We are strategically expanding into additional markets, with a focus on heavy-duty trucks, work trucks, and industrial solar integration. Within our core markets, we focus on displacing lead-acid batteries with our technologically advanced and greener lithium-ion solutions. Our Battle Born Batteries portfolio is designed to provide customers with a reliable, long-lasting, and highly efficient off-grid power source for powering appliances, air conditioning, lighting, and other devices commonly found in these applications.

We continue to leverage our proven sales and marketing strategy to efficiently penetrate our target end markets. We prioritize customer education through various channels, highlighting the distinct advantages of lithium-ion batteries over traditional lead-acid alternatives. Tradeshows, rallies, and industry events serve as key platforms for direct customer engagement, featuring product demonstrations, educational seminars, and opportunities for interaction with knowledgeable sales and technical experts. We further amplify our reach through a robust social media program, strategically partnering with content creators and industry influencers to disseminate product benefits to targeted audiences. Additionally, we cultivate relationships with industry publications to secure editorial coverage that informs and educates potential customers. We also employ a targeted pay-per-click (“PPC”) advertising campaigns across various platforms, including search engines, social media, and connected TV to efficiently convert high-intent customers at the bottom of the purchase funnel.

Drawing upon our success in collaborating with RV and marine OEMs, we have begun expanding into the heavy-duty trucking market. We are leveraging our expertise in designing and supporting lithium-ion storage systems to tailor solutions meeting specific OEM requirements. These solutions have been adopted as factory-installed features, demonstrating their value proposition for truck fleets seeking to:

●	Reduce diesel fuel costs: our technology delivers significant fuel savings, offering a rapid return on investment.
●	Comply with anti-idling regulations: Lithium-ion batteries enable efficient power management eliminating the need for long haul truck drivers to idle, thus aligning with increasingly stringent regulations.
●	Enhance sustainability efforts: Transitioning to long lasting and greener lithium-ion solutions contributes to improved environmental impact.

This strategic approach has resulted in successful pilot programs with fleets representing over 15% of the North American heavy-duty trucking market.

In addition, we have successfully developed innovative manufacturing processes for dry-electrode manufacturing of lithium-ion cells, and continues development efforts relating to next-generation solid-state technology. Since our inception, we have built a comprehensive patent portfolio around our proprietary dry-electrode battery manufacturing process, which eliminates the use of harmful solvents and energy-intensive drying ovens compared to traditional methods. This translates to significant environmental and cost benefits, including reduced energy consumption, smaller space requirements, and a lower carbon footprint.

Moreover, our solid-state technology in development removes the need for a liquid electrolyte, thereby addressing safety concerns related to flammability. Our unique competitive edge lies in the combination of solid-state technology with its scalable dry-electrode manufacturing process. This enables the rapid production of cells having an intercalation anode (like graphite or silicon), unlike many competitors reliant on less stable lithium metal anodes. We believe this design offers superior cyclability and safety, serving as a key differentiator in the energy storage market. Furthermore, internal production of both conventional and solid-state cells streamlines our supply chain and enables vertical integration, ultimately driving down production costs.

Industry Background

For decades, lead-acid batteries have been the dominant player in power and energy markets worldwide. Since the introduction of the absorbed glass mat (“AGM”) lead-acid battery in the mid-1970s, the technological advancements in lead-acid battery technology have been limited. LFP batteries have numerous advantages over the incumbent lead-acid batteries used in today’s markets:

●	Environmentally Friendly, Socially Responsible and Safer. Lead-acid batteries that are not recycled or disposed of properly are extremely toxic and can cause areas of poisonous groundwater and lead buildups, impacting both humans and the environment. Research by EcoMENA shows that a single lead-acid battery disposed of incorrectly into a municipal solid waste collection system could contaminate 25 tonnes of municipal solid waste and prevent recovery of organic resources due to high lead levels. Lithium-ion batteries, specifically LFP batteries, have no toxic elements, offering a much safer environmental alternative to lead-acid batteries. LFP batteries also do not rely on controversial elements such as cobalt as part of their chemistry. Compared to lead-acid batteries, there is no concern of “off-gassing,” or the emission of noxious gases, for lithium-ion batteries, and therefore no need to take into consideration required ventilation or off-gas related fire risk when installing or recharging our LFP batteries.

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●	Longer Lifespan. Lithium-ion batteries have longer lifecycles compared to lead-acid batteries. LFP batteries are able to cycle (i.e., discharge and charge) 3,000 to 5,000 times before hitting the 80% capacity mark. Comparatively, lead-acid batteries degrade quickly, only cycling 300-500 times before hitting 50% of their original capacity. Our third-party validated internal research suggests that if a typical AGM lead-acid battery and our LFP battery were cycled once every day, the AGM battery and our LFP battery would have a respective lifespan of 1.98 years and 19.18 years before reaching 80% depth of discharge (i.e., 80% of our battery would have been discharged relative to the overall capacity of the battery in that lifespan). In many storage applications, lithium-ion batteries have a lifespan exceeding the lifetime of the project with very limited maintenance requirements, compared to lead-acid batteries, which have a one- to two-year useful life in most applications.

●	Power and Performance. As new technologies evolve and people consume more electricity, the importance of battery power and performance increases. Compared to lead-acid batteries, lithium-ion batteries can discharge power at a higher voltage and more consistently through the discharge cycle (i.e., until they are 100% discharged) while utilizing a smaller physical space and weighing less. In addition, unlike lead-acid batteries, lithium-ion batteries can be discharged below 50% capacity without causing irreparable harm to the battery. Lithium-ion batteries also provide the same energy capacity with one-fifth the weight of a standard lead-acid battery. Lithium-ion batteries are also significantly more reliable and efficient, especially in cold temperatures, allowing for year-round all-climate usage.

●	Charging. Lead-acid batteries were the first rechargeable batteries on the market. However, due to new advancements in energy density (i.e., the amount of energy stored by mass volume) and charge/discharge rates, lithium-ion batteries now significantly outperform traditional lead-acid batteries. LFP batteries currently charge five times faster than their lead-acid counterparts, with even faster charging rates expected for the next generation of lithium-ion cells. With the appropriate battery management system, lithium-ion batteries can be charged in cold temperatures, something lead-acid batteries are unable to do, resulting in two to three times more power delivered.

●	Maintenance-Free. LFP batteries provide the benefit of being a maintenance-free option compared to lead-acid batteries. Unlike lead-acid batteries which have no battery management system to regulate current flow and charging rates, all our LFP battery packs include a proprietary battery management system that regulates current and provides temperature, short circuit and cold charging protection. Our LFP batteries also do not require cleaning or water, eliminating the need for periodic maintenance found in today’s lead-acid batteries. While our LFP batteries are generally designed to replace and physically fit into racks made for existing lead-acid batteries, our batteries can be installed in any position and without the need for venting.

End Markets

Current Markets

According to a Frost and Sullivan report commissioned by us in 2021 (“Frost & Sullivan”), the total addressable market (“TAM”) of our three current end markets is estimated to be approximately $12 billion by 2025.

●	Recreational Vehicles. The growth of the RV market is expected to continue to drive demand for LFP storage batteries. According to the 2022 RV Industry Association (“RVIA”) Annual Report, 22% of RV buyers are between the ages of 18 and 34. In addition, nearly a third of the respondents in the study (31%) are first-time owners, underscoring the growth of the industry in the past decade. RV interiors are becoming more modern as customers adopt the full-time RV lifestyle, with additional appliances and electronics being installed, increasing the need for reliable power. According to the RVIA and THOR Industries, North American RV shipments have had an estimated 10-year compound annual growth rate (“CAGR”) of 5.6% from 2012 to 2022. The need for greater power and power storage capabilities to power interiors is driving a shift towards the use of LFP batteries. Incumbent lead-acid batteries are heavy, take up a lot of space, have inefficient power discharge and require ventilation. Our product addresses all of these problems by allowing for shorter charge times, weighing one-fifth of a standard lead-acid battery, providing a reliable and consistent source of power and being maintenance-free. Our market focus has traditionally been on motorized RVs (i.e., drivable RVs), however, OEMs have begun to introduce batteries into towable units (i.e., RVs that require another vehicle to drive them), which has created a growing subsector in the RV market for LFP batteries. According to the RVIA’s 2021 RV Market Report, approximately 91% of wholesale RV units shipped in 2021 were towable units, representing a significant growth opportunity for LFP batteries.

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●	Marine Vessels. As boating becomes more popular in North America, the need for a reliable, non-flammable energy storage system is becoming increasingly apparent. According to the 2020 Recreational Boating Statistics and the 2020 National Recreational Boating Safety Survey, in 2018 over 84 million Americans participated in some form of boating activity, with a total of over 11.8 million boats on the water as of 2020, of which 93% are power boats. We believe that the marine vessel market will grow to approximately $8 billion by 2025. Similar to the RV market, customers are becoming more technologically advanced and are adding more electronics to their vessels, in turn driving demand for larger and more reliable energy storage, such as LFP batteries. Tightening marina regulations are also driving the need for electric docking motors on more vessels and increasing the focus on safety, which LFP batteries are well-suited to address.

●	Off-Grid Residences. Many people are turning to off-grid housing and, as individuals and governments become more conscious of their carbon footprint, a shift towards renewable energy sources for off-grid housing will be increasingly popular. Solar installations continue to see an increase globally, with global PV installations projected to rise from 144 GW (DC) in 2020 to 334 GW (DC) in 2030 according to Bloomberg. According to the Solar Energy Industries Association (“SEIA”), approximately 11% of solar installations in 2021 were supplemented with a battery system for efficient storing of excess energy generated during daylight hours. However, the number of new behind-the-meter solar systems with supporting battery systems is projected to rise to over 29% by 2025. LFP batteries are able to solve the weakest part of renewable energy adoption, which is the lack of consistent, reliable and efficient energy storage that is safer than alternative energy storage options currently on the market. As this shift towards clean energy becomes more prominent and cost-effective, the LFP battery market will be able to penetrate the largely untapped off-grid markets.

Addressable Adjacent Markets

Our addressable markets are areas with significant growth potential that we will be positioned to penetrate as customers turn towards LFP and other lithium-ion batteries as replacements for traditional lead-acid batteries. As these medium- and long-term markets mature, we intend to deploy our solid-state technology, once developed, while concurrently continuing to further displace the incumbent lead-acid technology. According to Frost & Sullivan, our TAM is estimated to be $85 billion by 2025.

●	Heavy Duty Truck. The heavy-duty truck market encompasses a broad range of vehicles designed for extensive commercial and industrial use, such as long-haul transport, construction, and logistics. With more than 250,000 Class 8 units sold in 2023, the market demonstrates a robust demand for vehicles that are integral to the backbone of global commerce and infrastructure projects. As the demand for more efficient, sustainable, and reliable transportation solutions grows, the use of Auxiliary Power Units (“APUs”) in heavy duty trucks is becoming increasingly significant. APUs provide an alternative energy source for powering onboard systems and maintaining cabin comfort during rest periods, without the need for the main engine to run—thereby reducing fuel consumption and emissions. Additionally, the market opportunity extends to the electrification of Transport Refrigeration Units (“TRUs”) on trailers and smaller class refrigerated vehicles, which are crucial for the cold chain logistics sector. This shift towards electrification is driven by the need for more sustainable and efficient cooling solutions, reducing the carbon footprint of refrigerated transport. The expansion of global trade and the continuous push for lower emissions standards are driving the demand for heavy duty trucks equipped with APUs, as well as for the electrification of TRUs, highlighting a considerable market opportunity. This trend emphasizes the potential for advanced battery technologies not only as an environmental solution but also as a competitive advantage in the heavy-duty truck and refrigerated transport markets, offering a substantial retrofitting and market penetration opportunity for battery manufacturers and suppliers with the requisite expertise and product offerings.

●	Industrial / Material Handlings / Work Truck. The industrial vehicle market includes work trucks, material handling and warehousing equipment and compact construction equipment. As industrial vehicles increase in terms of automation and incorporate more onboard tools, the need for a long-lasting, reliable and environmentally friendly energy source grows. The continuous growth of e-commerce is increasing the demand for warehousing and automated equipment. According to material handling equipment manufacturer Hyster-Yale Materials Handling, in 2021 the global market volume in units for lift trucks was approximately 2.3 million, most of which were powered by traditional lead-acid batteries, presenting a large retrofitting opportunity for LFP batteries.

●	Specialty Vehicles. According to Mordor Intelligence, as of 2019, approximately 40% of the specialty vehicle market in the United States consists of medical and healthcare vehicles and approximately 30% consists of law enforcement and public safety vehicles. The market for emergency vehicles has grown as the baby boomer generation continues to age, and there has been increased demand for electrified devices and equipment onboard these emergency vehicles. Our LFP batteries are well-suited to capture this market as they offer a more reliable power source with longer lifecycles compared to lead-acid batteries. In addition, LFP batteries are safer, lighter and modular, allowing for more tools to be stored on-board emergency vehicles without sacrificing the performance of the battery system.

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●	Emergency and Standby Power. Demand for reliable emergency and standby power sources is expected to continue to drive demand for effective power storage for residential, commercial and industrial uses. Power outages in the United States cost an estimated $150 billion per year, according to the Department of Energy, increasing the demand for uninterrupted power sources. The need for reliable emergency and standby power exists in both hazardous and non-hazardous environments and is particularly acute in areas where the existing grid service is subject to intermittencies or is otherwise inefficient (including as a result high peak electricity usage, grid and related equipment age or severe weather and other environmental factors). LFP batteries are able to offset grid-related intermittencies and inefficiencies and assist in providing grid stabilization. Importantly, LFP batteries achieve these benefits in a clean, reliable and safe manner by supplanting or reducing the use of fossil fuel backup generators.

●	Telecom. Demand for mobile data continues to increase and network providers are investing heavily in 5G networks, particularly in unserved and underserved regions, to support this demand. According to the CTIA’s 2021 annual survey, there were 417,215 cell sites in the United States in 2020. Batteries provide backup power to these sites when external power is interrupted. While lead-acid batteries are commonly used as backup batteries today, the compact nature of lithium-ion batteries, together with the fact that they are safer and more environmentally friendly, make them ideal alternatives as new wireless sites are built and the older wireless sites require upgrades. LFP batteries are maintenance free and have a longer lifespan, allowing for a more efficient and reliable power source for large wireless sites. The ability to monitor the battery systems remotely enables telecom operators to reduce onsite maintenance checks, thereby reducing overall operational costs while ensuring network uptime.

●	Rail. Rail transportation is a large potential market, with an estimated U.S. market size of $110.1 billion in 2023, according to IBISWorld. Many railroad operators have invested in infrastructure and equipment upgrades in recent years, in an attempt to boost capacity and productivity. As noted in a study conducted by the International Energy Analysis Department and the Lawrence Berkeley National Laboratory, a shift from fossil fuel-based rail cars to emission-free power sources will greatly affect the economic and environmental impact from the rail industry. Two suggested pathways from this study were (1) electrifying railway tracks and using emission-free electricity which requires significant storage combined with renewable electricity on the grid, and (2) adding battery storage cars to diesel-electric trains. A battery-electric rail sector would provide more than 200GWh of modular and mobile storage, which could in turn provide grid services and improve the resilience of the power system.

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Data Centers. Data centers have seen strong growth in recent years, with over 5,000 data centers in the United States as of March 2024 according to Statista. Constant technological advancements and larger amounts of data generated and stored by companies for increasingly longer periods of time are driving growth in the importance, and the amount, of physical space dedicated to data centers. As software companies, such as Google and Oracle, continue to develop new technologies, such as artificial intelligence, data centers where the computer and storage functions are co-located also continue to grow. As the industry seeks to cut operating costs, become more efficient and minimize dedicated physical space, we expect there to be a shift towards light, compact lithium-ion batteries that can reduce overall costs and provide a reliable power supply without sacrificing performance. Lithium-ion batteries are designed to operate in environments with higher ambient temperatures than incumbent energy storage methods (such as lead-acid batteries). This ability for lithium-ion batteries to withstand and operate at higher temperatures can also reduce cooling costs.

●	On-grid Storage. On-grid energy storage is used on a large-scale platform within an electrical power grid in conjunction with variable renewable energy sources such as solar and wind projects. These storage units (including large-scale stationary batteries) store energy when electricity is plentiful, and discharge energy at peak times when electricity is scarce. Because of the low cost of fossil fuels, the adoption of large-scale batteries has been slow. However, according to the U.S. Energy Information Administration 2021 report on battery storage in the United States, lithium-ion battery installations in large-scale storage grew from less than 50 MWh of energy capacity annual additions in 2010 to approximately 400 MWh in 2019. As lithium-ion battery production scales, the related cost of storage for all lithium-ion batteries will decline and the cost of renewable energy (including associated storage costs) is expected to approach $0.05 per kWh, which is the amount required to be cost competitive with the price of power from the electrical grid. We believe our ability to cost-effectively develop and manufacture LFP solid-state batteries will position renewable energy projects deploying these batteries to reach “grid parity” sooner.

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Our Competitive Strengths

We believe that we possess the largest share in the markets we operate in due to our following business strengths, which distinguish us in this competitive landscape and position us to capitalize on the anticipated continued growth in the energy storage market:

●	Premier Lithium-Ion Battery Technology. Each of our innovative batteries features custom designed components to enhance power and performance in any application or setting. Our batteries feature LFP chemistry that is environmentally friendly, does not heat up or swell when charging or discharging, and generates more power in less physical space than competing lead-acid batteries. Unlike our competitors, our internal heating technology keeps our batteries within optimal internal conditions without drawing unnecessary energy and sustaining minimal energy drain. To protect our products, our batteries possess a proprietary battery management system that shuts off the ability to charge at 24 degrees Fahrenheit. This technology increases performance in cold weather conditions while possessing a unique heating solution that does not require an external energy source.

●	Extensive, Growing Patent Portfolio. We have developed and filed patent applications on commercially relevant aspects of our business including chemical compositions systems and production processes. To date, we have owned 44 issued patents, with an additional 48 patent applications pending, in the United States, Canada, Australia, Korea, Japan, India, China, and Europe (with individual patents in Germany, France and the United Kingdom).

●	Proven Go-To-Market Strategy. We have successfully established a DTC platform and have developed strong working relationships with major OEMs and fleets in the RV, marine and heavy trucking markets. We custom design and engineer storage systems for new and existing applications. We see opportunities to continue to leverage our success in the aftermarket to expand our relationships to other leading OEMs, fleets, and distributors while further enhancing our DTC offerings. Extensive informational videos and exceptional customer service provide sales, technical and hands-on service support to facilitate consumer transition from traditional lead-acid or incumbent lithium-ion batteries to our products.

●	Established Customer Base with Brand Recognition. We have a growing customer base of more than 25,000 customers featuring OEMs, distributors, upfitters and end consumers across diverse end markets and applications including RV, marine vessels and off-grid residences. Customer demand and brand recognition of Battle Born batteries from an aftermarket sales perspective have helped drive significant adoption from OEMs and fleets with visibility for future growth through further expansion of our existing relationships.

●	High Quality Manufacturing Process. Unlike competitors that outsource their manufacturing processes, our batteries are designed, assembled and tested in the United States, ensuring that our manufacturing process is thoroughly tested and our batteries are of the highest quality as a result of governmental regulations for performance and safety.

●	Drop-in Replacement. Our battery modules are largely designed to be “drop-in replacements” for traditional lead-acid batteries, which means that they are designed to fit standard RV or marine vessel configurations without any adjustments. Our target applications are powering devices and appliances in larger vehicles and low speed industrial vehicles. We offer a full line of compatible components and accessories to simplify the replacement process and provide consumers with customer service to ensure a seamless transition to our significantly safer and environmentally friendly battery. Over their lifetime, our batteries are significantly cheaper from both an absolute cost and a cost per energy perspective. These lifetime costs, at current costs and capacity, will naturally drop as we continue to take advantage of economies of scale.

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Our Growth Strategy

We intend to leverage our competitive strengths, technology leadership and market share position to pursue our growth strategy through the following:

●	Expand Product Offerings. In the short-term, our aim is to further diversify our product offerings to give consumers, as well as OEMs and distributors, more options for additional applications. We intend to launch and scale production of additional 12 voltage and 24 voltage batteries and we have recently introduced 48 voltage battery systems, which we believe will extend our market reach in each of our targeted end markets. Additionally, in January 2023, we launched Dragonfly IntelLigence, a proprietary monitoring and communication system that allows us to monitor, optimize, and in some cases compile data on battery banks. We believe the natural evolution of our product offering is to become a system integrator for solar and other energy storage solutions.

●	Expand End Markets. We have identified additional end markets that we believe in the medium- to longer-term will increasingly look to alternative energy solutions, such as LFP batteries. Markets, such as long-haul trucking, standby power, industrial vehicles, specialty vehicles and utility-grade storage, are in the early stages of adoption of lithium-ion batteries (including LFP batteries), and we aim to be at the forefront of this movement by continuing to develop and produce products with these end users in mind.

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Commercialize our Dry Electrode Cell Manufacturing Technology. In July 2023, we completed the construction of our proprietary and patented cell manufacturing pilot line. Our patented dry deposition process is chemistry agnostic – meaning it can produce battery cells across a variety of chemistries – and is less capital intensive, uses less energy, and can produce cells in a smaller manufacturing footprint, leading to a lower total cost of manufacturing. In August 2023, we successfully demonstrated the ability to produce anode material at scale using this manufacturing process and did the same with cathode material in October 2023. We are currently producing sample cells for prospective customers across a variety of chemistries and end-markets and expect to begin scaling production in the second half of 2024.

●	Develop and Commercialize Solid-State Technology. We believe solid-state technology presents a significant advantage to all products currently on the market, with the potential to be lighter, smaller, safer and cheaper. Once we have optimized the chemistry of our LFP solid-state batteries to enhance conductivity and power, we intend to scale up for mass production of separate solid-state batteries for various applications and use cases.

Our Products and Technology

Chemistry Comparison

Lead-acid batteries were the first form of rechargeable battery to be developed and modified across different platforms for a variety of uses, from powering small electronics to use for energy storage in back-up power supplies in cell phone towers. Since the development in the 1970s of AGM lead-acid batteries, a form of sealed lead-acid battery that enables operation in any position, there has been limited innovation in lead-acid battery technology. The push to develop longer-lasting, lower-cost, more environmentally-friendly and faster-charging batteries has led to the development of lithium-ion batteries and, within the lithium-ion battery market, different chemistries.

There are several dominant battery chemistries in the lithium-ion market that can be used for different purposes. Two widely adopted chemistries found in the market today are nickel manganese cobalt (“NMC”), and nickel cobalt aluminum (“NCA”). The higher energy density and shorter cycle life found in NMC and NCA batteries are suitable for markets where fast charging and high energy density are required, such as electric vehicle (“EV”) powertrains and consumer electronics. LFP batteries are best suited for energy storage markets where long life and affordability are paramount, such as RV, marine vessel, off-grid storage, onboard tools, material handling, utility-grade storage, telecom, rail and data center markets.

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NMC batteries are highly dependent on two metals that present significant constraints — nickel, which is facing an industry-wide shortage, and cobalt, a large percentage of which comes from conflict-ridden countries. According to an article by McKinsey & Company titled “Lithium and Cobalt: A tale of two commodities”, global forecasts for cobalt show supply shortages arising as early as 2022, slowing down NMC battery growth. Both of these elements are also subject to commodity price fluctuations, making NMC and NCA batteries less cost-effective than LFP batteries. LFP batteries do not contain these elements and materials can be sourced domestically, and are therefore not subject to these shortages, geopolitical concerns or commodity price fluctuations. In fact, LFP batteries have no toxic elements, offering a much safer environmental alternative. The temperature threshold for thermal runaway (i.e., lithium-ion battery overheating that can result in an internal chemical reaction) is higher for LFP batteries as compared to NMC and NCA batteries, making LFP batteries less flammable and safer.

LFP batteries have a useful life of approximately 10 to 15 years compared to one to two years for lead-acid batteries, and typically charge up to five times faster. LFP batteries are also not constrained by weight (having the same energy capacity at one-fifth of the weight) or temperature (having the ability to generate power even in low temperatures and to not swell or heat up when charging or discharging) and are generally maintenance free.

In the electric vehicle market, the race to provide the highest energy density facilitating frequent, rapid acceleration, greatest range and fastest charging battery — all while competing on cost — is where many new battery companies are prioritizing their efforts. Success in the electric vehicle market requires use of chemistries capable of optimization to these requirements. In our targeted stationary storage markets, the ideal solution requires a safe, long-lasting battery in terms of discharge/charge cycles with a focus on providing a steady power stream. LFP batteries are better suited for the stationary storage market compared to NMC and NCA batteries, as LFP batteries are safer and have a significantly longer life cycle making them more cost-effective. The market for utility grade storage, particularly for clean energy projects, and the related adoption of lithium-ion batteries (including LFP batteries) is expected to increase as the fully-loaded cost of energy (production and storage) approaches cost parity with inexpensive fossil fuel energy provided through the electric grid. Compared to NMC and NCA batteries, LFP batteries are at or much closer to grid parity.

Dry Electrode Cell Manufacturing Technology

Since our inception, we have been developing proprietary dry-electrode manufacturing processes for which we have issued patents and pending patent applications, where appropriate. Dry-electrode manufacturing eliminates the use of toxic and expensive solvents and energy-intensive drying ovens in the cell manufacturing process. This in turn reduces the energy usage, space requirements, carbon footprint, and overall cost as compared to conventional slurry-based methods. Furthermore, the manufacturing technology is chemistry agnostic – meaning it can produce battery cells across a variety of different chemistries and application use cases. In July 2023, we completed the construction of our dry-electrode manufacturing pilot line. In August 2023, we successfully demonstrated the ability to produce Anode material at scale using this manufacturing process and did the same with cathode material in October 2023. We are currently producing sample cells for prospective customers across a variety of chemistries and end-markets and expect to begin scaling production in the second half of 2024.

Solid-State Cells

LFP batteries are not without their disadvantages. While less flammable than other chemistries, the existence of a flammable liquid electrolyte still poses safety risks. Like all liquid-based lithium-ion batteries, LFP batteries have a potential to produce solid lithium dendrites, icicle-like formations which can pierce the physical separators in LFP batteries, which are necessary in LFP batteries to separate the positively charged liquid electrolyte from the negatively charged liquid electrolyte, and which, over time, will degrade the performance of LFP batteries and potentially result in fire-related risks. The next phase in the development of lithium-ion batteries is solid-state cell development, which contains a solid, rather than a liquid, electrolyte, eliminating many of the current disadvantages to LFP batteries while increasing the safety of the battery cells. We believe that the development of our solid-state technology will provide us with a unique competitive advantage.

Compared to current lithium-ion technology, where lithium-ions cross a liquid electrolyte barrier between a battery’s anode (negative electrode) and cathode (positive electrode), solid-state batteries aim to use a solid electrolyte to regulate the lithium-ions. As a battery charges and discharges, an electrochemical reaction occurs creating a flow of electrical energy between the cathode, electrolyte and anode as the electrodes lose and reacquire electrons. In addition to the use of non-toxic electrode components, the removal of a liquid electrolyte will eliminate the risk of fire, making solid-state cells inherently safe. The move to a non-liquid electrolyte also means that solid-state batteries will be, on average, smaller and lighter than existing lithium-ion batteries. The process for manufacturing our solid-state cells is described below under “— Research and Development”.

Our Products

We provide various industries with clean, reliable, and efficient power solutions through our comprehensive product portfolio. These products and solutions are sold to both OEMs and retail customers.

Our lead product line is Battle Born Batteries product line, respected for its exceptional performance and durability. When compared to traditional lead-acid options, Battle Born Batteries deliver two to three times the power in the same physical space, one-fifth the weight for equal usable power, and up to five times faster charging. Additionally, these batteries have extended lifespans of 3,000-5,000 cycles, translating to ten to fifteen years of reliable use under typical conditions. This longevity is backed by our 10-year warranty, showcasing our commitment to quality. The Battle Born Batteries product line currently features various sizes and configurations including models with proprietary built-in heating for cold weather charging and Dragonfly IntelLigence™, a communication technology that unlocks real-time monitoring, instant notifications, various protocol integration and superior battery protection. A focus on safety is central to our products, and all Battle Born Battery products utilize LiFePO4 chemistry, the safest lithium-ion chemistry available on the market. Additionally, our battery products undergo rigorous testing under stringent industry standards like UL Standard 2054, IEC 62133, UN 38.3 and IP65 to ensure safety and reliability.

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Looking beyond batteries, we also offer a diverse range of power products.

●	Our Wakespeed Advanced Alternator Regulator, WS500, utilizes current, voltage, and temperature to deliver precise and effective charging of battery banks via an alternator. Its intelligent control leverages advanced multi-PID engine technology to ensure the most accurate charging available, simplifying installation, configuration, and operation. The WS500 offers superior protection for both lead-acid and lithium battery chemistries, making it a valuable investment for optimizing power management and extending battery life.

●	The Battle Born Batteries Lithium Power Pack Series features all-in-one power solutions for RVs, vans, and other mobile, off-grid, and industrial applications. These pre-wired, ready-to-go systems make the upgrade to lithium simple with easy installation into RVs or other applications. Designed with the dimensions and mounting points of traditional generators in mind, Lithium Power Packs are made to be quiet, sustainable, and simple drop-in replacements, allowing customers to eliminate generator fuel and noise. Custom configurations of Lithium Power Pack products are available for dealers and OEMs to size these all-in-one solutions to their specific needs.

●	Designed for the demanding world of heavy-duty trucking, our Battle Born All-Electric APU leverages a lithium battery system to empower drivers with long lasting power for their hotel loads. This upgrade eliminates the need for idling and its associated fuel costs and emissions—this APU provides power to run a truck’s HVAC, appliances, and electronics during mandatory rest periods. The Battle Born All Electric APU is pre-assembled and pre-wired, seamlessly integrating into a truck’s frame rails.

Additionally, as a distributor of leading brands like Victron, Schneider, and REDARC, we act as a one-stop shop for full system integration, catering to both OEMs and retail customers. Our complete offering allows customers to benefit from clean and sustainable power, extended lifespans, reduced costs, increased efficiency, and seamless integration – all backed by expert service and support.

Battery Management System

Our proprietary battery management system is developed and tested in-house. It offers a complete solution for monitoring and controlling our complex battery systems and is designed to protect battery cells from damage in various scenarios. We believe our battery management system is industry-leading for a number of reasons:

●	it enables batteries to draw power under 135 degrees Fahrenheit, and is designed to cut off charging at 24 degrees Fahrenheit to protect cells;

●	it actively monitors the rate of change of currents to detect and prevent short circuiting, and also protects against potential ground faults;

●	it allows for up to an average of 300 amps continuously, 500 amp surges for 30 seconds, and momentary, half second maximum capacity surges;

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●	it enables batteries to recharge even if completely drained;

●	it utilizes larger resistors to ensure balanced loads to improve performance and extend useful life; and

●	it facilitates scalability by enabling batteries to be combined in parallel and in series.

Battery Communication System

We have developed a complete communication system branded Dragonfly IntelLigence, for which a U.S. non-provisional patent application and an international PCT patent application have been filed, to be used with Dragonfly Energy OEM systems and Battle Born batteries and bundles. This communication system will enable end customers to monitor each battery in real time, providing information on energy input and output and current or voltage imbalances. The communication system will be able to communicate with up to 24 batteries in a bank at one time and aggregate the data received from these batteries into a central system such as a phone or tablet. We expect to begin offering the Dragonfly IntelLigence product line to OEMs in the second quarter of 2024 as an adjacent component and in our product bundles.

Alternator Regulation

Charging batteries in a vehicle, such as a boat or RV, often requires pulling electrical current off of the vehicle’s alternator. Alternator regulation is important to ensure that the alternator does not get unduly stressed during the current delivery to the batteries, and that the current delivery remains within the operating limits of the onboard battery bank. The acquisition of the assets of Wakespeed has allowed us to deliver our own proprietary solution to alternator regulation while also leveraging an established brand name. Wakespeed is especially popular in the marine industry, and our ability to offer this complete solution sets the stage for further penetration into marine markets.

Product Pipeline

Beyond our current battery modules, we have several LFP products in development that will enable us to access additional end markets.

●	New Products. Our current offerings feature battery products that serve the RV, marine vessel and off-grid markets. Although manufacturing operations were previously capacity constrained the expansion into our new manufacturing facility will allow us to add production capacity and increase product offerings and scale based on demand.

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The majority of our current batteries are 12 volt batteries, which provide 100 amp hours of energy and are an affordable solution to customers utilizing smaller or lower power applications. The smaller stature and drop-in replacement nature of these batteries have made these popular within the RV and marine vessel markets. Through the expansion of our 12 voltage battery product offerings, we will be able to penetrate further into additional applications including towable RVs, truck campers and trolling motors for small boats.

●	We also offer 24 voltage batteries, which currently deliver 50 amp hours, and plan to further expand our 24 voltage battery offerings to provide additional drop-in replacements for AGM batteries. A single 24 voltage battery is more efficient than two 12 voltage batteries due to the ability to power directly from the source without sacrificing power through cables and connectors. This attractive power source is ideal for off-grid housing, telecommunication, solar, marine and motorized home markets, providing enhanced power to larger scale applications. A vast majority of telecommunication cell sites utilize 24 voltage batteries, greatly expanding our addressable market.

●	We intend to offer 48 voltage batteries at 100 amp hours that utilize the Dragonfly IntelLigence system to maintain balance and full visibility into the status of all cells. The 48 voltage batteries provide further efficiency gains with higher voltage. These higher voltage batteries are currently more suitable for luxury mobile homes, larger off-grid uses, and high-end marine applications. We aim to further expand our 48 voltage batteries’ end market exposure into other highly attractive industries including standby power for data center and utility grade energy storage.

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●	System Integrator. A natural evolution of our business is to offer customers a system integration solution providing more efficient power solutions at a cost-effective price point. We currently offer components and accessories necessary to build out complete lithium power systems, including solar panels, chargers and inverters, system monitoring, Wakespeed’s alternator regulators, accessories, and more. We have an in-house expert customer service team that assists customers in fully integrating their applications to our technologies for a seamless transition to lithium-based energy storage systems. Through our evolving technology and the customized architecture and application of our products, we are able to offer customers a seamless transition to creating a centralized coordinated system.

Research and Development

Our research and development team has built up its efforts to support two main initiatives – (1) scale up of our patented dry electrode process for cell manufacturing and (2) the advanced manufacturing of solid-state lithium-ion batteries. We believe the dry electrode process can be leveraged to help us vertically integrate from a pack supplier to a cell supplier – positioning ourselves for long-term competitiveness in the given geopolitical, economic, and technological landscapes. Our innovations in dry electrode processing result in reduced manufacturing costs, CO2 equivalents, and factory footprint while eliminating the need for solvents like N-Methyl-2-pyrrolidone (“NMP”). A third-party assessment conducted by Sphere Energy confirming these benefits has been completed in the first quarter of 2024 relating to cost effectiveness and sustainability of our dry electrode battery manufacturing process (the “Sphere Energy Assessment”).

The Sphere Energy Assessment concluded that our dry electrode battery manufacturing process resulted in a 9% reduced carbon footprint of cell manufacturing with no toxic NMP solvent required, resulting in a significantly more sustainable process. This sustainability advantage is further augmented by a 71% reduction in energy usage during electrode manufacturing using our process (spray drying, coating, calendaring) compared to standard cell manufacturing operations (slurry casting, drying, calendaring). By removing the need for large and expensive drying ovens, our manufacturing process requires 22% less square footage. The culmination of these advantages results in a 25% reduction in emissions from energy use, making our manufacturing process more sustainable and much more environmentally friendly as compared to conventional manufacturing methods.

In addition to the energy savings, the cost assessment found our process to be highly cost-effective with an estimated 5% savings (depending on cell chemistry) on process-related costs compared to conventional methods. Importantly, these savings were calculated without the additional cost benefits provided by domestically manufacturing battery cells such as Inflation Reduction Act tax credits (issued by the IRS), tariffs, and shipping.

The dry electrode battery manufacturing process we employ uses a patented spray coating technology to adhere the anode and cathode electrodes, eliminating the need for large, energy-intensive equipment such as slurry coaters, conveyor dryers, and NMP processing equipment. This process is chemistry agnostic, allowing for the various applications, such as electric vehicles, consumer electronics, and energy storage, which is expected to enable us to expand into new markets and to achieve our goal of domestically producing nonflammable all-solid-state battery cells.

We have successfully produced anode and cathode electrode reels at scale using the dry electrode process and are now qualifying prototype cells for the core business and potential partners. When compared to slurry cast electrode tapes, which is the conventional manufacturing method, electrode tapes produced using the dry electrode process match or surpass mechanical integrity and electrochemical performance. We are considering joint development agreements, licensing agreements, and offtake agreements as instruments of partnership with interested parties.

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In comparison with traditional manufacturing methods, our patented process leverages two off-the-shelf technologies to deliver the stated cell manufacturing benefits – spray drying and electrostatic powder coating. Technical risk is reduced by using off-the-shelf equipment and both unit operations are being optimized in 2024. A new set of spray dryers will arrive at our facilities in the second quarter of 2024, enabling us to produce larger volumes of material for the electrode coating lines.

We have developed our patented to be chemistry agnostic and capable of producing current cell chemistries (graphite, LCO, LFP, LTO, NCA, NMC, LTO, silicon, etc.) and next generation cell chemistries (sodium-ion, solid-state, ionic liquid electrolytes, etc.). We believe this flexibility and our robust intellectual property protection internationally positions us well for potential partnerships with cell manufacturers, EV companies, and other pack suppliers in need of cell capacity. The next stage in technical development is to produce larger volumes of sample cells for qualification. These production runs will be completed with partners in the United States and at our own facilities once the new headquarters facility is completed, which is expected to occur in the second half of 2024. We have invested significant resources into developing an in-house comprehensive understanding of cell manufacturing – raw material qualification, quality control such as, cell failure diagnostics, aging, and formation processes. Our research and development Lab is equipped with over $20 million in research infrastructure to support the development of new cell chemistries, process quality control, failure diagnostics, and more. This equipment includes quality control instruments (ex. moisture analysis, particle size analysis, peel testing and titrations) and cutting-edge research instrumentation such as en operando nuclear magnetic resonance (“NMR”), electron microscopes with lithium-tracking capabilities, and en operando x-ray diffraction. This infrastructure has allowed us to optimize the dry-electrode process, allowing our team to match or surpass traditional electrode tape performance and mechanical integrity. Because our process is dry and the active material is coated directly onto the current collector, interfacial and composite resistivity of the electrode tapes often surpass the quality of slurry cast equivalents.

Our solid-state technology continues to progress as we qualify new chemistries and refine the dry electrode process for solid-state applications. Currently, we are cycling solid-state coin cells with the aim of producing prototype pouch cells by the end of 2024. These cell chemistries are nonflammable, solid-state, and an LFP/graphite cell chemistry. We believe these cells will be a pivotal technology in grid storage applications once fully deployed. We intend to integrate our conventional and solid-state cells produced using our dry-electrode process into the existing Dragonfly Energy and Battle Born Batteries product portfolios.

Headquarters, Manufacturing, and Production

Our headquarters is located in our 99,000 square foot manufacturing facility in Reno, Nevada. The lease for this building was entered into on March 1, 2021, and expires on April 30, 2026. We do not own any real estate property. This facility leverages a semi-automated production process for battery module and pack assembly. We currently have two production lines with another line currently in construction. We continue to have the capability to expand our production volumes and line quantities to support increased volumes of new products we intend to introduce soon. On February 8, 2022, we entered into a 124-month lease for an additional 390,240 square foot warehouse, which is scheduled to complete construction in the second half of 2024 in Reno, Nevada. We intend to utilize this facility for the existing pack assembly business and new cell manufacturing business.

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On April 12, 2024, we entered into the Fernley Lease Agreement pursuant to which we agreed to lease an approximately 64,000 square foot facility (the “Premises”) in Fernley, Nevada, to be used for general, warehousing, assembly/light manufacturing, painting of products, storage fulfillment, distribution of our products, and other uses as permitted under in the Fernley Lease Agreement.

Our manufacturing process is divided into two aspects – (1) module assembly and (2) battery assembly. We use a combination of trained employees and automated processes to increase production capacity and lower costs while maintaining the same level of quality our customers expect from our products. Module assembly is a significantly automated process, implementing custom-designed equipment and systems to suit our production needs. This includes cycling of individual cells to detect faulty components and to enable sorting by capacity. Our custom-designed automated welders spot weld individual cells that are assembled into specified module jigs based on the desired amp hour. Completed modules are then fully discharged, recharged fully, and sorted by capacity. Battery assembly is performed largely by hand by our trained employees, although we continue to look for innovative ways to integrate automation into this process. Our proprietary battery management system is thoroughly tested for quality cutoffs, then mounted onto individual modules, before the modules are bolted into its casing. We aim to automate the battery management system testing and installation process, which we expect could increase production capacity fourfold. We are currently implementing an automated process for the gluing and sealing process, which would incorporate a two-robot system for gluing and epoxying, as well as a glue pallet system to move finished batteries. After the assembled batteries are tested and sealed, they are processed for outbound distribution.

Supplier Relationships

We have a well-established, global supply chain that underlies the sourcing of the components for our products, although we source domestically wherever possible. We aim to maintain approximately six months’ worth of all components, other than cells, which we pre-order in advance for the year to ensure adequate supply. For nearly all of our components, other than our battery management system, we ensure that we have alternative suppliers available. Our battery management system is sourced from a single supplier based in China who we have a nearly 10-year relationship with and who manufactures this component exclusively for us based on our proprietary design. Our cells are sourced from two different, carefully selected cell manufacturers in China who are able to meet our demanding quality standards. As a result of our long-standing relationships with these suppliers, we are able to source LFP cells on favorable terms and within reasonable lead-times.

As we look toward the production of our traditional and solid-state cells, we have signed a Commercial Offtake Agreement with a lithium mining company and a lithium recycling company, both located in Nevada for the supply of lithium.

Customers; RV OEM Strategic Arrangements

We currently serve more than 25,000 customers in North America. Our existing customers consist of leading OEMs (such as Keystone, THOR, REV Group and Airstream); distributors (who purchase large quantities of batteries from us and sell to consumers); upfitters (who augment or customize vehicles for specific needs); and retail customers (who purchase from us directly). For the years ended December 31, 2023 and 2022, OEM sales represented 42.7% and 39.2% of our total revenues, respectively. For the quarters ended March 31, 2024 and March 31, 2023, OEM sales represented 58.4% and 46.6% of our total revenues, respectively.

We have deep, long-standing relationships with many of our customers. We also have a diverse customer base, with our top 10 customers accounting for 37.8% of our revenue for the year ended December 31, 2023, in which only one customer accounted for more than 10% of our revenue. Our customers primarily utilize our products for RVs, marine vessels and off-grid residences. We work directly with OEMs to ensure compatibility with existing designs and also collaborate on custom designs for new applications.

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The RV market is characterized by low barriers to entry. In North America, there are two large publicly traded RV companies, THOR Industries and REV Group, in addition to a number of independent RV OEMs. THOR and REV each own a number well-known RV OEM brands and their related companies. These brands compete on a number of factors such as format (e.g., motorized or towable), price, design, value, quality and service. On November 19, 2021, we entered into a long-term Manufacturing Supply Agreement with Keystone, a member of the THOR group and the largest towable RV OEM in North America (the “Supply Agreement”). In July 2023, we were notified by Keystone that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While Keystone has not moved to a different solution or competitor, as a result in this change in strategy there was a material limiting effect on our revenue in 2023.

In July 2022, we strengthened our ties with the THOR group of RV OEMs when (i) THOR Industries made a $15,000,000 strategic investment in us and (ii) we agreed to enter into a future, mutually agreed distribution arrangement and joint IP development arrangement. This arrangement helps facilitate our ongoing efforts to drive adoption of our products (leveraging the trend of LFP batteries increasingly replacing lead-acid batteries) by, among other things, increasing the number of RV OEMs that “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales. Once the distribution agreement has been negotiated and signed, during a to-be-agreed transition period, we will use commercially reasonable efforts to cease marketing and selling our products to other RV OEMs and suppliers to RV OEMs in North America. Although the full distribution agreement with THOR has not been executed and is subject to negotiation in the future, its terms are expected to include: (i) an initial term of 24 months, which THOR may renew for successive one-year periods; (ii) a requirement that we be the sole provider of lithium-ion batteries to the US-based THOR family of companies for THOR sales in the United States, subject to agreed exceptions; (iii) favored pricing for products and negotiated rebates or other incentives; (iv) a requirement that THOR and its North American OEMs be our exclusive RV OEM customers for our products in North America, subject to agreed exceptions; and (v) agreeable terms with respect to registered and unregistered intellectual property rights and technology rights (which do not include our existing intellectual property, including our solid-state battery technologies and related IP rights), including necessary licenses between the parties, third party licenses, and allocation of ownership of any intellectual property rights and/or technology rights developed as a result of development efforts jointly undertaken between THOR and us, subject to certain limitations.

We continue to seek to grow our customer base within our existing segments; however, we also believe that our products are well suited to address the needs in additional segments, including residential, commercial and/or industrial standby power, long-haul trucking, industrial vehicles (such as forklifts, material handling equipment and compact construction equipment) and specialty vehicles (such as emergency vehicles, utility vehicles and municipal vehicles) and we will seek to expand our market share in these segments in the future.

Sales and Marketing

Our proven sales and marketing strategy has allowed us to penetrate our current end markets efficiently. We have established a highly efficient sales and marketing strategy, to penetrate targeted end markets and ensuring prominent visibility for our Battle Born Batteries and Wakespeed brands. We prioritize educating our customer base about the benefits of LFP batteries as a superior investment compared to traditional lead-acid options. Informational videos published on our website and social media platforms highlight these advantages, complemented by written guides that assist customers in configuring, installing, and utilizing battery systems and accessories. This messaging is further reinforced through our active presence at tradeshows, live webinars, and other in-person training events with dealers and customers, fostering direct engagement and ensuring comprehensive product understanding. Participation in these events fosters strong relationships with both OEMs and retail customers, keeping us attuned to evolving preferences. By leveraging this customer feedback, we collaborate with major OEMs to design solutions tailored to new and existing applications.

In addition to traditional print and digital advertising, we harness the significant influence of social media platforms like YouTube, Instagram, and Facebook, through affiliate marketing. We partner with established content creators and influencers to cultivate lasting relationships that showcase product performance organically, beyond mere one-off promotions. Organic integration of our products in television shows, podcasts and other similar sponsorships further amplifies brand awareness. Additionally, we foster relationships with key industry publications, securing valuable editorial coverage that showcases our innovative power solutions and how they are used. We believe these strategic collaborations position our brands as industry leaders within our markets and to the general public as a whole, further strengthening brand awareness and consumer confidence.

We also leverage targeted pay-per-click advertising campaigns across various platforms, including search engines, social media, and connected TV. This data-driven approach ensures efficient conversion of high-intent customers at the bottom of the purchase funnel, maximizing return on investment and driving targeted brand awareness among potential buyers.

Direct relationships with retail customers remain a core value. Our user-friendly website facilitates direct purchases of Battle Born Batteries and Wakespeed products, along with well-known third-party components, allowing customers to explore and acquire complete system solutions in one convenient location. Furthermore, a dedicated team of in-house experts provides comprehensive sales, technical, and service support to ensure our valued customers receive exceptional care and expertise.

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Competition

Our key competitors are principally traditional lead-acid battery and lithium-ion battery manufacturers, such as Samsung, CATL and Enovix, in North America. We also compete against smaller LFP companies, who primarily either import their products or manufacture products under a private label. Of these companies, there is no other company that has penetrated our core end markets to the same extent as we have, and we believe that this is in large part due to the technological advantages that our products offer compared to other products in the market. Our batteries are purpose-built to enhance the power and performance in any application or setting. We have specifically designed our battery cases to fit into existing AGM battery racks and cabinets and offer a suite of compatible components and accessories in order to make the replacement process simple enough for customers to do it themselves. We have optimized our technology to produce a lighter, yet higher performing battery with a longer lifespan than incumbent lead-acid batteries. Our propriety battery management system and internal heat technology enables our batteries to outperform not only traditional lead-acid batteries, but other lithium-ion products.

With regard to solid-state technology, we have two main competitors, QuantumScape and Solid Power. While both of these competitors are focused on the development of solid-state technology for use in the propulsion of electric vehicles, we are focused on power storage applications, which has different requirements. We believe that our proprietary processes, systems and materials provide us with a significant competitive advantage in developing a fully solid-state, non-toxic and highly cost-effective energy solution.

As our solid-state technology comes to fruition and we begin to commercialize this product, we intend to become a vertically integrated battery company, internalizing all aspects of the manufacturing and assembly process. This is comparable to companies such as Tesla, BYD Limited and Li-Cycle. Our solid-state technology will also enable us to further penetrate the energy storage market, and we expect to compete with technology-focused energy storage companies such as EOS Energy, ESS and STEM.

Intellectual Property

The success of our business and our technology leadership is supported by our proprietary battery technology. We have received patents and filed patent applications in the United States and other jurisdictions to provide protection for our technology. We rely upon a combination of patent, trademark and trade secret laws in the United States and other jurisdictions, as well as license agreements and other contractual protections, to establish, maintain and enforce rights in our proprietary technologies. In addition, we seek to protect our intellectual property rights through non-disclosure and invention assignment agreements with our employees and consultants and through non-disclosure agreements with business partners and other third parties.

As of December 31, 2023, we owned 44 issued patents and 48 pending patent applications. The patents and patent applications cover the United States, Canada, Australia, Korea, Japan, India, China, and Europe (with individual patents in Germany, France and the United Kingdom). We periodically review and update our patent portfolio to protect our products and newly developed technologies. Currently, we have a combination of issued patents and pending patent applications covering the ornamental design of our GC2 and GC3 batteries, a device and method for monitoring battery systems, pre-coated solid-state electrolyte and electroactive powders and their methods of manufacture, methods and systems for the dry spray deposition of materials in an electrochemical cell; a thermal fuse; battery systems implementing a mesh network communication protocol; a power charging system for use during towing of a vehicle; and a power charging system with temperature based charging control. These patents are expected to have expired or expire between May 2033 and 2043, absent any patent term adjustments or extensions.

We periodically review our development efforts to assess the existence and patentability of new intellectual property. We pursue the registration of our domain names and trademarks and service marks in the United States and other jurisdictions. In an effort to protect our brand, as of December 31, 2023, we own 21 trademark registrations to cover our house marks in the United States and we have 7 pending trademark applications relating to our design logos and slogans in the United States and we have 4 pending trademark applications internationally.

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Government Regulation and Compliance

We currently operate from a dedicated leased manufacturing facility, a leased warehouse and a podcast studio, each located in Reno, Nevada as well as a leased R&D facility in Sparks, Nevada. We have never owned any facility at which we operated. Operations at our facilities are subject to a variety of environmental, health and safety regulations, including those governing the generation, handling, storage, use, transportation, and disposal of hazardous materials. To conduct our operations, we have to obtain environmental, health, and safety permits and registrations and prepare plans. We are subject to inspections and possible citations by federal, state, and local environmental, health, and safety regulators. In transit, lithium-ion batteries are subject to rules governing the transportation of “dangerous goods.” We have policies and programs in place to assure compliance with our obligations, such as policies relating to workplace safety, fire prevention, hazardous material management and other emergency action plans. We train our employees and conduct audits of our operations to assess our fulfillment of these policies.

We are also subject to laws imposing liability for the cleanup of releases of hazardous substances. Under the law, we can be liable even if we did not cause a release on real property that we lease. We believe we have taken commercially reasonable steps to avoid such liability with respect to our current leased facilities.

Employees and Human Capital Resources

As of March 31, 2024, we had 152 employees; 143 full-time, 2 part-time and 7 interns. We have adopted our Code of Ethics to support and protect our culture, and we strive to create a workplace culture in line with our values: “Tell the Truth,” “Be Fair,” “Keep Your Promises,” “Respect Individuals,” and “Encourage Intellectual Curiosity.” As part of our initiative to retain and develop our talent, we focus on these key areas:

●	Safety — Employees are regularly educated in safety around their workspaces, and employees participate in volunteer roles on a safety committee, and in emergency readiness roles. We have a dedicated safety coordinator who tracks and measures our performance, and helps us benchmark our safety programs against our peers.

●	Diversity, Equity & Inclusion — Our culture has benefitted from the diversity of our workforce from the very beginning. Inclusion and equity are “baked into the bricks” of our values, which our employees demonstrate every day. Our human resources department and all our corporate officers and directors have an open door policy, and are able to constructively communicate with employees to resolve issues when they arise.

●	Collaboration — As we grow, opportunities for cross-functional collaboration are not as organic as they used to be. We have responded to that change by staying mindful and acting intentionally to gather cross-functional input on new initiatives and continuous improvement efforts.

●	Continuous Improvement — We apply continuous improvement measures to processes as well as people. We encourage professional development of our employees, through ongoing learning, credentialing, and collaboration with their industry peers.

Attracting and retaining high quality talent at every level of our business is crucial to our continuing success. We have developed relationships with the University of Nevada Reno and the Nevada System of Higher Education to further our recruitment reach. We provide competitive compensation and benefits packages, including performance-based compensation that rewards individual and organizational achievements.

The Business Combination

On October 7, 2022 (the “Closing Date”), CNTQ and Legacy Dragonfly consummated the merger (the “Closing”) pursuant to the Agreement and Plan of Merger, dated as of May 15, 2022 (as amended, the “Business Combination Agreement”), by and among CNTQ, Bronco Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of CNTQ (“Merger Sub”), and Legacy Dragonfly. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Dragonfly (the “Merger” and, together with the other transactions contemplated by the Business Combination Agreement, the “Business Combination”), with Legacy Dragonfly continuing as the surviving corporation in the Merger and as our wholly owned subsidiary. In connection with the Business Combination, CNTQ changed its name to Dragonfly Energy Holdings Corp.

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Prior to the completion of the Business Combination, CNTQ was a shell company. CNTQ was incorporated in the state of Delaware on June 23, 2020. CNTQ consummated its initial public offering at a price of $10 per unit on August 13, 2021 (the “CNTQ IPO”). Legacy Dragonfly was incorporated as a limited liability company in the State of Nevada on October 15, 2012 and reorganized as a corporation under the laws of the State of Nevada on April 11, 2016. Following the Business Combination, our business is the business of Legacy Dragonfly.

Merger Consideration

At the Closing, by virtue of the Merger and without any action on the part of CNTQ, Merger Sub, Legacy Dragonfly or the holders of any of the following securities:

(a)	Each outstanding share of Legacy Dragonfly’s common stock, par value $0.001 per share (“Legacy Dragonfly Common Stock”), converted into (i) a certain number of shares of our common stock, totaling 41,500,000 shares (including the conversion and assumption of the options to purchase shares of Legacy Dragonfly Common Stock described below), which is equal to (x) $415,000,000 divided by (y) $10.00 (the “Merger Consideration”) and (ii) the contingent right to receive Earnout Shares (as defined below) (which may be zero) following the Closing.

(b)	Each option to purchase shares of Legacy Dragonfly Common Stock, was assumed and converted into options to acquire shares of our common stock. The portion of the Merger Consideration reflecting the conversion of the Legacy Dragonfly options was calculated assuming that all of our options are net-settled. With respect to Company options received in respect of Legacy Dragonfly options that are outstanding immediately prior to the Closing and cash exercised after the Closing, up to 627,498 additional shares of our common stock may be issued. At the Closing, approximately 38,576,648 shares of the Merger Consideration was allocated to holders of outstanding shares of Legacy Dragonfly Common Stock and 3,664,975 shares of the Merger Consideration was allocated to holders of the assumed Legacy Dragonfly options.

Earnout Merger Consideration

In addition to the Merger Consideration set forth above, additional contingent shares (“Earnout Shares”) may be payable to each holder of shares of Legacy Dragonfly Common Stock in the Merger, subject to achieving specified milestones, up to an aggregate of 40,000,000 additional shares of our common stock in three tranches.

The first tranche of 15,000,000 shares was issuable if our 2023 total audited revenue was equal to or greater than $250 million and our 2023 audited operating income was equal to or greater than $35 million. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of our common stock over any 20 trading days (which may or may not be consecutive) within any 30 consecutive trading day period of at least $22.50 on or prior to December 31, 2026, and the third tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of common stock over any 20 trading days (which may or may not be consecutive) within any 30 consecutive trading day period of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.

Upon the consummation of a change of control transaction during either the second milestone earnout period or the third milestone earnout period, any earnout milestone with respect to such earnout period that has not yet been achieved shall automatically be deemed to have been achieved if a change of control transaction is announced with an imputed share price of common stock of at least $22.50 on or prior to the end of second earnout period or $32.50 on prior to the third earnout period.

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The first tranche milestone was not achieved for the year ended December 31, 2023.

PIPE Investment

Pursuant to the subscription agreement, dated as of May 15, 2022 (the “Subscription Agreement”), by and between CNTQ and Chardan NexTech Investments 2 LLC (or an affiliate thereof if assigned pursuant to the Subscription Agreement, the “Sponsor”), the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in a private placement (the “PIPE Investment”). On September 28, 2022, the Sponsor and CCM entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.

Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by us because such shares are not redeemed (the “Offset”). During the week of September 26, 2022 CCM acquired in the open market in total 485,000 shares of our common stock at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). The Purchased Shares were not redeemed, resulting in (i) our receipt of $5,016,547 from the trust account that held the proceeds from the CNTQ IPO (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset.

Debt Financing

Consistent with the commitment letter (the “Debt Commitment Letter”) dated May 15, 2022 by and between CNTQ and Legacy Dragonfly, CCM Investments 5 LLC, an affiliate of CCM (“CCM 5”, and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”), in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan”). The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness, (ii) to support the Business Combination under the Business Combination Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

We may elect to prepay all or any portion of the amounts owed prior to the Maturity Date; provided that we provide notice to Alter Domus (US) LLC, as administrative agent for the lenders (the “Administrative Agent”), and the amount is accompanied by the applicable prepayment premium, if any. Prepayments of the Term Loan are required to be accompanied by a premium of 5% of the principal amount so prepaid if made prior to the first anniversary of the Closing Date, 3% if made on and after the first anniversary but prior to the second anniversary of the Closing Date, 1% if made after the second anniversary of the Closing Date but prior to the third anniversary of the Closing Date, and 0% if made on or after the third anniversary of the Closing Date. If the Term Loan is accelerated following the occurrence of an event of default, Legacy Dragonfly is required to immediately pay to lenders the sum of all obligations for principal, accrued interest, and the applicable prepayment premium.

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In addition to the foregoing, Legacy Dragonfly is required to prepay the Term Loan with the net cash proceeds of certain asset sales and casualty events (subject to certain customary exceptions), with the net cash proceeds of the issuance of indebtedness that is not otherwise permitted to be incurred under the Term Loan Agreement, upon the receipt of net cash proceeds from an equity issuance in an amount equal to 25% of such net cash proceeds, and commencing with the fiscal year ending December 31, 2023, with the excess cash flow for each such fiscal year in an amount equal to either 25% or 50% of such excess cash flow depending on the senior leverage ratio of the consolidated company less the amount of any voluntary prepayments made during such fiscal year.

Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by us and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto as guarantors. Pursuant to the Term Loan Agreement, the Administrative Agent was granted a security interest in substantially all of the personal property, rights and assets of us and Legacy Dragonfly to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, we entered into a Pledge Agreement (the “Pledge Agreement”) pursuant to which we pledged to the Administrative Agent our equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.

The Term Loan Agreement contains affirmative and restrictive covenants and representations and warranties. We and our subsidiaries are bound by certain affirmative covenants setting forth actions that are required during the term of the Term Loan Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, we, Legacy Dragonfly and each of our subsidiaries that are guarantors will be bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Term Loan Agreement without prior written consent, including, without limitation, incurring certain additional indebtedness, consummating certain mergers, acquisitions or other business combination transactions, and incurring any non-permitted lien or other encumbrance on assets. The Term Loan Agreement also contains other customary provisions, such as confidentiality obligations and indemnification rights for the benefit of the administrative agent and lenders. The Term Loan Agreement contains financial covenants requiring the credit parties to (a) maintain minimum liquidity (generally, the balance of unrestricted cash and cash equivalents in our account that is subject to a control agreement in favor of the Administrative Agent) of at least $10,000,000 as of the last day of each fiscal month commencing with the fiscal month ending December 31, 2022, (b) if the daily average liquidity for any fiscal quarter ending on December 31, 2022, March 31, 2023, June 30, 2023, or September 30, 2023 is less than $17,500,000 and for each fiscal quarter thereafter (commencing with the fiscal quarter ending December 31, 2023), maintain a senior leverage ratio (generally, aggregate debt minus up to $500,000 of unrestricted cash of CNTQ and its subsidiaries divided by consolidated EBITDA for the trailing twelve month period just ended) of not more than 6.75 to 1.00 for fiscal quarters ending December 31, 2022 to March 31, 2023, 6.00 to 1.00 for fiscal quarters ending June 30, 2023 to September 30, 2023, 5.00 to 1.00 for fiscal quarters ending December 1, 2023 to March 31, 2024, 4.00 to 1.00 for fiscal quarters ending June 30, 2024 to September 30, 2024, 3.25 to 1.00 for fiscal quarters ending December 31, 2024 to March 31, 2025, and 3.00 to 1.00 for fiscal quarters ending June 30, 2025 and thereafter, (c) if liquidity is less than $15,000,000 as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), maintain a fixed charge coverage ratio for the trailing four fiscal quarter period of no less than 1.15:1.00 as of the last day of such fiscal quarter, and (d) if consolidated EBITDA is less than $15,000,000 for any trailing twelve month period ending on the last day of the most recently completed fiscal quarter, cause capital expenditures to not exceed $500,000 for the immediately succeeding fiscal quarter (subject to certain exceptions set forth in the Term Loan Agreement).

On March 29, 2023, September 29, 2023, December 29, 2023 and May 13, 2024, we obtained waivers from our Administrative Agent and Term Loan Lenders relating to our failures to satisfy the Senior Leverage Ratio and Fixed Charge Coverage Ratio tests (the “Tests”) under the Term Loan during the quarters ended March 31, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, respectively. On March 31, 2024 and April 29, 2024, we received additional waivers from the Administrative Agent and the Term Loan Lenders in regard to our compliance with the liquidity requirement under the Term Loan as of the last day of the fiscal quarter ended March 31, 2024 and as of the last fiscal day for the month ended April 30, 2024, respectively.

In July 2023, upon a request from our Term Loan Lenders under the term loan agreement, we repaid $5,274,575 of principal to satisfy a portion of our outstanding principal under the Term Loan Agreement.

Warrant Agreements

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, we issued (i) penny warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 2,593,056 shares at an exercise price of $0.01 per share, which was equal to approximately 5.6% of common stock calculated on an agreed fully diluted outstanding basis on the issuance date (the “Original Penny Warrants”) and (ii) warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 1,600,000 shares of our common stock at an exercise price of $10.00 per share (the “$10 Warrants”). During the year ended December 31, 2023 we issued additional Penny Warrants to purchase 4,783 shares of common stock to the Term Loan Lenders in accordance with the anti-dilution provisions of the penny warrants with respect to certain sales made by us under the ChEF Equity Facility (the “Anti-Dilution Penny Warrants” and, together with the Waiver Penny Warrants (as defined below), the Original Penny Warrants, the “Penny Warrants”, and collectively with the $10 Warrants, the Underwriters’ Warrants and the Investor Warrants (as defined below), the “Warrants”).

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The Penny Warrants have an exercise period of 10 years from the date of issuance. As of May 13, 2024, 1,996,323 shares of common stock have been issued upon the exercise of Penny Warrants.

The $10 Warrants had an exercise period of five years from the date of issuance and had customary cashless exercise provisions. As of December 31, 2022, the $10 Warrants have been exercised in full and are no longer outstanding.

The Penny Warrants have, and the $10 Warrants had, specified anti-dilution protection against subsequent equity sales or distributions at or below $10 per share of common stock, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to the ChEF Equity Facility (or replacement thereof) sold at a per share price above $5.00.

The shares issued or issuable upon exercise of the Warrants have customary registration rights, which are contained in the respective forms of the Warrants, requiring us to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Warrants.

ChEF Equity Facility

Consistent with the equity facility letter agreement dated May 15, 2022 between Legacy Dragonfly and CCM 5, we entered into the Original Purchase Agreement and the Registration Rights Agreement (the “ChEF RRA”) with CCM in connection with the Closing. On May 20, 2024, we entered into the A&R Purchase Agreement with CCM to update the VWAP Purchase mechanics to include Intraday VWAP Purchases (as defined in the Purchase Agreement). Pursuant to and on the terms of the Purchase Agreement, we have the right to sell and direct CCM to purchase an amount of shares of our common stock, up to a maximum aggregate purchase price of $150 million, from time to time, over the term of the ChEF Equity Facility. In addition, we appointed LifeSci Capital, LLC as a “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement.

Under the terms of the Purchase Agreement, CCM will not be obligated to (but may, at its option, choose to) purchase shares of common stock to the extent the number of shares to be purchased would exceed the lowest of the number of shares of common stock (i) which would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9%, (ii) which would cause the aggregate purchase price on the applicable VWAP Purchase Date (as defined in the Purchase Agreement) for such purchases to exceed $3 million and (iii) equal to 20% of the total number of shares of common stock that would count towards VWAP on the applicable VWAP Purchase Date of such purchase. As of May 13, 2024, 588,500 shares have been issued pursuant to the Purchase Agreement with CCM for aggregate net proceeds to us of $1,278,566.

The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which shares of common stock are sold to CCM. To the extent we sell shares of our common stock under the Purchase Agreement, we currently plan to use any proceeds therefrom for working capital and other general corporate purposes.

CCM is an affiliate of the Sponsor. In light of the beneficial ownership limitation set forth above, the Sponsor has agreed that the private placement warrants held by Warrant Holdings, also an affiliate of the Sponsor, may not be exercised to the extent an affiliate of the Sponsor (including CCM) is deemed to beneficially own, or it would cause such affiliate to be deemed to beneficially own, more than 7.5% of our common stock.

In addition, pursuant to the ChEF RRA, we have agreed to provide CCM with certain registration rights with respect to the shares of common stock issued subject to the Purchase Agreement.

Unless earlier terminated, the Purchase Agreement will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the later of (x) the closing of the Business Combination and (y) effective date of the Initial Registration Statement (as defined in the Purchase Agreement), (ii) the date on which CCM shall have purchased $150 million of shares of our common stock pursuant to the Purchase Agreement, (iii) the date on which our common stock shall have failed to be listed or quoted on Nasdaq or any successor principal market and (iv) the commencement of certain bankruptcy proceedings or similar transactions with respect to us or all or substantially all of our property.

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Related Agreements

Concurrently with the execution of the Business Combination Agreement, CNTQ, Legacy Dragonfly and the Sponsor entered into a sponsor support agreement.

Indemnification of Directors and Officers

On the Closing Date, in connection with the consummation of the Business Combination, we entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

Registration Rights Agreement

On the Closing Date, in connection with the consummation of the Business Combination Agreement, we entered into the Amended and Restated Registration Rights Agreement (the “Insider Registration Rights Agreement”) with the Sponsor, CNTQ’s officers, directors, initial stockholders, CCM and Warrant Holdings, an affiliate of the Sponsor (collectively, the “Insiders”) and certain Legacy Dragonfly stockholders for the registration of certain securities held by the Insiders.

Other Agreements

On April 4, 2022, we entered into an asset purchase agreement (“APA”) with Thomason Jones, pursuant to which we acquired intellectual property rights relating to Wakespeed, including all trademarks and certain patents, and inventory for a purchase price of approximately $444,000 which was the approximated fair market value. William Thomason and Richard Jones, our engineer and sales representatives, each of whom was hired in connection with the entry into the Thomason Jones APA, are the managing members of Thomason Jones.

Separation Agreements

On November 4, 2022, we announced that Sean Nichols, our former Chief Operating Officer, would be leaving the Company to pursue other interests. His last day of employment was November 7, 2022 (the “Separation Date”). On October 25, 2022, we entered into a separation and release agreement with Mr. Nichols that became effective and fully irrevocable on November 2, 2022, which was subsequently amended on November 14, 2022 (as amended, the “Separation Agreement”). Pursuant to the Separation Agreement, Mr. Nichols received a cash payment of $100,000 in one installment in December 2022 and is entitled to receive a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by us will fully vest and, in the case of options, will be exercisable for 12 months following the Separation Date. The Separation Agreement also provides that we will pay a portion of Mr. Nichols’ premiums to continue participation in our health insurance plans for up to 18 months following the Separation Date. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of us, including non-competition and non-solicitation covenants for 12 months following the Separation Date.

On April 26, 2023, we entered into a separation and release of claims agreement with our former Chief Legal Officer (the “CLO”). As consideration for the CLO’s execution of the agreement, we agreed to pay the employee payments equivalent to $720,000 for wages and benefits divided into 24 monthly payments commencing on June 1, 2023, and all outstanding equity-based compensation awards to become fully vested. The CLO had three (3) months from the termination date to exercise the outstanding options. The three (3) month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

June 2023 Offering

On June 20, 2023, we entered into an underwriting agreement (the “Underwriting Agreement”) with Roth Capital Partners, LLC, as representative of the several underwriters (the “Underwriters”), pursuant to which we sold to the Underwriters, in a firm commitment underwritten public offering (the “June 2023 Offering”), an aggregate of (i) 10,000,000 shares of our common stock, par value $0.0001, and (ii) accompanying warrants to purchase up to 10,000,000 shares of common stock (the “Investor Warrants”), at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) warrants to purchase up to an aggregate of 570,250 shares of common stock (the “Underwriters’ Warrants”). In addition, we granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of common stock at the public offering price per security, less underwriting discounts and commissions.

The Investor Warrants are exercisable for five years from the closing date of the June 2023 Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock. The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the June 2023 Offering. As part of the June 2023 Offering, the Underwriters partially exercised their over-allotment option in the amount of 1,405,000 shares of common stock and Investor Warrants to purchase 1,405,000 shares of common stock. The June 2023 Offering closed on June 22, 2023. The aggregate net proceeds from this offering, including the partial overallotment option, was approximately $20.7 million.

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December 2023 Private Placement

On December 29, 2023, we obtained a waiver from our Administrative Agent and Term Loan Lenders (the “December 2023 Waiver”) in regards to our compliance with the Tests as of the last day of the quarter ended December 31, 2023. The December 2023 Waiver provided for a one-time issuance of penny warrants (the “December 2023 Penny Warrants”) to purchase up to 1,286,671 shares of our common stock (the “December 2023 Penny Warrant Shares”), at an exercise price of $0.01 per share, in connection with the Term Loan Lenders’ agreement to waive the Tests under the Term Loan for the quarter ended December 31, 2023. The December 2023 Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

May 2024 Private Placement

On May 13, 2024, we received a waiver (the “May 2024 Waiver”) from the Term Loan Lenders in regards to our compliance with the Tests as of the last day of the quarter ended March 31, 2024. The May 2024 Waiver provided for a one-time issuance of penny warrants (the “May 2024 Penny Warrants” and, together with the December 2024 Penny Warrants, the “Waiver Penny Warrants”) to purchase up to 2,550,000 shares of our common stock (the “May 2024 Penny Warrant Shares” and, together with the December 2023 Penny Warrant Shares, the “Waiver Penny Warrant Shares”), at an exercise price of $0.01 per share, in connection with the Term Loan Lender’s agreement to waive the Tests under the Term Loan for the quarter ended March 31, 2024. The May 2024 Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

Nevada Reincorporation

On March 31, 2023 (the “Effective Date”), we changed our state of incorporation from the State of Delaware to the State of Nevada (the “Reincorporation”) pursuant to a plan of conversion dated March 30, 2023 (the “Plan of Conversion”). The Reincorporation was accomplished by filing: (i) a certificate of conversion with the Secretary of State of the State of Delaware; (ii) articles of conversion with the Secretary of State of the State of Nevada; and (iii) articles of incorporation (the “Articles of Incorporation”) with the Secretary of State of the State of Nevada. In connection with the Reincorporation, our Board adopted new bylaws in the form attached to the Plan of Conversion (the “Bylaws”).

The Reincorporation was previously submitted to a vote of, and approved by, our stockholders at a special meeting of stockholders held on February 28, 2023 (the “Special Meeting”). The Reincorporation did not affect any of our material contracts with any third parties, and our rights and obligations under those material contractual arrangements continue to be rights and obligations of us after the Reincorporation. The Reincorporation did not result in any change in our business, jobs, management, number of employees, assets, liabilities or net worth (other than as a result of the costs incident to the Reincorporation). Pursuant to the Plan of Conversion, our issued and outstanding shares of common stock were automatically converted and certificates representing shares of common stock automatically represented shares of common stock of the reincorporated company as of the Effective Date.

Recent Developments

Effective April 12, 2024, we entered into amendments to the employment agreements with our Chief Executive Officer, our Chief Revenue Officer and our Chief Marketing Officer to amend the terms of their annual equity compensation (the “Amended Employee Agreements”). The Amended Employee Agreements allow us to issue a combination of cash and equity awards on an annual basis up to a specified amount ($1,532,000 for our Chief Executive Officer, $490,000 for our Chief Revenue Officer and $236,000 for our Chief Marketing Officer), subject to approval and such other terms and conditions imposed by the Compensation Committee (the “Compensation Committee”) of the Board.

On April 12, 2024, we issued a total of 836,295 RSUs under Dragonfly Energy Holdings 2022 Equity Incentive Plan (the “2022 Plan”) to the following employees pursuant to their Amended Employee Agreements: (i) 567,407 RSUs to our Chief Executive Officer; (ii) 181,481 RSUs to our Chief Revenue Officer; and (iii) 87,407 RSUs to our Chief Marketing Officer. In addition to the RSU awards, our Board also approved the following cash awards to the above referenced employees: (i) $510,667 to our Chief Executive Officer; (ii) $163,333 to our Chief Revenue Officer; and (iii) $78,668 to our Chief Marketing Officer. Each of the approved cash awards will not be paid out to the employees until we have achieved a minimum cash balance of $30,000,000, and are subject to each employee’s continued employment on the date of payment.

On April 12, 2024, our Board issued each of our non-employee directors 222,222 RSUs in connection with their service as directors for the year ended December 31, 2023. The RSUs will vest in three equal annual installments, with the first vesting date on the one (1) year anniversary date of their issuance, subject to the directors continued service on our Board on each vesting date.

On April 15, 2024, our Board approved an amendment to our Director Compensation Policy offering directors long-term incentive awards that are issuable subject to the sole discretion of our Compensation Committee. Each such long-term incentive award is payable in the form of cash and or equity awards. Each such award shall be determined each fiscal year and are subject to the director’s continued service with us and other conditions as our Compensation Committee deems appropriate. Where equity awards are issued, such awards are subject to the terms and conditions of the 2022 Plan.

On April 12, 2024, we entered into the Fernley Lease Agreement for the approximately 64,000 square foot Premises to be used for warehousing, assembly and light manufacturing, painting, storage fulfillment, and distribution of our products.

Corporate Information

The mailing address of our principal executive office is 1190 Trademark Dr. #108, Reno, Nevada 89521, and our telephone number is (775) 622-3448. On March 31, 2023, we effected the Reincorporation from the State of Delaware into the State of Nevada.

We file periodic reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information may be obtained, free of charge, by visiting the SEC’s website at www.sec.gov that contains all of the reports, proxy and information statements, and other information that we electronically file or furnish to the SEC. We also maintain a website at www.dragonflyenergy.com where we make available the proxy statements, press releases, registration statements and reports on Forms 3, 4, 8-K, 10-K and 10-Q that we (and in the case of Section 16 reports, our insiders) file with the SEC. These forms are made available as soon as reasonably practicable after such material is electronically filed with or furnished to the SEC. Press releases are also issued via electronic transmission to provide access to our financial and product news, and we provide notification of and access to voice and internet broadcasts of our quarterly and annual results. Our website also includes investor presentations and corporate governance materials.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

As a result of the completion of the Business Combination, the financial statements of Legacy Dragonfly are now the financial statements of us. Prior to the Business Combination, we had no operating assets but, upon consummation of the Business Combination, the business and operating assets of Legacy Dragonfly acquired by us became our sole business and operating assets. Accordingly, the financial statements of Legacy Dragonfly and their respective subsidiaries as they existed prior to the Business Combination and reflecting the sole business and operating assets of the Company going forward, are now the financial statements of us.

All statements other than statements of historical fact included in this section regarding our financial position, business strategy and the plans and objectives of management for future operations, are forward- looking statements. When used in this section, words such as “anticipate,” “believe,” “estimate,” “expect,” “intend” and similar expressions, as they relate to our management, identify forward-looking statements. Such forward-looking statements are based on the beliefs of management, as well as assumptions made by, and information currently available to, our management. Actual results could differ materially from those contemplated by the forward- looking statements as a result of certain factors detailed herein. All subsequent written or oral forward-looking statements attributable to us or persons acting on our behalf are qualified in their entirety by this paragraph.

Some of the information contained in this discussion and analysis or set forth elsewhere, including information with respect to our plans and strategy for our business include forward-looking statements that involve risks, uncertainties and assumptions. You should read the sections titled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We are a manufacturer of non-toxic deep cycle lithium-ion batteries that are designed to displace lead acid batteries in a number of different storage applications and end markets including RV, marine vessel, solar, oil and gas, and off-grid industries, with disruptive cell manufacturing and solid-state cell technology currently under development.

Since 2020, we have sold over 300,000 batteries. For the quarters ended March 31, 2024, and March 31, 2023, we sold 11,098 and 20,331 batteries, respectively, and had $12.5 million and $18.8 million in net sales, respectively. We currently offer a line of batteries across our “Battle Born” and “Dragonfly” brands, each differentiated by size, power and capacity, consisting of seven different models, four of which come with a heated option. We primarily sell “Battle Born” branded batteries directly to consumers and “Dragonfly” branded batteries to OEMs.

Our decrease in sales is a reflection of weaker demand from both OEM and DTC customers in our core RV and marine markets due to rising interest rates and inflation. Our RV OEM customers currently include Keystone, THOR, Airstream, and REV, and we are in ongoing discussions with a number of additional RV OEMs to further increase adoption of our products. Related efforts include seeking to have RV OEMs “design in” our batteries as original equipment and entering into arrangements with members of the various OEM dealer networks to stock our batteries for service and for aftermarket replacement sales.

We currently source the lithium iron phosphate cells incorporated into our batteries from a limited number of carefully selected suppliers that can meet our demanding quality standards and with whom we have developed long-term relationships.

In May 2024, we announced that we achieved full certification for our energy storage products to be deployed for use in oil & gas operations in North America. As a result of this certification, we are working Connexa to deliver a power product to Alegacy Equipment, a market leading natural gas compressor package company, and their affiliate Agnes Systems. The power system, which Connexa expects to integrate, are expected to be used in natural gas compression equipment to reduce methane emissions across the oilfield. We expect the first of these systems to be deployed in the third quarter of 2024 and this business line to begin contributing to net sales by the fourth quarter of 2024.

To supplement our battery offerings, we are also a reseller of accessories for battery systems. These include chargers, inverters, monitors, controllers, solar panels, and other system accessories from brands such as Victron Energy, Progressive Dynamics, Magnum Energy and Sterling Power. Pursuant to the Asset Purchase Agreement dated April 22, 2022 by and among us and Thomason Jones and the other parties thereto, we also acquired the assets, including Wakespeed of Thomason Jones, allowing us to include our own alternator regulator in systems that we sell.

In addition to our conventional LFP batteries, we have been developing proprietary dry electrode cell manufacturing processes and solid-state cell technology. We believe that our solid-state technology design allows for a much safer, more efficient battery cell that we believe will be a key differentiator in the energy storage market.

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The Business Combination

On October 7, 2022, or the Closing Date, we consummated the Business Combination. Pursuant to the Business Combination Agreement, Merger Sub merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger and becoming a wholly-owned direct subsidiary of CNTQ. Thereafter, Merger Sub ceased to exist and CNTQ was renamed Dragonfly Energy Holdings Corp. Legacy Dragonfly is deemed the accounting acquirer, which means that Legacy Dragonfly’s financial statements for previous periods will be disclosed in our future periodic reports filed with the SEC. Following the Business Combination, our business is the business of Legacy Dragonfly.

The Business Combination was accounted for as a reverse recapitalization. Under this method of accounting, CNTQ was treated as the acquired company for financial statement reporting purposes.

ChEF Equity Facility

We intend to opportunistically market more heavily to institutions and expect the trading volume to increase and the stock price to stabilize. Under these conditions, we intend to use the ChEF Equity Facility to help maintain minimum cash balances required by the lenders as we continue to execute on growing the business through product releases, customer/market expansion, and R&D milestones. We expect to use the ChEF Equity Facility as a regular source of funds over the next twelve months as the lock-up on shares expires and our available share balance increases, allowing for more consistent purchases under the ChEF Equity Facility. Use of the ChEF Equity Facility may adversely affect us, including the market price of our common stock and future issuances may be dilutive to existing stockholders.

June 2023 Offering

On June 20, 2023, we entered into the Underwriting Agreement with the Underwriters, pursuant to which we sold to the Underwriters, in a firm commitment underwritten public offering, or the June 2023 Offering, an aggregate of (i) 10,000,000 shares of common stock, par value $0.0001 and (ii) Investor Warrants to purchase up to 10,000,000 shares of common Stock, at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) Underwriters’ Warrants to purchase up to an aggregate of 570,250 shares of common stock. In addition, we granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions.

The Investor Warrants are exercisable for five years from the closing date of the Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock. The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the Offering. As part of the June 2023 Offering, the Underwriters partially exercised their over-allotment option in the amount of 1,405,000 shares of Common Stock and Investor Warrants to purchase 1,405,000 shares of common stock. The June 2023 Offering closed on June 22, 2023. The aggregate net proceeds from the June 2023 Offering, including the partial overallotment option, was approximately $20.7 million.

December 2023 Private Placement

On December 29, 2023, we received the December 2023 Waiver from the Term Loan Lenders in regards to our compliance with the Tests as of the last day of the quarter ended December 31, 2023. The December 2023 Waiver provided for a one-time issuance of the Waiver Penny Warrants to purchase up to 1,286,671 Waiver Penny Warrant Shares, at an exercise price of $0.01 per share, in connection with the Term Loan Lender’s agreement to waive the Tests under the Term Loan for the quarter ended December 31, 2023. The Waiver Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

May 2024 Private Placement

On May 13, 2024, we received a waiver (the “May 2024 Waiver”) from the Term Loan Lenders in regards to our compliance with the Tests as of the last day of the quarter ended March 31, 2024. The May 2024 Waiver provided for a one-time issuance of penny warrants (the “May 2024 Penny Warrants”) to purchase up to 2,550,000 shares of our common stock (the “May 2024 Penny Warrant Shares”), at an exercise price of $0.01 per share, in connection with the Term Loan Lender’s agreement to waive the Tests under the Term Loan for the quarter ended March 31, 2024. The May 2024 Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

As of March 31, 2024, we had cash totaling $8.5 million. Our net loss for the quarter ended March 31, 2024 was $10.4 million and our net income for the quarter ended March 31, 2023 was $4.8 million. As of December 31, 2023, we had cash totaling $12.7 million. Our net loss for the years ended December 31, 2023 and December 31, 2022, were $13.8 million and $40.0 million, respectively. As a result of being a publicly traded company, we continue to need to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting and legal and administrative resources, including increased audit and legal fees. As discussed under “—Liquidity and Capital Resources” below we expect that we will need to raise additional funds, including through the use of the ChEF Equity Facility and the issuance of equity, equity-related or debt securities or by obtaining additional credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects.

Key Factors Affecting Our Operating Results

Our financial position and results of operations depend to a significant extent on the following factors:

End Market Consumers

The demand for our products ultimately depends on demand from consumers in our current end markets. We generate sales through (1) DTC and (2) through OEMs, particularly in the RV market.

An increasing proportion of our sales has been and is expected to continue to be derived from sales to RV OEMs, driven by continued efforts to develop and expand sales to RV OEMs with whom we have longstanding relationships. Our RV OEM sales have been on a purchase order basis, without firm revenue commitments, and we expect that this will likely continue to be the case. Therefore, future RV OEM sales will be subject to risks and uncertainties, including the number of RVs these OEMs manufacture and sell, which in turn may be driven by the expectations these OEMs have around end market consumer demand.

Demand from end market consumers is impacted by a number of factors, including fuel costs and energy demands (including an increasing trend towards the use of green energy), as well as overall macro-economic conditions, such as interest rates, and inflation. Sales of our batteries have benefited from the increased adoption of the RV lifestyle, the demand for and inclusion of additional appliances and electronics in RVs, and the accelerating trend of solar power adoption among RV customers. However, rising fuel costs and other macro-economic conditions have caused a downward shift in decisions taken by end market consumers around spending in the RV market and in July 2023, we were notified by our largest RV OEM customer that, due to weaker demand for its products and their subsequent focus on reducing costs, it would no longer install our storage solutions as standard equipment, but rather return to offering those solutions as an option to dealers and consumers. While this customer is not moving to a different solution or competitor, as a result in this change in strategy there was a material limiting effect on our revenue in 2023. Based on our discussions with customers and current forecast projections, we expect our revenue in the RV market to increase in the second half of 2024.

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While a significant portion of our sales come from the RV market, we also offer targeted solutions using the same products for the marine market. These solutions cater to OEMs and consumers alike, addressing the power needs of various vessels like sailboats, powerboats, and fishing boats (center console and bass). We have worked closely to follow ABYC (American Boat & Yacht Council) Standards to develop systems that adhere to the recent ABYC E-13 Guidelines (Standards for Lithium Batteries).

Our strategy includes plans to expand into new end markets that we have identified as opportunities for our LFP batteries, including medium and heavy-duty trucking, specialty and work vehicles, solar integration, oil and gas, industrial, rail, material handling, and emergency and standby power, in the medium term, and data centers, telecom and distributed on-grid storage in the longer term. We believe that our current LFP batteries and, eventually, our solid-state batteries, will be well-suited to supplant traditional lead-acid batteries as a reliable power source for the variety of low power density uses required in these markets (such as powering the increasing number of on-board tools needed in emergency vehicles). The success of this strategy requires (1) continued growth of these addressable markets in line with our expectations and (2) our ability to successfully enter these markets. We expect to incur significant marketing costs understanding these new markets, and researching and targeting customers in these end markets, which may not result in sales. If we fail to execute on this growth strategy in accordance with our expectations, our sales growth would be limited to the growth of existing products and existing end markets.

Supply

We currently rely on two carefully selected cell manufacturers located in China, and a single supplier, also located in China, to manufacture our proprietary battery management system, and we intend to continue to rely on these suppliers going forward. Our close working relationships with our China-based LFP cell suppliers, reflected in our ability to increase our purchase order volumes (qualifying us for related volume-based discounts) and order and receive delivery of cells in anticipation of required demand, has helped us moderate increased supply-related costs associated with inflation, currency fluctuations and U.S. government tariffs imposed on our imported battery cells and to avoid potential shipment delays. To mitigate against potential adverse production events, we opted to build our inventory of key components, such as battery cells. However, as many of the supply chain challenges and delays that were prevalent over the last several years have eased, we are actively working down our inventory to more appropriate safety stock levels.

As a result of our battery chemistry and active steps we have taken to manage our inventory levels, we have not been subject to the shortages or price impacts that have been present for manufacturers of nickel manganese cobalt and nickel cobalt aluminum batteries. As we look toward the production of our solid-state cells, we have signed a Commercial Offtake Agreement with a lithium mining company located in Nevada for the supply of lithium, which we expect will enable us to further manage our cost of goods over time.

Product and Customer Mix

Our product sales consist of sales of seven different models of LFP batteries, along with accessories for battery systems (individually or bundled). These products are sold to different customer types (e.g., consumers, OEMs and distributors) and at different prices and involve varying levels of costs. In any particular period, changes in the mix and volume of particular products sold and the prices of those products relative to other products will impact our average selling price and our cost of goods sold. Despite our work to moderate increased supply-related costs, the price of our products may also increase as a result of increases in the cost of components due to inflation, currency fluctuations and tariffs. OEM sales typically result in lower average selling prices and related margins, which could result in margin erosion, negatively impact our growth or require us to raise our prices. However, this reduction is typically offset by the benefits of increased sales volumes. Sales of third-party sourced accessories typically have lower related margin. We expect accessory sales to increase as we further develop full-system design expertise and product offerings and consumers increasingly demand more sophisticated systems, rather than simple drop-in replacements. In addition to the impacts attributable to the general sales mix across our products and accessories, our results of operations are impacted by the relative margins of products sold. As we continue to introduce new products at varying price points, our overall gross margin may vary from period to period as a result of changes in product and customer mix.

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Production Capacity

All of our battery assembly currently takes place at our 99,000 square foot headquarters and manufacturing facility located in Reno, Nevada. We currently operate three LFP battery production lines. Consistent with our operating history, we plan to continue to automate additional aspects of our battery production lines. Our existing facility has the capacity to add up to four additional LFP battery production lines and construct and operate a pilot production line for our solid-state cells, all designed to maximize the capacity of our manufacturing facility. Although our automation efforts are expected to reduce our costs of goods, we may not fully recognize the anticipated savings when planned and could experience additional costs or disruptions to our production activities.

In addition, we have entered into a lease for an additional 390,240 square foot warehouse in Reno, Nevada, which is expected to be completed in the second half of 2024. This facility, combined with our existing facility, will allow further scaling of our increasingly automated battery pack assembly capabilities, expand our warehousing space, and allow for deployment of our solid-state cell manufacturing.

Competition

We compete with traditional lead-acid battery manufacturers and lithium-ion battery manufacturers, who primarily either import their products or components or manufacture products under a private label. As we continue to expand into new markets, develop new products and move towards production of our solid-state cells, we will experience competition with a wider range of companies. These competitors may have greater resources than we do, and may be able to devote greater resources to the development of their current and future technologies. Our competitors may be able to source materials and components at lower costs, which may require us to evaluate measures to reduce our own costs, lower the price of our products or increase sales volumes in order to maintain our expected levels of profitability.

Research and Development

Our research and development is primarily focused on the advanced manufacturing of solid-state lithium-ion batteries using an LFP catholyte, a solid electrolyte and an intercalation-based anolyte (intercalation being the reversible inclusion of a molecule or ion into layered solids). The next stage in our technical development is to construct the battery to optimize performance and longevity to meet and exceed industry standards for our target storage markets. Ongoing testing and optimizing of more complicated batteries incorporating layered pouch cells will assist us in determining the optimal cell chemistry to enhance conductivity and increase the number of cycles (charge and discharge) in the cell lifecycle. This is expected to require significant additional expense, and we may need to raise additional funds to continue these research and development efforts.

Components of Results of Operations

Net Sales

Net sales is primarily generated from the sale of our LFP batteries to OEMs and consumers, as well as chargers and other accessories, either individually or bundled.

Cost of Goods Sold

Cost of goods sold includes the cost of cells and other components of our LFP batteries, labor and overhead, logistics and freight costs, and depreciation of manufacturing equipment.

Gross Profit

Gross profit, calculated as net sales less cost of goods sold, may vary between periods and is primarily affected by various factors including average selling prices, product costs, product mix and customer mix.

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Operating Expenses

Research and development

Research and development costs include personnel-related expenses for scientists, experienced engineers and technicians as well as the material and supplies to support the development of new products and our solid-state technology. As we work towards completing the development of our solid-state lithium-ion cells and the manufacturing of batteries that incorporate this technology, we anticipate that research and development expenses will increase significantly for the foreseeable future as we continue to invest in product development and optimizing and producing solid-state cells.

General and administrative

General and administrative costs include personnel-related expenses attributable to our executive, finance, human resources, and information technology organizations, certain facility costs, and fees for professional services.

Selling and marketing

Selling and marketing costs include outbound freight, personnel-related expenses, as well as trade show, industry event, marketing, customer support, and other indirect costs. We expect to continue to make the necessary sales and marketing investments to enable the execution of our strategy, which includes expanding into additional end markets.

Total Other Income (Expense)

Other income (expense) consists primarily of interest expense, the change in fair value of the warrant liability and amortization of debt issuance costs.

Results of Operations

Comparisons for the Three months ended March 31, 2024, and March 31, 2023

The following table sets forth our results of operations for the three months ended March 31, 2024 and March 31, 2023. This data should be read together with our financial statements and related notes included elsewhere in this Registration Statement, and is qualified in its entirety by reference to such financial statements and related notes.

	Three months ended March 31,
	2024	% Net Sales	2023	% Net Sales
	(in thousands)
Net Sales	$12,505	100.0	$18,791	100.0
Cost of Goods Sold	9,454	75.6	14,124	75.2
Gross profit	3,051	24.4	4,667	24.8
Operating expenses
Research and development	1,333	10.7	880	4.7
General and administrative	4,813	38.5	9,495	50.5
Sales and marketing	2,744	21.9	4,184	22.3
Total Operating expenses	8,890	71.1	14,559	77.5
Loss From Operations	(5,839)	(46.7)	(9,892)	(52.6)
Other Income (Expense)
Interest expense, net	(4,760)	(38.1)	(3,856)	(20.5)
Other expense	(4)	0.0	-	-
Change in fair market value of warrant liability	236	1.9	18,523	98.6
Total Other Income (Expense)	(4,528)	(36.2)	14,667	78.1
Loss Before Taxes	(10,367)	(82.9)	4,775	25.4
Income Tax Benefit	-	-		-
Net (Loss) Income	$(10,367)	(82.9)	$4,775	25.4

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	Three months ended March 31,
	2024	2023
	(in thousands)
DTC	5,203	10,038
% Net Sales	41.6	53.4
OEM	7,302	8,753
% Net Sales	58.4	46.6
Net Sales	$12,505	18,791

Net Sales

Net sales decreased by $6.3 million, or 33.5%, to $12.5 million for the quarter ended March 31, 2024, as compared to $18.8 million for the quarter ended March 31, 2023. This decrease was primarily due to lower DTC and OEM battery and accessory sales offset by a higher average sales price. For the quarter ended March 31, 2024, DTC revenue decreased by $4.8 million due to decreased customer demand for our products related to rising interest rates and inflation. OEM revenue decreased by $1.5 million primarily due to our largest Recreation Vehicle (RV) customers changing our product from a standard offering to an option. Excluding this customer our RV OEM sales were up 69% year over year. We expect our sales to increase as the cyclical recovery of the RV market gains momentum in the second half of 2024. We expect our deployment of products for use in oil and gas operations in North America to begin contributing to net sales by the fourth quarter of 2024.

Cost of Goods Sold

Cost of revenue decreased by $4.7 million, or 33.1%, to $9.5 million for the quarter ended March 31, 2024, as compared to $14.1 million for the quarter ended March 31, 2023. This decrease was primarily due to lower unit volume and lower material costs associated with consuming lower-priced inventory resulting in a $4.6 million decrease of product cost and $0.1 million decrease in overhead expense associated with lower labor costs due to reduced headcount. We expect our Cost of Goods Sold to increase in conjunction with the anticipated increase in revenue over the next 12 months.

Gross Profit

Gross profit decreased by $1.6 million, or 34.6%, to $3.1 million for the quarter ended March 31, 2024, as compared to $4.7 million for the quarter ended March 31, 2023. The decrease in gross profit was primarily due to a lower unit volume of sales.

Research and Development Expenses

Research and development expenses increased by $0.4 million, or 51.5%, to $1.3 million for the quarter ended March 31, 2024, as compared to $0.9 million for the quarter ended March 31, 2023. The increase was primarily due to higher wage expense in the amount of $0.3 million and $0.1 million for increased patent and material expenses. While we expect to continue to grow the Research and Development headcount, we expect to do so at a slower rate than in prior years.

General and Administrative Expenses

General and administrative expenses decreased by $4.7 million, or 49.3%, to $4.8 million for the quarter ended March 31, 2024, as compared to $9.5 million for the quarter ended March 31, 2023. This decrease was primarily due to the issuance of stock-based compensation in the prior year in the amount of $3.5 million along with lower employee related costs in the amount of $0.5 million due to decreased headcount. In addition, legal and compliance costs decreased by $0.6 million due to reduced support required for Exchange Act reporting and compliance, including the preparation of our Annual Report. Travel expenses in General and Administrative decreased by $0.2 million due to allocation to the other functional areas in 2024. We expect General and Administrative Expenses, as a percentage of revenue, to decline over the next 12 months.

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Selling and Marketing Expenses

Sales and marketing expenses decreased by $1.4 million, or 34.4%, to $2.7 million for the quarter ended March 31, 2024, as compared to $4.2 million for the quarter ended March 31, 2023. This decrease was primarily due to lower employee-related costs in the amount of $1.3 million of which $0.8 million is due to the prior year stock- based compensation. Lower shipping costs in the amount of $0.4 million is related to a reduction in units sold is offset by $0.3 million other marketing expense which includes travel expenses allocated from general and administrative to selling and marketing in 2024. We expect our Selling and Marketing Expenses to be relatively stable over the next 12 months.

Total Other (Expense) Income

Other expense totaled $4.5 million for the quarter ended March 31, 2024 as compared to total other income of $14.7 million for the quarter ended March 31, 2023. Other expense of $4.5 million in quarter ended March 31, 2024 was comprised primarily of interest expense of $4.8 million related to our debt securities offset by a change in fair market value of warrant liability in the amount of $0.2 million. The $14.8 million of other income in quarter ended March 31, 2023 is comprised of the change in fair market value of warrant liability of $18.5 million offset by interest expense of $3.9 million related to our debt securities.

Income Tax (Benefit) Expense

There was no tax expense recorded for the three months ended March 31, 2024 or March 31, 2023. Based on available evidence as of March 31, 2024 and March 31, 2023, management believes it is more likely than not that some or all the deferred tax assets will not be realized. Accordingly, we established a 100% valuation allowance. As a result of the full valuation allowance, we did not record a tax benefit during the quarter ended March 31, 2023 or 2024.

Net (Loss) Income

We experienced a net loss of $10.4 million for the quarter ended March 31, 2024, as compared to net income of $4.8 million for the quarter ended March 31, 2023. As described above, this result was driven by lower sales partially offset by lower cost of goods sold, and lower operating expenses, and a decrease in other income (due to the change in fair market value of our warrants).

Comparisons for the Years Ended December 31, 2023 and 2022

The following table sets forth our results of operations for the years ended December 31, 2023 and 2022. This data should be read together with our financial statements and related notes included elsewhere in this Registration Statement, and is qualified in its entirety by reference to such financial statements and related notes.

	Years ended December 31,
	2023	% Net Sales	2022	% Net Sales
	(in thousands)
Net Sales	$64,392	100.0	$86,251	100.0
Cost of Goods Sold	48,946	76.0	62,633	72.6
Gross profit	15,446	24.0	23,618	27.4
Operating expenses
Research and development	3,863	6.0	2,764	3.2
General and administrative	26,389	41.0	41,566	48.2
Sales and marketing	12,623	19.6	13,671	15.9
Total Operating expenses	42,875	66.6	58,001	67.2
Loss From Operations	(27,429)	(42.6)	(34,383)	(39.9)
Other Income (Expense)
Other income (expense)	19	0.0	40	0.0
Interest expense, net	(16,015)	(24.9)	(6,979)	(8.1)
Change in fair market value of warrant liability	29,582	45.9	5,446	6.3
Debt extinguishment	-	-	(4,824)	(5.6)
Total Other Income (Expense)	13,586	21.1	(6,317)	(7.3)
Loss Before Taxes	(13,843)	(21.5)	(40,700)	(47.2)
Income Tax Benefit	(26)	0.0	(709)	(0.8)
Net Loss	$(13,817)	(21.5)	$(39,991)	(46.4)

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	Years ended December 31,
	2023	2022
	(in thousands)
DTC	36,875	52,446
% Net Sales	57.3	60.8
OEM	27,517	33,805
% Net Sales	42.7	39.2
Net Sales	$64,392	$86,251

Net Sales

Net sales decreased by $21.9 million, or 25.3%, to $64.4 million for the year ended December 31, 2023, as compared to $86.3 million for the year ended December 31, 2022. This decrease was primarily due to lower DTC and OEM battery and accessory sales due to a decline in demand in our core RV markets, and a slight decrease in average sale prices for our batteries. For the year ended December 31, 2023, OEM revenue decreased by $6.3 million as a result of weaker overall demand in the RV market. DTC revenue decreased by $15.6 million as a result of decreased customer demand for our products due to rising interest rates and inflation. We expect our sales to increase as the cyclical recovery of the RV market gains momentum in the coming quarters.

Cost of Goods Sold

Cost of revenue decreased by $13.7 million, or 21.9%, to $48.9 million for the year ended December 31, 2023, as compared to $62.6 million for the year ended December 31, 2022. This decrease was primarily due to a $13.1 million decrease in product cost due to lower unit volume, partially offset by higher material cost associated with consuming higher priced inventory and an adjustment to customs due to tariff correction of $0.3 million, and a $0.6 million decrease in overhead expense associated with lower labor cost due to reduced headcount. We expect our Cost of Goods Sold to increase in conjunction with the anticipated increase in revenue over the next 12 months.

Gross Profit

Gross profit decreased by $8.2 million, or 34.6%, to $15.4 million for the year ended December 31, 2023, as compared to $23.6 million for the year ended December 31, 2022. The decrease in gross profit was primarily due to lower unit volumes and a change in revenue mix that included a larger percentage of lower margin OEM sales and a lower percentage of higher margin DTC sales, together with higher material costs as noted above. Gross Profit percentage decreased by 4.3% from 27.4% in 2022 to 23.1% in 2023. Lower volume caused a reduction in absorption of labor and overhead impacting gross profit by 2.3% along with an increase in material costs reducing gross profit by 1.1%. We expect our Gross Profit, as a percentage of revenue, to remain relatively stable over the next 12 months.

Research and Development Expenses

Research and development expenses increased by $1.1 million, or 39.8%, to $3.9 million for the year ended December 31, 2023, as compared to $2.8 million for the year ended December 31, 2022. The increase was primarily due $0.8 million in higher material and patent expense along with increased wages and depreciation expense associated with cell manufacturing development work. While we expect to continue to grow its Research and Development headcount, it expects to do so at a slower rate than in prior years.

General and Administrative Expenses

General and administrative expenses decreased by $15.2 million, or 36.5%, to $26.4 million for the year ended December 31, 2023, as compared to $41.6 million for the year ended December 31, 2022. This decrease was primarily due to the absence of $23.4 million of fiscal year 2022 expenses associated with the Business Combination and professional fees and a decrease in employee-related costs in the amount of $2.5 million offset by an increase in stock-based compensation costs of $4.5 million. We also incurred higher compliance, insurance, and professional fees related to public company costs in the amount of $4.5 million, and a $1.7 million increase in investor relations expenses. We expect General and Administrative Expenses, as a percentage of revenue, to decline over the next 12 months.

Selling and Marketing Expenses

Sales and marketing expenses decreased by $1.1 million, or 7.7%, to $12.6 million for the year ended December 31, 2023, as compared to $13.7 million for the year ended December 31, 2022. This decrease was primarily due to a $2.0 million reduction in shipping costs due to lower unit volumes, partially offset by higher employee related costs of $0.8 million due to increased headcount and higher stock-based compensation. We expect our Selling and Marketing Expenses to be relatively stable over the next 12 months.

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Total Other Income (Expense)

Other income totaled $13.6 million for the year ended December 31, 2023 as compared to total other expense of $6.3 million for the year ended December 31, 2022. Other income in 2023 is comprised primarily of a change in fair market value of warrant liability in the amount of $29.6 million, partially offset by interest expense of $16.0 million related to our debt securities. Other expense in 2022 is comprised primarily of interest expense of $6.9 million related to senior secured note of $45 million combined with debt securities of $75 million, debt extinguishment expense of $4.8 million due to the retirement of the $45 million in senior secured notes as a result of the Business Combination, partially offset by $5.4 million in the change of the fair market value of our warrants.

Income Tax Benefit

The income tax benefit for the year ended December 31, 2023, was minimal as compared to a $0.7 million benefit for the year ended December 31, 2022. The income tax benefit reflects our expected use of losses in the period against future tax obligations. Management evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that we will not recognize the benefits of the deferred tax assets primarily due to us entering into a 3-year cumulative loss position. As a result, a full valuation allowance totaling $19.7 million was recorded as of December 31, 2023.

Net Loss

We experienced a net loss of $13.8 million for the year ended December 31, 2023, as compared to a net loss of $40.0 million for the year ended December 31, 2022. As described above, this result was driven by lower sales due to reduced demand in the RV market, partially offset by lower cost of goods sold, lower operating expenses and increased other income.

Critical Accounting Estimates

Our consolidated financial statements have been prepared in accordance with generally accepted accounting principles in the United States. The preparation of these consolidated financial statements requires us to make judgments and estimates that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities in our financial statements. We base our estimates on historical experience, known trends and events and various other factors that we believe are reasonable under the circumstances, the results of which form the basis for making judgments about the carrying values of assets and liabilities that are not readily apparent from other sources. Our actual results may differ from these estimates under different assumptions or conditions. On a recurring basis, we evaluate our judgments and estimates in light of changes in circumstances, facts, and experience. The effects of material revisions in an estimate, if any, will be reflected in the consolidated financial statements prospectively from the date of the change in the estimate.

We consider an accounting estimate to be critical if: (1) the accounting estimate requires us to make assumptions about matters that were highly uncertain at the time the accounting estimate was made, and (2) changes in the estimate that are reasonably likely to occur from period to period, or use of different estimates that we reasonably could have used in the current period, would have a material impact on our financial condition or results of operations.

Management has discussed the development and selection of these critical accounting estimates with the Audit Committee of our Board (the “Audit Committee”). In addition, there are other items within our financial statements that require estimation but are not deemed critical as defined above. Changes in estimates used in these and other items could have a material impact on our financial statements.

We believe that the following accounting policies are those most critical to the judgments and estimates used in the preparation of our financial statements.

Inventory Valuation

We periodically review physical inventory for excess, obsolete, and potentially impaired items and reserves. Any such inventory is written down to net realizable value. The reserve estimate for excess and obsolete inventory is dependent on expected future use and requires management judgement. The level of the estimate is assessed by considering the recent sales experience, the aging of inventories, and other factors that affect inventory obsolescence.

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Warrants

We apply relevant accounting guidance for warrants to purchase our stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, we follow guidance issued within ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classifications are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to require equity classifications are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified. See “Note 10—Warrants” in our accompanying consolidated financial statements for information on the warrants. Changes in assumptions used to estimate fair value could occur from stock pricing volatility depending on our performance and our position in the industry and changes in market interest rates which can result in materially different results.

Equity-Based Compensation

We use the Black-Scholes option-pricing model to determine the fair value of option grants. In estimating fair value, management is required to make certain assumptions and estimates such as the expected life of units, volatility of our future share price, risk-free rates, future dividend yields and estimated forfeitures at the initial grant date. Restricted stock unit awards are valued based on the closing trading price of our common stock on the date of grant. Changes in assumptions used to estimate fair value could occur from stock pricing volatility depending on our performance and our position in the industry and changes in market interest rates which can result in materially different results.

Income Taxes

We account for income taxes using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities using enacted rates. The effect of a change in tax rates on deferred taxes is recognized in income in the period that includes the enactment date.

We recognize the financial statement effect of an uncertain income tax position when it is more likely than not, based on the technical merits, that the position will be sustained upon examination. Recognized income tax positions are measured at the largest amount that is greater than 50% likely to be realized. A valuation allowance is recorded to reduce deferred income tax assets to an amount, which in the opinion of management is more likely than not to be realized.

Management judgment is required in determining our provision for income taxes, our deferred tax assets and liabilities, and any valuation allowance recorded against our deferred tax assets. We consider factors such as the cumulative income or loss in recent years; reversal of deferred tax liabilities; projected future taxable income exclusive of temporary differences; the character of the income tax asset, including income tax positions; tax planning strategies and the period over which we expect the deferred tax assets to be recovered in the determination of the valuation allowance. In the event that actual results differ from these estimates or we adjust our estimates in the future, we may need to adjust our valuation allowance, which could materially impact our financial position and results of operations.

Leases

Acquired right-of-use assets and assumed lease liabilities are measured based on the remaining lease payments over the remaining portion of the lease term. As our leases do not provide an implicit rate, our incremental borrowing rate is used as a discount rate in determining the present value of lease payments. Our incremental borrowing rate was determined by comparing current low- and high-end mortgage loan rates and calculating an average. For our new Damonte lease, to be conservative in our estimate, we chose to use the high-end average as our incremental borrowing rate.

Non-GAAP Financial Measures

This Registration Statement includes a non-GAAP measure that we use to supplement our results presented in accordance with U.S. GAAP. EBITDA is defined as earnings before interest and other income (expenses), income taxes, and depreciation and amortization. Adjusted EBITDA is calculated as EBITDA adjusted for stock-based compensation, employee separation expenses, costs associated with the June 2023 Offering, promissory note forgiveness, and change in the fair market value of warrant liabilities. Adjusted EBITDA is a performance measure that we believe is useful to investors and analysts because it illustrates the underlying financial and business trends relating to our core, recurring results of operations and enhances comparability between periods.

Adjusted EBITDA is not a recognized measure under U.S. GAAP and is not intended to be a substitute for any U.S. GAAP financial measure and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry. Investors should exercise caution in comparing our non-GAAP measure to any similarly titled measure used by other companies. This non-GAAP measure excludes certain items required by U.S. GAAP and should not be considered as an alternative to information reported in accordance with U.S. GAAP.

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The table below presents our adjusted EBITDA, reconciled to net loss for the three months ended March 31, 2024, and March 31, 2023.

	Three months ended March 31,
	2024	2023
	(in thousands)
Net income (loss)	$(10,367)	$4,775
Interest Expense	4,760	3,856
Depreciation and Amortization	332	297
EBITDA	(5,275)	8,928
Adjusted for:
Stock-Based Compensation(1)	266	4,487
Change in fair market value of warrant liability (2)	(236)	(18,523)
Adjusted EBITDA	$(5,245)	$(5,108)

(1)	Stock-Based Compensation is comprised of costs associated with option and RSU grants made to our employees, consultants and Board members.

(2)	Change in fair market value of warrant liabilities represents the change in fair value for the three months ended March 31, 2024 and March 31, 2023.

The table below presents our adjusted EBITDA, reconciled to net (loss) income for the years ended December 31, 2023 and 2022.

	Years ended December 31,
	2023	2022
	(in thousands)
Net (loss)	$(13,817)	$(39,991)
Interest Expense	16,015	6,979
Taxes	(26)	(709)
Depreciation	1,237	891
EBITDA	3,409	(32,830)
Adjusted for:
Stock-Based Compensation(1)	6,710	2,467
June 2023 Offering Costs (2)	904	-
Promissory Note Forgiveness(3)	-	469
Loss on Disposal of Assets	712	56
Separation Agreement(4)	720	1,197
Business Combination Expenses(5)	-	21,337
Debt extinguishment (6)	-	4,824
Change in fair market value of warrant liability (7)	(29,582)	(5,446)
Adjusted EBITDA	$(17,127)	$(7,926)

(1)	Stock-Based Compensation is comprised of costs associated with option and RSU grants made to our employees, consultants and Board members.

(2)	June 2023 Offering Costs related to the warrant liability are comprised of fees and expenses, including legal, accounting, and other expenses associated with this offering.

(3)	Promissory Note Forgiveness is comprised of the loan that was forgiven, prior to the Business Combination, in connection with the promissory note, with a maturity date of March 1, 2026, between us and John Marchetti, our Senior Vice President of Operations and our former Chief Financial Officer.

(4)	Separation Agreement in 2022 is comprised of $1.2 million in cash severance associated with the Separation Agreement, dated October 25, 2022, as amended on November 14, 2022, between us and Sean Nichols, our former Chief Operating Officer. Separation Agreement in 2023 is comprised of $720 in cash severance associated with separation agreement dated April 26, 2023, between us and our former Chief Legal Officer.

(5)	Business Combination Expenses is comprised of fees and expenses, including legal, accounting, and others associated with the Business Combination.

(6)	Debt extinguishment expenses are comprised of expenses incurred in connection with the early debt repayment of the Series 2021-6 Notes that occurred in conjunction with the Business Combination.

(7)	Change in fair market value of warrant liabilities represents the change in fair value from the date the warrants were issued through December 31, 2023.

Liquidity and Capital Resources

Liquidity describes the ability of a company to generate sufficient cash flows to meet the cash requirements of its business operations, including working capital needs, debt service, acquisitions, contractual obligations and other commitments. We assess liquidity in terms of our cash flows from operations and their sufficiency to fund our operating and investing activities. As of March 31, 2024, we had cash totaling $8.5 million.

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We expect our capital expenditures and working capital requirements to increase materially in the near future, as we continue our research and development efforts (particularly those related to solid-state lithium-ion battery development), expand our production lines, scale up production operations and look to enter into adjacent markets for our batteries (with operating expenses expected to increase across all major expense categories). We expect to deploy a significant amount of capital to continue our optimization and commercialization efforts dedicated to our solid-state technology development, as well as continued investment to automate and increase the production capacity of our existing assembly operation, expansion of our facilities and new strategic investments. To date, our focus has been on seeking to prove the fundamental soundness of our manufacturing techniques and our solid-state chemistry. Moving forward, our solid-state related investments will focus on chemistry optimization and establishing a pilot line for pouch cell production. Over the next two to three years, we expect to spend in excess of $50 million on solid-state development and cell manufacturing technologies. In connection with the contraction of our business and uncertainty around the timing of future needs, we reduced our purchase activities in 2023. As a result, our inventory balance at March 31, 2024 decreased by $5.2 million to $33.6 million, compared to $38.8 million at December 31, 2023.

We expect that we will need to raise additional funds, including through the use of the ChEF Equity Facility and the issuance of equity, equity-related or debt securities or by obtaining additional credit from financial institutions to fund, together with our principal sources of liquidity, ongoing costs, such as research and development relating to our solid-state batteries, expansion of our facilities, and new strategic investments. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. Further, any future debt or equity financings may be dilutive to our current stockholders.

Financing Obligations and Requirements

On November 24, 2021, we issued $45 million of fixed rate senior notes, secured by among other things, a security interest in our intellectual property. As part of the Business Combination, we entered into the Term Loan, the proceeds of which were used, in part, to repay the $45 million fixed rate senior notes, and ChEF Equity Facility. As of December 31, 2023, we had $76 million outstanding under the Term Loan.

The Term Loan proceeds were used to: (i) support the Business Combination, (ii) prepay the fixed rate senior notes at closing of the Business Combination, (iii) pay fees and expenses in connection with the foregoing, (iv) to provide additional growth capital and (v) for other general/corporate purposes. The Term Loan will mature on October 7, 2026, or the Maturity Date, and will be subject to quarterly amortization of 5% per annum beginning 24 months after issuance. The definitive documents for the Term Loan incorporate certain mandatory prepayment events and certain affirmative and negative covenants and exceptions hereto. The financial covenants for the Term Loan include a maximum senior leverage ratio covenant, a minimum liquidity covenant, a springing fixed charge coverage ratio covenant, and a maximum capital expenditures covenant. On March 29, 2023, September 29, 2023, December 29, 2023 and May 13, 2024, we obtained waivers from Administrative Agent and EICF Agent LLC and certain third-party financing source of our failure to satisfy the Tests under the Term Loan during the quarters ended March 31, 2023, September 30, 2023, December 31, 2023 and March 31, 2024, respectively. On March 31, 2024 and April 29, 2024, we received additional waivers from the Administrative Agent and the Term Loan Lenders in regard to our compliance with the liquidity requirement under the Term Loan as of the last day of the fiscal quarter ended March 31, 2024 and as of the last fiscal day for the month ended April 30, 2024, respectively. However, it is probable that we will fail to meet these covenants within the next twelve months. In accordance with U.S. GAAP, we reclassified our notes payable from a long-term liability to a current liability. The Term Loan accrues interest (i) until April 1, 2023 at a per annum rate equal to adjusted SOFR is a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company. In each of the foregoing case, adjusted SOFR will be no less than 1%.

We may elect to prepay all or any portion of the amounts owed prior to the Maturity Date, provided that we provide notice to the Administrative Agent and the amount is accompanied by the applicable prepayment premium, if any. Prepayments of the Term Loan are required to be accompanied by a premium of 5% of the principal amount so prepaid if made prior to the October 7, 2023, 3% if made on and after October 7, 2023 but prior to October 7, 2024, 1% if made after October 7, 2024 but prior to October 7, 2025, and 0% if made on or after October 7, 2025. If the Term Loan is accelerated following the occurrence of an event of default, Legacy Dragonfly is required to immediately pay to lenders the sum of all obligations for principal, accrued interest, and the applicable prepayment premium.

Pursuant to the Term Loan Agreement, we have guaranteed the obligations of Legacy Dragonfly and such obligations will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto from time to time as guarantors. Also pursuant to the Term Loan Agreement, the Administrative Agent was granted a security interest in substantially all of the personal property, rights and assets of us as and Legacy Dragonfly to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, we entered into a Pledge Agreement pursuant to which we pledged to the Administrative Agent our equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement. At the closing of the Business Combination, we issued to the Term Loan Lenders (i) the Penny Warrants and (ii) the $10 Warrants.

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Pursuant to the Purchase Agreement, on the terms of and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, we will have the right from time to time at our option to direct CCM to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $150 million over the term of the ChEF Equity Facility. In connection with the ChEF Equity Facility, we have filed a registration statement registering the resale of up to 21,512,027 shares that may be resold into the public markets by CCM, which represented approximately 36% of the shares of our common stock outstanding as of December 31, 2023. During the year ended December 31, 2022, we did not sell any shares of our common stock under the ChEF Equity Facility. During the year ended December 31, 2023, we issued and sold approximately 588,500 shares of our common stock under this facility, resulting in net cash proceeds of $1,278,566. From January 1, 2024 through May 13, 2024, we did not issue any shares of common stock under the ChEF Equity Facility. Any sales of such shares into the public market could have a significant negative impact on the trading price of our common stock. This impact may be heightened by the fact that sales to CCM will generally be at prices below the current trading price of our common stock. If the trading price of our common stock does not recover or experiences a further decline, sales of shares of common stock to CCM pursuant to the Purchase Agreement may be a less attractive source of capital and/or may not allow us to raise capital at rates that would be possible if the trading price of our common stock were higher.

On January 24, 2024, we issued the January Note in the Principal Amount of $1.0 million to Brian Nelson, one of our directors, in a private placement in exchange for cash in an equal amount. The January Note became due and payable in full on February 5, 2024. We were also obligated to pay the January Loan Fee in the amount of $50,000 to Mr. Nelson on February 5, 2024. The January Principal Amount of the January Note and the January Loan Fee were paid in full on February 1, 2024. On February 27, 2024, we issued the February Note to Brian Nelson in the February Principal Amount of $1.7 million in a private placement in exchange for cash in an equal amount. The February Note became due and payable in full on March 1, 2024. We were also obligated to pay the February Loan Fee in the amount of $85,000 to Mr. Nelson on March 1, 2024. The February Principal Amount of the February Note and the February Loan Fee were paid in full on March 1, 2024.

We have also filed a registration statement registering the resale of up to 47,428,544 shares and 12,266,971 warrants to purchase common stock that may be resold and/or issued into the public markets, which represents approximately 82% of the shares of our common stock outstanding as of March 31, 2024. The selling securityholders will determine the timing, pricing and rate at which they sell such shares into the public market. Although the current trading price of our common stock is below $10.00 per share, which was the sales price for units in the CNTQ IPO, certain of the selling security holders have an incentive to sell because they purchased shares and/or warrants at prices below the initial public offering price and/or below the recent trading prices of our securities. Additionally, while sales by such investors may experience a positive rate of return based on the trading price at the time they sell their shares, the public securityholders may not experience a similar rate of return on the securities they purchased due to differences in the prices at which such public securityholders purchased their shares and the trading price. Given the substantial number of shares of common stock being registered for potential resale by the selling securityholders pursuant to such prospectus, the sale of shares by the selling securityholders, or the perception in the market that the selling securityholders of a large number of shares intend to sell shares, may increase the volatility of the market price of our common stock, may prevent the trading price of our securities from exceeding the CNTQ IPO offering price and may cause the trading prices of our securities to experience a further decline.

In June 2023, we completed the June 2023 Offering, which provided net proceeds to us, including the partial over-allotment option exercise, of approximately $20.7 million. In July 2023, upon a request from our lenders under the Term Loan Agreement, we repaid $5.3 million to satisfy a portion of its outstanding principal.

In 2024, we identified an underpayment of tariffs to CBP in the amount of approximately $1.58 million in the aggregate, related to the improper classification and valuation of certain of the products used in our batteries. We have reported the underpayment to CBP.

Going Concern

For the year ended December 31, 2023, we incurred losses and had a negative cash flow from operations. As of December 31, 2023, we had approximately $12.7 million in cash and cash equivalents and working capital of $15.5 million. For the quarter ended March 31, 2024, we generated a net loss of $10.4 million and had a negative cash flow from operations. As of March 31, 2024, we had approximately $8.5 million in cash and cash equivalents and working capital of $4.2 million.

Under the Term Loan Agreement, we are obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures. On March 29, 2023, September 29, 2023, December 29, 2023 and May 13, 2024, we obtained waivers from our Administrative Agent and Term Loan Lenders of our failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan for the quarters ended, March 31, 2023, September 30, 2023, December 31, 2024 and March 31, 2024, respectively. On March 31, 2024 and April 29, 2024, we received additional waivers from our Administrative Agent and Term Loan Lenders in regard to our compliance with our liquidity requirement under the Term Loan as of the last day of the fiscal quarter ended March 31, 2024 and as of the last day of the fiscal month ended April 30, 2024, respectively. It is probable that we will fail to meet these covenants within the next twelve months. If we are unable to comply with the financial covenants in our loan agreement, the Term Loan Lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about our ability to continue as a going concern. As a result, our independent registered public accounting firm included an explanatory paragraph in its report on our 2023 consolidated financial statements, with respect to this uncertainty

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In addition, we may need to raise additional debt and/or equity financing to fund our operations and strategic plans and meet our financial covenants. We have historically been able to raise additional capital through issuance of equity and/or debt financing and we intend to use the ChEF Equity Facility and raise additional capital as needed. However, we cannot guarantee that we will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan. If such financings are not available, or if the terms of such financings are less desirable than we expect, we may be forced to take actions to reduce our capital or operating expenditures, including by not seeking potential acquisition opportunities, eliminating redundancies, or reducing or delaying our production facility expansions, which may adversely affect our business, operating results, financial condition and prospects. Further, future debt or equity financings may be dilutive to our current stockholders.

Cash Flows for the Three months ended March 31, 2024, and March 31, 2023

	Three months ended March 31,
	2024	2023
	(in thousands)
Net Cash (used in)/provided by:
Operating Activities	$(3,395)	$(3,838)
Investing activities	$(817)	$(589)
Financing activities	$-	$2,437

Operating Activities

Net cash used in operating activities was $3.4 million for the three months ended March 31, 2024, primarily due to a net loss of $10.4 million partially offset by $1.3 million of payment in-kind interest accrued on the term loan and $5.2 million decrease in inventory as a result of management’s decision to lower overall stocking levels to adjust for more modest demand.

Net cash used in operating activities was $3.8 million for the three months ended March 31, 2023. Net income of $4.8 million was offset by $11.8 million in operating adjustments, primarily due to a $18.5 million change in the fair market value of warrant liability and an increase in working capital of $3.2 million as a result of an increase accounts payable offset by an increase in inventory and accounts receivable.

Investing Activities

Net cash used in investing activities was $0.8 million for the three months ended March 31, 2024, as compared to net cash used in investing activities of $0.6 million for the three months ended March 31, 2023. The increase in cash used in investing activities was primarily due to an increase in capital equipment expenses to support our core battery business and ongoing efforts to develop solid-state battery technology and manufacturing process.

Financing Activities

There was zero net cash provided in financing activities, proceeds of $2.7 million note payable was subsequently repaid for the three months ended March 31, 2024, as compared to net cash provided by financing activities of $2.4 million for the three months ended March 31, 2023 which consisted of $1.0 million note payable and proceeds related to public warrants.

Cash Flows for the Years ended December 31, 2023 and 2022

	Years ended December 31,
	2023	2022
Net Cash provided by/(used in):	(in thousands)
Operating Activities	$(17,706)	$(45,696)
Investing activities	$(6,885)	$(6,827)
Financing activities	$19,523	$41,674

Operating Activities

Net cash used in operating activities was $17.7 million for the year ended December 31, 2023, primarily due to a net loss during the period and the change in fair market value of the warrant liability, partially offset by a decrease in inventory as a result of management’s decision to lower overall stocking levels to adjust for more modest demand.

Net cash used in operating activities was $45.7 million for the year ended December 31, 2022 primarily due to a net loss during the period, largely driven by Business Combination expenses, and an increase in purchased inventory to support future growth and to protect against potential supply disruptions.

Investing Activities

Net cash used in investing activities was $6.9 million for the year ended December 31, 2023, as compared to $6.8 million for the year ended December 31, 2022. The cash used in investing activities was primarily driven by capital expenditures to support our core battery business and our ongoing efforts to develop solid-state battery technology and manufacturing processes.

Financing Activities

Net cash provided by financing activities was $19.5 million for the year ended December 31, 2023, primarily as a result of proceeds $20.7 million from the June 2023 Offering.

Net cash provided by financing activities was $41.7 million for the year ended December 31, 2022, primarily as a result of proceeds from the $75.0 million term loan as part of the Business Combination, and $15.0 million from the strategic investment made by THOR, partially offset by a $45.0 million expense for the repayment of the senior secured notes.

Contractual Obligations

Our estimated future obligations consist of short-term and long-term operating and financing lease liabilities. As of March 31, 2024, we had $1.7 million in short-term operating lease liabilities and $22.8 million in long-term operating lease liabilities.

As disclosed above, we have a Term Loan and as of March 31, 2024, the principal amount outstanding under the Term Loan was $69.7 million.

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As disclosed above, consistent with the Debt Commitment Letter dated May 15, 2022 by and between CCM 5, and EICF EIP, in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan Agreement setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million. The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a Backstop Commitment Letter, with the Backstop Lender, pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the Backstopped Loans immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness, (ii) to support thine Business Combination under the Business Combination Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted SOFR plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

JOBS Act Accounting Election

As an emerging growth company under the JOBS Act, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies. We have elected not to opt out of such extended transition period. Accordingly, when an accounting standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, will adopt the new or revised accounting standard at the time private companies adopt the new or revised accounting standard, unless early adoption is permitted by the accounting standard, and we elect early adoption. This may make comparison of our financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

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MANAGEMENT

The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus.

Name	Age	Position(s) Held With Dragonfly
Denis Phares	51	President, Chief Executive Officer, Interim Chief Financial Officer and Chairman of the Board
Wade Seaburg	44	Chief Revenue Officer
Tyler Bourns	35	Chief Marketing Officer
Luisa Ingargiola	56	Lead Independent Director
Rick Parod	70	Director
Karina Montilla Edmonds	53	Director
Brian Nelson	53	Director
Jonathan Bellows	48	Director
Perry Boyle	60	Director

Executive Officers

Dr. Denis Phares has served as our Chief Executive Officer and Chairman of our Board since October 2022. Dr. Phares is the co-founder of Legacy Dragonfly and has served as Legacy Dragonfly’s Chief Executive Officer and Chairman of the board of directors since 2012. From 2005 until 2012, Dr. Phares served as a faculty member of the Aerospace & Mechanical Engineering Department at the University of Southern California, where he worked extensively on renewable energy technologies and received tenure in 2010. Dr. Phares holds an M.B.A. from the University of Nevada — Reno, an M.S. and a Ph.D. in Environmental Engineering Science from the California Institute of Technology and a B.S. in Physics from Villanova University. Dr. Phares is qualified to serve on our Board based on his substantial business, leadership, and management experience as the Chief Executive Officer and Chairman of our Board.

Wade Seaburg has served as our Chief Revenue Officer since November 2022. Prior to the Business Combination, Mr. Seaburg served as an outside contractor for Legacy Dragonfly from December 2018 through May 2021 and as the Director of Outside Sales and Business Development of Legacy Dragonfly from June 2021 through October 2022. Previously, Mr. Seaburg served as a senior account representative within the Distribution Manufactured Structures Division at WESCO International, Inc. (“WESCO”) (NYSE: WCC) from February 2004 to April 2016. After Mr. Seaburg’s time with WESCO, he served as the founder and president of Structure Sales, a company focused on representing industry-leading suppliers to OEMs in the RV and Marine markets, from May 2016 to May 2021. Mr. Seaburg graduated from Purdue University in May 2002 with a B.A. in Industrial Engineering. After graduating from Purdue, Mr. Seaburg completed the Eaton Corporation’s (NYSE: ETN) distinguished Technical Sales Training Program.

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Tyler Bourns has served as our Chief Marketing Officer since November 2022. Prior to the Business Combination, Mr. Bourns served as the Senior Vice President of Marketing of Legacy Dragonfly from December 2021 through October 2022. Previously, Mr. Bourns was the owner and served as the President of Bourns Productions Inc., a video production and marketing company focused on content creation, messaging and strategy for various brands across multiple industries, for twelve years. During his time at Bourns Productions Inc., he oversaw the day-to-day business of the company, worked closely with clients and provided hands on service in the creation of video, photography and graphic content, including for Legacy Dragonfly for the marketing of our Battle Born Batteries brand. In 2018, he was awarded the AAF Reno Ad Person of the Year. A three-time Emmy Award Winner, he has produced and filmed thought-leading content for companies such as Panasonic, GE Energy and Terrasmart. Mr. Bourns has also served on the Board of Directors for the Cordillera International Film Festival since its inception in 2018.

Non-Employee Directors

Luisa Ingargiola has served as a member of our Board since October 2022. Prior to the Business Combination, Ms. Ingargiola served on the board of directors of Legacy Dragonfly from August 2021 to October 2022. Since February 2017, Ms. Ingargiola has served as Chief Financial Officer of Avalon GloboCare Corp. (NASDAQ: ALBT), a publicly listed bio-tech health care company. Prior to joining Avalon GloboCare Corp., Ms. Ingargiola served as the Chief Financial Officer and Co-Founder of MagneGas Corporation from 2007 to 2018. Ms. Ingargiola has also served as a director and Audit Committee Chair for various over-the-counter and Nasdaq companies. Ms. Ingargiola has served as a member of the board of directors and as Audit Committee Chair for Progress Acquisition Corporation from November 2020 to February 2023, as a member of the board of directors and as Audit Committee Chair for AgEagle Aerial Systems Inc. (NYSE American: UAVS) from May 2018 to November 2022, as the Audit Committee Chair of Siyata Mobile (NASDAQ: SYTA) from December 2020 to December 2021, as a member of the board of directors and as Audit Committee Chair for Electrameccanica Vehicles Corp. (Nasdaq: SOLO) (“Electrameccanica”) since March 2018 to March 2024, and following the sale of Electrameccanica to XOS, Inc. (“XOS”) in March 2024, commenced as a director of XOS,, as a member of the board and Audit Committee Chair for BioCorRx Inc. (OTC: BICX) since April 2018, and as a member of the board and Audit Committee Chair of Vision Marine Technologies, Inc. (NASDAQ: VMAR) since December 2020. Ms. Ingargiola holds a M.B.A. in Health Administration from the University of South Florida and a B.S. in Finance from Boston University. Ms. Ingargiola is qualified to serve on our Board based on her previous roles serving as Chief Financial Officer for multiple companies and extensive experience serving on multiple boards of directors for Nasdaq companies.

Rick Parod has served as a member of our Board since October 2022. Mr. Parod currently serves as the CEO of AdeptAg, a company that serves the controlled environment agriculture market. Prior to AdeptAg, Mr. Parod was the President and CEO and a director of the Lindsay Corporation, a leading global manufacturer and distributor of irrigation and infrastructure equipment and technology, from 2000 to 2017. From 1997 to 2000, Mr. Parod served as the Vice President and General Manager of the Irrigation Division of The Toro Company, a leading worldwide provider of outdoor turf, landscape, underground utility construction, irrigation and related equipment. Mr. Parod has also served as a director and as a member of the audit committee, compensation committee and nominating and corporate governance committee of Alamo Group Inc., a publicly listed company focusing on design, manufacturing, distribution, and service of equipment for infrastructure maintenance and agriculture, since December 2017 as well as a director of Raven Industries, Inc. from December 2017 until its acquisition by CNH Industrial N.V. in June 2022. Mr. Parod received a B.S. in accounting from Northern Illinois University and an M.B.A from Pepperdine University. Mr. Parod is qualified to serve on our Board based on his experience in manufacturing operations, product development and sales and marketing.

Karina Montilla Edmonds, Ph.D. has served as a member of our Board since October 2022. Dr. Edmonds currently serves as the Senior Vice President and Global Head of Academies and University Alliances at SAP SE, a leading producer of enterprise software for the management of business operations. Prior to joining SAP SE in April 2020, Dr. Edmonds served as the University Relations Lead for Google Cloud at Google from May 2017 through March 2020, where she facilitated research collaborations in AI. Before her time at Google, Dr. Edmonds served at the California Institute of Technology as Executive Director for Institute Corporate Relations from April 2013 through April 2016. In April 2010, Dr. Edmonds was appointed as the U.S. Department of Energy’s first Technology Transfer Coordinator, and she served in that position until April 2013. She has also held positions at the Jet Propulsion Laboratory, a NASA field center and leader in robotic space exploration, as Director for Jet Propulsion Laboratory Technology Transfer and at TRW, Inc. (now Northrop Grumman Corporation, a publicly listed multinational aerospace and defense technology company), as a Principal Investigator. Dr. Edmonds holds a B.S. in Mechanical Engineering from the University of Rhode Island and an M.S. and Ph.D. in Aeronautical Engineering, with a minor in Material Science, from the California Institute of Technology. Dr. Edmonds is also a registered patent agent with the U.S. Patent and Trademark Office. Dr. Edmonds serves on the boards of the University of Rhode Island and the National Science Foundation’s Directorate for Engineering Advisory Committee, and has previously served on the boards of the Institute for Pure and Applied Mathematics at the University of California, Los Angeles, ConnectED California and the University of Rhode Island Foundation. Dr. Edmonds is qualified to serve on our Board based on her industry leadership and expertise in technology transfer and commercialization.

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Brian Nelson has served as a member of our Board since October 2022. Prior to the Business Combination, Mr. Nelson served on the board of directors of Legacy Dragonfly from April 2022 to October 2022. Mr. Nelson has served as the Chief Executive Officer of Precision Surfacing Solutions Group (formerly known as the Lapmaster Group) since 2003 and as the President since 2002. Mr. Nelson was hired in the sales department of Lapmaster in 1996 and he purchased the company in 2003. In 1996, Mr. Nelson served as a Sales Engineer for TII Technical Education Systems, and from 1993 to 1995, he served as a Staff Engineer for Rust Environment & Infrastructure. Mr. Nelson holds an M.B.A. in Entrepreneurship from the DePaul University Charles H. Kellstadt School of Business and a B.S. in Civil & Environmental Engineering from Marquette University. He is a member of the Association of Manufacturing Technology and Young President’s Organization. Mr. Nelson is qualified to serve on our Board based on his years of business experience as President and Chief Executive Officer of Precision Surfacing Solutions Group and Lapmaster.

Jonathan Bellows has served as a member of our Board since October 2022. Mr. Bellows currently serves as President of KORE Power, which acquired Northern Reliability in March 2022. He has served as President and Chief Executive Officer of Northern Reliability since April 2015. KORE Power is a publicly-traded fully integrated energy storage manufacturing company, combining Northern Reliability’s energy storage technology with KORE Power’s cell manufacturing capabilities. Mr. Bellows is also President and Chief Executive Officer of Nomad Transportable Power Systems, a provider of commercial and industrial-scale mobile energy storage units, which was founded by affiliates of KORE Power and Northern Reliability. Previously, Mr. Bellows was Vice President of Business and Sales at Sovernet Communications, a fiber-optic bandwidth infrastructure services provider, from 2005 to 2015. Mr. Bellows graduated Northern Vermont University - Johnson in 1998, where he earned his B.A. in History. Mr. Bellows is qualified to serve on our Board based on his energy storage industry expertise and operating and leadership experience.

Perry Boyle has served as a member of our Board since October 2022. Prior to the Business Combination, he served on the board of directors of CNTQ from August 2021 to October 2022. Previously, Mr. Boyle was with Point72 and its affiliates and predecessors from 2004 through his retirement in March 2020. He helped lead Point72’s launch as a registered investment advisor, raising over $6 billion in external capital. He originally joined S.A.C. Capital Advisors (“S.A.C.”) in 2004 as the firm’s first director of research. In January 2013 he became head of equities and, in January 2015, he became head of discretionary investing at Point72. From June 2016 through December 2017 he served as the President and Chief Investment Officer of Stamford Harbor Capital, L.P., a company owned by businessman Steven A. Cohen. He returned to Point72 in January 2018. Prior to joining S.A.C., Mr. Boyle was a founding partner of Thomas Weisel Partners from 1999 until 2004, and a managing director at Alex Brown & Sons from 1992 – 1999. He began his career as an investment banker with Salomon Brothers Inc. Mr. Boyle is a member of the advisory board of the Center for a New American Security, and a director of The US Friends of the International Institute for Strategic Studies (“IISS”). He was a 2018 and 2019 delegate from the IISS to the Shangri-La Dialogue in Singapore. He is a council member of the Hoover Institution and a Lionel Curtis member of Chatham House. Mr. Boyle currently serves as the Chairman of the BOMA Project, a poverty graduation program for women, youth, and displaced persons in sub-Saharan Africa. He is also the President of the Affordable Housing Coalition of Ketchum, an advocacy organization for workforce housing in Ketchum, Idaho. He received his B.A. in Economics from Stanford University, his M.B.A. from Dartmouth College and a M.A. from the Fletcher School of Law and Diplomacy at Tufts University. Mr. Boyle is qualified to serve on our Board based on his industry leadership and capital markets experience from research to fundraising.

Board Composition

Our Board currently consists of three classes of a total of seven directors. Our directors each serve staggered three-year terms with one class being elected at each year’s annual meeting of stockholders, as follows:

●	Class A, which consists of Rick Parod and Karina Edmonds, whose terms will expire at the 2026 annual meeting of stockholders;

●	Class B, which consists of Brian Nelson and Jonathan Bellows, whose terms will expire at the 2024 annual meeting of stockholders; and

●	Class C, which consists of Denis Phares, Luisa Ingargiola and Perry Boyle, whose terms will expire at the 2025 annual meeting of stockholders.

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We have no formal policy regarding board diversity. Our priority in selecting our Board members is the identification of members who will further the interests of our stockholders through their established record of professional accomplishment, the ability to contribute positively to the collaborative culture among Board members, knowledge of our business and understanding of the competitive landscape.

The Board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the Board does not involve itself in our day-to-day operations. Our executive officers and management oversee our day-to-day operations. Our directors fulfill their duties and responsibilities by attending meetings of the Board, which are usually held on at least a quarterly basis. Our directors also discuss business and other matters with other key executives and our principal external advisers (legal counsel, auditors, financial advisors and other consultants).

Board Leadership Structure and Role in Risk Oversight

Periodically, our Board will assess the roles of Chairman and Chief Executive Officer, and the Board leadership structure to ensure the interests of Dragonfly and our stockholders are best served. Our Board believes the current combination of the two roles is satisfactory at present. Dr. Phares, as our President, Chief Executive Officer and Chairman, has extensive knowledge of all aspects of Dragonfly and our business. Our Board has appointed Ms. Ingargiola as Lead Independent Director. We have no policy requiring the combination or separation of leadership roles and our governing documents do not mandate a particular structure. This has allowed, and will continue to allow, our Board the flexibility to establish the most appropriate structure for us at any given time.

Our Board is primarily responsible for overseeing our risk management processes. The Board receives and reviews periodic reports from management, auditors, legal counsel, and others, as considered appropriate regarding our assessment of risks. The Board focuses on the most significant risks we face and our general risk management strategy, and also ensures that risks undertaken by us are consistent with the Board’s risk strategy. While the Board oversees our risk management, management is responsible for day-to-day risk management processes. We believe this division of responsibilities is the most effective approach for addressing the risks we face and that our Board leadership structure supports this approach.

Director Independence

Our common stock is listed on Nasdaq. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In order to be considered independent for purposes of Rule 10A-3 of the Exchange Act, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the audit committee, the board of directors, or any other board committee, accept, directly or indirectly, any consulting, advisory, or other compensatory fee from the listed company or any of its subsidiaries or otherwise be an affiliated person of the listed company or any of its subsidiaries.

Our Board has determined that Rick Parod, Perry Boyle, Jonathan Bellows, Karina Montilla Edmonds, Brian Nelson, and Luisa Ingargiola are an “independent directors” as such term is defined under the applicable rules of Nasdaq.

We have established an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Our Board has determined that Ms. Ingargiola is an “audit committee financial expert,” as defined under the applicable rules of the SEC, and that all members of the Audit Committee are “independent” within the meaning of the applicable Nasdaq rule and the independence standards of Rule 10A-3 of the Exchange Act. Each of the members of the Audit Committee meets the requirements for financial literacy under the applicable rules and regulations of the SEC and Nasdaq.

Role of the Board of Directors in Risk Oversight/Risk Committee

One of the key functions of our Board is informed oversight of our risk management process. Our Board does not anticipate having a standing risk management committee, but rather anticipates administering this oversight function directly through our Board as a whole, as well as through various standing committees of our Board that address risks inherent in their respective areas of oversight. In particular, our Board is responsible for monitoring and assessing strategic risk exposure and our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management will take to monitor and control such exposures, including guidelines and policies to govern the process by which risk assessment and management is undertaken.

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The Audit Committee also monitors compliance with legal and regulatory requirements. Our Compensation Committee also assess and monitors whether our compensation plans, policies and programs comply with applicable legal and regulatory requirements.

Board Committees

Our Board has three standing committees — an Audit Committee, a Compensation Committee, and a Nominating and Corporate Governance Committee. Copies of the charters for each committee are posted under the “Investors” tab on our website, which is located at https://dragonflyenergy.com/.

Audit Committee

The Board has formed an Audit Committee, which currently consists of Luisa Ingargiola, Rick Parod, and Perry Boyle. Each member of the Audit Committee is “independent” as that term is defined under the applicable rules of the SEC and Nasdaq. The Board has determined that each Audit Committee member has sufficient knowledge in financial and auditing matters to serve on the Audit Committee. In addition, our Board has determined that Ms. Ingargiola qualifies as an audit committee financial expert within the meaning of SEC regulations and the Nasdaq Marketplace Rules.

Luisa Ingargiola serves as the chair of the Audit Committee. The Audit Committee oversees and monitors our financial reporting process and internal control system, reviews and evaluates the audit performed by our registered independent public accountants and reports to our Board any substantive issues found during the audit. The Audit Committee will be directly responsible for the appointment, compensation and oversight of the work of our registered independent public accountants. The Audit Committee reviews and approves all transactions with affiliated parties. The Board has adopted a written charter for the Audit Committee.

Compensation Committee

The Board has formed a Compensation Committee which consists of Luisa Ingargiola, Brian Nelson, and Rick Parod, all of whom are independent (as that term is defined under the Nasdaq Marketplace Rules). Brian Nelson serves as the chair of the Compensation Committee. The Compensation Committee assists the Board in fulfilling its oversight responsibilities relating to (i) corporate governance practices and policies and (ii) compensation matters, including our directors and senior management’s compensation and the administration of our compensation plans. Our Board determined that each of the members of the Compensation Committee are a non-employee director, as defined in Rule 16b-3 promulgated under the Exchange Act and satisfies the independence requirements of Nasdaq.

Nominating and Corporate Governance Committee

The Board has formed a Nominating and Corporate Governance Committee, which currently consists of Karina Montilla Edmonds, Brian Nelson and Jonathan Bellows, all of whom are independent (as that term is defined under the Nasdaq Marketplace Rules). Karina Montilla Edmonds serves as the chair of the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee assesses potential candidates to fill perceived needs on the Board for required, skills, expertise, independence and other factors.

Nomination of Directors

The Nominating and Corporate Governance Committee of the Board assesses potential candidates to fill perceived needs on the Board of Directors for required skills, expertise, independence and other factors. A director candidate recommended by our stockholders will be considered in the same manner as a nominee recommended by a Board member, management or other sources. Stockholders wishing to recommend a candidate for nomination should contact our Secretary in writing at the Secretary of Dragonfly at 1190 Trademark Drive, #108, Reno, Nevada 89521. Our Nominating and Corporate Governance Committee has discretion to decide which individuals to recommend for nomination as directors.

Code of Conduct and Ethics

We have adopted a Code of Business Conduct and Ethics that applies to all of our executive officers, financial and accounting officers, our directors, our financial managers and all of our employees. The Board is committed to a high standard of corporate governance practices and, through its oversight role, encourages and promotes a culture of ethical business conduct. A copy of our Code of Business Conduct and Ethics is posted under the “Investors” tab on our website, which is located at https://dragonflyenergy.com/.

We will disclose any amendments to our Code of Conduct and Ethics, or waivers of its requirements on our website identified above, or in filings under the Exchange Act.

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Limitation on Liability and Indemnification of Directors and Officers

Section 78.138 of the NRS provides that, unless the corporation’s articles of incorporation provide otherwise, a director or officer will not be individually liable unless the presumption that it is acting in good faith and on an informed basis with a view to the interests of the corporation has been rebutted, and it is proven that (i) the director’s or officer’s acts or omissions constituted a breach of his or her fiduciary duties, and (ii) such breach involved intentional misconduct, fraud, or a knowing violation of the law.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he:(a) is not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or upon a plea of nolo contendere or its equivalent, does not, of itself, create a presumption that the person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, or that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful.

Section 78.7502 of the NRS provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys’ fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he: (a) as not liable pursuant to NRS 78.138; or (b) acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Section 78.751 of the NRS provides that to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to above, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys’ fees, actually and reasonably incurred by him in connection with the defense.

Unless otherwise restricted by the articles of incorporation, bylaws, or other agreement, Section 78.751 of the NRS permits a Nevada company to indemnify its officers and directors against expenses incurred by them in defending a civil or criminal action, suit, or proceeding as they are incurred and in advance of final disposition thereof upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that the director or officer is not entitled to be indemnified by the corporation. The articles of incorporation, bylaws, or other agreement may require a corporation to advance such expenses upon receipt of such an undertaking. Section 78.751 of the NRS further permits a Nevada company to grant its directors and officers additional rights of indemnification under its articles of incorporation, bylaws, or other agreement; provided, however, that unless advanced or otherwise ordered by a court, indemnification may not be made to or on behalf of any director or officer finally adjudged by a court, after exhaustion of appeals, to be liable for intentional misconduct, fraud, or a knowing violation of law that was material to the cause of action.

Section 78.752 of the NRS provides that a Nevada company may purchase and maintain insurance or make other financial arrangements on behalf of any person who is or was a director, officer, employee, or agent of the company, or is or was serving at the request of the company as a director, officer, employee, or agent of another company, partnership, joint venture, trust, or other enterprise, for any liability asserted against him and liability and expenses incurred by him in his capacity as a director, officer, employee, or agent, or arising out of his status as such, whether or not the company has the authority to indemnify him against such liability and expenses.

Our Charter provides that the Company shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced, without interest, if it shall ultimately be determined by final adjudication from which there is no further right to appeal that the indemnitee is not entitled to be indemnified.

In addition, we have entered into indemnification agreements with each of our directors and executive officers. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including attorneys’ fees, judgments and fines incurred by a director or executive officer in any action or proceeding arising out of their services as one of our directors or executive officers or any other company or enterprise to which the person provides services at our request.

We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers. We believe these provisions in the Charter and the Bylaws and these indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or control persons, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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EXECUTIVE AND DIRECTOR COMPENSATION

This section describes the material components of the executive compensation program for certain of our executive officers listed in the Summary Compensation Table below (the “NEOs”) and directors. This discussion may contain forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.

Our compensation program is designed to align executives’ compensation with our business objectives and the creation of stockholder value, while helping us to continue to attract, motivate and retain individuals who contribute to our long-term success. Compensation for our executive officers has three primary components: base salary, an annual cash incentive bonus opportunity, and long-term equity-based incentive compensation.

Summary Compensation Table – Fiscal Year 2023

The following table presents information regarding the total compensation awarded to, earned by, or paid to each person serving as our Chief Executive Officer during the fiscal year ended December 31, 2023, the two most highly-compensated executive officers (other than the Chief Executive Officer) who were serving as executive officers during the fiscal years ended December 31, 2023 and December 31, 2022, and up to two additional individuals for whom disclosure would have been provided but for the fact that such individuals were not serving as an executive officer as of December 31, 2023 for services rendered in all capacities to us for the fiscal year ended December 31, 2023. These individuals are our named executive officers (“NEOs”) for fiscal 2023.

							Non-Equity		Non-Qualified
							Incentive		Deferred
Name and				Stock		Option	Plan		Compensation	All Other
Principal		Salary	Bonus	Awards		Awards	Compensation		Earnings	Compensation		Total
Position	Year	($)	($)(1)	($)(2)		($)(3)	($)		($)	($)		($)
Dr. Denis Phares	2023	622,000	—	255,333		—	—	(4)	—	—		877,333
Chief Executive Officer, Interim Chief Financial Officer, President	2022	682,000	806,207	1,531,545		—	—		—	—		3,019,7524
Sean Nichols(5)	2023	—	—	—		—	—		—	615,891	(6)	615,891
Former Chief Operating Officer	2022	598,462	655,587	—		—	—		—	157,693	(7)	1,411,742
Wade Seaburg	2023	340,000	—	81,666		—	—	(8)	—	—		421,666
Chief Revenue Officer	2022	262,115	300,000	489,978		—	—		—	—		1,052,093
Tyler Bourns	2023	280,000	—	39,333		—	—	(9)	—	—		319,333
Chief Marketing Officer	2022	167,500	90,000	235,995		—	—		—	—		493,495
John Marchetti (10)	2023	227,692	175,000	107,667	(10)	—	—	(11)	—	—		510,359
Former Senior Vice President, Operations, Former Chief Financial Officer	2022	316,153	769,366	645,998		—	—		—	11,057	(7)	1,742,574

(1)	The amounts reported in this column represent discretionary bonuses awarded to each executive for performance during the fiscal years ended December 31, 2023 and December 31, 2022.

(2)	The amounts reported in this column reflect the grant date fair value of restricted stock awards granted to the NEOs for performance during the fiscal years ended December 31, 2023 and December 31, 2022 under the 2022 Plan (as defined below) and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-11 of our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.

(3)	The amounts reported in this column reflect the grant date fair value of stock option awards granted to the NEOs during the fiscal years ended December 31, 2023 and December 31, 2022 under our stock incentive plans and are accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-11 of our Notes to Consolidated Financial Statements included elsewhere in this prospectus for a discussion of the relevant assumptions used in calculating these amounts.

(4)	On April 12, 2024, Dr. Phares received a contingent cash award in the amount of $510,667 for services performed in December 31, 2023, which will not be paid out to Dr. Phares until we have achieved a minimum cash balance of $30,000,000, subject to his continued employment on the date of payment.

(5)	On November 4, 2022, we announced that Mr. Nichols would be stepping down as our Chief Operating Officer on November 7, 2022

(6)	The amount reported comprises of payments made to Mr. Nichols under his Separation Agreement (as defined below) and the transfer of the title of a Company van during the year ended December 31, 2023.

(7)	The amount reported comprises of payments made to Mr. Nichols under his Separation Agreement during the year ended December 31, 2022.

(8)	On April 12, 2024, Mr. Seaburg received a contingent cash award in the amount of $163,333 for services performed in December 31, 2023, which will not be paid out to Mr. Seaburg until we have achieved a minimum cash balance of $30,000,000, subject to his continued employment on the date of payment.

(9)	On April 12, 2024, Mr. Bourns received a contingent cash award in the amount of $78,668 for services performed in December 31, 2023, which will not be paid out to Mr. Bourns until we have achieved a minimum cash balance of $30,000,000, subject to his continued employment on the date of payment.

(10)	Mr. Marchetti commenced employment as Legacy Dragonfly’s Chief Financial Officer on September 6, 2021. On August 20, 2023, upon mutual agreement between us and Mr. Marchetti, Mr. Marchetti resigned from his position as our Chief Financial Officer. Mr. Marchetti continued in the role of Senior Vice President, Operations until his employment was terminated on April 19, 2024. As a result, Mr. Marchetti’s 239,259 RSUs were forfeited.

(11)	On April 12, 2024, Mr. Marchetti received a contingent cash award in the amount of $215,333.33 for services performed in December 31, 2023, which was not to be paid out to Mr. Marchetti until we had achieved a minimum cash balance of $30,000,000, subject to his continued employment on the date of payment. As a result of the termination of Mr. Marchetti’s employment, his contingent cash award was forfeited.

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Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding options to acquire our common stock held by each of the NEOs as of December 31, 2023, including the vesting dates for the portions of these awards that had not vested as of that date. The NEOs did not hold any other outstanding equity awards as of that date.

	Option Awards
				Equity
				Incentive
				Plan Awards:
	Number of		Number of	Number of
	Securities		Securities	Securities
	Underlying		Underlying	Underlying
	Unexercised		Unexercised	Unexercised	Option	Option
	Options (#)		Options (#)	Unearned	Exercise	Expiration
Name	Exercisable		Unexercisable	Options (#)	Price ($)	Date
Dr. Denis Phares	177,316		—	—	0.32	12/5/2029
John Marchetti	132,995	(1)	103,423	—	2.89	09/13/2031
Wade Seaburg	7,399		—	—	0.59	06/09/2030
	3,965	(2)	2,443	—	0.59	10/19/2030
	51,716	(3)	36,940	—	2.89	08/04/2031
	13,918	(4)	16,989	—	2.89	12/06/2031
	4,555		—	—	2.89	12/06/2031
Tyler Bourns	27,716	(5)	25,478	—	2.89	12/06/2031

(1)	Stock options vest as to 1/4th on September 10, 2022, with the remaining shares vesting in equal monthly installments over a period of 36 months commencing on October 23641810, 2022. Mr. Marchetti’s employment with us ended on April 19, 2024. As a result, Mr. Marchetti’s vested options were terminated and his unvested options were forfeited on April 19, 2024.
(2)	Stock options vest as to 1/4th on October 14, 2021, with the remaining shares vesting in equal monthly installments over a period of 36 months commencing on November 14, 2021.
(3)	Stock options vest as to 1/4th on August 4, 2022, with the remaining shares vesting in equal monthly installments over a period of 36 months commencing on September 4, 2022.
(4)	Stock options vest as to 1/4th on December 6, 2021, with the remaining shares vesting in equal monthly installments over a period of 36 months commencing on January 6, 2022.
(5)	Stock options vest as to 1/4th on November 23, 2022, with the remaining shares vesting in equal monthly installments over a period of 36 months commencing on December 23, 2022.

Equity Grants

For services performed during the year ended December 31, 2023, on April 12, 2024, Dr. Phares was granted 567,407 restricted stock units (“RSUs”), Mr. Marchetti was granted 239,259 RSUs, Mr. Seaburg was granted 181,481 RSUs, and Mr. Bourns was granted 87,407 RSUs. Each of the RSUs granted will vest in three equal annual installments, with the first vesting date on the one (1) year anniversary of the date of issuance and the following two vesting dates on each subsequent anniversary of the date of issuance, subject to each employees’ continued employment as of each vesting date. In addition to the RSU awards, our Board also approved the following cash awards to the above referenced employees: (i) $510,667 to Dr. Phares; (ii) $215,333 to Mr. Marchetti, (iii) $163,333 to Mr. Seaburg; and (iv) $78,668 to Mr. Bourns. Each of the approved cash awards will not be paid out to the employees until we have achieved a minimum cash balance of $30,000,000, and are subject to each employee’s continued employment on the date of payment.

As a result of the termination of Mr. Marchetti’s employment, his 239,259 RSUs and cash award of $215,333.33 were forfeited.

Equity Incentive Plans

As of the Closing, our employees, consultants and directors held outstanding stock options for the purchase of up to 4,436,283 shares of our common stock. Those options were granted under the Dragonfly Energy Corp. 2019 Stock Incentive Plan (the “2019 Plan”), the Dragonfly Energy Corp. 2021 Stock Incentive Plan (the “2021 Plan”) and the 2022 Plan. As of the Closing, these options were vested with respect to 1,623,990 shares and were unvested with respect to 2,812,293 shares. The exercise prices of these options ranged from $0.37 per share to $4.08 per share and each of those options had a maximum term of 10 years from the applicable date of grant.

The following sections provide more detailed information concerning our benefit plans and, with respect to our equity compensation plans, the shares that are available for future awards under these plans. Each summary below is qualified in its entirety by the full text of the relevant plan document, which has been filed with the Securities and Exchange Commission as an exhibit to the Form S-1 Registration Statement of which this prospectus is a part and is available through the Securities and Exchange Commission’s internet site at http://www.sec.gov.

2019 Plan and 2021 Plan

Prior to the Business Combination, we maintained the 2019 Plan and the 2021 Plan. Under the 2019 Plan and 2021 Plan, we were generally authorized to grant options and other equity awards to our employees, directors, officers and consultants and those of our subsidiaries. Options under these plans are either incentive stock options, within the meaning of Section 422 of the Internal Revenue Code, or nonqualified stock options. All options granted under the plans expire no later than ten years from their date of grant. No new awards may be granted under the 2019 Plan or the 2021 Plan following the Business Combination.

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Our Compensation Committee administers the 2019 Plan and the 2021 Plan. As is customary in incentive plans of this nature, the number of shares subject to outstanding awards under these plans and the exercise prices of those awards, are subject to adjustment in the event of changes in our capital structure, reorganizations and other extraordinary events. In the event of a change in control, the plan administrator may provide for outstanding options to either be assumed by the acquirer or successor entity or, if not assumed, to be cancelled upon the transaction. Such adjustments were made to each of the then-outstanding options under the 2019 Plan and the 2021 Plan upon the Closing.

Our Board may amend or terminate the 2019 Plan and the 2021 Plan at any time. The plans require that certain amendments specified in the plan be submitted to stockholders for their approval.

2022 Equity Incentive Plan

We maintain the 2022 Plan for purposes of granting equity-based awards to attract, motivate, retain and reward selected employees and other eligible persons. Our Compensation Committee of the Board administers the 2022 Plan. The plan administrator has broad authority to (without limitation):

●	select participants and determine the types of awards that they are to receive;
●	determine the number of shares that are to be subject to awards and the terms and conditions of awards, including the price (if any) to be paid for the shares or the award and establish the vesting conditions (if applicable) of such shares or awards;
●	cancel, modify or waive our rights with respect to, or modify, discontinue, suspend or terminate any or all outstanding awards, subject to any required consents;
●	construe and interpret the terms of the 2022 Plan and any agreements relating to the plan;
●	accelerate or extend the vesting or exercisability or extend the term of any or all outstanding awards subject to any required consent;
●	subject to the other provisions of the 2022 Plan, make certain adjustments to an outstanding award and authorize the termination, conversion, substitution or succession of an award; and
●	allow the purchase price of an award or shares of our common stock to be paid in the form of cash, check or electronic funds transfer, by the delivery of previously-owned shares of our common stock or by a reduction of the number of shares deliverable pursuant to the award, by services rendered by the recipient of the award, by notice and third party payment or cashless exercise on such terms as the administrator may authorize or any other form permitted by law.

A total of 2,785,950 shares of our common stock have been initially authorized for issuance with respect to awards granted under the 2022 Plan. To the extent awards granted under the 2019 Plan and 2021 Plan are terminated or forfeited after the Business Combination without shares being issued, the shares subject to such terminated or forfeited awards will be available for issuance under the 2022 Plan. The share limit will also automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 4% of the total number of outstanding shares of our common stock on December 31 in the prior year, or (2) such number as determined by our Board. The total number of shares that may be issued pursuant to incentive stock options granted under the 2022 Plan is 84,212 shares. Any shares subject to awards that are not paid, delivered or exercised before they expire or are canceled or terminated, or otherwise fail to vest, will become available for other award grants under the 2022 Plan. As of May 13, 2024, 3,554,985 awards have been granted under the 2022 Plan, and 8,872,021 shares authorized under the 2022 Plan are available for award purposes.

Awards under the 2022 Plan may be in the form of incentive or nonqualified stock options, stock appreciation rights, stock bonuses, restricted stock, stock units and other forms of awards including cash awards. Awards under the plan generally will not be transferable other than by will or the laws of descent and distribution, except that the plan administrator may authorize certain transfers.

Nonqualified and incentive stock options may not be granted at prices below the fair market value of the common stock on the date of grant. Incentive stock options must have an exercise price that is at least equal to the fair market value of our common stock, or 110% of fair market value of our common stock or incentive stock option grants to any 10% owner of our common stock, on the date of grant. The maximum term of options and stock appreciation rights granted under the plan is 10 years. These and other awards may also be issued solely or in part for services. Awards are generally paid in cash or shares of our common stock. The plan administrator may provide for the deferred payment of awards and may determine the terms applicable to deferrals.

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As is customary in incentive plans of this nature, the number and type of shares available under the 2022 Plan and any outstanding awards, as well as the exercise or purchase prices of awards, will be subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders. In no case (except due to an adjustment referred to above or any repricing that may be approved by our stockholders) will any adjustment be made to a stock option or stock appreciation right award under the 2022 Plan (by amendment, cancellation and regrant, exchange or other means) that would constitute a repricing of the per-share exercise or base price of the award.

Generally, and subject to limited exceptions set forth in the 2022 Plan, if we dissolve or undergo certain corporate transactions such as a merger, business combination or other reorganization, or a sale of all or substantially all of its assets, all awards then-outstanding under the 2022 Plan will become fully vested or paid, as applicable, and will terminate or be terminated in such circumstances, unless the plan administrator provides for the assumption, substitution or other continuation of the award. The plan administrator also has the discretion to establish other change in control provisions with respect to awards granted under the 2022 Plan. For example, the administrator could provide for the acceleration of vesting or payment of an award in connection with a corporate event that is not described above and provide that any such acceleration shall be automatic upon the occurrence of any such event.

Our Board may amend or terminate the 2022 Plan at any time, but no such action will affect any outstanding award in any manner materially adverse to a participant without the consent of the participant. Plan amendments will be submitted to stockholders for their approval as required by applicable law or any applicable listing agency. The 2022 Plan is not exclusive - our Board and Compensation Committee may grant stock and performance incentives or other compensation, in stock or cash, under other plans or authority.

The 2022 Plan will terminate on May 13, 2032. However, the plan administrator will retain its authority until all outstanding awards are exercised or terminated.

Employee Stock Purchase Plan

We maintain the Employee Stock Purchase Plan (the “ESPP”) to provide an additional means to attract, motivate, retain and reward employees and other eligible persons by allowing them to purchase additional shares of our common stock. The ESPP is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions.

Share Reserve. A total of 2,464,400 shares of our common stock have been initially authorized for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on December 31 in the prior year, (2) 1,500,000 shares, and (3) such number as determined by our Board.

Offering Periods. We currently expect the ESPP will have a series of successive six-month offering periods. However, the ESPP provides flexibility for the plan administrator to establish, in advance of a particular offering period, a different duration for that offering period (not less than three months nor greater than 27 months) or for that offering period to consist of one or more purchase periods.

Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of that period. Employees may participate in only one offering period at a time.

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Payroll deductions. A participant may contribute up to 15% of his or her cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. Unless otherwise provided in advance by the plan administrator, the purchase price per share will be equal to 85% of the fair market value per share on the start date of the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. In no event may any participant purchase more than 10,000 shares on any purchase date. Change in Control. If we are acquired by merger or sale of all or substantially all of our assets or more than 50% of our voting securities, then all outstanding purchase rights will automatically be exercised on or prior to the effective date of the acquisition, unless the plan administrator provides for the rights to be settled in cash or exchanged or substituted on the transaction. Unless otherwise provided in advance by the plan administrator, the purchase price will be equal to 85% of the market value per share on the start date of the offering period in which the acquisition occurs or, if lower, 85% of the fair market value per share on the purchase date.

Other plan provisions. No new offering periods will commence on or after May 13, 2032. The Board may at any time amend, suspend or discontinue the ESPP. However, certain amendments may require stockholder approval.

Named Executive Officer Employment Agreements

We have entered into employment agreements, dated as of October 11, 2022 with each of Dr. Phares and Mr. Marchetti. On November 7, 2022, we entered into an employment agreement with each of Mr. Seaburg and Mr. Bourns.

Each agreement provides for a three-year initial employment term, with automatic three-year renewal terms thereafter, subject to 90 days’ notice of non-renewal by either party. Each agreement also provides for the executive to receive an annual base salary (Dr. Phares — $622,000; Mr. Marchetti — $370,000; Mr. Seaburg — $340,000; Mr. Bourns — $280,000) and to be eligible for an annual bonus of up to a specified percentage of the executive’s base salary (Dr. Phares — 100%; Mr. Marchetti — 63%; Mr. Seburg – 92%; Mr. Bourns – 30%). The executive is generally eligible for an annual bonus only if he remains employed with us through the date the bonus is paid (or if the executive’s employment terminates due to his death or disability during the year). The executive is also eligible to receive a long-term incentive award each fiscal year with a grant-date value not less than a dollar amount specified in the agreement (Dr. Phares — $1,532,000; Mr. Marchetti — $646,000; Mr. Seaburg — $490,000; Mr. Bourns — $236,000), with the terms and conditions of each such award to be determined by the Compensation Committee. Each agreement also includes non-competition and non-solicitation covenants that apply for 12 months following the executive’s termination of employment, and certain confidentiality and other covenants.

If the executive’s employment is terminated by us without “cause” or by the executive for “good reason” (as such terms are defined in the employment agreement) and other than a termination in connection with a change in control as described below, the executive would be entitled to receive (i) cash severance equal to 1.5 times the executive’s annual base salary (in the case of Dr. Phares) or 1.0 times the executive’s annual base salary (in the case of Mr. Marchetti, Mr. Seaburg and Mr. Bourns), payable in installments over two years following the termination date, (ii) reimbursement of monthly COBRA premiums for the executive and his dependents for up to 18 months (in the case of Dr. Phares) or 12 months (in the case of Mr. Marchetti, Mr. Seaburg and Mr. Bourns), and (iii) vesting in full of any time-based equity awards granted by us to the executive (with any performance-based awards to remain eligible to vest following termination if the applicable performance conditions are satisfied). In such circumstances, Dr. Phares would also be entitled to receive payment of 1.5 times the annual bonus he would have received for the fiscal year in which his termination occurs, pro-rated to reflect the portion of the fiscal year he was employed prior to his termination.

If, during the period commencing three months before a change in control and ending 12 months after a change in control, the executive’s employment is terminated by us without cause (or as a result of us not renewing the term of the agreement) or by the executive for good reason, the executive would be entitled to receive the severance benefits described in the preceding paragraph (except that the cash severance would be 1.5 times the executive’s base salary for Mr. Marchetti, Mr. Seaburg and Mr. Bourns, the severance in each case would be payable in a lump sum rather than installments, and the pro-rated bonus provision for Dr. Phares described above would not apply). In addition, the executive’s outstanding stock options granted by us would fully vest and be exercisable for the remainder of the term of the option. In the event any of the executive’s benefits under the agreement would be subject to an excise tax as a “parachute payment” under U.S. tax laws, the executive would be entitled to an additional payment equal to the sum of the excise tax and any additional amount necessary to put the executive in the same after-tax position as if no excise tax has been imposed.

In each case, the executive’s right to receive the severance benefits described above is subject to him providing a release of claims to us and his continued compliance with the restrictive covenants in favor of us in the agreement.

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On November 4, 2022, we announced that Sean Nichols, our Chief Operating Officer, would be stepping down to pursue other interests. His last day of employment was November 7, 2022. We have entered into a separation and release agreement (the “Separation Agreement”) with Mr. Nichols that became effective and fully irrevocable on November 2, 2022. Pursuant to the Separation Agreement, Mr. Nichols received a cash payment of $100,000 in one installment in December 2022 and received a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by us fully vested and, in the case of options, was exercisable for 12 months following his termination date. The Separation Agreement also provides we will pay a portion of Mr. Nichols’ premiums to continue participation in our health insurance plans for up to 18 months following his termination. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of us, including non-competition and non-solicitation covenants for 12 months following his termination date.

On February 24, 2023, we entered into an amended and restated employment agreement with Mr. Marchetti to provide that Mr. Marchetti will receive a minimum annual bonus of $175,000 for the fiscal year ended December 31, 2023. All other terms of the amended and restated Agreement remain the same as the original agreement.

On August 20, 2023, upon mutual agreement between us and Mr. Marchetti, Mr. Marchetti resigned from his position as our Chief Financial Officer and continued in the role of Senior Vice President, Operations. In connection with Mr. Marchetti’s resignation, on August 20, 2023, the Board appointed Dr. Phares to succeed Mr. Marchetti as our Interim Chief Financial Officer.

Effective April 12, 2024, we entered into amendments to the employment agreements with Dr. Phares, Mr. Marchetti, Mr. Seaburg and Mr. Bourns to amend the terms of their annual equity compensation (the “Amended Employee Agreements”). The Amended Employee Agreements allow us to issue a combination of cash and equity awards on an annual basis up to a specified amount ($1,532,000 for Dr. Phares, $646,000 for Mr. Marchetti, $490,000 for Mr. Seaburg, and $236,000 for Mr. Bourns), subject to approval and such other terms and conditions imposed by the Compensation Committee.

Defined Contribution Plans

As part of our overall compensation program, we provide all full-time employees, including each of the NEOs, with the opportunity to participate in a defined contribution 401(k) plan. The plan is intended to qualify under Section 401 of the Internal Revenue Code so that employee contributions and income earned on such contributions are not taxable to employees until withdrawn. Employees may elect to defer a percentage of their eligible compensation (not to exceed the statutorily prescribed annual limit) in the form of elective deferral contributions to the plan. The 401(k) plan also has a “catch-up contribution” feature for employees aged 50 or older (including those who qualify as “highly compensated” employees) who can defer amounts over the statutory limit that applies to all other employees. Our current practice is to match 100% of an employee’s contributions to the plan up to 4% of the employee’s compensation.

Director Compensation

We have adopted a policy that provides for cash and equity compensation for members of our Board of directors who are not employed by us or any of our subsidiaries (our “Non-Employee Directors”). The policy provides that each Non-Employee Director is entitled to receive the following cash compensation for Board service, as applicable:

●	$58,800 annual retainer for service as a Board member;
●	$20,000 additional annual retainer for service as Lead Independent Director; and
●	$20,000 additional annual retainer for service as Chair of the Audit Committee, $15,000 additional annual retainer for service as Chair of the Compensation Committee, and $10,000 additional annual retainer for service as Chair of the Nominating and Corporate Governance Committee.

Under the policy, directors are not paid fees for service as members on any of our standing committees, apart from the Chair fees discussed above. Further, directors must attend at least 75% of all meetings of the Board and all meetings of each committee on which the director sits to be eligible to receive any of the retainers specified above. These annual retainers are paid on a quarterly basis and pro-rated if the director commences service in the applicable position after the start of a fiscal quarter.

Our Compensation Committee also has discretion under the director compensation policy to grant Non-Employee Directors equity-based awards under our 2022 Plan (or any successor equity compensation plan approved by our stockholders). It is currently expected that Non-Employee Directors will receive an award of options, RSUs and/or cash with a value of $300,000 upon their initial appointment to the Board and an award of options, RSUs and/or cash with a value of $100,000 on an annual basis thereafter. For each award, the Compensation Committee will determine at the time of grant the methodology for converting the foregoing dollar amounts to shares and the vesting schedule. The Compensation Committee may approve other grants of equity-based awards to Non-Employee Directors from time to time, on such terms as the Compensation Committee may determine and subject to the applicable provisions of our equity compensation plan then in effect.

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Under the policy, Non-Employee Directors are entitled to reimbursement from us for their reasonable travel (including airfare and ground transportation), lodging and meal expenses incident to meetings of the Board or committees thereof or in connection with other Board-related business.

Our Board may change the terms of our director compensation policy from time to time.

Effective on the October 7, 2022, we granted each of our Non-Employee Directors then serving of the Board (i.e. Jonathan Bellows, Perry Boyle, Karina Montilla Edmonds, Luisa Ingargiola, Brian Nelson, and Rick Parod) an award of 30,000 RSUs under the 2022 Plan that are eligible to vest on the first anniversary of the grant date, subject to the director’s continued service on the Board through the vesting date.

On April 12, 2024, we granted each of our Non-Employee Directors then serving on the Board (i.e. Jonathan Bellows, Perry Boyle, Karina Montilla Edmonds, Luisa Ingargiola, Brian Nelson, and Rick Parod) an award of 222,222 RSUs units under the 2022 Plan that are eligible to vest in three equal annual installments, beginning on the first anniversary of the grant date, subject to the director’s continued service on the Board through each vesting date.

Director Compensation Table — Fiscal 2023

The following table sets forth certain information concerning compensation awarded to, earned by, or paid to our Non-Employee Directors for services on our Board during the year ended December 31, 2023. Dr. Phares did not receive any additional compensation for his service on the Board during the year ended December 31, 2023.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)(2)	All Other Compensation ($)	Total ($)
Jonathan Bellows	58,800	100,000	—	—	158,800
Perry Boyle	58,800	100,000	—	—	158,800
Karina Montilla Edmonds, Ph.D.	68,800	100,000	—	—	168,800
Luisa Ingargiola	98,800	100,000	—	—	198,800
Brian Nelson	73,800	100,000	—	—	173,800
Rick Parod	58,800	100,000	—	—	158,800

(1)	The amount reported in this column reflects the grant date fair value of the stock option and/or RSUs granted to the Non-Employee Directors for services performed during the year ended December 31, 2023 under the 2022 Plan as described above and is accounted for in accordance with FASB ASC Topic 718. Please see the section titled “Stock-Based Compensation” beginning on page F-33 of our Notes to Consolidated Financial Statements included this prospectus. As of May 13, 2024, each Non-Employee Director held 222,222 unvested RSUs.

(2)	As of December 31, 2023, the following options remained outstanding: (i) Luisa Ingargiola held options exercisable for 75,852 shares of common stock; and (ii) Brian Nelson held options exercisable for 39,420 shares of common stock.

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CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Other than compensation arrangements for our named executive officers and directors, we describe below each transaction or series of similar transactions, since January 1, 2022, to which we were a party or will be a party, in which:

●	the amounts involved exceeded or will exceed $120,000; and
●	any of our directors, executive officers or holders of more than 5% of our capital stock, or any member of the immediate family of the foregoing persons, had or will have a direct or indirect material interest.

Compensation arrangements for our named executive officers and directors are described in the section entitled “Executive Compensation.”

Agreements with Directors and Officers

Arrangement with John Marchetti

As an inducement to hire Mr. John Marchetti as our former Chief Financial Officer in September 2021, we loaned Mr. Marchetti $350,000 to repay amounts owed by him to his former employer and entered into a related promissory note with a maturity of March 1, 2026. In connection with the Business Combination and our obligations as a publicly traded company, we forgave all amounts owed under the promissory note effective March 2022. On April 19, 2024, Mr. Marchetti’s employment with us was terminated.

Separation Agreements

On November 4, 2022, we announced that Sean Nichols, our former Chief Operating Officer, would be leaving the Company to pursue other interests. His last day of employment was November 7, 2022 (the “Separation Date”). On October 25, 2022, we entered into the Separation Agreement with Mr. Nichols that became effective and fully irrevocable on November 2, 2022, which was subsequently amended on November 14, 2022. Pursuant to the Separation Agreement, Mr. Nichols received a cash payment of $100,000 in one installment in December 2022 and was entitled to receive a cash payment of $1,000,000 in 24 monthly installments commencing in December 2022. Mr. Nichols’ outstanding equity awards granted by us fully vested and, in the case of options, were exercisable for 12 months following the Separation Date. The Separation Agreement also provides that we will pay a portion of Mr. Nichols’ premiums to continue participation in our health insurance plans for up to 18 months following the Separation Date. The Separation Agreement includes a general release of claims by Mr. Nichols and certain restrictive covenants in favor of us, including non-competition and non-solicitation covenants for 12 months following the Separation Date.

On April 26, 2023, we entered into a separation and release of claims agreement with Nicole Harvey, our former Chief Legal Officer. As consideration for Ms. Harvey’s execution of the agreement, we agreed to pay the employee payments equivalent to $720,000 for wages and benefits divided into 24 monthly payments commencing on June 1, 2023, and all outstanding equity-based compensation awards to become fully vested. Ms. Harvey had three (3) months from the termination date to exercise the outstanding options. The three (3) month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

Promissory Notes with Brian Nelson

On March 5, 2023, we issued the unsecured promissory note (the “March 2023 Note”) in the principal amount of $1.0 million to Brian Nelson, one of our directors, in a private placement in exchange for cash in an equal amount. The March 2023 Note became due and payable in full on April 1, 2023. We were also obligated to pay a loan fee of $100,000 to Mr. Nelson on April 4, 2023. We paid the principal amount and the loan fee in full on April 1, 2023 and April 4, 2023, respectively.

On January 30, 2024, we issued an unsecured convertible promissory note (the “January Note”) in the principal amount of $1.0 million (the “January Principal Amount”) to Brian Nelson, one of our directors, in a private placement in exchange for cash in an equal amount. The January Note became due and payable in full on February 2, 2024. We were also obligated to pay $50,000 (the “January Loan Fee”) to Mr. Nelson on February 2, 2024. We paid the January Principal Amount and the January Loan Fee in full on February 2, 2024.

On February 27, 2024 we issued a convertible promissory (the “February Note”) in the amount of $1.7 million (the “February Principal Amount”) to Mr. Nelson, in a private placement in exchange for cash in an equal amount. The February Note became due and payable in full on March 1, 2024. We were also obligated to pay a $85,000 loan fee (the “February Loan Fee”) to Mr. Nelson on March 1, 2024. We paid the February Principal Amount and the February Loan Fee on March 1, 2024.

Indemnification Agreements

We entered into separate indemnification agreements with our directors and executive officers, in addition to the indemnification provided for in our Articles of Incorporation and our Bylaws. These agreements, among other things, require us to indemnify our directors and executive officers for certain expenses, including reasonable attorneys’ fees, incurred by a director or executive officer in generally any action or proceeding arising out of their services as one of our directors or executive officers or as a director or executive officer of any other company or enterprise to which the person provides services at our request. We believe that these charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

The limitation of liability and indemnification provisions in the Charter and the Bylaws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may decline in value to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions.

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Business Combination Agreements

This section describes the material provisions of certain additional agreements entered into pursuant to the Business Combination Agreement, but does not purport to describe all of the terms thereof.

Insider Registration Rights Agreement

In connection with the closing of the Business Combination, CNTQ, the Insiders, Legacy Dragonfly, and certain Legacy Dragonfly stockholders entered into and the Insider Restated Registration Rights Agreement. Pursuant to the Insider Registration Rights Agreement, the Insiders and the undersigned parties listed thereto were provided the right to demand registrations, piggy-back registrations and shelf registrations with respect to Registrable Securities (as defined in the Insider Registration Rights Agreement).

Private Placement

Pursuant to the Subscription Agreement, the Sponsor agreed to purchase, and CNTQ agreed to sell to the Sponsor, an aggregate of 500,000 shares of CNTQ Common Stock for gross proceeds to CNTQ of $5 million in the PIPE Investment. On September 28, 2022, the Sponsor and CCM entered into an assignment, assumption and joinder agreement, pursuant to which the Sponsor assigned all of the Sponsor’s rights, benefits and obligations under the Subscription Agreement to CCM.

Under the Subscription Agreement, the number of shares of CNTQ Common Stock that CCM was obligated to purchase was to be reduced by the number of shares of CNTQ Common Stock that CCM purchased in the open market, provided that such purchased shares were not redeemed, and the aggregate price to be paid under the Subscription Agreement was to be reduced by the amount of proceeds received by us because such shares are not redeemed. During the week of September 26, 2022, CCM acquired in the open market 485,000 shares of common stock, at purchase prices per share ranging from $10.33 to $10.38 (such shares, the “Purchased Shares”). In accordance with the aforementioned offset provision provided in the Subscription Agreement, the aggregate purchase price that CCM was obligated to pay under the Subscription Agreement was reduced from $5 million to zero and the aggregate number of shares of common stock that CCM was obligated to purchase under the Subscription Agreement was reduced from 500,000 shares to an aggregate of 15,000 shares of common stock. The Purchased Shares were not redeemed, resulting in (i) our receipt of $5,016,547 from the Trust Account (based on a per share redemption price of $10.34) and (ii) a reduction in CCM’s purchase commitment under the Subscription Agreement to zero in accordance with the Offset. At the Closing, we issued an additional 15,000 shares to CCM pursuant to the terms of the Subscription Agreement.

Debt Financing

Term Loan Agreement

Consistent with the Debt Commitment Letter, in connection with the Closing, CNTQ, Legacy Dragonfly and the Initial Term Loan Lenders entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75 million (the “Term Loan”). The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third-party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness, (ii) to support the Business Combination under the Business Combination Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the business combination. The Term Loan amortizes in the amount of 5% per annum beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in-kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid-in-kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

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Pursuant to the Term Loan Agreement, the obligations of Legacy Dragonfly are guaranteed by us and will be guaranteed by any of Legacy Dragonfly’s subsidiaries that are party thereto as guarantors. Pursuant to the Term Loan Agreement, the Administrative Agent was granted a security interest in substantially all of the personal property, rights and assets of us and Legacy Dragonfly to secure the payment of all amounts owed to lenders under the Term Loan Agreement. In addition, we entered into a Pledge Agreement (the “Pledge Agreement”) pursuant to which we pledged to the Administrative Agent our equity interests in Legacy Dragonfly as further collateral security for the obligations under the Term Loan Agreement.

The Term Loan Agreement contains affirmative and restrictive covenants and representations and warranties. We and our subsidiaries are bound by certain affirmative covenants setting forth actions that are required during the term of the Term Loan Agreement, including, without limitation, certain information delivery requirements, obligations to maintain certain insurance, and certain notice requirements. Additionally, we, Legacy Dragonfly and each of our subsidiaries that are guarantors will be bound by certain restrictive covenants setting forth actions that are not permitted to be taken during the term of the Term Loan Agreement without prior written consent, including, without limitation, incurring certain additional indebtedness, consummating certain mergers, acquisitions or other business combination transactions, and incurring any non-permitted lien or other encumbrance on assets. The Term Loan Agreement also contains other customary provisions, such as confidentiality obligations and indemnification rights for the benefit of the administrative agent and lenders. The Term Loan Agreement contains financial covenants requiring the credit parties to (a) maintain minimum liquidity (generally, the balance of unrestricted cash and cash equivalents in our account that is subject to a control agreement in favor of the Administrative Agent) of at least $10,000,000 as of the last day of each fiscal month commencing with the fiscal month ending December 31, 2022, (b) if the daily average liquidity for any fiscal quarter ending on December 31, 2022, March 31, 2023, June 30, 2023, or September 30, 2023 is less than $17,500,000 and for each fiscal quarter thereafter (commencing with the fiscal quarter ending December 31, 2023), maintain a senior leverage ratio (generally, aggregate debt minus up to $500,000 of unrestricted cash of CNTQ and its subsidiaries divided by consolidated EBITDA for the trailing twelve month period just ended) of not more than 6.75 to 1.00 for fiscal quarters ending December 31, 2022 to March 31, 2023, 6.00 to 1.00 for fiscal quarters ending June 30, 2023 to September 30, 2023, 5.00 to 1.00 for fiscal quarters ending December 1, 2023 to March 31, 2024, 4.00 to 1.00 for fiscal quarters ending June 30, 2024 to September 30, 2024, 3.25 to 1.00 for fiscal quarters ending December 31, 2024 to March 31, 2025, and 3.00 to 1.00 for fiscal quarters ending June 30, 2025 and thereafter, (c) if liquidity is less than $15,000,000 as of the last day of any fiscal quarter (commencing with the fiscal quarter ending December 31, 2022), maintain a fixed charge coverage ratio for the trailing four fiscal quarter period of no less than 1.15:1.00 as of the last day of such fiscal quarter, and (d) if consolidated EBITDA is less than $15,000,000 for any trailing twelve month period ending on the last day of the most recently completed fiscal quarter, cause capital expenditures to not exceed $500,000 for the immediately succeeding fiscal quarter (subject to certain exceptions set forth in the Term Loan Agreement).

On March 29, 2023, September 29, 2023, December 29, 2023 and May 13, 2024, we obtained waivers from our Administrative Agent and Term Loan Lenders of our failures to satisfy the Senior Leverage Ratio and Fixed Charge Coverage Ratio tests (the “Tests”) with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023 September 30, 2023, December 31, 2023 and March 31, 2024, respectively. On March 31, 2024 and April 29, 2024, we received additional waivers from the Administrative Agent and the Term Loan Lenders in regard to our compliance with the liquidity requirement under the Term Loan as of the last day of the fiscal quarter ended March 31, 2024 and as of the last day of the fiscal month ended April 30, 2024, respectively.

June 2023 Offering

In June 2023, we entered into the June 2023 Offering, an aggregate of (i) 10,000,000 shares of our common stock, par value $0.0001, and (ii) the Investor Warrants, at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) the Underwriters’ Warrants. In addition, we granted the Underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of common stock at the public offering price per security, less underwriting discounts and commissions. In addition to the Underwriter, CCM also participated in the offering as an additional bookrunner.

The Investor Warrants are exercisable for five years from the closing date of the June 2023 Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock. The Underwriters’ Warrants are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the June 2023 Offering. As part of the June 2023 Offering, the Underwriters partially exercised their over-allotment option in the amount of 1,405,000 shares of common stock and Investor Warrants to purchase 1,405,000 shares of common stock. The June 2023 Offering closed on June 22, 2023.

Warrant Agreements

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, we issued (i) the Original Penny Warrants to the Term Loan Lenders under the Term Loan to purchase 2,593,056 shares upon the exercise of at an exercise price of $0.01 per share, which was equal to approximately 5.6% of common stock calculated on an agreed fully diluted outstanding basis on the issuance date and (ii) $10 Warrants to the Term Loan Lenders under the Term Loan exercisable to purchase 1,600,000 shares of our common stock at an exercise price of $10.00 per share.

The December 2023 Waiver provided for a one-time issuance of December 2023 Penny Warrants to purchase up to 1,286,671 shares of our common stock at an exercise price of $0.01 per share, in connection with the Term Loan Lenders’ agreement to waive the Tests under the Term Loan for the quarter ended December 31, 2023. The December 2023 Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

The May 2024 Waiver provided for a one-time issuance of May 2024 Penny Warrants to purchase up to 2,550,000 shares of our common stock at an exercise price of $0.01 per share, in connection with the Term Loan Lenders’ agreement to waive the Tests under the Term Loan for the quarter ended March 31, 2024. The May 2024 Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

The Penny Warrants have an exercise period of 10 years from the date of issuance. As of May 13, 2024, 1,996,323 shares of common stock have been issued upon the exercise of Penny Warrants.

The $10 Warrants had an exercise period of five years from the date of issuance and had customary cashless exercise provisions. As of December 31, 2022, the $10 Warrants have been exercised in full and are no longer outstanding.

The Penny Warrants have, and the $10 Warrants had, specified anti-dilution protection against subsequent equity sales or distributions, subject to exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date, issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions and issuances pursuant to any public equity offerings. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to the ChEF Equity Facility (as defined below) (or replacement thereof) sold at a per share price above $5.00.

The shares issued or issuable upon exercise of the Warrants have customary registration rights, which are contained in the respective forms of the Warrants, requiring us to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Warrants.

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ChEF Equity Facility

Consistent with the equity facility letter agreement between Legacy Dragonfly and CCM 5, we and CCM we entered into the Original Purchase Agreement and the ChEF RRA with CCM in connection with the Closing. In addition, we appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement. On May 20, 2024, we entered into the A&R Purchase Agreement with CCM to update the VWAP mechanics to include Intraday VWAP Purchases (as defined in the Purchase Agreement).

Pursuant to, on the terms of, and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM of the shares of common stock issued to it under the Purchase Agreement, we have the right from time to time at our option to direct CCM to purchase an amount of shares of common stock, up to a maximum aggregate purchase price of $150 million, over the term of the ChEF Equity Facility. During the year ended December 31, 2022, we did not sell any shares of our common stock under the ChEF Equity Facility. During the year ended December 31, 2023, we issued and sold approximately 588,500 shares of our common stock under the ChEF Equity Facility, resulting in net cash proceeds of $1,278,566. From January 1, 2024 through May 13, 2024, we did not issue any shares of common stock under the ChEF Equity Facility.

Related Person Transactions Policy

Our Board adopted a written Related Person Transactions Policy on October 7, 2022 (the “Policy”) that sets forth our policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which (i) we (including any of our subsidiaries, if any) was, is or will be a participant, (ii) the aggregate amount involved exceeds or may be expected to exceed $120,000, and (iii) a related person has or will have a direct or indirect material interest.

Subject to certain limitations, transactions involving compensation for services provided to us as an employee or director will not be considered related person transactions under the Policy. A related person is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of our voting securities (including the common stock), including any of their immediate family members and affiliates, including entities owned or controlled by such persons. A related person is also someone who has a position or relationship with any firm, corporation or other entity that engages in the transaction if (i) such person is employed or is a general partner or principal or in a similar position with significant decision making influence, or (ii) the direct or indirect ownership by such person and all other foregoing persons, in the aggregate, is 10% or greater in another person which is party to the transaction.

Under the Policy, any related person, or any director, officer or employee of ours who knows of the transaction, must report the information regarding the proposed related person transaction to our Chief Financial Officer and chairperson of the Audit Committee for review. To identify related person transactions in advance, we will rely on information supplied by our executive officers, directors and certain significant stockholders. In considering related person transactions, our Audit Committee will take into account the relevant available facts and circumstances, which may include, but are not limited to:

●	the nature of the related person’s interest in the transaction;
●	the impact on a director’s independence in the event the related person is a director, immediate family member of a director or an entity with which a director is affiliated;
●	the terms of the transaction;
●	the availability of other sources for comparable services or products; and
●	the terms available to or from, as the case may be, unrelated third parties.

All related party transactions may be consummated or continued only if approved or ratified by our Audit Committee. No director or member of our Audit Committee may participate in the review, approval or ratification of a transaction with respect to which he or she is a related party, except that such member may be counted for purposes of a quorum and shall provide such information with respect to the transaction as may be reasonably requested by other members of our Audit Committee.

All of the transactions entered into since the adoption of the Policy have been approved or ratified by our Audit Committee.

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DESCRIPTION OF SECURITIES

The following summary of the material terms of our securities is not intended to be a complete summary of the rights and preferences of such securities. You are encouraged to read the applicable provisions of the NRS, the Charter and Bylaws in their entirety for a complete description of the rights and preferences of our securities.

Authorized Capitalization

We have 255,000,000 shares of capital stock authorized under our Charter, which consists of 250,000,000 shares of common stock with a par value of $0.0001 per share and 5,000,000 shares of preferred stock with par value $0.0001 per share.

As of May 13, 2024 there were 60,509,476 shares of common stock outstanding and no shares of preferred stock outstanding.

Common Stock

Holders of our common stock are entitled to such dividends as may be declared by our Board out of funds legally available for such purposes. Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our Board, subject to any preferential dividend rights of any series of preferred stock that we may designate and issue in the future. The shares of common stock are neither redeemable nor convertible. Holders of common stock have no preemptive or subscription rights to purchase any of our securities. The rights, preferences and privileges of holders of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future. Each holder of our common stock is entitled to one vote for each such share outstanding in the holder’s name. No holder of common stock is entitled to cumulate votes in voting for directors.

In the event of our liquidation, dissolution or winding up, the holders of our common stock are entitled to receive a pro rata share of our assets, which are legally available for distribution, after payments of all debts and other liabilities. All of the outstanding shares of our common stock are fully paid and non-assessable.

Redeemable Warrants

Public Warrants

Each whole redeemable Public Warrant entitles the registered holder to purchase one share of common stock at a price of $11.50 per share, subject to adjustment as described below. The Public Warrants will expire on October 7, 2027 at 5:00 p.m., New York City time, or earlier upon redemption or liquidation. The Public Warrants are exercisable, at the option of each holder, in whole or in part by delivering to us and the warrant agent a duly executed exercise notice accompanied by payment in full for the number of common stock purchased upon such exercise price for the Public Warrants is subject to adjustment for stock splits or combinations, stock dividends and distributions, reclassifications, subdivisions, and other similar transactions. Pursuant to the Warrant Agreement, a Public Warrant holder may exercise its warrants only for a whole number of shares of common stock. No fractional shares will be issued in connection with the exercise of a Public Warrant. In lieu of fractional shares, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the Public Warrant holder.

If a registration statement registering under the Securities Act the issuance of the shares of common stock underlying the Public Warrants is not effective or available, the holder may, in its sole discretion, elect to exercise the Public Warrants for cash or on a cashless basis, and we will not be obligated to issue any shares to registered holders seeking to exercise their Public Warrants, unless the issuance of the shares upon such exercise is registered or qualified under the securities laws of the state of the exercising registered holder, or an exemption from registration or qualification is available.

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We may call the Public Warrants for redemption in accordance with the terms summarized below:

●	in whole and not in part;
●	at a price of $0.01 per Public Warrant;
●	upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrant holder;
●	if, and only if, the last sales price of our common stock equals or exceeds $16.00 per share for any ten (10) trading days within a 30-trading day period ending three business days before we send the notice of redemption; and
●	if, and only if, there is a current registration statement in effect with respect to the offer and sale of the shares of common stock underlying such Public Warrants at the time of redemption and for the entire 30-trading day period referred to above and continuing each day thereafter until the date of redemption.

We may not exercise our redemption right if the issuance of shares of common stock upon exercise of the Public Warrants (i) is not exempt from registration or qualification under applicable state blue sky laws - we will use our best efforts to register or qualify such shares or (ii) we are unable to effect such registration or qualification. However, there may be instances in which registered holders of our public warrants may be unable to exercise such public warrants but registered holders of our Private Warrants, described below, may be able to exercise such Private Warrants.

In the event that we elect to redeem all of the Public Warrants, we will fix a date for the redemption, and a notice of redemption will then be mailed by first class mail, postage prepaid, not less than 30 days prior to the date fixed for redemption to the registered holders of the warrants to be redeemed at their last addresses as they appear on the registration books. Any notice mailed in the foregoing manner will be conclusively presumed to have been duly given whether or not the registered holder received such notice. Additionally, while we are required to provide such notice of redemption, we are not separately required to, and do not currently intend to, notify any holders of when the warrants become eligible for redemption.

A holder of a Public Warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.99% (or such other amount as a holder may specify) of the shares of common stock outstanding immediately after giving effect to such exercise.

The Public Warrants contain certain anti-dilution and adjustment rights upon certain events.

The Public Warrants are issued in registered form under the warrant agreement between American Stock Transfer & Trust Company, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least a majority of the then issued and outstanding Public Warrants to make any change that adversely affects the interests of the registered holders of Public Warrants.

Public Warrants may be exercised only for a whole number of shares of common stock. No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number of shares of common stock to be issued to the warrant holder.

Private Warrants

The Private Warrants (including the common stock issuable upon their exercise of the Private Warrants) are not redeemable by us so long as they are held by Sponsor or its permitted transferees. Sponsor, or its permitted transferees, have the option to exercise the Private Warrants on a cashless basis. Except as described below, the Private Warrants have terms and provisions that are identical to those of the Public Warrants, including as to exercise price, exercisability and exercise period. If the Private Warrants are held by holders other than Sponsor or its permitted transferees, the Private Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

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If holders of the Private Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their Private Warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the Private Warrants, multiplied by the difference between the exercise price of the Private Warrant warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the volume weighted average last reported sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.

Holders of our Private Warrants are entitled to certain registration rights. The Private Warrants purchased by Sponsor will not be exercisable on or after August 10, 2026, in accordance with FINRA Rule 5110(g), as long as Sponsor or any of its related persons beneficially own the Private Warrants.

Penny Warrants

The Penny Warrants have an exercise period of 10 years from the date of issuance. The Penny Warrants have specified weighted average anti-dilution protection against subsequent equity sales or distributions at below $10 per share, subject to customary exclusions including for issuances upon conversion exercise or exchange of securities outstanding as of the Closing Date, issuances pursuant to agreements in effect as of the Closing Date (provided such issuances are taken into account in the calculation of “on a fully diluted basis” as provided above), issuances pursuant to employee benefit plans and similar arrangements, issuances in joint ventures, strategic arrangements or other non-financing type transactions, issuances in debt financings as equity kickers, issuances in public offerings and similar transactions. In addition, no anti-dilution adjustment will be made with respect to issuances of common stock pursuant to our $150 million ChEF Equity Facility (or replacement thereof) sold at a per share price above $5.00. The shares issued and issuable upon exercise of the Penny Warrants have customary registration rights requiring us to file and keep effective a resale registration statement registering the resale of the shares of common stock underlying the Penny Warrants.

Investor Warrants

The Investor Warrants that were issued in the June 2023 Offering, expire five years from the date of the closing, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of common stock.

We granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of common stock and/or Investor Warrants to purchase up to an aggregate of 1,500,000 shares of common stock at the public offering price per security, less underwriting discounts and commissions, of which the Underwriters exercised for 1,405,000 shares of common stock and Investor Warrants to purchase up to 1,405,000 shares of common stock and the remaining was not exercised within the 45-day window.

Underwriters’ Warrants

The Underwriters’ Warrants that were issued in the June 2023 Offering expire on June 20, 2028, have an exercise price of $2.50 per share, are immediately exercisable and contain a cashless exercise provision. The cashless exercise of the warrants is calculated pursuant to the formula set forth in the Underwriters’ Warrants. In addition, the Underwriters’ Warrants contain additional registration rights in the event of an ineffective registration statement prior to their full exercise.

Dividends

We have not paid any cash dividends on our shares of common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition. The payment of any dividends will be within the discretion of our then Board. It is the present intention of our Board to retain all earnings, if any, for use in our business operations and, accordingly, our Board does not anticipate declaring any dividends in the foreseeable future.

Our Transfer Agent and Warrant Agent

The transfer agent for our shares of common stock and warrant agent for our Warrants is Equiniti Trust Company, LLC.

Preferred Stock

Our Charter authorizes a total of 5,000,000 shares of preferred stock, par value $0.0001 per share.

Under the terms of our Charter, our Board is authorized to issue shares of preferred stock in one or more series without stockholder approval. Our Board has the discretion to determine the terms, rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock.

The issuance of preferred stock, while providing flexibility in connection with possible acquisitions, future financings and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or could discourage a third party from seeking to acquire, a majority of our outstanding voting stock. We have no present plans to issue any shares of preferred stock.

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Choice of Forum Provisions

Our Charter, in Article XI, includes a mandatory forum provision that, to the fullest extent permitted by law, and unless we consent in writing, the Second Judicial District Court, in and for the State of Nevada, located in Washoe County, shall be the sole and exclusive forum for (a) any derivative action or proceeding brought in the name or right of the Company or on our behalf, (b) any action asserting a claim for breach of any fiduciary duty owed by any of our current or former directors, officers, employees or stockholders to the Company or our stockholders, (c) any action arising or asserting a claim arising pursuant to any provision of NRS Chapters 78 or 92A or any provision of the Charter or Bylaws, (d) any action to interpret, apply, enforce or determine the validity of the Charter or Bylaws or (e) any action asserting a claim governed by the internal affairs doctrine.

These provisions would not apply to suits brought to enforce a duty or liability created by the Exchange Act, or any other claim for which the federal courts have exclusive jurisdiction. Any person or entity purchasing or otherwise acquiring or holding any interest in our securities shall be deemed to have notice of and consented to these provisions. Our exclusive forum provision will not relieve us of our duties to comply with the federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived our compliance with these laws, rules and regulations.

Anti-Takeover Effects of the Charter, the Bylaws and Nevada Law

We are a Nevada corporation and are generally governed by the NRS. The following is a brief description of the provisions in our Charter, Bylaws and the NRS that could have an effect of delaying, deferring, or preventing a change in control of the Company.

The provisions of the NRS, our Charter, and Bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in our management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.

Combinations with Interested Stockholders

The “combinations with interested stockholders” provisions of Sections 78.411 to 78.444, inclusive, prohibit a Nevada corporation with at least 200 stockholders of record from engaging in various business “combinations” with any person deemed to be an “interested stockholder” for a period of two years after the date that the person first become an interested stockholder, unless the business combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder, or the business combination is approved by the board of directors and thereafter is approved at a meeting of the corporation’s stockholders by the affirmative vote of at least 60% of the outstanding voting power of the corporation not beneficially owned by the interested stockholder, its affiliates, and associates.

Following the expiration of the two-year period, the corporation is prohibited from engaging in business “combinations” with the interested stockholder, unless: (i) the business combination or the transaction by which the person first became an interested stockholder is approved by the corporation’s board of directors before the person first became an interested stockholder; (ii) the business combination is approved by a majority of the outstanding voting power of the corporation held by disinterested stockholders; or (iii) the aggregate amount of the consideration to be received in the business combination by all of the holders of outstanding common shares of the corporation not beneficially owned by the interested stockholder is at least equal to the higher of: (a) the highest price per share paid by the interested stockholder, at a time when the interested stockholder was the beneficial owner, directly or indirectly, of 5 percent or more of the outstanding voting shares of the corporation, for any common shares of the same class or series acquired by the interested stockholder within two years immediately before the date of announcement with respect to the combination or within two years immediately before, or in, the transaction in which the person became an interested stockholder, whichever is higher, plus, in either case, interest compounded annually from the earliest date on which the highest price per share was paid through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that earliest date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that earliest date, and (b) the market value per common share on the date of the announcement of the business combination or on the date that the person first became an interested stockholder, whichever is higher, plus interest compounded annually from that date through the date of consummation at the rate for one-year obligations of the United States Treasury in effect on that date, less the aggregate amount of any dividends paid in cash and the market value of any dividends paid other than in cash, per common share since that date.

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In general, an “interested stockholder” is any person who is (i) the direct or indirect beneficial owner of 10% or more of the voting power of the outstanding voting shares of the corporation, or (ii) an affiliate or associate of the corporation and at any time within two years immediately before the date in question was the direct or indirect beneficial owner of 10% or more of the voting power of the then outstanding shares of the corporation.

Companies are entitled to opt out of the business combination provisions of the NRS. In our Charter, we have not opted out of the business combination provisions of NRS 78.411 to 78.444, inclusive.

Acquisition of Controlling Interests

Nevada law also protects the corporation and its stockholders from persons acquiring a “controlling interest” in a corporation. The provisions can be found in NRS 78.378 to 78.3793, inclusive.

The restriction on acquisition of a controlling interest applies to corporations which have 200 or more stockholders of record (at least 100 of whom have had addresses in Nevada at all times during the 90 days immediately preceding the date of the acquisition) and conducts business in Nevada, unless the Charter or bylaws of the corporation in effect on the tenth day after the acquisition of a controlling interest provide otherwise. NRS 78.3785 provides that a “controlling interest” means the ownership of outstanding voting shares of an issuing corporation sufficient to enable the acquiring person, individually or in association with others, directly or indirectly, to exercise (i) one fifth or more but less than one third, (ii) one third or more but less than a majority, or (iii) a majority or more of the voting power of the issuing corporation in the election of directors. Once an acquirer crosses one of these thresholds by acquiring a controlling interest in the corporation, the shares which the acquirer acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest in the corporation become “control shares.” Pursuant to NRS 78.379, any person who acquires a controlling interest in a corporation may not exercise voting rights on any control shares unless such voting rights are conferred by a majority vote of the disinterested stockholders of the issuing corporation at an annual meeting or a special meeting of such stockholders held upon the request and at the expense of the acquiring person, or, if the acquisition would adversely alter or change any preference or any relative or other right given to any other class or series of outstanding shares, the holders of a majority of each class or series affected. In the event that the control shares are accorded full voting rights and the acquiring person acquires control shares with a majority or more of all the voting power, any stockholder, other than the acquiring person, who does not vote in favor of authorizing voting rights for the control shares is entitled to demand payment for the fair value of such person’s shares, and, provided that the proper procedure is adhered to, the corporation must comply with the demand.

NRS 78.378(1) provides that the control share statutes of the NRS do not apply to any acquisition of a controlling interest in an issuing corporation if the Charter or bylaws of the corporation in effect on the 10th day following the acquisition of a controlling interest by the acquiring person provide that the provisions of those sections do not apply to the corporation or to an acquisition of a controlling interest specifically by types of existing or future stockholders, whether or not identified. NRS 78.378(2) provides that the corporation may impose stricter requirements if it so desires. We have not opted out of the control share statutes, and will be subject to these statutes if we are an “issuing corporation” as defined in such statutes.

The effect of the Nevada control share statutes is that the acquiring person, and those acting in association with the acquiring person, will obtain only such voting rights in the control shares as are conferred by a resolution of the stockholders at an annual or special meeting. The Nevada control share law, if applicable, could have the effect of discouraging takeovers of our Company.

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Authorized Shares

Section 78.207 of the NRS provides that without any action by our shareholders, we may increase or decrease the number of authorized shares in a class or series of our shares and correspondingly effect a forward or reverse split of any class or series of the our shares (and change the par value thereof), so long as the action taken does not adversely change or alter any right or preference of our shareholders and does not include any provision or provisions pursuant to which only money will be paid or scrip issued to stockholders who hold 10% or more of the outstanding shares of the affected class and series, and who would otherwise be entitled to receive fractions of shares in exchange for the cancellation of all of their outstanding shares. Common stock and Series A Preferred Stock have been established, and our board has authority to establish more than one series of preferred stock, and the different series shall have such relative rights and preferences, with such designations, as our board may by resolution provide. Issuance of such a new series could, depending upon the terms of the series, delay, defer, or prevent a change of control of our Company.

Stockholder Action by Written Consent

Pursuant to Section 78.320 of the NRS, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless the Charter provides otherwise. The Charter precludes stockholder action by written consent.

Number of Directors; Vacancies; Removal

Our Bylaws provide that our Board may fix the number of directors at no less than one. Any vacancy on our Board may be filled by the affirmative vote of a majority of the remaining directors though less than a quorum of our Board. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, and shall hold such office until his successor is duly elected and qualified. Any directorship to be filled by reason of an increase in the number of directors shall be filled by the affirmative vote of a majority of the directors then in office, even if less than a quorum. A director chosen to fill a position resulting from an increase in the number of directors shall hold office for a term that coincides with the remaining term of that class of director.

The NRS requires the vote of the holders of at least two-thirds of the shares or class or series of shares of the issued and outstanding stock entitled to vote at an election of directors in order to remove a director or all of the directors. Furthermore, the NRS does not make a distinction between removals for cause and removals without cause. The articles of incorporation may provide for a higher voting threshold but not a lower one.

Our Bylaws provide that any director or directors of the corporation, except those elected by the holders of any series or class of preferred stock provided for or fixed pursuant to the provisions of Article V of the Charter, may be removed from office at any time, but only for cause, by the vote or written consent of stockholders representing not less than 66 2/3% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting together as a single class.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our Bylaws contain advance notice provisions that a stockholder must follow if it intends to bring business proposals or director nominations, as applicable, before a meeting of stockholders. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations at the annual meeting of stockholders.

Approval for Amendment of Certificate of Incorporation and Bylaws

Our Charter further provides that the affirmative vote of holders of at least 66 2∕3% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, is required to amend or repeal certain provisions of our Charter, including provisions relating to the size of the Board, removal of directors, special meetings and actions by written consent. The affirmative vote of holders of at least 66 2/3% of the voting power of all of the then outstanding shares of stock entitled to vote in the election of directors, voting as a single class, is required to adopt, amend, alter or repeal our Bylaws, although our Bylaws may be adopted, amended, altered or repealed by a majority vote of the Board, assuming no vacancies.

Stock Exchange Listing

Our common stock is currently listed on the Nasdaq Global Market under the symbol “DFLI” and our Public Warrants are currently listed on the Nasdaq Capital Market under the symbol “DFLIW”.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information as of May 13, 2024, with respect to the beneficial ownership of common stock by the following: (i) each of our current directors; (ii) each of our named executive officers; (iii) all of our current executive officers and directors as a group; and (iv) each other person known by us to own beneficially more than five percent (5%) of the outstanding shares of common stock.

The amounts and percentage of shares of common stock beneficially owned are reported on the basis of regulations of the SEC governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, common stock subject to securities held by that person that are currently exercisable or exercisable within 60 days of May 13, 2024 (“Presently Exercisable Securities”), if any, are deemed outstanding, but are not deemed outstanding for computing the percentage ownership of any other person. Except as indicated by footnote, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, subject to community property laws where applicable.

We have not deemed any of the shares of common stock issuable pursuant to the ChEF Equity Facility to be outstanding because the issuance of such shares is solely at our discretion and is subject to certain conditions, the satisfaction of all of which are outside of CCM’s control.

The table reflects 60,509,476 shares common stock outstanding as of May 13, 2024 plus any shares issuable upon exercise of Presently Exercisable Securities held by such person or entity.

Except as otherwise noted below, the address for persons listed in the table is c/o Dragonfly Energy Holdings Corp., 1190 Trademark Drive #108, Reno, Nevada 89521.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
5% Holders:
Dynavolt Technology (HK) Ltd. (1)	11,820,900	19.54%
Li Gong(2)	3,073,434	5.08%

Named Executive Officers and Directors:
Dr. Denis Phares (3)(4)	16,208,889	26.79%
Sean Nichols(3)(5)	535,853	*
John Marchetti (6)	-	-
Wade Seaburg (7)	225,915
Tyler Bourns (8)	65,167	*
Luisa Ingargiola (9)	124,815	*
Brian Nelson (10)	83,217	*
Perry Boyle	52,000	*
Jonathan Bellows	30,000	*
Rick Parod	30,000	*
Karina Montilla Edmonds	30,300	*
All Executive Officers and Directors as a group (9 persons):	16,850,303	27.85%

* Less than one percent.

(1)	Based on the Schedule 13D filed by Dynavolt Technology (HK) Ltd. (“Dynavolt”) on October 12, 2022. The business address of Dynavolt is Flat/Room 02-03 26/F, Bea Tower Millennium City 5, 418 Kwun Tong Road, Kwun Tong, Hong Kong.

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(2)	Based on the Schedule 13D filed by Li Gong on October 12, 2022. Includes (i) 147,138 shares of common stock held on behalf of the SAKURA GRAT, dated February 11, 2021, of which Mr. Gong is a trustee, and (ii) 2,217,042 shares of common stock on behalf of the LML Family Trust, dated January 14, 2019, of which Mr. Gong is a trustee. The business address of Mr. Gong is 930 Tahoe Blvd. Suite 802, PMB 860, Incline Village, Nevada 89451.

(3)	Excludes 25,000,000 shares of common stock not yet payable as the earnout contingencies have not yet been met and will not be met within 60 days of May 13, 2024.

(4)	Includes (i) 1,217,906 shares held on behalf of the Phares 2021 GRAT dated July 9, 2021, of which Dr. Phares is the trustee, and (ii) 177,316 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of May 13, 2024.

(5)	Based on information provided by Mr. Nichols and information available to us. On November 7, 2022, Mr. Nichols resigned from his position as our Chief Operating Officer.

(6)	On April 19, 2024, Mr. Marchetti’s employment with us was terminated. As a result, his vested options were forfeited and his unvested options were terminated on such date.

(7)	Includes 100,645 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of May 13, 2024.

(8)	Includes 34,370 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of May 13, 2024.

(9)	Includes 94,815 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of May 13, 2024.

(10)	Includes 53,217 shares of common stock issuable upon exercise of outstanding stock options exercisable within 60 days of May 13, 2024.

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SELLING STOCKHOLDER

This prospectus relates to the possible resale by the selling stockholder, CCM, of shares of common stock that may be issued to CCM pursuant to the Purchase Agreement. We are filing the registration statement of which this prospectus forms a part pursuant to the provisions of the ChEF RRA, which we entered into with CCM on October 7, 2022, concurrently with our execution of the Purchase Agreement, in which we agreed to provide certain registration rights with respect to sales by CCM of the shares that may be issued to CCM under the Purchase Agreement.

CCM, as the selling stockholder, may from time to time offer and sell pursuant to this prospectus any or all of the shares that we may sell to CCM under the Purchase Agreement. The selling stockholder may sell some, all, or none of its shares. We do not know how long the selling stockholder will hold the shares before selling them, and we currently have no agreements, arrangements, or understandings with the selling stockholder regarding the sale of any of the shares by CCM.

The following table provides, as of the date of this prospectus, information regarding the selling stockholder and the shares that it may offer and sell from time to time under this prospectus. The percentage of ownership in the table below is based on 60,509,476 shares of common stock outstanding as of May 13, 2024. The table is prepared based on information supplied to us by the selling stockholder, and reflects its holdings as of May 13, 2024. Beneficial ownership is determined in accordance with Section 13(d) of the Exchange Act and Rule 13d-3 thereunder.

Selling Stockholder	Shares Beneficially Owned Before this Offering		Percentage of Outstanding Shares Beneficially Owned Before this Offering	Shares to be Sold in this Offering Assuming the Company issues the Maximum Number of Shares Under the Purchase Agreement		Percentage of Outstanding Shares Beneficially Owned After this Offering
Chardan Capital Markets LLC(1)	15,000	(2)	*	21,512,027	(3)	*

*Represents less than 1% of the outstanding shares and/or assumes all shares registered hereunder have been resold by CCM.

(1)	The business address of CCM is 17 State Street, Suite 2130, New York, NY 10004. CCM, an affiliate of the Sponsor, is a broker-dealer and a member of the Financial Industry Regulatory Authority, Inc. Mr. Kerry Propper, Mr. Steven Urbach and Mr. Jonas Grossman, are CCM’S Chairman, Chief Executive Officer and President, respectively, and are each Members and Managers of Chardan Securities LLC, which holds a controlling interest in CCM.
(2)	Represents 15,000 shares issued pursuant to the Subscription Agreement, for which shares Mr. Urbach has all investment and voting power. In accordance with Rule 13d-3(d) under the Exchange Act, we have excluded from the number of shares beneficially owned prior to the offering all of the shares that CCM may be required to purchase upon the terms and subject to the conditions and limitations of the Purchase Agreement, because the issuance of such shares of common stock is solely at our discretion and is subject to conditions and limitations contained in the Purchase Agreement, the satisfaction of which are entirely outside of CCM’s control, including the registration statement that includes this prospectus becoming and remaining effective. Furthermore, the Purchase Agreement prohibits us from issuing and selling any shares of common stock to CCM to the extent such shares of common stock, when aggregated with all other common stock then beneficially owned by CCM and its affiliates, would cause CCM and its affiliates’ beneficial ownership of our common stock to exceed 9.9% of the outstanding voting power or shares of common stock.
(3)	Assumes the sale of all shares being offered pursuant to this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility.

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U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

The following is a discussion of certain material U.S. federal income tax consequences to non-U.S. Holders (as defined below) of the acquisition, ownership and disposition of shares of common stock. This discussion is limited to certain U.S. federal income tax considerations to beneficial owners of the common stock who purchase common stock from the selling securityholders pursuant to this offering and hold the common stock as a capital asset within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the “Code”).

This summary is based upon U.S. federal income tax laws as of the date of this prospectus, which is subject to change or differing interpretations, possibly with retroactive effect. This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

●	financial institutions or financial services entities;
●	broker-dealers;
●	governments or agencies or instrumentalities thereof;
●	regulated investment companies;
●	real estate investment trusts;
●	expatriates or former long-term residents of the United States;
●	persons that actually or constructively own five percent or more (by vote or value) of our shares;
●	persons subject to the “applicable financial statement” accounting rules under Section 451(b) of the Code;
●	persons that acquired our common stock pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
●	insurance companies;
●	dealers or traders subject to a mark-to-market method of accounting with respect to our common stock;
●	persons holding our common stock as part of a “straddle,” constructive sale, hedge, conversion or other integrated or similar transaction;
●	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;
●	tax-exempt entities;
●	controlled foreign corporations; and
●	passive foreign investment companies.

If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our common stock, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of the acquisition, ownership and disposition of our common stock.

This discussion is based on the Code, and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).

We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

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THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS FOR NON-U.S. HOLDERS ASSOCIATED WITH THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK. EACH PROSPECTIVE INVESTOR IN OUR COMMON STOCK IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR COMMON STOCK, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S. FEDERAL NON-INCOME, STATE, LOCAL, AND NON-U.S. TAX LAWS.

As used herein, the term “non-U.S. Holder” means a beneficial owner of our common stock who or that is for U.S. federal income tax purposes:

●	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);
●	a foreign corporation; or
●	an estate or trust that is not a U.S. Holder;

but generally does not include an individual who is present in the United States for 183 days or more in the taxable year of the disposition of our common stock. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the acquisition, ownership or sale or other disposition of our common stock.

Taxation of Distributions

In general, any distributions we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below. In addition, if we determine that we are likely to be classified as a “United States real property holding corporation” (see “Non-U.S. Holders - Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock” below), we generally will withhold 15% of any distribution that exceeds our current and accumulated earnings and profits.

The withholding tax generally does not apply to dividends paid to a non-U.S. Holder who provides a Form W-8ECI, certifying that the dividends are effectively connected with the non-U.S. Holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the non-U.S. Holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate non-U.S. Holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Our Common Stock

A non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of our common stock unless:

●	the gain is effectively connected with the conduct by the non-U.S. Holder of a trade or business within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder); or

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●	we are or have been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our common stock, and, in the case where shares of our common stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our common stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our common stock. There can be no assurance that our common stock will be treated as regularly traded on an established securities market for this purpose.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the non-U.S. Holder were a U.S. resident. Any gains described in the first bullet point above of a non-U.S. Holder that is a foreign corporation may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate).

If the second bullet point above applies to a non-U.S. Holder, gain recognized by such holder on the sale, exchange or other disposition of our common stock will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our common stock from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a United States real property holding corporation if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We do not expect to be a United States real property holding corporation immediately after the Business Combination is completed.

Foreign Account Tax Compliance Act (FATCA) Withholding Taxes

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our common stock to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form W-8BEN-E). Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a non-U.S. Holder might be eligible for refunds or credits of such withholding taxes, and a Non-U.S. Holder might be required to file a U.S. federal income tax return to claim such refunds or credits. Thirty percent withholding under FATCA was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury regulations are not final, taxpayers generally may rely on them until final Treasury regulations are issued. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in our common stock.

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CHEF EQUITY FACILITY

General

On October 7, 2022, we entered into the Original Purchase Agreement with CCM, pursuant to which CCM has agreed to purchase from us up to an aggregate of $150 million of our common stock (subject to certain limitations) from time to time over the term of the Purchase Agreement. We also entered into the ChEF RRA, dated as of October 7, 2022, pursuant to which we have filed with the SEC the registration statement that includes this prospectus to register for resale under the Securities Act the shares of common stock that may be issued and sold to CCM under the Purchase Agreement. On May 20, 2024, we entered into the A&R Purchase Agreement with CCM to update the VWAP mechanics to include Intraday VWAP Purchases. As of May 13, 2024, we have sold 588,500 shares under the ChEF Equity Facility for aggregate net proceeds to us of $1,278,566.

Subject to the conditions set forth in the Purchase Agreement, we have the right, but not the obligation, from time to time at our sole discretion, during the term of the Purchase Agreement, to direct CCM to purchase up to a specified maximum amount of shares of common stock as set forth in the Purchase Agreement by delivering written notice to CCM on any trading day, so long as all shares of common stock subject to all prior purchases by CCM under the Purchase Agreement have theretofore been received by CCM electronically as set forth in the Purchase Agreement. The purchase price of the shares of common stock that we elect to sell to CCM pursuant to the Purchase Agreement will be determined by reference to the VWAP of the common stock during the applicable VWAP Purchase Date on which we have timely delivered written notice to CCM directing it to purchase shares of common stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. As consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we have agreed to pay a commitment fee of $1 million to CCM (the “Commitment Fee”), payable by way of an additional 3.0% discount to such VWAP until the Commitment Fee has been paid in full.

The Purchase Agreement may be terminated by us at any time at our sole discretion, without any cost or penalty, but subject to the full payment of the Commitment Fee, payable by us to CCM pursuant to the conditions set forth in the Purchase Agreement, by giving five trading days written notice to CCM to terminate the Purchase Agreement.

Actual sales of shares of common stock to CCM under the Purchase Agreement will depend on a variety of factors to be determined by us from time to time, including (among others) market conditions, the trading price of our common stock and determinations by us as to available and appropriate sources of funding for our operations. Under the Purchase Agreement, CCM is not obligated to (but may, at its option, choose to) purchase an amount of shares of common stock to the extent such amount purchased exceeds the amount of shares of common stock equal to the least of: (a) a number of shares that would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM, together with its affiliates, of more than 9.9% of the outstanding voting power or shares of common stock, (b) a number of shares that would cause the aggregate purchase price on the applicable Purchase Date (as defined in the Purchase Agreement) for such purchase to exceed $3 million or (c) a number of shares that would equal 20% of the total number of shares of common stock that would count towards the VWAP on the applicable VWAP Purchase Date of such purchase.

Immediately following the closing of the Business Combination on October 7, 2022, there were 44,848,686 shares of our common stock outstanding. Although the Purchase Agreement provides that we may sell up to an aggregate of $150 million of our common stock to CCM, only 21,512,027 shares of our common stock are being offered under this prospectus to CCM. Depending on the market prices of our common stock at the time we elect to issue and sell shares to CCM under the Purchase Agreement, we may need to file with the SEC one or more additional registration statements to register the resale under the Securities Act by CCM of additional shares of common stock we wish to sell from time to time under the Purchase Agreement, which the SEC must declare effective. If all of the 21,512,027 shares offered by CCM under this prospectus were issued and outstanding as of the date hereof, such shares would represent approximately 36% of the total number of shares of our common stock outstanding as of May 13, 2024. If we elect to issue and sell more than the 21,512,027 shares offered under this prospectus to CCM, which we may have the right, but not the obligation, to do, we must first register for resale under the Securities Act any such additional shares, which could cause additional substantial dilution to our stockholders. The number of shares ultimately offered for resale by CCM is dependent upon the number of shares we sell to CCM under the Purchase Agreement.

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Issuances of our common stock in this offering will not affect the rights or privileges of our existing stockholders, except that the economic and voting interests of each of our existing stockholders will be diluted as a result of any such issuance. Although the number of shares of common stock that our existing stockholders own will not decrease, the shares owned by our existing stockholders will represent a smaller percentage of our total outstanding shares after any such issuance to CCM.

We have agreed for a period of thirty months from the closing date of the Business Combination, that CCM shall have a right of first refusal to act as a book-running manager or placement manager for public and private offerings and as an exclusive sales agent in any “at-the-market-offering” as defined in Rule 415(a)(4) under the Securities Act. If CCM provides any such additional services, we will enter into separate agreements with CCM in connection with such additional services, containing customary terms and conditions based on the prevailing market for similar services for global, full-service investment banks. We may terminate CCM’s engagement under the Purchase Agreement for cause in the event CCM materially fails to provide the services contemplated hereunder, in which case, our obligations with respect to this right of first refusal will be eliminated.

Other than the limitations described above, and subject to the conditions precedent in the Purchase Agreement, we will control the timing and amount of any sales of our common stock to CCM.

The Purchase Agreement contains customary representations, warranties, covenants, closing conditions and indemnification provisions by, among and for the benefit of the parties. There are no limitations on the use of proceeds, financial covenants, participation rights, penalties or liquidated damages in the Purchase Agreement.

Termination

In addition to our sole discretion to terminate the Purchase Agreement, CCM may terminate effective upon ten (10) Trading Days’ prior written notice to us, upon the occurrence of certain events, including:

●	any condition, occurrence, state of facts or event constituting a Material Adverse Effect (as defined in the Purchase Agreement) has occurred and is continuing;
●	certain fundamental transactions shall have occurred; or
●	we are in breach or default in any material respect of any of its covenants and agreements in the ChEF RRA, and, if such breach or default is capable of being cured, such breach or default is not cured within fifteen (15) Trading Days after notice of such breach or default is delivered to us.

Unless earlier terminated, the Purchase Agreement will remain in effect until the earliest to occur of (i) the 36-month anniversary of the effective date of this Registration Statement, (ii) the date on which CCM has purchased the total commitment pursuant to the Purchase Agreement, (iii) the date on which our common stock fails to be listed or quoted on Nasdaq or any successor market, and (iv) the date on which, pursuant to or within the meaning of any bankruptcy law, we commence a voluntary case or any Person commences a proceeding against us, a custodian is appointed for us or for all or substantially all of our property, or we make a general assignment for the benefit of our creditors.

No Short Selling or Hedging by CCM

CCM has agreed that neither it nor any entity managed or controlled by CCM (the “Restricted Persons”) shall directly or indirectly, engage in any short sales or hedging of our common stock during any time prior to the termination of the Purchase Agreement, which establishes a new short position with respect to our common stock, taking into account the holdings of all Restricted Persons.

Prohibitions on Certain Specified Transactions

Subject to our right to terminate as described above and for such time the Purchase Agreement is in effect, we shall not effect or enter into an agreement to effect any issuance by us or any of our subsidiaries of common stock or common stock equivalents (or a combination of units thereof) involving certain specified transactions. Such restrictions do not include follow-on offerings or follow-on public offerings, in each case where we issue or sell any securities with a fixed price. Furthermore, we may enter into certain exempt issuances under the Purchase Agreement.

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Effect of Performance of the Purchase Agreement on Our Stockholders

All 21,512,027 shares registered in this offering which have been or may be issued or sold by us to CCM under the Purchase Agreement are expected to be freely tradable. It is anticipated that shares registered in this offering will be sold over the term of the Purchase Agreement. The sale by CCM of a significant amount of shares registered in this offering at any given time could cause the market price of our common stock to decline and to be highly volatile. Sales of our common stock to CCM, if any, will depend upon market conditions and other factors to be determined by us. We may ultimately decide to sell to CCM all, some or none of the additional shares of our common stock that may be available for us to sell pursuant to the Purchase Agreement. As of May 13, 2024, we have sold 588,500 shares under the ChEF Equity Facility for aggregate net proceeds to us of $1,278,566.

If and when we do sell shares to CCM, after CCM has acquired the shares, CCM may resell all, some or none of those shares at any time or from time to time in its discretion. Therefore, sales to CCM by us under the Purchase Agreement may result in substantial dilution to the interests of other holders of our common stock. In addition, if we sell a substantial number of shares to CCM under the Purchase Agreement, or if investors expect that we will do so, the actual sales of shares or the mere existence of our arrangement with CCM may make it more difficult for us to sell equity or equity-related securities in the future at a time and at a price that we might otherwise wish to effect such sales. However, we have the right to control the timing and amount of any additional sales of our shares to CCM and the Purchase Agreement may be terminated by us at any time at our discretion without any cost to us, subject to the full payment of the Commitment Fee.

The following table sets forth the amount of gross proceeds we would receive from CCM from our sale of shares to CCM under the Purchase Agreement at varying purchase prices:

Assumed Average Purchase Price Per Share		Number of Registered Shares to be Issued if Full Purchase(1)	Percentage of Outstanding Shares After Giving Effect to the Issuance to CCM(2)	Proceeds from the Sale of Shares to CCM Under the Purchase Agreement(1)
$0.75		21,512,027	26.23%	$564,690.71
$1.00		21,512,027	26.23%	$752,920.95
$1.12	(3)	21,512,027	26.23%	$843,271.46
$1.25		21,512,027	26.23%	$941,151.18
$1.75		21,512,027	26.23%	$1,317,611.65
$2.00		21,512,027	26.23%	$1,505,841.89

(1)	As of May 13, 2024, we have issued 588,500 shares under the ChEF Equity Facility for gross proceeds of $1,278,566. Although the Purchase Agreement provides that we may sell up to $150 million of our common stock to CCM, we are only registering 21,512,027 shares under this prospectus and may need to file additional registration statements to register additional shares if we determine to sell more than the 21,512,027 shares registered for resale pursuant to this Registration Statement. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility. Accordingly, depending on the assumed average price per share, we may or may not be able to ultimately sell to CCM a number of shares of our common stock with a total value of $150 million under this prospectus.

(2)	The numerator is based on the number of shares issuable at the corresponding assumed purchase price as set forth in the adjacent column. The denominator is based on 60,509,476 shares of our common stock outstanding immediately as of May 13, 2024, adjusted to include the number of shares of our common stock set forth in the adjacent column which we would have sold to CCM, assuming the purchase price in the adjacent column. The numerator is based on the number of shares of our common stock issuable under the Purchase Agreement at the corresponding assumed purchase price set forth in the adjacent column without giving effect to the Beneficial Ownership Limitation.

(3)	The closing sale price of our shares of common stock on May 17, 2024.

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Plan of Distribution (CONFLICTS OF INTEREST)

We are registering the resale by CCM of up to 21,512,027 shares of our common stock. Our common stock may be sold or distributed from time to time by CCM directly to one or more purchasers or through brokers, dealers, or underwriters who may act solely as agents at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices, or at fixed prices, which may be changed.

Although the Purchase Agreement provides that we may sell up to an aggregate of $150 million of shares of common stock to CCM, only 21,512,027 shares of common stock are being registered for resale under the registration statement that includes this prospectus. The actual number of shares of common stock issuable will vary depending on the then current market price of shares of common stock sold to CCM under the ChEF Equity Facility.

The sale of common stock offered by this prospectus could be effected in one or more of the following methods:

●	ordinary brokers’ transactions;
●	transactions involving cross or block trades;
●	through brokers, dealers, or underwriters who may act solely as agents;
●	“at the market” into an existing market for common stock;
●	in other ways not involving market makers or established business markets, including direct sales to purchasers or sales effected through agents;
●	in privately negotiated transactions;
●	any combination of the foregoing; or
●	any other method permitted pursuant to applicable law.

CCM will act independently of us in making decisions with respect to the timing, manner and size of each sale, subject to the restrictions in the Purchase Agreement. Such sales may be made on one or more exchanges or in the over-the-counter market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. CCM reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents.

In order to comply with the securities laws of certain states, if applicable, the shares may be sold only through registered or licensed brokers or dealers.

CCM is a selling securityholder and is an “underwriter” within the meaning of Section 2(a)(11) of the Securities Act.

CCM is a registered broker-dealer and FINRA member and has informed us that it presently anticipates effectuating resales, if any, of shares of our common stock that it may acquire from us pursuant to the Purchase Agreement, and that it may also engage one or more other registered broker-dealers to effectuate resales, if any, of such shares that it may acquire from us. Such sales will be made at prices and at terms then prevailing or at prices related to the then current market price. Each such registered broker-dealer will be an underwriter within the meaning of Section 2(a)(11) of the Securities Act. CCM has informed us that each such broker-dealer (excluding CCM), may receive commissions from CCM for executing such sales for CCM and, if so, such commissions will not exceed customary brokerage commissions.

The purchase price of the shares of common stock that we elect to sell to CCM pursuant to the Purchase Agreement will be determined by reference to the VWAP of the common stock during the applicable purchase date on which we have timely delivered written notice to CCM directing it to purchase shares of common stock under the Purchase Agreement, less a fixed 3.5% discount to such VWAP. Also, as consideration for its commitment to purchase shares of our common stock under the Purchase Agreement, we have agreed to pay a commitment fee of $1 million to CCM, payable by way of a reduction of the VWAP Purchase Price under the terms of the Purchase Agreement. The foregoing 3.5% discount and commitment fee will be deemed to be underwriting compensation in connection with sales of the shares of common stock by CCM to the public.

In addition, pursuant to the Purchase Agreement we have agreed to pay a structuring fee of $50,000 to CCM for advising us on the structure of the ChEF Equity Facility in order to establish all necessary corporate and other arrangements for the conduct of the ChEF Equity Facility. We have also agreed to reimburse CCM up to $125,000 for the fees and disbursements of its counsel in connection with the transactions contemplated by the Purchase Agreement and up to $25,000 per fiscal quarter thereafter for up to 36 months, or up to $425,000 in the aggregate, in connection with CCM’s ongoing due diligence review. These fees and reimbursed expenses will be deemed to be underwriting compensation in connection with sales of shares of common stock by CCM to the public.

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As described under “Unaudited Pro Forma Condensed Combined Financial Information - PIPE Investment,” CCM acquired 15,000 shares of our common stock in a private placement on October 7, 2022. Such shares will be treated as underwriting compensation in connection with this offering and will not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put or call transaction that would result in the effective economic disposition of such shares for a period of 180 days beginning on the date of commencement of sales of the public offering under the Purchase Agreement, except as provided in FINRA Rule 5110(e)(2).

The total underwriting compensation to be received in connection with sales of shares of common stock by CCM to the public, as determined under FINRA Rule 5110, will not exceed 8% of the maximum dollar amount of common stock to be sold to the public under the Purchase Agreement.

Brokers, dealers, underwriters or agents participating in the distribution of the shares as agents may receive compensation in the form of commissions, discounts, or concessions from CCM and/or purchasers of common stock for whom the broker-dealers may act as agent. Neither we nor CCM can presently estimate the amount of compensation that any agent will receive. We know of no existing arrangements between CCM or any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares offered by this prospectus. At the time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the names of any agents, underwriters or dealers and any compensation from CCM, and any other required information.

We will pay the expenses incident to the registration, offering, and sale of the shares to CCM. We have agreed to indemnify CCM and certain other persons against certain liabilities in connection with the offering of shares of common stock offered hereby, including liabilities arising under the Securities Act or, if such indemnity is unavailable, to contribute amounts required to be paid in respect of such liabilities.

CCM has represented to us that at no time prior to the Purchase Agreement has it or its agents, representatives or affiliates engaged in or effected, in any manner whatsoever, directly or indirectly, any short sale (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of our common stock or any hedging transaction, which establishes a net short position with respect to our common stock. CCM has agreed that during the term of the Purchase Agreement, it, its agents, representatives or affiliates will not enter into or effect, directly or indirectly, any of the foregoing transactions.

We have advised CCM that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of CCM and its affiliates.

Right of First Refusal

We have agreed, subject to entering into separate agreements containing customary terms and conditions, for a period of thirty months from the closing date of the Business Combination, that CCM shall have a right of first refusal to act as a book-running manager or placement manager for public and private offerings and as an exclusive sales agent in any “at-the-market-offering” as defined in Rule 415(a)(4) under the Securities Act. This right of first refusal will be deemed to be underwriting compensation in connection with this offering.

Conflicts of Interest

CCM, an affiliate of the Sponsor, is a member of FINRA and is expected to act as an executing broker for the resale of common stock in this offering. The receipt by CCM of all the proceeds from resales of common stock results in a “conflict of interest” under FINRA Rule 5121. Accordingly, such resales will be conducted in compliance with FINRA Rule 5121. To the extent that the shares of common stock do not have a “bona fide public market,” as defined in FINRA Rule 5121, a qualified independent underwriter will participate in the preparation of, and exercise the usual standards of “due diligence” with respect to, the registration statement. LifeSci Capital, LLC has agreed to act as qualified independent underwriter for this offering and receive an upfront fee of $100,000 for performing the services required by a qualified independent underwriter under FINRA Rule 5121(a)(2)(A) prior to the filing of the initial registration statement relating to this offering, including conducting due diligence in connection with this offering and advising of any required changes to the registration statement (the “QIU Services”), and for its ongoing QIU Services during the first year after the date of the Purchase Agreement. In addition, beginning one year after the date of the Purchase Agreement until its termination, LifeSci Capital, LCC will receive quarterly fees of $25,000 for providing QIU Services. The total fees to be received by LifeSci Capital, LLC for its QIU Services will not exceed $300,000 in the aggregate. Pursuant to FINRA Rule 5121, CCM will not confirm resales of common stock to any account over which it exercises discretionary authority without the prior written approval of the customer.

Our common stock is quoted on the Nasdaq Global Market under the trading symbol “DFLI.”

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LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Parsons Behle & Latimer.

EXPERTS

The consolidated financial statements of Dragonfly Energy Holdings Corp. as of December 31, 2023 included in this prospectus and in this Registration Statement, have been so included in reliance on the report of Marcum LLP, an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. The report also contains an explanatory paragraph regarding adjustments described in Note 15 of such report that were applied to review the 2022 financial statements to correct an error. They were not engaged to audit, review or apply any procedures to the 2022 financial statements other than with respect to the adjustments

The consolidated financial statements of Dragonfly Energy Holdings Corp. as of December 31, 2022 and for the year then ended, included in this prospectus and in this Registration Statement, have been so included in reliance on the report of BDO USA, LLP (n/k/a BDO USA, P.C.), an independent registered public accounting firm given on the authority of said firm as experts in auditing and accounting. The report on the consolidated financial statements contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

Changes in Registrant’s Certifying Accountant

On November 15, 2023, the Audit Committee (the “Audit Committee”) of our Board dismissed BDO USA, LLP (n/k/a BDO USA, P.C.) (“BDO”) as our independent registered public accounting firm. BDO had served as our independent registered public accounting firm from October 7, 2022 through the period ended September 30, 2023. On November 15, 2023, the Audit Committee appointed Marcum LLP (“Marcum”) as our new independent registered public accounting firm commencing with our fiscal year ended December 31, 2023.

BDO’s audit report on our consolidated financial statements as of December 31, 2022 and for the year then ended did not contain an adverse opinion or a disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles, except for BDO’s report for the year ended December 31, 2022, which contained an explanatory paragraph regarding the substantial doubt about our ability to continue as a going concern.

We provided BDO with a copy of the foregoing disclosures.

During the fiscal years ended December 31, 2022 and 2021 and the subsequent interim period through November 15, 2023: (1) there were no “disagreements” (as defined in Item 304(a)(1)(iv) of Regulation S-K) with BDO on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of BDO, would have caused BDO to make reference to the subject matter of such disagreements in connection with its reports on the consolidated financial statements for the following periods and (2) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K), except as set forth below. As previously disclosed in Item 9A of the Company’s Annual Report on Form 10-K for the year ended December 31, 2022 (the “2022 Annual Report”), the Company’s management identified material weaknesses related to maintaining effective controls in the following areas: (i) insufficient number of accounting and financial reporting resources with the appropriate level of knowledge, experience and training; (ii) ineffective identification and assessment of risks impacting internal control over financial reporting; and (iii) ineffective evaluation and determination as to whether the components of internal control were present and functioning. As described in the 2022 Annual Report, the foregoing material weaknesses contributed to the following additional material weaknesses in business processes: (i) designing and implementing procedures surrounding completion, accuracy and review of account reconciliations; (ii) designing and implementing controls to assess the completeness, accuracy and accounting analysis of material contracts entered into by the Company; (iii) designing and implementing controls to sufficiently supervise and review the work completed by specialist engaged by the Company; (iv) designing and implementing controls to ensure the accuracy of period-end inventory count procedures to ensure proper financial reporting; and (v) designing and implementing control procedures to ensure the accuracy of the financial statements to the underlying accounting records and ensure the completeness of required disclosure. This was discussed among the Company’s management, the Audit Committee and BDO. BDO has been authorized by the Company to respond fully to the inquiries of Marcum, the successor accountant, including concerning this change in auditors.

During our fiscal year ended December 31, 2022 and the subsequent interim periods through November 17, 2023, neither we nor anyone acting on our behalf consulted with Marcum regarding either of the following: (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on our financial statements, and neither a written report nor oral advice was provided to us that Marcum concluded was an important factor considered by us in reaching a decision as to the accounting, auditing or financial reporting issue, or (ii) any matter that was either the subject of a disagreement, as defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions, or a “reportable event,” as described in Item 304(a)(1)(v) of Regulation S-K.

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WHERE YOU CAN FIND MORE INFORMATION

We have filed a registration statement on Form S-1, including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and exhibits.

In addition, we file annual, quarterly and current reports, prospectus and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at https://www.dragonflyenergy.com/. Through our website, we make available, free of charge, annual, quarterly and current reports, prospectus and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

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DRAGONFLY ENERGY HOLDINGS CORP.

F-1

Report of Independent Registered Public Accounting Firm

To the Shareholders and Board of Directors

of Dragonfly Energy Holdings Corp.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheet of Dragonfly Energy Holdings Corp. (the “Company”) as of December 31, 2023, the related consolidated statements of operations, stockholders’ equity and cash flows for the year ended December 31, 2023, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of its operations and its cash flows for the year ended December 31, 2023, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 15 to the financial statements, the 2022 financial statements have been revised to correct for the under reporting of tariffs. The financial statements of the Company for the year ended December 31, 2022, before the effects of the adjustments to correct the errors discussed in Note 15 to the financial statements, were audited by other auditors whose report, dated April 17, 2023, expressed an unqualified opinion on those statements and included an explanatory paragraph regarding the Company’s ability to continue as a going concern. We have also audited the adjustments described in Note 15 that were applied to revise the 2022 financial statements to correct the errors. In our opinion, such adjustments are appropriate and have been properly applied. Except for the corrections described in Note 15 we were not engaged to audit, review, or apply any procedures to the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, other than stated above and, accordingly, we do not express an opinion or any other form of assurance on the 2022 financial statements taken as a whole.

Explanatory Paragraph – Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 2, the Company incurred loss from operations and had negative cash flow from operations and concluded it is probable the Company will not comply with future covenants of the Term Loan and does not have sufficient resources to repay the Term Loan, which raises substantial doubt about its ability to continue as a going concern. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provide a reasonable basis for our opinion.

/s/ Marcum llp

Marcum LLP

We served as the Company’s auditor since 2023.

New York, NY
April 16, 2024

F-2

Report of Independent Registered Public Accounting Firm

Shareholders and Board of Directors

Dragonfly Energy Holdings Corp.

Reno, Nevada

Opinion on the Consolidated Financial Statements

We have audited, before the effects of the adjustments for the correction of the error described in Note 15, the accompanying consolidated balance sheet of Dragonfly Energy Holdings Corp. (the “Company”) as of December 31, 2022, the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended (the 2022 consolidated financial statements before the effects of the adjustments discussed in Note 15 are not presented herein). In our opinion, except for the error described in Note 15, the 2022 consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

We were not engaged to audit, review, or apply any procedures to the adjustments for the correction of the error described in Note 15 and, accordingly, we do not express an opinion or any other form of assurance about whether such adjustments are appropriate and have been properly applied. Those adjustments were audited by Marcum LLP.

Going Concern

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has incurred losses and has a negative cash flow from operations and concluded it is probable the Company will not comply with future covenants of the Term Loan and does not have sufficient resources to repay the Term Loan, which raises substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, LLP

We served as the Company’s auditor from 2021 to 2023.

Spokane, Washington

April 17, 2023

F-3

DRAGONFLY ENERGY HOLDINGS CORP.
Consolidated Balance Sheets

December 31, 2023 and 2022

(in thousands, except share and per share data)

	2023	2022
Current Assets
Cash and cash equivalents	$12,713	$17,781
Accounts receivable, net of allowance for credit losses	1,639	1,444
Inventory	38,778	50,189
Prepaid expenses	772	1,624
Prepaid inventory	1,381	2,002
Prepaid income tax	519	525
Other current assets	118	267
Total Current Assets	55,920	73,832
Property and Equipment
Machinery and equipment	16,714	10,214
Office furniture and equipment	319	275
Leasehold improvements	1,727	1,709
Vehicle	33	195
Total	18,793	12,393
Less accumulated depreciation	(2,824)	(1,633)
Property and Equipment	15,969	10,760
Operating lease right of use asset, net	3,315	4,513
Total Assets	$75,204	$89,105
Current Liabilities
Accounts payable	10,258	13,475
Accrued payroll and other liabilities	7,107	6,250
Accrued tariffs	1,713	932
Customer deposits	201	238
Uncertain tax position liability	91	128
Notes payable, current portion, net of debt issuance costs	19,683	19,242
Operating lease liability, current portion	1,288	1,188
Financing lease liability, current portion	36	10
Total Current Liabilities	40,377	41,463
Long-Term Liabilities
Warrant liabilities	4,463	32,831
Accrued expenses-long term	152	492
Operating lease liability, net of current portion	2,234	3,541
Financing lease liability, net of current portion	66	35
Total Long-Term Liabilities	6,915	36,899
Total Liabilities	47,292	78,362
Commitments and Contingencies (See Note 6)
Stockholders’ Equity
Preferred stock, 5,000,000 shares at $0.0001 par value, authorized, no shares issued and outstanding as of December 31, 2023 and 2022, respectively	-	-
Common stock, 250,000,000 shares at $0.0001 par value, authorized, 60,260,282 and 43,272,728 shares issued and outstanding as of December 31, 2023 and 2022, respectively	6	4
Additional paid in capital	69,445	38,461
Accumulated deficit	(41,539)	(27,722)
Total Stockholders’ Equity	27,912	10,743
Total Liabilities and Stockholders’ Equity	$75,204	$89,105

F-4

Dragonfly Energy Holdings Corp.
Consolidated Statements of Operations

Years Ended December 31, 2023 and 2022

(in thousands, except share and per share data)

	2023	2022

Net Sales	$64,392	$86,251

Cost of Goods Sold	48,946	62,633

Gross Profit	15,446	23,618

Operating Expenses
Research and development	3,863	2,764
General and administrative	26,389	41,566
Selling and marketing	12,623	13,671

Total Operating Expenses	42,875	58,001

Loss From Operations	(27,429)	(34,383)

Other Income (Expense)
Other income (expense)	19	40
Interest expense, net	(16,015)	(6,979)
Change in fair market value of warrant liability	29,582	5,446
Debt extinguishment	-	(4,824)
Total Other Income (Expense)	13,586	(6,317)

Loss Before Taxes	(13,843)	(40,700)

Income Tax Benefit	(26)	(709)

Net Loss	$(13,817)	$(39,991)

Loss Per Share- Basic and Diluted	$(0.26)	$(1.04)

Weighted Average Number of Shares – Basic and Diluted	52,786,481	38,565,307

F-5

Dragonfly Energy Holdings Corp.
Consolidated Statements of Shareholders’ Equity

Years Ended December 31, 2023 and 2022

(in thousands, except share data)

	Common Stock		Additional Paid-In	Accumulated
	Shares	Amount	Capital	Deficit	Total

Balance – January 1, 2022	36,496,998	4	3,619	12,269	15,892
Net loss	-	-	-	(39,991)	(39,991)
Stock purchase agreement	1,498,301	-	15,000	-	15,000
Exercise of stock options	581,351	-	706	-	706
Reverse capitalization, net of transaction costs (See note 3)	4,238,936	-	-	-	-
Cashless exercise of liability classified warrants	457,142	-	16,669	-	16,669
Stock compensation expense	-	-	2,467	-	2,467

Balance – December 31, 2022	43,272,728	4	38,461	(27,722)	10,743

Net loss	-	-	-	(13,817)	(13,817)
Common stock issued in public offering (ATM), net of costs	588,500	-	1,273	-	1,273
Common stock issued in public offering, net of costs	11,405,000	1	7,877	-	7,878
Exercise of stock options	917,662	-	586	-	586
Exercise of public warrants	64,971	-	747	-	747
Exercise of investor warrants	273,100	-	546	-	546
Cashless exercise of liability classified warrants	3,069,323	1	13,245	-	13,245
Shares issued for vested restricted stock units	641,998	-	-	-	-
Stock compensation expense	-	-	6,710	-	6,710

Balance – December 31, 2023	60,260,282	$6	$69,445	$(41,539)	$27,912

F-6

Dragonfly Energy Holdings Corp.
Consolidated Statements of Cash Flows

Years Ended December 31, 2023 and 2022

(in thousands)

	2023	2022
Cash flows from Operating Activities
Net Loss	$(13,817)	$(39,991)
Adjustments to Reconcile Net Loss to Net Cash
Used in Operating Activities
Stock based compensation	6,710	2,467
Debt extinguishment	-	4,824
Assumption of warrant liability	-	1,990
Amortization of debt discount	1,470	1,822
Change in fair market value of warrant liability	(29,582)	(5,446)
Deferred tax liability	-	(453)
Non-cash interest expense (paid-in kind)	4,938	1,192
Provision for credit losses	114	108
Depreciation	1,237	891
Loss on disposal of property and equipment	116	56
Write-off of prepaid inventory	596	-
Changes in Assets and Liabilities
Accounts receivable	(309)	(769)
Inventories	11,411	(22,732)
Prepaid expenses	852	(1,467)
Prepaid inventory	25	5,459
Other current assets	149	1,520
Other assets	1,198	1,196
Income taxes payable	6	(1,156)
Accounts payable and accrued expenses	(3,527)	4,428
Accrued tariffs	781	433
Uncertain tax position liability	(37)	128
Customer deposits	(37)	(196)
Total Adjustments	(3,889)	(5,705)
Net Cash Used in Operating Activities	(17,706)	(45,696)

Cash Flows From Investing Activities
Proceeds from disposal of property and equipment	-	35
Purchase of property and equipment	(6,885)	(6,862)
Net Cash Used in Investing Activities	(6,885)	(6,827)

F-7

Dragonfly Energy Holdings Corp.

Consolidated Statements of Cash Flows (continued)

Years Ended December 31, 2023 and 2022

(in thousands)

(continued from previous page)	2023	2022
Cash Flows From Financing Activities
Proceeds from public offering	24,177	-
Payments from public offering costs	(1,258)
Proceeds from note payable, related party	1,000	-
Repayment of note payable, related party	(1,000)	-
Proceeds from term loan	-	75,000
Repayment of note payable	(5,275)	(45,000)
Proceeds from exercise of public warrants	747	-
Payment of debt issuance costs	-	(4,032)
Proceeds from exercise of options	586	706
Proceeds from stock purchase agreement	-	15,000
Proceeds from exercise of investor warrants	546	-
Net Cash Provided by Financing Activities	19,523	41,674

Net Decrease in Cash and cash equivalents	(5,068)	(10,849)
Cash and cash equivalents – beginning of year	17,781	28,630
Cash and cash equivalents – end of year	$12,713	$17,781

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$238	$773
Cash paid for interest	$9,102	$2,252
Supplemental Non-Cash Items
Purchases of property and equipment, not yet paid	$96	$419
Recognition of warrant liability – Investor Warrants	$13,762	$-
Recognition of warrant liability – Penny Warrants	$698	$-
Non-cash impact of cash exercise of liability classified warrants	$617	$-
Cashless exercise of liability classified warrants	$12,629	$16,669

F-8

DRAGONFLY ENERGY HOLDINGS CORP.
Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 1 – NATURE OF BUSINESS

Dragonfly Energy Holdings Corp. (“New Dragonfly” or the “Company”) sells lithium-ion battery packs for use in a wide variety of applications. The Company sells to distributors under the Dragonfly Energy brand name, and sells direct to consumers under the trade name Battleborn Batteries. In addition, the Company develops technology for improved lithium-ion battery manufacturing and assembly methods.

On October 7, 2022, a merger transaction between Chardan NexTech Acquisition 2 Corporation (“CNTQ”), Dragonfly Energy Corp. (“Legacy Dragonfly”), and Bronco Merger Sub, Inc. (“Merger Sub”) was completed pursuant to which Merger Sub was merged with and into Legacy Dragonfly, with Legacy Dragonfly surviving the merger. As a result of the merger, Legacy Dragonfly became a wholly owned subsidiary of New Dragonfly.

Although New Dragonfly was the legal acquirer of Legacy Dragonfly in the merger, Legacy Dragonfly is deemed to be the accounting acquirer, and the historical financial statements of Legacy Dragonfly became the basis for the historical financial statements of New Dragonfly upon the closing of the merger. New Dragonfly together with its wholly owned subsidiary, Dragonfly Energy Corp., is referred to hereinafter as the “Company”.

Furthermore, the historical financial statements of Legacy Dragonfly became the historical financial statements of the Company upon the consummation of the merger. As a result, the financial statements included in this Annual Report reflect (i) the historical operating results of Legacy Dragonfly prior to the merger; (ii) the combined results of CNTQ and Legacy Dragonfly following the close of the merger; (iii) the assets and liabilities of Legacy Dragonfly at their historical cost and (iv) the Legacy Dragonfly’s equity structure for all periods presented, as affected by the recapitalization presentation after completion of the merger. See Note 3 – Reverse Capitalization for further details of the merger.

On March 31, 2023, the Company changed its state of incorporation from the State of Delaware to the State of Nevada (the “Reincorporation”) pursuant to a plan of conversion dated March 30, 2023 (the “Plan of Conversion”). Pursuant to the Plan of Conversion, the issued and outstanding shares of common stock of the Company were automatically converted into common stock of the reincorporated company at the effective time of the Reincorporation.

On November 29, 2023, the Company filed an amendment to the articles of incorporation with the State of Nevada, to increase the number of authorized shares of its common stock to 250,000,000 shares. The par value remained at $0.0001 per share.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN

Basis of presentation

The accompanying consolidated financial statements and related notes have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission (“SEC”) and in accordance with generally accepted accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present the consolidated financial statements of the Company and its wholly owned subsidiary.

Principles of consolidation

The accompanying consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP and present the consolidated financial statements of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

F-9

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Going Concern

The accompanying consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

For the year ended December 31, 2023 and 2022, the Company incurred loss from operations and had negative cash flow from operations. As of December 31, 2023, the Company had $12,713 in cash and cash equivalents and working capital of $15,543. The Company’s ability to achieve profitability and positive cash flow depends on its ability to increase revenue, contain its expenses and maintain compliance with the financial covenants in its outstanding indebtedness agreements.

In connection with the Company’s senior secured term loan facility in an aggregate principal amount of $75,000 (the “Term Loan”), the Company is obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures (See Note 7). On March 29, 2023, the Company obtained a waiver from the Term Loan administrative agent and lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarter ended March 31, 2023. On September 29, 2023 and December 29, 2023, the Company obtained a second and third waiver from the Term Loan administrative agent and lenders of its failures to satisfy the fixed charge coverage ratio and maximum senior leverage ratio with respect to the minimum cash requirements under the Term Loan during the quarters ended September 30, 2023 and December 31, 2023. On March 31, 2024, the Company obtained a waiver from the Term Loan administrative agent and lenders of its failures to satisfy the liquidity test during the quarter ended March 31, 2023. If the Company is unable to obtain a waiver or if the Company is unable to comply with such covenants, the lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In addition, the Company may need to raise additional debt and/or equity financings to fund its operations, strategic plans, and meet its financial covenants. The Company has historically been able to raise additional capital through issuance of equity and/or debt financings and the Company intends to use its equity facility and raise additional capital as needed. However, the Company cannot guarantee that it will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan.

Recently adopted accounting pronouncements:

In June 2016, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2016-13, Financial Instruments – Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The FASB subsequently issued amendments to ASU 2016-13, which have the same effective date and transition date of January 1, 2023. These standards replace the existing incurred loss impairment model with an expected credit loss model and requires a financial asset measure at amortized cost to be presented at the net amount expected to be collected. The Company determined that this change did not have a material impact to the financial statements or financial statement disclosures.

Recently issued accounting pronouncements:

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires, among other updates, enhanced disclosures about significant segment expenses that are regularly provided to the CODM, as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective adoption. Early adoption is permitted. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced annual disclosures regarding the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, and may be adopted on a prospective or retrospective basis. Early adoption is permitted. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

F-10

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all short-term debt securities when purchased with a maturity of three months or less to be cash equivalents. As of December 31, 2023 and 2022, the Company held no Cash Equivalents.

From time to time the Company has amounts on deposit with financial institutions that exceed federally insured limits. The Company has not experienced any significant losses in such accounts.

Accounts Receivable

The Company’s trade receivables are recorded when billed and represent claims against third parties that will be settled in cash. Generally, payment is due from customers within 30- 90 days of the invoice date and the contracts do not have significant financing components. Trade accounts receivables are recorded gross and are net of any applicable allowance. The allowance for credit losses as of December 31, 2023 and 2022 were not material.

Inventory

Inventories (Note 5), which consist of raw materials and finished goods, are stated at the lower of cost (first in, first out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. The Company had a reserve of $67 and $0 as of December 31, 2023 and 2022, respectively.

Property and Equipment

Property and equipment are stated at cost, including the cost of significant improvements and renovations. Costs of routine repairs and maintenance are charged to expense as incurred. Depreciation and amortization are calculated by the straight line method over the estimated useful lives for owned property, or, for leasehold improvements, over the shorter of the asset’s useful life or term of the lease. Depreciation expense for the years ended December 31, 2023 and 2022 was $1,237 and $891, respectively.

The various classes of property and equipment and estimated useful lives are as follows:

Office furniture and equipment	3 to 7 years
Vehicles	5 years
Machinery and equipment	3 to 7 years
Leasehold improvements	Shorter of Useful Life or Remaining Term of Lease

Use of Estimates

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company utilizes the use of estimates in its calculations for the reserve for obsolete or slow moving inventory, warrant liability, equity based compensation, and income taxes.

F-11

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Impairment of Long-Lived Assets

The Company evaluates its long-lived assets, including property and equipment, for impairment whenever events or changes in circumstances indicate that the carrying amount of these asset may not be recoverable. Recoverability of these assets is measured by comparison of the carrying amount of each asset to the future undiscounted cash flows the asset is expected to generate over its remaining life. When indications of impairment are present and the estimated undiscounted future cash flows from the use of these assets is less than the assets’ carrying value, the related assets will be written down to fair value. There were no impairments of the Company’s long-lived assets for the periods presented.

Warrants

The Company applies relevant accounting guidance for warrants to purchase the Company’s stock based on the nature of the relationship with the counterparty. For warrants issued to investors or lenders in exchange for cash or other financial assets, the Company follows guidance issued within ASC 480, Distinguishing Liabilities from Equity (“ASC 480”), and ASC 815, Derivatives and Hedging (“ASC 815”), to assist in the determination of whether the warrants should be classified as liabilities or equity. Warrants that are determined to require liability classification are measured at fair value upon issuance and are subsequently remeasured to their then fair value at each subsequent reporting period with changes in fair value recorded in current earnings. Warrants that are determined to qualify for equity classification are measured at fair value upon issuance and are not subsequently remeasured unless they are required to be reclassified.

Commitments and Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, and penalties and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. Legal costs incurred in connection with loss contingencies are expensed as incurred.

Revenue Recognition

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Revenue is recognized when control of the promised goods is transferred to the customer or reseller, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.

The Company may receive payments at the onset of the contract before delivery of goods for customers in the retail channel. Payment terms for distributors and OEMs are typically due within 30-90 days after shipment. In such instances, the Company records a customer deposit liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of December 31, 2023 and 2022, the contract liability related to the Company’s customer deposits approximated $201 and $238, respectively.

F-12

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

The Company recognized $230 of the contract liability pertaining to the year ended December 31, 2022 during the year ended December 31, 2023. After the year ended December 31, 2023, the residual balance of $8 was recognized during the quarter ending March 31, 2024. The entire contract liability balance of $434 as of January 1, 2022 was recognized as revenue during the year ended December 31, 2022.

Disaggregation of Revenue

The following table present our disaggregated revenues by distribution channel:

	December 31,
Sales	2023	2022
Direct to Customer	36,875	52,446
Original equipment manufacturer	27,517	33,805
Total	$64,392	$86,251

During the year ended December 31, 2023, the Company deemed it more appropriate to classify Retail and Distributor revenues as a single line item referred to as direct-to-consumer revenue. The Company has combined previously reported retail and distributor amounts to direct-to-consumer revenue to conform with current year presentation. The consolidation into direct-to-consumer revenue is motivated by the Company’s strategic perspective on its operations and better represents how it evaluates their sales channels.

Shipping and Handling

Shipping and handling fees paid by customers are recorded within net sales, with the related expenses recorded in cost of sales. Shipping and handling costs associated with outbound freight are included in sales and marketing expenses. Shipping and handling costs associated with outbound freight totaled $3,466 and $5,440 for the years ended December 31, 2023 and 2022, respectively.

Product Warranty

The Company offers assurance type warranties from 5 to 10 years on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. The Company estimates, based upon a review of historical warranty claim experience, the costs that may be incurred under our warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. We periodically assess the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance type warranties and has determined that the estimated outstanding warranty obligation on December 31, 2023 and 2022 to be $307 and $328, respectively.

	December 31,
	2023	2022
Beginning warranty obligation	$328	$-
Provision of warranty expense	397	328
Settlement of warranty claims	(418)	-
Ending warranty obligation	$307	$328

Concentrations

Receivables from two customers comprised approximately 28% and 10%, respectively, of accounts receivable as of December 31, 2023. Receivables from three customers comprised approximately 18%, 10% and 10%, respectively, of accounts receivable as of December 31, 2022. There are no other significant accounts receivable concentration.

Sales from one customer comprised approximately 16% of revenue for the year ended December 31, 2023. Sales from one customer accounted for approximately 22% of revenue for the year ended December 31, 2022.

Payables to one vendor comprised approximately 65% of accounts payables as of December 31, 2023. Payables to one vendor comprised approximately 61% of accounts payables as of December 31, 2022.

For the year ended December 31, 2023, one vendor accounted for approximately 14% of the Company’s total purchases.

F-13

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Concentrations (continued)

For the year ended December 31, 2022, one vendor accounted for approximately 28% of the Company’s total purchases.

Deferred Financing Costs

The incremental cost, including the fair value of warrants, directly associated with obtaining debt financing is capitalized as deferred financing costs upon the issuance of the debt and amortized over the term of the related debt agreement using the effective-interest method with such amortized amounts included as a component of interest expense in the consolidated statement of operations. Unamortized deferred financing costs are presented on the consolidated balance sheets as a direct deduction from the carrying amount of the related debt obligation.

Research and Development

The Company expenses research and development costs as incurred. Research and development expenses include salaries, contractor and consultant fees, supplies and materials, as well as costs related to other overhead such as depreciation, facilities, utilities, and other departmental expenses. The costs we incur with respect to internally developed technology and engineering services are included in research and development expenses as incurred as they do not directly relate to acquisition or construction of materials, property or intangible assets that have alternative future uses.

Advertising

The Company expenses advertising costs as they are incurred and are included in selling and marketing expenses. Advertising expenses amounted to $2,167 and $2,334 for the years ended December 31, 2023 and 2022, respectively.

Stock-Based Compensation

The Company accounts for stock based compensation arrangements with employees and non employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock based payments, including stock options (Note 12). The fair value method requires the Company to estimate the fair value of stock based payment awards to employees and non employees on the date of grant using an option pricing model. Stock based compensation costs are based on the fair value of the underlying option calculated using the Black Scholes option pricing model and recognized as expense on a straight line basis over the requisite service period, which is the vesting period. Restricted stock unit awards are valued based on the closing trading value of the Company’s common stock on the date of grant and then amortized on a straight-line basis over the requisite service period of the award. The Company measures equity based compensation awards granted to non employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the lithium-ion battery industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

F-14

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income tax assets and liabilities (Note 15) are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.

The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has a liability of $91 and $128 as of December 31, 2023 and 2022, respectively, of uncertain tax positions.

The Company’s accounting policy is to include penalties and interest related to income taxes if any, in selling, general and administrative expenses. We regularly assess the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Net (Loss) Earnings per Common Share

Basic net (loss) earnings per share is calculated by dividing net (loss) earnings by the weighted-average number of common shares outstanding during the period. Diluted net (loss) earnings per share is calculated using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock.

The weighted-average number of common shares included in the computation of diluted net (loss) earnings gives effect to all potentially dilutive common equivalent shares, including outstanding stock options and warrants.

Common stock equivalent shares are excluded from the computation of diluted net (loss) earnings per share if their effect is antidilutive. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net loss per share because their effect was anti-dilutive:

	December 31, 2023	December 31, 2022
Warrants	24,510,575	16,708,414
Restricted stock units	47,000	180,000
Options	2,364,787	3,642,958
Weighted average number of common shares-basic	26,922,362	20,531,372

As the Merger has been accounted for as a reverse recapitalization, the consolidated financial statements of the merged entity reflect the continuation of the pre-merger Legacy Dragonfly financial statements; Dragonfly equity has been retroactively adjusted to the earliest period presented to reflect the legal capital of the legal acquirer, CNTQ. As a result, net (loss) earnings per share was also retrospectively adjusted for periods ended prior to the Merger. See–Note 3 - Reverse Capitalization for details and discussion of the retrospective adjustment of net loss per share.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under FASBASU 2016-02, Leases (“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use (“ROU”) assets and current and non-current lease liabilities, as applicable.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.

Reclassification

Certain prior period amounts have been reclassified to conform to the current period presentation in the consolidated financial statements and these accompanying notes. The reclassifications did not have a material impact on the Company’s consolidated financial statements and related disclosures. The impact on any prior period disclosures was immaterial.

F-15

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 3 - REVERSE CAPITALIZATION

On October 7, 2022, Legacy Dragonfly consummated a merger with CNTQ. Legacy Dragonfly was deemed to be the accounting acquirer in the merger. The determination was primarily based on Legacy Dragonfly’s stockholders having a majority of the voting power in the combined Company, Legacy Dragonfly having the ability to appoint a majority of the Board of Directors of the Company, Legacy Dragonfly’s existing management team comprising the senior management of the combined Company, Legacy Dragonfly comprising the ongoing operations of the combined Company and the combined Company assumed the name “Dragonfly Energy Holdings Corp.”. Accordingly, for accounting purposes, the merger was treated as the equivalent of Legacy Dragonfly issuing stock for the net assets of CNTQ, accompanied by a recapitalization. The net assets of CNTQ are stated at historical cost, with no goodwill or other intangible assets recorded.

In accordance with guidance applicable to these circumstances, the equity structure has been restated in all comparable periods up to October 7, 2022, to reflect the number of shares of the Company’s common stock, $0.0001 par value per share, issued to Legacy Dragonfly’s stockholders in connection with the merger. As such, the shares and corresponding capital amounts and earnings per share related to Legacy Dragonfly’s outstanding convertible preferred stock and Legacy Dragonfly’s common stock prior to the merger have been retroactively restated as shares reflecting the exchange ratio of 1.182 established in the merger. Legacy Dragonfly’s convertible preferred stock previously classified as temporary equity was retroactively adjusted, converted into common stock and reclassified to permanent equity as a result of the reverse recapitalization.

Immediately before the closing of the merger, and prior to the PIPE Financing, and the funds remaining after such redemptions, totaling approximately $6,265, became available to finance transaction expenses and the future operations of New Dragonfly. In connection with the merger, CNTQ entered into agreements with new investors and existing Legacy Dragonfly investors to subscribe and purchase an aggregate of approximately 500,000 shares of CNTQ Class A common stock (the “PIPE Financing”).

The PIPE Financing was consummated on September 26, 2022 and resulted in gross proceeds of an additional approximately $5,017, prior to payment of the transaction costs. As part of the PIPE Financing, the Company entered an initial Term Loan for an aggregate principal amount of $75,000. The Company incurred debt issuance costs of $1,950 of original issuance discount and additional $2,081 of transaction costs that were allocated to the Term Loan, resulting in net cash proceeds of $70,969. In addition, $52,956 of Term Loan warrants based on their combined relative fair values was recorded as a debt discount resulting in initial carrying amount of debt of $18,013. Pursuant to the terms of the loan agreement, the Term Loan was advanced in one tranche on the closing date and the funds were used to refinance on the closing date prior indebtedness of $42,492 (including payment of make-whole interest related to early extinguishment of debt), (ii) to support the Transaction under the Merger Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the merger. The direct and incremental transaction costs of approximately $13,221 were allocated to all instruments assumed and issued in the merger on a relative fair value basis. As such, the Company allocated $2,081 to the Term Loan, $9,633 to equity instruments, which was expensed in general and administrative expenses as the offering costs exceeded the proceeds received, and $1,507 to the warrant liabilities assumed and warrant liabilities issued with the term debt, which was expensed within the general and administrative expenses within the statement of operations.

Additionally, pursuant to the terms of the merger, the Company assumed $18,072 of CNTQ accrued and unpaid transaction expenses, of which all were paid upon consummation of the merger. As detailed below, $10,197 of these costs were expensed as the amount exceeded the proceeds received and such costs were determined not be a return to investors.

F-16

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 3 - Reverse Capitalization (Continued)

Upon the closing of the merger, the Company’s certificate of incorporation was amended and restated to, among other things, increase the total number of authorized shares of all classes of capital stock to 175,000,000 common shares, of which 170,000,000 were designated as common stock and 5,000,000 were designated as preferred stock, both having a par value of $0.0001 per share.

Upon the closing of the merger, holders of Legacy Dragonfly common stock and preferred stock received shares of common stock in an amount determined by application of the Exchange Ratio. For periods prior to the merger, the reported share and per share amounts have been retroactively converted by applying the Exchange Ratio. The consolidated assets, liabilities, and results of operations prior to the merger are those of Legacy Dragonfly.

The following table summarizes the elements of the merger allocated to the Consolidated Statements of Operations:

Amounts
Cash: CNTQ trust and PIPE Investors	$10,979
Cash: CNTQ	303
Gross Proceeds	11,282
Net liabilities assumed in merger transaction	(1,017)
Warrant liability assumed in merger	(1,990)
CNTQ note payable settlement at close	(400)
CNTQ transaction cost paid at close	(18,072)
Net deficit assumed in recapitalization	$(10,197)

Number of Shares
Common stock, outstanding prior to merger	3,093,348
Less: Redemption of CNTQ shares	(2,016,912)
CNTQ Public Shares	1,076,436
CNTQ Sponsor Shares	3,162,500
Merger and PIPE financing shares	4,238,936
Legacy Dragonfly shares (1)(2)	38,576,650
Total shares of common stock immediately after merger	42,815,586

1)	- The number of Legacy Dragonfly shares was determined from the shares of Legacy Dragonfly outstanding immediately prior to the closing of the merger converted at the Exchange Ratio. All fractional shares were rounded down.

2)	- The preferred shares of Legacy Dragonfly were exchanged on a 1 to 1 ratio to common stock and the shares were then exchanged for shares of Dragonfly Energy Holdings Corp. at the Exchange Ratio.

Warrants

As part of the reverse capitalization transaction, the Company issued public warrants, private placement warrants and Term Loan warrants. Refer to Note 10 for a further description of the warrants.

F-17

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 3 - Reverse Capitalization (Continued)

Earnout

The former holders of shares of Legacy Dragonfly common stock (including shares received as a result of the conversion of Legacy Dragonfly Preferred Stock into New Dragonfly Common Stock) are entitled to receive their pro rata share of up to 40,000,000 additional shares of common stock (the “Earnout Shares”). The Earnout Shares are issuable in three tranches. The first tranche of 15,000,000 shares is issuable if New Dragonfly’s 2023 total audited revenue is equal to or greater than $250,000 and New Dragonfly’s 2023 audited operating income is equal to or greater than $35,000. The second tranche of 12,500,000 shares is issuable upon achieving a volume-weighted average trading price threshold of at least $22.50 on or prior to December 31, 2026 and the third tranche of 12,500,000 is issuable upon achieving a volume-weighted average trading price threshold of at least $32.50 on or prior to December 31, 2028. To the extent not previously earned, the second tranche is issuable if the $32.50 price target is achieved by December 31, 2028.

The Company accounts for the Earnout Shares as either equity-classified or liability-classified instruments based on an assessment of the Earnout Shares specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, as defined below. The Company has determined that the Earnout Shares are indexed to the Company’s common stock and are therefore not precluded from equity classification. Such accounting determination will be assessed at each financial statement reporting date to determine whether equity classification remains appropriate. If the Earnout Shares are later determined to be liability-classified instruments, the Company would recognize subsequent changes in the fair value of such Earnout Shares within earnings at each reporting period during the earnout period. The value of the Earnout Shares was prepared utilizing a Monte Carlo simulation model. The significant assumptions utilized in determining the fair value of Earnout Shares include the following: (1) a price for our common stock of approximately $14.00; (2) a risk-free rate of 4.24%; (3) projected revenue and EBITDA of $255,100 and $41,000, respectively; (4) expected volatility of future annual revenue and future annual EBITDA of 42.0% and 64.0% respectively; (5) discount rate of 4.24%; and (6) expected probability of change in control of 15.0%.

The accounting treatment of the Earnout Shares have been recognized at fair value upon the closing of the merger and classified in stockholders’ equity. Because the merger is accounted for as a reverse recapitalization, the recognition of the Earnout Shares has been treated as a deemed dividend and has been recorded within additional-paid-in-capital and has no net impact on additional paid-in capital.

Note 4 - FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.
●	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.

F-18

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 4 - Fair Value Measurements (continued)

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

The following table presents assets and liabilities that were measured at fair value in the Consolidated Balance Sheets on a recurring basis as of December 31, 2023 and 2022:

	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
	As of December 31, 2023
Liabilities
Warrant liability- Term Loan	$1,014	$1,014	$-	$-	$1,014
Warrant liability- June Public Offering	3,434	3,434	-	-	3,434
Warrant liability- Private Placement Warrants	15	15	-	15	-
Total liabilities	$4,463	$4,463	$-	$15	$4,448

The following table presents assets and liabilities that were measured at fair value in the Consolidated Balance Sheets on a recurring basis as of December 31, 2022:

	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
	As of December 31, 2022
Liabilities
Warrant liability- Term Loan	$30,841	$30,841	$-	$-	$30,841
Warrant liability- Private placement warrants	1,990	1,990	-	1,990	-
Total liabilities	$32,831	$32,831	$-	$1,990	$30,841

The carrying amounts of accounts receivable and accounts payable are considered level 1 and approximate fair value as of December 31, 2023 and 2022 because of the relatively short maturity of these instruments.

The carrying value of the term loan as of December 31, 2023 and, 2022 approximates fair value as the interest rate does not differ significantly from the current market rates available to the Company for similar debt and is considered level 2.

Level 3 Rollforward

Fair value measurements categorized within Level 3 are sensitive to changes in assumptions or methodology used to determine fair value, and such changes could result in a significant increase or decrease in the fair value.

F-19

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 4 - Fair Value Measurements (continued)

Level 3 Rollforward (continued)

The changes for Level 3 items measured at fair value on recurring basis using significant unobservable inputs are as follows:

	Warrant Liability - Term Loan	Warrant Liability- June Public Offering
Fair value as of December 31, 2022	$30,841	$-
Additions	698	13,762
Warrant exercises	(11,284)	(617)
Change in fair value, loss (gain) included in net loss(1)	(19,241)	(9,711)
Fair value as of December 31, 2023	$1,014	$3,434

Warrant Liability - Term Loan
Fair value as of December 31, 2021	$-
Additions	52,956
Warrant exercises	(16,669)
Change in fair value, loss (gain) included in net loss(1)	(5,446)
Fair value as of December 31, 2022	$30,841

(1)	Changes in fair value of warrant liabilities are disclosed separately in the Consolidated Statements of Operations

Note 5 - INVENTORY

Inventory consists of the following:

	December 31, 2023	December 31, 2022
Raw material	$31,604	$42,929
Finished goods	7,174	7,260
Total inventory	$38,778	$50,189

F-20

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 6 - COMMITMENTS AND CONTINGENCIES

Litigation

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, governmental actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of the Company’s management, could reasonably be expected to have a material adverse effect on the Company’s business and financial condition.

Operating Leases

The Company has leases related to the main office, warehouse space, research and development lab, engineering office, and sales office, all located in Reno, Nevada. The leases require annual escalating monthly payments ranging from $111 to $128. On February 2, 2022, the Company entered into a 124-month lease agreement in Reno, Nevada. The lease calls for monthly base rent of $230, $23 of fixed operating expense costs, and estimated monthly property taxes of $21. The monthly base rent and fixed operating expense costs are subject to escalation of 3% and 2.4%, respectively, on an annual basis. As of December 31, 2023, the lease has not commenced as the Company does not have control over the asset. Subsequent to year end the building has passed inspections and a certificate of substantial completion has been issued. The monthly rent under the lease will begin July 24, 2024.

The following table presents the breakout of the operating leases as of:

	December 31, 2023	December 31, 2022
Operating lease right-of-use assets	$3,315	$4,513
Short-term operating lease liabilities	1,288	1,188
Long-term operating lease liabilities	2,234	3,541
Total operating lease liabilities	$3,522	$4,729
Weighted average remaining lease term	2.6 years	3.6 years
Weighted average discount rate	5.2%	5.2%

Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.

At December 31, 2023, the future minimum lease payments under these operating leases are as follows:

Fiscal Years Ending
December 31, 2024	$1,435
December 31, 2025	1,435
December 31, 2026	893
Total lease payments	3,763
Less imputed interest	241
Total operating lease liabilities	$3,522

		For The Years Ended December 31,
Lease cost	Classification	2023	2022
Operating lease cost	Cost of goods sold	$1,393	$1,476
Operating lease cost	Research and development	90	95
Operating lease cost	General and administration	47	50
Operating lease cost	Selling and marketing	47	49
Total lease cost		$1,577	$1,670

All lease costs included in the schedule above are fixed.

F-21

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 6 - Commitments and Contingencies (continued)

Financing Leases

During the years ended December 31, 2023 and 2022, the Company entered into a finance lease agreement for equipment to support the Company’s operations. Payments under the finance lease agreement are fixed for a term of 3-5 years. The leased assets are recognized in property plant & equipment.

The following table presents the breakout of the financing leases as of:

	December 31, 2023	December 31, 2022
Finance lease right-of-use assets	$106	$45
Short-term finance lease liabilities	36	10
Long-term finance lease liabilities	66	35
Total finance lease liabilities	$102	$45
Weighted average remaining lease term	2.7 years	4.2 years
Weighted average discount rate	5.2%	5.2%

Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.

At December 31, 2023, the future minimum lease payments under these financing leases are as follows:

Fiscal Years Ending
December 31, 2024	$41
December 31, 2025	41
December 31, 2026	24
December 31, 2027	4
Total lease payments	110
Less imputed interest	8
Total financing lease liabilities	$102

Other Contingencies

See Note 8 for further discussion regarding contingent consideration arising from the April 2022 Asset Purchase agreement with Thomason Jones Company, LLC.

See Note 3 for further discussion regarding the earnout related to the reverse capitalization transaction.

F-22

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 7 - LONG TERM DEBT

Financing—Trust Indenture

On November 24, 2021, the Company entered into agreements to issue $45,000 in fixed rate senior notes (“Series 2021 6 Notes”) pursuant to a Trust Indenture held by UMB Bank, as trustee and disbursing agent, and Newlight Capital, LLC as servicer. The trust and debt documents also required the entry into a Lender Collateral Residual Value Insurance Policy (the “Insurance Policy”, with UMB Bank as named insured for $45,000), and the engagement of a placement agent, which is Tribe Capital Markets, LLC.

Upon closing date of the financing the Company received a wire for $35,474, which is comprised of the gross proceeds of $45,000 less $3,188 in deposits to certain reserve accounts (see subsection labeled Reserve Accounts below), and $6,338 in expenses withdrawn from the gross proceeds, which included $4,725 in prepaid policy premiums and related costs underlying the Insurance Policy (see subsection labeled Collateral below), a prepaid loan monitoring fee of $60 and $1,553 in debt issuance costs.

The obligation for the Series 2021-6 Notes underlying the Trust Indenture is $45,000 in principal on the date of the closing of the financing. The debt bears interest at 5.50% per annum accruing monthly on a 360 day basis. Late payments will be subject to a $50 late fee and default interest based on a rate 5 percentage points above the applicable interest immediately prior to such default. The Company was making interest only payments on the unpaid principal amount in arrears, commencing December 1, 2021 and ending on November 1, 2022 (for interest accruing from the Financing Closing Date through October 31, 2022). Beginning on December 1, 2022, the Company was obligated to repay the debt in twenty four equal installments of principal in the amount of $1,875, plus accrued interest on the unpaid principal amount. Any remaining obligations were due and payable on November 1, 2024 (the “Maturity Date”). The obligations under the Trust Indenture will be deemed to be repaid or prepaid to the same extent, in the same amounts and at the same times as the Series 2021-6 Notes are redeemed with funds provided except for payments made from the proceeds of the Insurance Policy (see subsection labelled Collateral below) as such funds must be reimbursed by the Company to the insurer. During the year ended December 31, 2022, a total of $1,873 of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $1,783 during the year ended December 31, 2022. In connection with the merger on October 7, 2022, the Company entered into a Term Loan, Guarantee and Security Agreement (see subsection labeled Term Loan Agreement below) and the outstanding principal balance for the Series 2021-6 Notes underlying the Trust Indenture was paid in full.

Term Loan Agreement

On October 7, 2022, in connection with the merger, CNTQ, Legacy Dragonfly and CCM Investments 5 LLC, an affiliate of CCM LLC (“CCM 5”, and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP” and, collectively with the Chardan Lender, the “Initial Term Loan Lenders”) entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of a senior secured term loan facility in an aggregate principal amount of $75,000 (the “Term Loan”). The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

F-23

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 7 - Long Term Debt (continued)

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness (including the obligations underlying the Trust Indenture), (ii) to support the Transaction under the merger Agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the merger. The Term Loan amortizes in the amount of 5% per annum (or $937.5 on the first day of each calendar quarter) beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid in kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

During the year ended December 31, 2023, the Company prepaid the first four installments of the Term Loan which amounted to $5,275 and delayed the first principal payment to October 2025.

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share. Refer to Note 12 for further information.

Unless the obligations under the Term Loan are accelerated under the terms of the agreement, the maturity date will be October 7, 2026.

The Term Loan Lenders have been granted a first priority lien, and security interest in, the mortgaged properties underlying the Company’s mortgages.

During the years ended December 31, 2023 and 2022, a total of $14,272 and $3,195, respectively, of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $1,471 and $38, respectively, during the years ended December 31, 2023 and 2022.

The carrying balance of $19,683 on December 31, 2023 consisted of $69,725 in principal, plus $6,130 PIK interest, less $56,172 in unamortized debt discount related to the debt issuance costs. The carrying balance of $19,242 on December 31, 2022 consisted of $75,000 in principal, plus $1,192 payment in kind interest, less $56,950 in unamortized debt discount related to the debt issuance costs.

F-24

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 7 - Long Term Debt (continued)

Term Loan Agreement (continued)

Financial Covenants

The Company is subject to restrictive financial covenants pertaining to Maximum Senior Leverage Ratio, Liquidity, Fixed Charge Coverage Ratio, and Capital Expenditures as defined in the Term Loan Agreement. As of December 31, 2023, the Company was not in compliance with our financial covenants pertaining to the fixed charge coverage ratio, liquidity, and the maximum senior leverage ratio. On December 29, 2023, the Company received a waiver from its Administrative Agent and Term Loan Lenders in regards to its compliance with the Tests as of the last day of the quarter ended December 31, 2023. If the Company is unable to obtain a waiver or if the Company is unable to comply with such covenants, the lenders have the right to accelerate the maturity of the Term Loan. Because of this, the entire debt is classified as current instead of long-term debt.

At December 31, 2023, the future debt maturities are as follows:

For Year Ended December 31,
2024	-
2025	938
2026	78,731
Total	79,669
Less: Estimated interest paid-in-kind	(3,814)
Total debt	75,855
Less: Unamortized debt issuance costs	(56,172)
Total carrying amount	19,683
Less: Current portion of debt	(19,683)
Total long-term debt	$-

Note 8 - ASSET PURCHASE AGREEMENT

Thomason Jones Company, LLC

In April 2022, the Company entered into an Asset Purchase Agreement with William Thomason, Richard Jones, and Thomason Jones Company, LLC whereby the Company acquired inventory and intellectual property assets for a price not to exceed $700 cash plus contingent payments of $1,000 each to William Thomason and Richard Jones (the “Earn Out”). The transaction was determined to be a business combination under the guidance in Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) 805: Business Combinations. The Company followed the guidance under ASC 805-10-55 and determined the contingent consideration to be separate from the business combination and the earn out to be recognized as contingent compensation to Mr. Thomason and Mr. Jones as the contingency became probable of being met. The Company concluded the purchase price to be $444 and was allocated in its entirety to inventory.

Pursuant to the terms of the agreement dated April 2022, Dragonfly Energy Corp. agreed to a contingent compensation arrangement with Mr. Thomason and Mr. Jones. According to this agreement, if Dragonfly Energy Corp. realizes $3,000 in gross sales from products sold under the Wakespeed brand or which incorporate any portion of the Purchased Intellectual Property (IP) within twenty-four months of the acquisition, the Company is obligated to pay each of Thomason and Jones $1,000. The Company may satisfy this obligation in cash or by issuing common stock at its discretion.

The Company has determined that this arrangement constitutes compensation for post-acquisition services. Consequently, the Company has recognized this contingent consideration as a compensation expense, measured at its fair value at the acquisition date. The fair value was determined using a probability-weighted expected outcome approach, considering the likelihood of reaching the gross sales target.

As of December 31, 2023, the Company has recognized $2,000 of compensation expense in connection with this arrangement. This expense is reflected in the statement of operations under Sales and marketing expense. The total amount has been recognized as compensation expense as of December 31, 2023, since it was deemed earned and no further service performance was required.

F-25

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 9 - RELATED PARTY

The Company loaned its former Chief Financial Officer $469 to repay amounts owed by him to his former employer and entered into a related Promissory Note with a maturity date of March 1, 2026. The loan was forgiven in full in March of 2022, prior to the merger and was recorded within general and administrative expense.

On October 25, 2022, the Company entered into a separation and release of claims agreement with its former Chief Operating Officer (“COO”). As consideration for the COO’s execution of the agreement, the Company agreed to pay the employee a lump sum payment of $100 which is included in general and administrative expenses in the statements of operations, payments equivalent to $1,000 divided into 24 monthly payments commencing on December 1, 2022, and all outstanding equity-based compensation awards to become fully vested and exercisable. The COO shall have 12 months from the termination date to exercise outstanding options. The twelve (12) month period ended on November 7, 2023 in which the COO exercised 100,000 options and 77,316 options expired

In February 2023, the Company entered into an agreement with its former COO in which the COO waived their rights to a transaction bonus resulting from the merger transaction (Note 1) in lieu of a Company van. The Company accounted for the cost of the van as an employee bonus, resulting in $116 of general and administrative expense for the current period.

On March 5, 2023, the Company entered into a convertible promissory note (the “March Note”) with a board member in the amount of $1,000, or the March Principal Amount. Upon execution of the Note and funding of the original principal sum, a payment of $100 (the “March Loan Fee”) was fully earned as of the date of the March Note and was due and payable in full in cash on April 4, 2023. The Company paid the March Principal Amount and the March Loan Fee on April 1, 2023 and April 4, 2023, respectively.

On April 26, 2023, the Company entered into a separation and release of claims agreement with its former Chief Legal Officer (“CLO”). As consideration for the CLO’s execution of the agreement, the Company agreed to pay the employee payments equivalent to $720 divided into 24 monthly payments commencing on June 1, 2023, and all outstanding equity based compensation awards to become fully vested and exercisable at an expense of $76. The CLO shall have 3 months from the termination date to exercise outstanding options. The three (3) month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

Note 10 - WARRANTS

Common Stock Warrants classified as Equity

Public Warrants

Each Public Warrant entitles the holder to the right to purchase one share of common stock at an exercise price of $11.50 per share. The Company may elect to redeem the Public Warrants subject to certain conditions, at a price of $0.01 per Public Warrant if (i) 30 days’ prior written notice of redemption is provided to the holders, and (ii) the last reported sale price of the Company’s common stock equals or exceeds $16.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within a 30-trading day period ending on the third business day prior to the date on which the Company sends the notice of redemption to the warrant holders. On the Closing Date, there were 9,487,500 Public Warrants issued and outstanding.

F-26

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 10 - Warrants (Continued)

Common Stock Warrants classified as Equity (Continued)

Public Warrants (Continued)

The measurements of the Public Warrants after the detachment of the Public Warrants from the Units are classified as Level 1 due to the use of an observable market quote in an active market under the ticker DFLIW. For periods subsequent to the detachment of the Public Warrants from the Units, the close price of the Public Warrant price was used as the fair value of the Warrants as of each relevant date.

During the year ended December 31, 2023, the Company received proceeds from public warrant exercises of $747 in exchange for 64,971 common shares. The Company did not receive any proceeds from public warrants during the year ended December 31, 2022.

June 2023 Offering (Underwriter and Investor Warrants)

In connection with the entry into the underwriting agreement as further described in Note 11 of the financial statements, (the “June 2023 Offering”) the Company issued (i) underwriters warrants to purchase up to an aggregate of 570,250 shares of Common Stock (the “Underwriters’ Warrants”) which are exercisable upon issuance and will expire on June 20, 2028. The initial exercise price of the Underwriters’ Warrants is $2.50 per share, which equals 125% of the per share public offering price in the June 2023 Offering and (ii) warrants to purchase up to 10,000,000 shares of Common Stock to the investors in the offering together with shares of Common Stock (the “Investor Warrants”), at the combined public offering price of $2.00 per share of Common Stock and accompanying Investor Warrant, less underwriting discounts and commissions. The Company also granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock and/or Investor Warrants to purchase up to 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions. The underwriters exercised their over-allotment option to purchase an additional 1,405,000 shares of Common Stock and Investor Warrants to purchase up to 1,405,000 shares of Common Stock. The Company accounts for the Investor Warrants issued in connection with the Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the Investor Warrants do not meet the criteria for equity treatment thereunder, each warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date. It was determined that the Underwriters’ Warrants were not precluded from equity treatment and have been accounted for as such.

Underwriters’ Warrants:

Common Stock Warrants
Underwriters’ Warrants Outstanding, January 1, 2023	-
Underwriters’ Warrants issued	570,250
Underwriters’ Warrants Outstanding, December 31, 2023	570,250

F-27

DRAGONFLY ENERGY HOLDINGS CORP

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 10 - Warrants (Continued)

Common Stock Warrants classified as Liability

Private Placement Warrants

On October 7, 2022, in connection with the merger, the Company assumed the outstanding private placement warrants of CNTQ. There were no Private Placement Warrants outstanding prior to the merger. The Private Placement Warrants (the “Private Warrants”) may not be redeemed by the Company so long as the Private Placement Warrants are held by the initial purchasers, or such purchasers’ permitted transferees. The Private Warrants: (i) will be exercisable either for cash or on a cashless basis at the holders’ option and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement). During the year ended December 31, 2023, private placement warrant holders exercised 3,126,472 warrants on a cashless basis, with the Company agreeing to issue 1,100,000 shares of Common Stock in connection with such exercise. There were 1,501,386 and 4,627,858 private warrants outstanding as of December 31, 2023 and 2022, respectively. The Company accounts for the Private Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the private warrants do not meet the criteria for equity treatment thereunder, each private warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date.

Warrant Class	Shares	Inception Date Fair Value	Initial Recognition Date	Exercise Price	Expiration Date
Private Placement Warrants	4,627,858	1,990	10/7/2022	11.5	8/11/2026

The private placement warrants are classified as Level 2 as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially similar terms as the Public Warrants (with the exception of a different remaining life). We determined, through use of a Binomial Lattice model, that the fair value of each Private Placement Warrant less a discount for the difference in remaining life is equivalent to that of each Public Warrant.

Term Loan Warrants

In connection with the entry into the Term Loan Agreement on October 7, 2022, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 shares of Common Stock (the “Penny Warrants”) and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of Common Stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Term Loan Warrants”). The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company issuing 457,142 shares of Common Stock in connection with such exercise. During the year ended December 31, 2023, Penny Warrant holders exercised 2,000,000 warrants on a cashless basis, with the Company agreeing to issue 1,996,323 shares of Common Stock in connection with such exercise. During the year ended December 31, 2023 the Company issued additional Penny Warrants to purchase 4,783 shares of Common Stock to the Term Loan Lenders in accordance with the anti-dilution provisions of the penny warrants with respect to certain sales made by the Company under the ChEF Equity Facility. In addition, pursuant to the Company’s limited waiver agreement on December 29, 2023 between the Company and the lenders and lending agent, the Company agreed to issue to the lenders additional penny warrants exercisable to purchase an aggregate 1,286,671 shares of its Common Stock. The Company concluded the Penny Warrants are not considered indexed to the Company’s Common Stock and to be accounted for as liabilities under ASC 815. As such, the estimated fair value is recognized as a liability each reporting period, with changes in the fair value recognized within income each period. There were no Term Loan Warrants outstanding prior to the merger.

F-28

DRAGONFLY ENERGY HOLDINGS CORP

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 10 - Warrants (continued)

Common Stock Warrants classified as Liability (Continued)

The following table provides the significant inputs to the Black-Scholes method for the fair value of the Penny Warrants:

	As of December 31, 2023	As of December 31, 2022
Common stock price	$0.54	$11.09
Exercise price	0.01	0.01
Dividend yield	0%	0%
Term	10	9.77
Volatility	96.00%	90.00%
Risk-free rate	3.90%	3.90%
Fair value	$0.54	$11.89

The following table provides the significant inputs to the Black-Scholes method for the fair value of the Investor Warrants issued in the June 2023 Offering:

As of December 31, 2023
Common stock price	$0.54
Exercise price	$2.00
Dividend yield	0%
Term	4.48
Volatility	106.00%
Risk-free rate	3.90%
Fair value	$0.31

The following table presents a roll-forward of the Company’s warrants from January 1, 2023 to December 31, 2023:

Private Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2022	-
Assumed in the merger	4,627,858
Warrants Outstanding, December 31, 2022	4,627,858

Warrants Outstanding, January 1, 2023	4,627,858
Exercise of warrants	(3,126,472)
Balances, December 31, 2023	1,501,386

Public Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2022	-
Assumed in the merger	9,487,500
Warrants Outstanding, December 31, 2022	9,487,500

Warrants Outstanding, January 1, 2023	9,487,500
Exercise of warrants	(64,971)
Balances, December 31, 2023	9,422,529

F-29

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 10 - Warrants (continued)

Term Loan Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2022	-
Issued in conjunction with merger	4,193,056
Exercised subsequent to the merger	(1,600,000)
Warrants Outstanding, December 31, 2022	2,593,056

Warrants Outstanding, January 1, 2023	2,593,056
Exercise of warrants	(2,000,000)
Warrants issued	1,291,454
Warrants Outstanding, December 31, 2023	1,884,510

Investor Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	-
Issuance of warrants	11,405,000
Exercise of warrants	(273,100)
Warrants outstanding, December 31, 2023	11,131,900

The following table presents a roll forward of the aggregate fair values of the Company’s warrant liabilities for which fair value is determined by Level 3 Inputs. The only class of warrants that were determined to be Level 3 were the term loan and June Offering Investor Warrants.

Warrant Liability
Balances, January 1, 2022	$-
Issuance of warrants	52,956
Exercise of warrants	(16,669)
Change in fair value of warrants	(5,446)
Balances, December 31, 2022	$30,841

Balances, January 1, 2023	$30,841
Issuance of warrants	14,460
Exercise of warrants	(11,901)
Change in fair value of warrants	(28,952)
Balances, December 31, 2023	$4,448

Note 11 - COMMON STOCK

The Company is authorized to issue up to 250,000,000 shares of common stock with $0.0001 par value. Common stockholders are entitled to dividends if and when declared by the Board of Directors subject to the rights of the preferred stockholders. As of December 31, 2023 and 2022, there were 60,260,282 and 43,272,728 shares issued and outstanding. No dividends on common stock had been declared by the Company.

F-30

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 11 - Common Stock (continued)

On June 12, 2022, Dragonfly entered into a Stock Purchase Agreement with THOR Industries, whereby THOR purchased shares of Dragonfly common stock for $15,000 in cash. The Stock Purchase agreement was issued in connection with a binding agreement among the parties whereby the parties would use commercially reasonable efforts to enter into a mutually agreed distribution and joint development agreement. The final terms of the agreement have not yet been determined.

For the year ended December 31, 2023 and 2022, the Company had reserved shares of common stock for issuance as follows:

	December 31, 2023	December 31, 2022
Options issued and outstanding	2,364,787	3,642,958
Common stock outstanding	60,260,282	43,272,728
Warrants outstanding	24,510,575	16,708,414
Earnout shares	40,000,000	40,000,000
Shares available for future issuance	4,469,280	4,924,914
Total	131,604,924	108,549,014

ChEF Equity Facility

The Company and CCM LLC entered into a purchase agreement (the “Purchase Agreement”) and a Registration Rights Agreement (the “ChEF RRA”) in connection with the merger. Pursuant to the Purchase Agreement, the Company has the right to sell to CCM LLC an amount of shares of common stock, up to a maximum aggregate purchase price of $150,000, from time to time, pursuant to the terms of the Purchase Agreement.

Pursuant to, on the terms of, and subject to the satisfaction of the conditions in the Purchase Agreement, including the filing and effectiveness of a registration statement registering the resale by CCM LLC of the shares of common stock issued to it under the Purchase Agreement, the Company will have the right from time to time at its option to direct CCM LLC to purchase up to a specified maximum amount of shares of common stock, up to a maximum aggregate purchase price of $150,000, over the term of the equity facility (“ChEF Equity Facility”).

Under the terms of the Purchase Agreement, CCM LLC will not be obligated to (but may, at its option, choose to) purchase shares of common stock to the extent the number of shares to be purchased would exceed the lowest of the number of shares of common stock (i) which would result in beneficial ownership (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder) by CCM LLC, together with its affiliates, of more than 9.9%, (ii) which would cause the aggregate purchase price on the applicable VWAP Purchase Date (as defined in the Purchase Agreement) for such purchases to exceed $3,000 and (iii) equal to 20% of the total number of shares of common stock that would count towards VWAP on the applicable Purchase Date of such purchase.

The net proceeds from any sales under the Purchase Agreement will depend on the frequency with, and prices at, which shares of common stock are sold to CCM LLC. To the extent the Company sells shares of common stock under the Purchase Agreement, it currently plans to use any proceeds therefrom for working capital and other general corporate purposes.

In addition, pursuant to the ChEF RRA, the Company has agreed to provide CCM LLC with certain registration rights with respect to the shares of common stock issued subject to the Purchase Agreement.

F-31

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 11 - Common Stock (continued)

The Purchase Agreement will automatically terminate on the earliest to occur of (i) the 36-month anniversary of the later of (x) the closing of the merger and (y) effective date of the Initial Registration Statement (as defined in the Purchase Agreement), (ii) the date on which CCM LLC shall have purchased 150,000,000 of shares of common stock pursuant to the Purchase Agreement, (iii) the date on which common stock shall have failed to be listed or quoted on Nasdaq or any successor principal market and (iv) the commencement of certain bankruptcy proceedings or similar transactions with respect to the Company or all or substantially all of its property.

Under the terms of the Purchase Agreement, the Company issued 588,500 shares pursuant to the Purchase Agreement with CCM LLC for aggregate net proceeds to the Company of $1,273 from the period January 1, 2023 through December 31, 2023.

June 2023 Offering

In the June 2023 Offering, the Company sold an aggregate of (i) 10,000,000 shares of its Common Stock and, (ii) accompanying Investor Warrants to purchase up to 10,000,000 shares of Common Stock, at the combined public offering price of $2.00 per share and accompanying Investor Warrant, less underwriting discounts and commissions, and (iii) the Underwriters’ Warrants.

The Investor Warrants are exercisable for five years from the closing date of the June 2023 Offering, have an exercise price of $2.00 per share and are immediately exercisable. In the event of certain fundamental transactions, holders of the Investor Warrants will have the right to receive the Black Scholes Value (as defined in the Investor Warrants) of their Investor Warrants calculated pursuant to the formula set forth in the Investor Warrants, payable either in cash or in the same type or form of consideration that is being offered and being paid to the holders of Common Stock. The Underwriters’ Warrants are exercisable upon issuance at an exercise price of $2.50 per share and will expire on June 20, 2028.

The Company granted the underwriters a 45-day over-allotment option to purchase up to an additional 1,500,000 shares of Common Stock and/or Warrants to purchase up to an aggregate of 1,500,000 shares of Common Stock at the public offering price per security, less underwriting discounts and commissions, of which the underwriters exercised for 1,405,000 shares of Common Stock and Investor Warrants to purchase up to 1,405,000 shares of Common Stock and the remaining was not exercised within the 45-day window.

The Company received gross proceeds of $22,810 and incurred $2,074 of offering related costs. The gross proceeds were first allocated to the liability classified warrants based upon the transaction date fair value and then to the equity classified warrants with the residual allocated to the common shares. The offering related costs were allocated based on the relative fair value of all instruments, of which $1,169 was accounted for as a reduction of additional-paid-in-capital and $904 was recorded within general and administrative expenses. The Company accounted for the investor warrants issued in connection with the Public Offering and the exercise of the underwriters’ over-allotment option in accordance with the guidance contained in ASC 815-40. Such guidance provides that the warrants described above are precluded from equity classification. The fair value of the warrants were recorded as a liability in the amount of $13,762 on issuance and are being fair valued at each reporting period.

F-32

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 12 - STOCK-BASED COMPENSATION

In July of 2021, the Board of Directors approved the 2021 Stock Incentive Plan (the “2021 Plan” and, together with the 2019 Plan, the “Prior Plans”) with a term of ten years. The Plan was administered by the Board of Directors, which was authorized to grant, at its discretion, awards to employees, directors, and consultants. The maximum number of common shares reserved for grants of awards under the Plan was 1,000,000 shares which was amended and increased to 2,000,000 in May of 2022. The Plan provides for the grant of stock options (both incentive stock options and nonqualified stock options), and the grants and sale of RSUs. Shares issued under this Plan may be drawn from authorized and unissued shares, or shares reacquired by the Company.

In connection with the merger, shareholders and board members approved the Dragonfly Energy Holdings 2022 Equity Incentive Plan (the “2022 Plan”). A total of 2,785,950 shares of common stock was initially reserved for issuance under the 2022 Plan, with the potential for additional shares to be issued under the plan. The 2022 Plan replaced the Prior Plans, which the Company assumed in the merger. Following the Closing, no additional awards will be granted under the Prior Plans, although all stock awards granted under the Prior Plans that are outstanding immediately prior to the Closing will be assumed by the Company and continue to be subject to the terms and conditions as set forth in the agreements evidencing such stock awards and the terms of the applicable Prior Plan.

If an incentive award granted under the 2022 Plan expires, terminates, is unexercised or is forfeited, or if any shares are surrendered to us in connection with an incentive award, the shares subject to such award and the surrendered shares will become available for future awards under the 2022 Plan. The number of shares subject to the 2022 Plan, and the number of shares and terms of any Incentive Award may be adjusted in the event of any change in our outstanding common stock by reason of any stock dividend, spin-off, stock split, reverse stock split, recapitalization, reclassification, merger, consolidation, liquidation, business combination or exchange of shares, or similar transaction.

The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is designed to allow eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions. A total of 2,464,400 shares of the Company’s common stock will initially be available for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on December 31 in the prior year, (2) 1,500,000 shares, or (3) such number as determined by the Company’s board of directors.

A summary of the Company’s option activity and related information follows:

	Number of Options (1)	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value	Weighted- Average Remaining Contractual Life (in years)	Aggregate intrinsic value
Balances, January 1, 2022	3,690,955	$1.98	$1.38	8.52	$6,550
Options granted	572,428	3.46	1.57		-
Options forfeited	(39,074)	3.13	1.73		-
Options exercised	(581,351)	1.16	0.89		-
Balances, December 31, 2022	3,642,958	$2.02	$1.21	7.90	$35,898

Balances, January 1, 2023	3,642,958	$2.02	$1.21	7.90	$35,898
Options granted	143,607	7.50	3.82		632
Options forfeited	(504,116)	2.95	1.63		439
Options exercised	(917,662)	0.64	1.28		585
Balances, December 31, 2023	2,364,787	$2.69	$1.57	7.60	$60

At December 31, 2023
Vested and Exercisable	1,530,078	$2.43		7.44	$60
Vested and expected to vest	2,364,787	$2.69		7.60	$60

(1)	Number of options and weighted average exercise price prior to the merger has been adjusted to reflect the exchange of Legacy Dragonfly’s stock options for New Dragonfly stock options at an exchange ratio of approximately 1.182 as a result of the merger. See Note 3 for further information.

F-33

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 12 - Stock-Based Compensation (continued)

Share-based compensation expense for options and RSUs totaling $6,710 and $2,467 was recognized in the Company’s consolidated statements of operations for the year ended December 31, 2023 and 2022, respectively. Of the $6,710 of share-based compensation incurred during the year ended December 31, 2023, $133 is allocated to cost of goods sold, $116 to research and development, $1,097 to selling and marketing, and $5,364 to general and administrative expenses. Of the $2,467 of share-based compensation incurred during the year ended December 31, 2022, $155 is allocated to cost of goods sold, $149 to research and development, $654 to selling and marketing, and $1,509 to general and administrative expenses.

The valuation methodology used to determine the fair value of the options issued during the year was the Black Scholes option pricing model. The Black Scholes model requires the use of a number of assumptions including volatility of the stock price, the fair value of the underlying stock, the average risk free interest rate, and the weighted average expected life of the options. The expected term was estimated using the simplified method due to lack of sufficient history of option exercises.

	2023	2022
Weighted average fair value of options granted	$3.82	$1.57
Risk-free interest rate	4.20%	2.71%
Volatility	45.0%	45.0%
Expected life (years)	6.45	5.68
Dividend yield	0.00%	0.00%

Restricted Stock Units

On October 7, 2022, the Company granted 180,000 restricted stock units under the 2022 Plan which vested in full one year from the grant date. The fair value of the restricted stock units on the date of grant was $2,520, which is recognized as compensation expense over the requisite service period based on the value of the underlying shares on the date of grant. On February 10, 2023, the Company granted 461,998 restricted stock units under the 2022 Plan which vested in full immediately upon grant. The fair value of the restricted stock units on the date of grant was $3,464 and was recorded as compensation expense during the year ended December 31, 2023. The Company granted an additional 47,000 restricted stock units which have not vested. The fair value of the 47,000 unvested restricted stock units was $126 and an expense of $22 was recorded during the year ended December 31, 2023.

F-34

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 12 - Stock-Based Compensation (continued)

Restricted Stock Units (Continued)

There were no grants of restricted stock units prior to October 7, 2022. The following table presents the restricted stock units activity for the year ended December 31, 2023:

	Number of Shares	Weighted- Average Fair Market Value
Unvested shares at January 1, 2022	-	$-
Granted and unvested	180,000	14.00
Unvested shares, December 31, 2022	180,000	$14.00

Unvested shares, January 1, 2023	180,000	$14.00
Granted and unvested	508,998	7.06
Vested	(641,998)	9.32
Unvested shares, December 31, 2023	47,000	$2.69

As of December 31, 2023, there were 4,469,280 shares of unissued authorized and available for future awards under the 2022 Equity Incentive Plan and Employee Stock Purchase Plan.

Note 13 - SUPPLIER AGREEMENT

On May 9, 2023, Ioneer Rhyolite Ridge LLC (“seller”), an emerging lithium-boron producer, and the Company announced a commercial offtake agreement partnership whereby the seller is developing the Rhyolite Ridge Project which, once completed, is expected to produce 20 ktpa of lithium carbonate, and 174 ktpa of boic acid (the “project”). Beginning on the Supply Start Date which is the date the seller notifies the Company that the project is fully completed and commissioned in accordance with the engineering, procurement and construction contract, and for the duration of the supply period, the Company shall purchase and receive product from seller, on the terms and conditions of the agreement. The agreement calls for a minimum annual purchase requirement. The agreement becomes effective when the seller has informed the Company that the seller has made a positive financial investment decision in respect of the project.

F-35

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 14 - INCOME TAXES

The income tax expense consists of the following items:

	2023	2022
Current - Federal	$(36)	$(317)
Current – State	10	60
Deferred – Federal	-	(448)
Deferred – State	-	(4)
Total tax expense	$(26)	$(709)

Components of deferred tax assets (liabilities) are as follows:

	2023	2022
Deferred tax assets:
Start up costs	$850	$-
Lease liability	804	1,071
Stock based compensation	1,305	139
Accrued expenses	1,179	506
Allowance for bad debt	62	75
Research and development credit	847	200
Fixed assets and intangibles	1,657	25
Interest expense	4,907	1,595
Prepaid expenses	512	960
Net Operating Loss	7,891	3,727
Inventory (Sec. 263A)	360	62
Deferred tax asset	$20,374	$8,360

Deferred tax liabilities:
Right of Use Asset	757	1,036

Deferred tax liability	757	1,036
Net deferred tax asset (liability)	19,617	7,324
Valuation Allowance	(19,617)	(7,324)
Net deferred tax asset	$-	$-

F-36

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 14 - Income Taxes (Continued)

Reconciliation between the effective tax rate on income from continuing operations and the statutory rate for the year ending December 31, 2023 and 2022, is as follows:

	2023		2022
	Tax	Percentage	Tax	Percentage
Book income (loss) before taxes	$(2,902)	21.00%	(8,547)	21.00%
Permanent differences (transaction costs)	-	-%	2,185	(5.37)%
Permanent differences (warrants)	-	-%	(1,144)	2.81%
Permanent differences (other than tax))	(6,089)	44.07%	458	(1.13)%
State taxes, net	(1,233)	8.92%	(722)	1.77%
Deferred true-up	(1,617)	11.71%	(288)	0.71%
Research and development credits	(647)	4.68%	(200)	0.49%
Research and development capitalization	(300)	2.17%	-	-%
Uncertain tax positions	132	(0.96)%	128	(0.31)%
Other	68	(0.49)%	97	(0.24)%
Rate Change	268	(1.94)%
Change in valuation allowance	12,294	(88.96)%	7,324	(18.00)%
Total	$(26)		(709)
Effective tax rate		0.20%		1.74%

The tax returns of the Company are open for three years form the date of filing. At the report date, federal tax returns are open for the Company for 2020, 2021 and 2022.

Under the provisions of the Internal Revenue Code, the net operating loss and tax credit carryforwards are subject to review and possible adjustment by the Internal Revenue Service and state tax authorities. Net operating loss and tax credit carryforwards may become subject to an annual limitation in the event of certain cumulative changes in the ownership interest of significant shareholders over a three-year period in excess of 50 percent, as defined under Sections 382 and 383 of the Internal Revenue Code, respectively, as well as similar state provisions. This could limit the amount of tax attributes that can be utilized annually to offset future taxable income or tax liabilities. The amount of the annual limitation is determined based on the value of the Company immediately prior to the ownership change. Subsequent ownership changes may further affect the limitation in future years. The Company has not yet evaluated if section 382 was triggered.

Subject to the limitations described below, as of December 31, 2023, the Company had federal net operating loss carryforwards of approximately $34,941 available to reduce future taxable income which do not expire, but are limited to 80% utilization against taxable income. As of December 31, 2023, the Company had state net operating loss carryforwards of approximately $14,969 available to reduce future taxable income, which start to expire in 2037. The Company also had research and development credits of $847 as of December 31, 2023 to offset future federal income taxes, which are set to expire in 2042.

Management of the Company evaluated the positive and negative evidence bearing upon the realizability of its deferred tax assets and determined that it is more likely than not that the Company will not recognize the benefits of the deferred tax assets. As a result, a full valuation allowance was recorded as of December 31, 2023. The valuation allowance as of December 31, 2023 was $19,617, primarily due to the company entering into a 3 year cumulative loss position and no expectation of income for the year ended December 31, 2023.

F-37

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 14 - Income Taxes (Continued)

As part of the Tax Cuts and Jobs Act that was enacted in December of 2017, taxpayers are required to capitalize research and development expenses and amortize them over five years if the expense is incurred in the US and over fifteen years if incurred in a foreign jurisdiction. The effective date for that provision is for tax years beginning on or after January 1, 2022. The new capitalization requirement increased deferred tax assets related to research and development expenses and decreased taxable loss in the current year, both of which were offset by a full valuation allowance.

The roll-forward of the Company’s gross uncertain tax positions is as follows:

Gross Uncertain Tax Position
Balance at January 1, 2022	$-
Additions for current year tax positions	128
Balance at December 31, 2022	128
Additions for current year tax positions	(37)
Balance at December 31, 2023	$91

The Company’s total uncertain tax positions decreased during the year ended December 31, 2023 because of a reserve established on federal research and development credits generated in the current year. None of the uncertain tax positions that, if realized, would affect the Company’s effective tax rate in future periods due to a valuation allowance provided against the Company’s net deferred tax assets.

On August 16, 2022, the Inflation Reduction Act of 2022 (the “IR Act”) was signed into federal law. The IR Act provides for, among other things, a new U.S. federal 1% excise tax on certain repurchases of stock by publicly traded U.S. domestic corporations and certain U.S. domestic subsidiaries of publicly traded foreign corporations occurring on or after January 1, 2023. The excise tax is imposed on the repurchasing corporation itself, not its shareholders from which shares are repurchased. The amount of the excise tax is generally 1% of the fair market value of the shares repurchased at the time of the repurchase. However, for purposes of calculating the excise tax, repurchasing corporations are permitted to net the fair market value of certain new stock issuances against the fair market value of stock repurchases during the same taxable year. In addition, certain exceptions apply to the excise tax. The U.S. Department of the Treasury (the “Treasury”) has been given the authority to provide regulations and other guidance to carry out and prevent the abuse or avoidance of the excise tax. During the year ended December 31, 2023, the Company did not undergo any repurchases of its stock that were subject to the IR Act.

Note 15 - REVISIONS OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has revised the previously issued 2022 financial statements for the underpayment of tariffs to U.S. Customs and Border Protection (“CBP”) in the amount of $1.58 million in the aggregate, related to the improper classification and valuation of certain of the products used in its batteries. The Company has reported the underpayment to CBP. The underpayment of tariffs was primarily the result of utilizing an improper tariff rate. The additional amount of the tariffs was allocated between inventory and cost of goods sold based on the status of imported items (i.e. included in the inventories held vs included in the inventories already sold to customers).

In accordance with Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the materiality of the error from qualitative and quantitative perspectives, and concluded that the error was immaterial to any prior annual or interim financial statements. Notwithstanding this conclusion, management has revised the accompanying consolidated financial statements for 2022 and related notes included herein to correct this error for the 2022 financial statements presented.

The following tables present the effect of correcting this error on the Company’s previously issued financial statements.

F-38

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 15 - Revisions of Previously Issued Financial Statements (Continued)

	As of December 31, 2022
Consolidated Balance Sheet	As previously reported	Adjustment	As revised
Inventory	$49,846	$343	$50,189
Total Current Assets	73,489	343	73,832
Total Assets	88,761	343	89,105
Accrued tariffs	-	$932	$932
Total Current Liabilities	40,531	932	41,463
Total Liabilities	77,430	932	78,362
Total Equity	11,332	(589)	10,743

	For the Year ended December 31, 2022
Consolidated Statement of Operations	As previously reported	Adjustment	As revised
Cost of Goods Sold	$62,247	$386	$62,633
Gross Profit	24,004	(386)	23,618
Loss From Operations	(33,997)	(386)	(34,383)
Interest expense	(6,945)	(34)	(6,979)
Total Other Expense	(6,283)	(34)	(6,317)
Loss before taxes	(40,280)	(420)	(40,700)
Net Loss	(39,571)	(420)	(39,991)
Loss Per Share	(1.03)	(0.01)	(1.04)

	For the Year ended December 31, 2022
Consolidated Statement of Cash Flows	As previously reported	Adjustment	As revised
Net Loss	$(39,571)	$(420)	$(39,991)
Change in Inventory	(22,719)	(13)	(22,732)
Change in Accrued tariffs	-	433	433
Change in Cash Used in Operating Activities	(45,696)	-	(45,696)

	For the Year ended December 31, 2022
Consolidated Statement of Shareholder’ Equity	As previously reported	Adjustment	As revised
Retained Earnings Balance – January 1, 2022	$12,438	$(169)	$12,269
Net Loss	(39,571)	(420)	(39,991)
Retained Earnings Deficit – December 31, 2022	(27,133)	(589)	(27,722)

F-39

Dragonfly Energy Holdings Corp.

Notes to Consolidated Financial Statements

December 31, 2023 and 2022

(in thousands, except share and per share data)

Note 17 - SUBSEQUENT EVENTS

On January 26, 2024 the Company entered into a convertible promissory note (the “January Note”) with a board member in the amount of $1,000, or the January Principal Amount. Upon execution of the January Note and funding of the original principal sum, a payment of $50 (the “January Loan Fee”) was fully earned as of the date of the January Note and was due and payable in full in cash on February 2, 2024. The Company paid the January Principal Amount and the January Loan Fee on February 1, 2024.

On February 27, 2024 the Company entered into a convertible promissory note (the “February Note”) with a board member in the amount of $1,700, or the February Principal Amount. Upon execution of the February Note and funding of the original principal sum, a payment of $85 (the “February Loan Fee”) was fully earned as of the date of the February Note and was due and payable in full in cash on March 1, 2024. The Company paid the February Principal Amount and the February Loan Fee on March 1, 2024.

On March 31, 2024, the Company received a waiver from its Administrative Agent and Term Loan Lenders in regard to the Company’s compliance with its liquidity requirement as of the last day of the fiscal quarter ended March 31, 2024.

Effective April 12, 2024, the Company entered into amendments to the employment agreements with its Chief Executive Officer, its Chief Revenue Officer and its Chief Marketing Officer to amend the terms of their annual equity compensation (the “Amended Employee Agreements”). The Amended Employee Agreements allow the Company to issue a combination of cash and equity awards on an annual basis up to a specified amount ($1,532 for the Chief Executive Officer, $490 for the Chief Revenue Officer and $236 for the Chief Marketing Officer), subject to approval and such other terms and conditions imposed by the compensation committee of the board of directors.

On April 12, 2024, the Company issued a total of 836 RSUs to the following employees: (i) 568 RSUs to the Chief Executive Officer; (ii) 181 RSUs to the Chief Revenue Officer; and (iii) 87 RSUs to the Chief Marketing Officer. Each of the RSUs granted will vest in three equal annual installments, with the first vesting date on the one (1) year anniversary of the date of issuance and the following two vesting dates on each subsequent anniversary of the date of issuance, subject to each employees’ continued employment as of each vesting date. In addition to the RSU awards, the Board also approved the following cash awards to the above referenced employees: (i) $511 to the Chief Executive Officer; (ii) $163 to the Chief Revenue Officer; and (iii) $79 to the Chief Marketing Officer. Each of the approved cash awards will not be paid out to the employees until the Company has achieved a minimum cash balance of $30,000, and are subject to each employee’s continued employment on the date of payment.

On April 12, 2024, the board of directors authorized the issuance of 222 RSUs to each director in connection with their service as directors for the year ended December 31, 2023. The RSUs will vest in three equal annual installments, with the first vesting date on the one (1) year anniversary date of their issuance, subject to the directors continued service on with the Company on each vesting date.

On April 15, 2024, the board of directors approved an amendment to the Company’s Director Compensation Policy offering its directors long-term incentive awards that are issuable subject to the sole discretion of the Company’s compensation committee. Each such long-term incentive award is payable in the form of cash and or equity awards. Each such award shall be determined each fiscal year and are subject to the director’s continued service with the Company and other conditions as the Company’s compensation committee deems appropriate. Where equity awards are issued, such awards are subject to the terms and conditions of the Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan.

On April 12, 2024 the Company entered into a lease agreement, pursuant to which the Company agreed to lease an approximately 64 square foot facility (the “Premises”) located in Fernley, Nevada, to be used for general, warehousing, assembly/light manufacturing, painting of products, storage fulfillment, distribution of the Company’s products, and other uses as permitted under the Fernley Lease Agreement (the “Fernley Lease Agreement”). The initial term of the Fernley Lease Agreement (the “Term”) is for a period of sixty (60) months, effective April 1, 2024. The base rent for the Premises, payable monthly, is $45 for the first twelve months of the Term and is subject to a three percent (3.0%) increase on the anniversary of each year. The Company also will be responsible for twenty-five percent (25%) of any operating expenses, taxes and insurance expenses incurred by the Landlord in connection with the building in which the Premises are located (the “Expenses”) as well as utility expenses. The Expenses are subject to recalculation and increase upon the completion of the Initial Improvements (as defined in the Fernley Lease Agreement). The Landlord is responsible for completing the Initial Improvements. The Fernley Lease Agreement also contains customary default provisions allowing the Landlord to terminate the Fernley Lease Agreement if the Company fails to cure certain breaches of its obligations under the Fernley Lease Agreement within a specified period of time upon written notice to the Company. Concurrent with the execution of the Fernley Lease Agreement, the Company paid the Landlord a security deposit of $50.

F-40

DRAGONFLY ENERGY HOLDINGS CORP.

Unaudited Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	2024	2023
Current Assets
Cash and cash equivalents	$8,501	$12,713
Accounts receivable, net of allowance for credit losses	2,247	1,639
Inventory	33,578	38,778
Prepaid expenses	843	772
Prepaid inventory	1,468	1,381
Prepaid income tax	345	519
Other current assets	709	118
Total Current Assets	47,691	55,920
Property and Equipment
Machinery and equipment	17,847	16,714
Office furniture and equipment	319	319
Leasehold improvements	1,727	1,727
Vehicle	33	33
Total	19,926	18,793
Less accumulated depreciation and amortization	(3,156)	(2,824)
Property and Equipment, Net	16,770	15,969
Operating lease right of use asset, net	23,988	3,315
Total Assets	$88,449	$75,204
Current Liabilities
Accounts payable	$9,550	$10,258
Accrued payroll and other liabilities	8,295	7,107
Accrued tariffs	1,800	1,713
Customer deposits	231	201
Uncertain tax position liability	91	91
Notes payable, current portion, net of debt issuance costs	21,837	19,683
Operating lease liability, current portion	1,682	1,288
Financing lease liability, current portion	37	36
Total Current Liabilities	43,523	40,377
Long-Term Liabilities
Warrant liabilities	4,227	4,463
Accrued expenses-long term	69	152
Operating lease liability, net of current portion	22,763	2,234
Financing lease liability, net of current portion	56	66
Total Long-Term Liabilities	27,115	6,915
Total Liabilities	70,638	47,292
Commitments and Contingencies (See Note 5)
Stockholders’ Equity
Preferred stock, 5,000,000 shares at $0.0001 par value, authorized, no shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	-	-
Common stock, 250,000,000 shares at $0.0001 par value, authorized, 60,260,282 shares issued and outstanding as of March 31, 2024 and December 31, 2023, respectively	6	6
Additional paid in capital	69,711	69,445
Accumulated deficit	(51,906)	(41,539)
Total Stockholders’ Equity	17,811	27,912
Total Liabilities and Stockholders’ Equity	$88,449	$75,204

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-41

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Statements of Operations

For the Three Months Ended March 31, 2024 and 2023

(in thousands, except share and per share data)

	For The Three Months Ended March 31,
	2024	2023

Net Sales	$12,505	$18,791

Cost of Goods Sold	9,454	14,124

Gross Profit	3,051	4,667

Operating Expenses
Research and development	1,333	880
General and administrative	4,813	9,495
Selling and marketing	2,744	4,184

Total Operating Expenses	8,890	14,559

Loss From Operations	(5,839)	(9,892)

Other Income (Expense)
Interest expense, net	(4,760)	(3,856)
Other expense	(4)	-
Change in fair market value of warrant liability	236	18,523
Total Other Income (Expense)	(4,528)	14,667

Net (Loss) Income Before Taxes	(10,367)	4,775

Income Tax (Benefit) Expense	-	-

Net (Loss) Income	$(10,367)	$4,775

Net (loss) income Per Share- Basic	$(0.17)	$0.11
Net (loss) income Per Share- Diluted	$(0.17)	$0.10

Weighted Average Number of Shares - Basic	60,260,282	45,104,515
Weighted Average Number of Shares - Diluted	60,260,282	48,455,996

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-42

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Statements of STockholders’ Equity

For the Three Months Ended March 31, 2024 and 2023

(in thousands, except share data)

	Common Stock		Additional	Accumulated
	Shares	Amount	Paid-In Capital	(Deficit)	Total

Balance -January 1, 2023	43,272,728	4	38,461	(27,722)	10,743

Net Income	-	-	-	4,775	4,775
Common stock issued in public offering (ATM), net of costs	73,500	-	597	-	597
Exercise of stock options	36,009	-	93	-	93
Exercise of public warrants	64,971	-	747	-	747
Cashless exercise of liability classified warrants	2,348,294	1	10,166	-	10,167
Stock compensation expense	-	-	4,487	-	4,487

Balance - March 31, 2023	45,795,502	$5	$54,551	$(22,947)	$31,609

Balance - January 1, 2024	60,260,282	$6	$69,445	$(41,539)	$27,912

Net loss	-	-	-	(10,367)	(10,367)
Stock compensation expense	-	-	266	-	266

Balance - March 31, 2024	60,260,282	$6	$69,711	$(51,906)	$17,811

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-43

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Statements of Cash Flows

For the Three Months Ended March 31, 2024 and 2023

(in thousands)

	2024	2023
Cash flows from Operating Activities
Net (Loss) Income	$(10,367)	$4,775
Adjustments to Reconcile Net (Loss) Income to Net Cash Used in Operating Activities
Stock based compensation	266	4,487
Amortization of debt discount	894	219
Change in fair market value of warrant liability	(236)	(18,523)
Non-cash interest expense (paid-in kind)	1,260	1,238
Provision for credit losses	47	52
Depreciation and amortization	332	297
Amortization of right of use of assets	422	308
Loss on disposal of property and equipment	-	116
Changes in Assets and Liabilities
Accounts receivable	(655)	(1,577)
Inventory	5,200	(1,966)
Prepaid expenses	(71)	(196)
Prepaid inventory	(87)	299
Other current assets	(591)	(129)
Income taxes payable	174	-
Accounts payable and accrued expenses	(100)	6,465
Accrued tariffs	87	117
Customer deposits	30	180
Total Adjustments	6,972	(8,613)
Net Cash Used in Operating Activities	(3,395)	(3,838)

Cash Flows From Investing Activities
Purchase of property and equipment	(817)	(589)
Net Cash Used in Investing Activities	(817)	(589)

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-44

Dragonfly Energy Holdings Corp.

Unaudited Condensed Consolidated Statements of Cash Flows (continued)

For the Three Months Ended March 31, 2024 and 2023

(in thousands)

(continued from previous page)	2024	2023
Cash Flows From Financing Activities
Proceeds from public offering, net	-	597
Proceeds from note payable, related party	2,700	1,000
Repayment of note payable, related party	(2,700)	-
Proceeds from exercise of public warrants	-	747
Proceeds from exercise of options	-	93
Net Cash Provided by Financing Activities	-	2,437

Net Decrease in Cash and cash equivalents	(4,212)	(1,990)
Cash and cash equivalents - beginning of period	12,713	17,781
Cash and cash equivalents - end of period	$8,501	$15,791

Supplemental Disclosures of Cash Flow Information:
Cash paid for income taxes	$-	$-
Cash paid for interest	$2,390	$2,003
Supplemental Non-Cash Items
Purchases of property and equipment, not yet paid	$412	$352
Recognition of right of use asset obtained in exchange for operating lease liability	$21,095	$-
Cashless exercise of liability classified warrants	$-	$10,167

The accompanying notes are an integral part of the condensed consolidated financial statements.

F-45

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 1 - NATURE OF BUSINESS

Dragonfly Energy Holdings Corp. (“New Dragonfly” or the “Company”) sells lithium ion battery packs for use in a wide variety of applications. The Company sells to distributors under the Dragonfly Energy brand name, and sells direct to consumers under the trade name Battleborn Batteries. In addition, the Company develops technology for improved lithium ion battery manufacturing and assembly methods.

Note 2 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND GOING CONCERN

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) and present the consolidated financial statements of the Company and its wholly owned subsidiary. All significant intercompany transactions and balances are eliminated in consolidation.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements and related notes have been prepared in accordance with U.S. GAAP for interim financial information, and with the rules and regulations of the United States Securities and Exchange Commission (the “SEC”) set forth in Article 8 of Regulation SX. Accordingly, they do not include all of the information and footnotes required by U.S. GAAP for complete financial statements. The unaudited interim financial statements furnished reflect all adjustments (consisting of normal recurring accruals) which are, in the opinion of management, necessary to a fair statement of the results for the interim periods presented. Unaudited interim results are not necessarily indicative of the results for the full fiscal year. These condensed consolidated financial statements should be read along with the 10-K filed with the SEC on April 16, 2024 (as amended April 29, 2024, the “Annual Report”) of the Company for the annual period ended December 31, 2023. The consolidated balance sheet as of December 31, 2023 was derived from the audited consolidated financial statements as of and for the year then ended.

F-46

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Going Concern

The accompanying condensed consolidated financial statements have been prepared on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities in the normal course of business. The condensed consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

During the three months ended March 31, 2024 and 2023, the Company incurred losses from operations and had negative cash flow from operations. As of March 31, 2024, the Company had $8,501 in cash and cash equivalents and working capital of $4,168. The Company’s ability to achieve profitability and positive cash flow depends on its ability to increase revenue, contain its expenses and maintain compliance with the financial covenants in its outstanding indebtedness agreements.

In connection with the Company’s senior secured term loan facility in an aggregate principal amount of $75,000 (the “Term Loan”), the Company is obligated to comply with certain financial covenants, which include maintaining a maximum senior leverage ratio, minimum liquidity, a springing fixed charge coverage ratio, and maximum capital expenditures (See Note 6). On March 31, 2024, the Company obtained a waiver from the Term Loan administrative agent and lenders of its failures to satisfy the liquidity requirement under the Term Loan for the quarter ended March 31, 2024. If the Company is unable to obtain a waiver or if the Company is unable to comply with such covenants, the lenders have the right to accelerate the maturity of the Term Loan. These conditions raise substantial doubt about the Company’s ability to continue as a going concern.

In addition, the Company may need to raise additional debt and/or equity financings to fund its operations, strategic plans, and meet its financial covenants. The Company has historically been able to raise additional capital through issuance of equity and/or debt financings and the Company intends to use its equity facility and raise additional capital as needed. However, the Company cannot guarantee that it will be able to raise additional equity, contain expenses, or increase revenue, and comply with the financial covenants under the Term Loan.

Recently issued accounting pronouncements:

In November 2023, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures (“ASU 2023-07”). ASU 2023-07 requires, among other updates, enhanced disclosures about significant segment expenses that are regularly provided to the CODM, as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. ASU 2023-07 is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, and requires retrospective adoption. Early adoption is permitted. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”). ASU 2023-09 requires enhanced annual disclosures regarding the rate reconciliation and income taxes paid information. ASU 2023-09 is effective for fiscal years beginning after December 15, 2024, and may be adopted on a prospective or retrospective basis. Early adoption is permitted. The Company is evaluating the impact of this guidance on its consolidated financial statements and related disclosures.

F-47

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Cash and Cash Equivalents

The Company considers all short-term debt securities purchased with a maturity of three months or less to be cash equivalents. As of March 31, 2024 and December 31, 2023, the Company held no Cash Equivalents.

From time to time the Company has amounts on deposit with financial institutions that exceed federally insured limits. The Company has not experienced any significant losses in such accounts.

Accounts Receivable

The Company’s trade receivables are recorded when billed and represent claims against third parties that will be settled in cash. Generally, payment is due from customers within 30- 90 days of the invoice date and the contracts do not have significant financing components. Trade accounts receivables are recorded gross and are net of any applicable allowance. The allowance for credit losses as of March 31, 2024 and December 31, 2023 were not material.

Inventory

Inventories (Note 4), which consist of raw materials and finished goods, are stated at the lower of cost (first in, first out) or net realizable value, net of reserves for obsolete inventory. We continually analyze our slow moving and excess inventories. Based on historical and projected sales volumes and anticipated selling prices, we established reserves. Inventory that is in excess of current and projected use is reduced by an allowance to a level that approximates its estimate of future demand. Products that are determined to be obsolete are written down to net realizable value. The inventory reserve as of March 31, 2024 and December 31, 2023 is immaterial.

Use of Estimates

The preparation of financial statements in conformity with U.S GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. The Company utilizes the use of estimates in its calculations for the reserve for obsolete or slow moving inventory, right of use assets, warrant liability, equity based compensation, and income taxes.

F-48

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Revenue Recognition

Under Topic 606, an entity recognizes revenue when its customer obtains control of promised goods or services, in an amount that reflects the consideration that the entity expects to receive in exchange for those goods or services. To determine revenue recognition for arrangements that an entity determines are within the scope of Topic 606, the entity performs the following five steps: (i) identify the contract(s) with a customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The Company only applies the five-step model to contracts when it is probable the entity will collect the consideration it is entitled to in exchange for the goods or services it transfers to the customer.

Revenue is recognized when control of the promised goods is transferred to the customer or reseller, in an amount that reflects the consideration the Company expects to be entitled to in exchange for those goods and services. Revenue associated with products holding rights of return are recognized when the Company concludes there is not a risk of significant revenue reversal in the future periods for the expected consideration in the transaction. There are no material instances including discounts and refunds where variable consideration is constrained and not recorded at the initial time of sale. Generally, our revenue is recognized at a point in time for standard promised goods at the time of shipment when title and risk of loss pass to the customer.

The Company may receive payments at the onset of the contract before delivery of goods for customers in the retail channel. Payment terms for distributors and OEMs are typically due within 30-90 days after shipment. In such instances, the Company records a customer deposit liability. The Company recognizes these contract liabilities as sales after the revenue criteria are met. As of March 31, 2024 and December 31, 2023, the contract liability related to the Company’s customer deposits are $231 and $201, respectively.

F-49

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Revenue Recognition (Continued)

The Company recognized $134 of the contract liability as of December 31, 2023 during the three months ended March 31, 2024. The Company recognized $211 of the contract liability as of December 31, 2022 during the three months ended March 31, 2023.

Disaggregation of Revenue

The following table present our disaggregated revenues by distribution channel:

	For the Three Months Ended
	March 31
	2024	2023
Sales
Direct to Customer	5,203	10,038
Original equipment manufacturer	7,302	8,753
Total	$12,505	$18,791

During the year ended December 31, 2023, the Company deemed it more appropriate to classify Retail and Distributor revenues as a single line item referred to as direct-to-consumer revenue. The Company has combined previously reported retail and distributor amounts to direct-to-consumer revenue to conform with current year presentation. The consolidation into direct-to-consumer revenue is motivated by The Company’s strategic perspective on its operations and better represents how it evaluates their sales channels.

Product Warranty

The Company offers assurance type warranties from 5 to 10 years on its products. The Company estimates the costs associated with the warranty obligation using historical data of warranty claims and costs incurred to satisfy those claims. The Company estimates, based upon a review of historical warranty claim experience, the costs that may be incurred under its warranties and record a liability in the amount of such estimate at the time a product is sold. Factors that affect our warranty liability include the number of units sold, historical and anticipated rates of warranty claims, and cost per claim. The Company periodically assesses the adequacy of our recorded warranty liability and adjust the accrual as claims data and historical experience warrants. The Company has assessed the costs of fulfilling its existing assurance type warranties and has determined that the estimated outstanding warranty obligation at March 31, 2024 and December 31, 2023 to be $414 and $307, respectively.

	March 31, 2024	December 31, 2023
Beginning warranty obligation	307	328
Provision of warranty expense	197	397
Settlement of warranty claims	(90)	(418)
Ending warranty obligation	$414	$307

Concentrations

As of March 31, 2024, receivables from Customer A, Customer B and Customer C comprised approximately 22%, 14% and 12%, respectively, of accounts receivable. As of December 31, 2023, receivables from Customer D and Customer E comprised approximately 28% and 10%, respectively, of accounts receivable.

For the three months ended March 31, 2024, sales from Customer A accounted for approximately 16% of the Company’s total revenue. For the three months ended March 31, 2023, sales from Customer B accounted for approximately 26% of the Company’s total revenue.

As of March 31, 2024, payables to Vendor A comprised approximately 60% of accounts payables. As of December 31, 2023, payables to Vendor A comprised approximately 65% of accounts payables.

For the three months ended March 31, 2024, Vendor A accounted for approximately 12% of the Company’s total purchases. For the three months ended March 31, 2023, Vendor B and Vendor C accounted for approximately 38% and 10%, respectively, of the Company’s total purchases.

F-50

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Stock-Based Compensation

The Company accounts for stock based compensation arrangements with employees and non employee consultants using a fair value method which requires the recognition of compensation expense for costs related to all stock based payments, including stock options (Note 11). The fair value method requires the Company to estimate the fair value of stock based payment awards to employees and non employees on the date of grant using an option pricing model. Stock based compensation costs are based on the fair value of the underlying option calculated using the Black Scholes option pricing model and recognized as expense on a straight line basis over the requisite service period, which is the vesting period. Restricted stock unit awards are valued based on the closing trading value of the Company’s common stock on the date of grant and then amortized on a straight-line basis over the requisite service period of the award. The Company measures equity based compensation awards granted to non employees at fair value as the awards vest and recognizes the resulting value as compensation expense at each financial reporting period.

Determining the appropriate fair value model and related assumptions requires judgment, including estimating stock price volatility, expected dividend yield, expected term, risk free rate of return, and the estimated fair value of the underlying common stock. Due to the lack of company specific historical and implied volatility data, the Company has based its estimate of expected volatility on the historical volatility of a group of similar companies that are publicly traded. The historical volatility is calculated based on a period of time commensurate with the expected term assumption. The group of representative companies have characteristics similar to the Company, including stage of product development and focus on the lithium ion battery industry. The Company uses the simplified method, which is the average of the final vesting tranche date and the contractual term, to calculate the expected term for options granted to employees as it does not have sufficient historical exercise data to provide a reasonable basis upon which to estimate the expected term. The risk free interest rate is based on a treasury instrument whose term is consistent with the expected term of the stock options. The Company uses an assumed dividend yield of zero as the Company has never paid dividends and has no current plans to pay any dividends on its common stock. The Company accounts for forfeitures as they occur.

F-51

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 2 – Summary of Significant Accounting Policies (continued)

Income Taxes

Deferred income tax assets and liabilities are determined based on the estimated future tax effects of net operating loss, credit carryforwards and temporary differences between the tax basis of assets and liabilities and their respective financial reporting amounts measured at the current enacted tax rates.

The Company recognizes a tax benefit for an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by taxing authorities, based on the technical merits of the position. The Company has a liability of $91 as of March 31, 2024, and December 31, 2023, respectively, of uncertain tax positions.

The Company’s accounting policy is to include penalties and interest related to income taxes if any, in selling, general and administrative expenses. The Company regularly assesses the need to record a valuation allowance against net deferred tax assets if, based upon the available evidence, it is more likely than not that some or all of the deferred tax assets will not be realized.

Net (Loss) Income per Common Share

Basic net (loss) income per share is calculated by dividing net (loss) earnings by the weighted-average number of common shares outstanding during the period. Diluted net (loss) income per share is calculated using the weighted-average number of common shares outstanding during the period and, if dilutive, the weighted-average number of potential shares of common stock.

The weighted-average number of common shares included in the computation of diluted net (loss) income gives effect to all potentially dilutive common equivalent shares, including outstanding stock options and warrants.

Common stock equivalent shares are excluded from the computation of diluted net (loss) income per share if their effect is antidilutive. In periods in which the Company reports a net loss, diluted net loss per share is generally the same as basic net loss per share since dilutive common shares are not assumed to have been issued if their effect is anti-dilutive.

Leases

At the inception of an arrangement, the Company determines whether the arrangement is or contains a lease based on the unique facts and circumstances present in the arrangement including the use of an identified asset(s) and the Company’s control over the use of that identified asset. The Company elected, as allowed under FASB ASU 2016-02, Leases (“ASC 842”), to not recognize leases with a lease term of one year or less on its balance sheet. Leases with a term greater than one year are recognized on the balance sheet as right-of-use (“ROU”) assets and current and non-current lease liabilities, as applicable.

Segment Reporting

Operating segments are identified as components of an enterprise for which separate discrete financial information is available for evaluation by the Company’s Chief Executive Officer to make decisions with respect to resource allocation and assessment of performance. To date, the Company has viewed its operations and manages its business as one operating segment.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation in the condensed consolidated financial statements and these accompanying notes. The reclassifications did not have a material impact on the Company’s unaudited condensed consolidated financial statements and related disclosures. The impact on any prior period disclosures was immaterial.

F-52

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 3 - FAIR VALUE MEASUREMENTS

ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), establishes a fair value hierarchy for instruments measured at fair value that distinguishes between assumptions based on market data (observable inputs) and the Company’s own assumptions (unobservable inputs). Observable inputs are inputs that market participants would use in pricing the asset or liability based on market data obtained from sources independent of the Company. Unobservable inputs are inputs that reflect the Company’s assumptions about the inputs that market participants would use in pricing the asset or liability and are developed based on the best information available in the circumstances.

ASC 820 identifies fair value as the exchange price, or exit price, representing the amount that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants. As a basis for considering market participant assumptions in fair value measurements, ASC 820 establishes a three-tier fair value hierarchy that distinguishes between the following:

●	Level 1 inputs are quoted prices (unadjusted) in active markets for identical assets or liabilities.
●	Level 2 inputs are inputs other than quoted prices included within Level 1 that are observable for a similar asset or liability, either directly or indirectly.
●	Level 3 inputs are unobservable inputs that reflect the Company’s own assumptions about the inputs that market participants would use in pricing the asset or liability.

Financial assets and liabilities are classified in their entirety based on the lowest level of input that is significant to the fair value measurement. To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment exercised by the Company in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

F-53

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 3 - Fair Value Measurements (continued)

The following table presents assets and liabilities that were measured at fair value in the Condensed Consolidated Balance Sheets on a recurring basis as of March 31, 2024:

	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
	As of March 31, 2024
Liabilities
Warrant liability- Term Loan	$1,010	$1,010	$-	$-	$1,010
Warrant liability- June Public Offering	3,214	3,214	-	-	3,214
Warrant liability- Private Placement Warrants	3	3	-	3	-
Total liabilities	$4,227	$4,227	$-	$3	$4,224

The following table presents assets and liabilities that were measured at fair value in the Condensed Consolidated Balance Sheets on a recurring basis as of December 31, 2023:

	Carrying Amount	Fair Value	(Level 1)	(Level 2)	(Level 3)
	As of December 31, 2023
Liabilities
Warrant liability- Term Loan	$1,014	$1,014	$-	$-	$1,014
Warrant liability- June Public Offering	3,434	3,434	-	-	3,434
Warrant liability- Private placement warrants	15	15	-	15	-
Total liabilities	$4,463	$4,463	$-	$15	$4,448

The carrying amounts of accounts receivable and accounts payable are considered level 1 and approximate fair value as of March 31, 2024 and December 31, 2023 because of the relatively short maturity of these instruments.

The carrying value of the term loan as of March 31, 2024 and December 31, 2023 approximates fair value as the interest rate does not differ significantly from the current market rates available to the Company for similar debt and is considered level 2.

Level 3 Roll forward

Fair value measurements categorized within Level 3 are sensitive to changes in assumptions or methodology used to determine fair value, and such changes could result in a significant increase or decrease in the fair value.

F-54

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

The changes for Level 3 items measured at fair value on recurring basis using significant unobservable inputs are as follows:

	Warrant Liability - Term Loan	Warrant liability- June Public Offering
Fair value as of January 1, 2024	$1,014	$3,434
Change in fair value, gain included in net loss(1)	(4)	(220)
Fair value as of March 31, 2024	$1,010	$3,214

Warrant Liability - Term Loan
Fair value as of January 1, 2023	$30,841
Warrant exercises	(8,822)
Change in fair value, gain included in net loss(1)	(17,998)
Fair value as of March 31, 2023	$4,021

(1)	Changes in fair value of warrant liabilities are disclosed separately in the Condensed Consolidated Statements of Operations

Note 4 - INVENTORY

Inventory consists of the following:

	March 31, 2024	December 31, 2023
Raw material	$26,995	$31,604
Finished goods	6,583	7,174
Total inventory	$33,578	$38,778

F-55

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 5 - COMMITMENTS AND CONTINGENCIES

Litigation

From time to time the Company may be named in claims arising in the ordinary course of business. Currently, no legal proceedings, governmental actions, administrative actions, investigations or claims are pending against the Company or involve the Company that, in the opinion of the Company’s management, could reasonably be expected to have a material adverse effect on the Company’s business and financial condition.

Operating Leases

The Company has leases related to the main office, warehouse space, research and development lab, engineering office, and sales office, all located in Reno, Nevada. The leases require annual escalating monthly payments ranging from $118 to $361. On February 2, 2022, the Company entered into a 124-month lease agreement in Reno, Nevada. The lease calls for monthly base rent of $230, $23 of fixed operating expense costs, and estimated monthly property taxes of $21. The monthly base rent and fixed operating expense costs are subject to escalation of 3% and 2.4%, respectively, on an annual basis. A certificate of substantial completion has been issued and the lease commencement date was March 25, 2024. The monthly rent under the lease will begin July 24, 2024.

The following table presents the breakout of the operating leases as of:

	March 31, 2024	December 31, 2023
Operating lease right-of-use assets	$23,988	$3,315
Short-term operating lease liabilities	1,682	1,288
Long-term operating lease liabilities	22,763	2,234
Total operating lease liabilities	$24,445	$3,522
Weighted average remaining lease term	9.29 years	2.6 years
Weighted average discount rate	7.75%	5.2%

Assumptions used in determining our incremental borrowing rate include the Company’s implied credit rating and an estimate of secured borrowing rates based on comparable market data.

At March 31, 2024, the future minimum lease payments under these operating leases are as follows:

Fiscal Years Ending
December 31, 2024(1)	$2,460
December 31, 2025	4,267
December 31, 2026	3,810
December 31, 2027	3,004
December 31, 2028	3,094
Thereafter	19,070
Total lease payments	35,705
Less imputed interest	11,260
Total operating lease liabilities	$24,445

(1)	Represents scheduled payments for the remaining nine-month period ending December 31, 2024.

		For The Three Months Ended March 31,
Lease cost	Classification	2024	2023
Operating lease cost	Cost of goods sold	$350	$347
Operating lease cost	Research and development	23	22
Operating lease cost	General and administration	270	12
Operating lease cost	Selling and marketing	12	12
Total lease cost		$655	$393

All lease costs included in the schedule above are fixed.

F-56

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 5 – Commitments and Contingencies (continued)

Financing Leases

The Company entered into finance lease agreements for equipment to support the Company’s operations. Payments under the finance lease agreements are fixed for a term of 3-5 years. The leased assets are recognized in property plant & equipment.

The following table presents the breakout of the financing leases as of:

	March 31, 2024	December 31, 2023
Finance lease right-of-use assets	$99	$106
Short-term finance lease liabilities	37	36
Long-term finance lease liabilities	56	66
Total finance lease liabilities	$93	$102
Weighted average remaining lease term	2.5 years	2.7 years
Weighted average discount rate	5.2%	5.2%

Assumptions used in determining our incremental borrowing rate include our implied credit rating and an estimate of secured borrowing rates based on comparable market data.

At March 31, 2024, the future minimum lease payments under these operating leases are as follows:

Fiscal Years Ending
December 31, 2024(1)	$31
December 31, 2025	41
December 31, 2026	24
December 31, 2027	4
Total lease payments	100
Less imputed interest	7
Total operating lease liabilities	$93

(1)	Represents scheduled payments for the remaining nine-month period ending December 31, 2024.

Other Contingencies

See Note 7 for further discussion regarding contingent consideration arising from the April 2022 Asset Purchase agreement with Thomason Jones Company, LLC.

F-57

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 6 - LONG TERM DEBT

Term Loan Agreement

On October 7, 2022 (the “Closing Date”), in connection with the merger, CNTQ, Legacy Dragonfly and CCM Investments 5 LLC, an affiliate of CCM LLC (“CCM 5”, and in connection with the Term Loan, the “Chardan Lender”), and EICF Agent LLC (“EIP”) entered into the Term Loan, Guarantee and Security Agreement (the “Term Loan Agreement”) setting forth the terms of the Term Loan. The Chardan Lender backstopped its commitment under the Debt Commitment Letter by entering into a backstop commitment letter, dated as of May 20, 2022 (the “Backstop Commitment Letter”), with a certain third party financing source (the “Backstop Lender” and collectively with EIP, the “Term Loan Lenders”), pursuant to which the Backstop Lender committed to purchase from the Chardan Lender the aggregate amount of the Term Loan held by the Chardan Lender (the “Backstopped Loans”) immediately following the issuance of the Term Loan on the Closing Date. Pursuant to an assignment agreement, the Backstopped Loans were assigned by CCM 5 to the Backstop Lender on the Closing Date.

Pursuant to the terms of the Term Loan Agreement, the Term Loan was advanced in one tranche on the Closing Date. The proceeds of the Term Loan were used (i) to refinance on the Closing Date prior indebtedness (including the obligations underlying the Trust Indenture), (ii) to support the merger and related transactions under the merger agreement, (iii) for working capital purposes and other corporate purposes, and (iv) to pay any fees associated with transactions contemplated under the Term Loan Agreement and the other loan documents entered into in connection therewith, including the transactions described in the foregoing clauses (i) and (ii) and fees and expenses related to the merger. The Term Loan amortizes in the amount of 5% per annum (or $937.5 on the first day of each calendar quarter) beginning 24 months after the Closing Date and matures on the fourth anniversary of the Closing Date (“Maturity Date”). The Term Loan accrues interest (i) until April 1, 2023, at a per annum rate equal to the adjusted Secured Overnight Financing Rate (“SOFR”) plus a margin equal to 13.5%, of which 7% will be payable in cash and 6.5% will be paid in kind, (ii) thereafter until October 1, 2024, at a per annum rate equal to adjusted SOFR plus 7% payable in cash plus an amount ranging from 4.5% to 6.5%, depending on the senior leverage ratio of the consolidated company, which will be paid in kind and (iii) at all times thereafter, at a per annum rate equal to adjusted SOFR plus a margin ranging from 11.5% to 13.5% payable in cash, depending on the senior leverage ratio of the consolidated company. In each of the foregoing cases, adjusted SOFR will be no less than 1%.

In addition to optional prepayments by the Company upon written notice, the Term Loan Agreement provides for mandatory prepayments upon receipt of proceeds from certain transactions or casualty events. The Company is required to prepay the Term Loan based on excess cash flow, as defined in the agreement, beginning with the financial statements for the year ended December 31, 2023.

During the year ended December 31, 2023, the Company prepaid the first four installments of the Term Loan which amounted to $5,275 and pushed back the first principal payment to October 2025.

In connection with the entry into the Term Loan Agreement, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of common stock at $10 per share. Refer to Note 9 for further information.

Unless the obligations under the Term Loan are accelerated under the terms of the agreement, the maturity date will be October 7, 2026.

The Term Loan Lenders have been granted a first priority lien, and security interest in, the mortgaged properties underlying the Company’s mortgages.

During the three months ended March 31, 2024 and 2023, a total of $3,701 and $3,496, respectively, of interest expense was incurred under the debt. Amortization of the debt issuance costs amounted to $894 and $219, respectively, during the three months ended March 31, 2024 and 2023.

The carrying balance of $21,837 on March 31, 2024 consisted of $69,725 in principal, plus $7,389 PIK interest, less $55,277 in unamortized debt discount related to the debt issuance costs. The carrying balance of $19,683 on December 31, 2023 consisted of $69,725 in principal, plus $6,130 PIK interest, less $56,172 in unamortized debt discount related to the debt issuance costs.

F-58

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 6 - Long Term Debt (continued)

Term Loan Agreement (continued)

Financial Covenants

The Company is subject to restrictive financial covenants pertaining to Maximum Senior Leverage Ratio, Liquidity, Fixed Charge Coverage Ratio, and Capital Expenditures as defined in the Term Loan Agreement. As of March 31, 2024, the Company was not in compliance with our financial covenants pertaining to the fixed charge coverage ratio, liquidity, and the maximum senior leverage ratio. On March 31, 2024, the Company received a waiver from its Administrative Agent and Term Loan Lenders in regards to its compliance with the liquidity requirement under the Term Loan as of the last day of the quarter ended March 31, 2024. If the Company is unable to obtain a waiver or if the Company is unable to comply with such covenants, the lenders have the right to accelerate the maturity of the Term Loan. Because of this, the entire debt is classified as current instead of long-term debt.

At March 31, 2024, the future debt maturities are as follows:

For Year Ended December 31,
2024	-
2025	938
2026	78,703
Total	79,641
Less: Estimated interest paid-in-kind	(2,527)
Total debt	77,114
Less: Unamortized debt issuance costs	(55,277)
Total carrying amount	21,837
Less: Current portion of debt	(21,837)
Total long-term debt	$-

Note 7 - ASSET PURCHASE AGREEMENT

Thomason Jones Company, LLC

In April 2022, the Company entered into an Asset Purchase Agreement with William Thomason, Richard Jones, and Thomason Jones Company, LLC whereby the Company acquired inventory and intellectual property assets for a price not to exceed $700 cash plus contingent payments of $1,000 each to William Thomason and Richard Jones (the “Earn Out”). The transaction was determined to be a business combination under the guidance in FASB ASC 805: Business Combinations. The Company followed the guidance under ASC 805-10-55 and determined the contingent consideration to be separate from the business combination and the earn out to be recognized as contingent compensation to Mr. Thomason and Mr. Jones as the contingency became probable of being met. The Company concluded the purchase price to be $444 and was allocated in its entirety to inventory.

Pursuant to the terms of the agreement dated April 2022, Dragonfly Energy Corp. agreed to a contingent compensation arrangement with Mr. Thomason and Mr. Jones. According to this agreement, if Dragonfly Energy Corp. realizes $3,000 in gross sales from products sold under the Wakespeed brand or which incorporate any portion of the Purchased Intellectual Property (IP) within twenty-four months of the acquisition, the Company is obligated to pay each of Thomason and Jones $1,000. The Company may satisfy this obligation in cash or by issuing common stock at its discretion.

The Company has determined that this arrangement constitutes compensation for post-acquisition services. Consequently, the Company has recognized this contingent consideration as a compensation expense, measured at its fair value at the acquisition date. The fair value was determined using a probability weighted expected outcome approach, considering the likelihood of reaching the gross sales target.

As of December 31, 2023, the Company has recognized $2,000 of compensation expense in connection with this arrangement. This expense is reflected in the statement of operations under Sales and marketing expense. The total amount has been recognized as compensation expense as of December 31, 2023, since it was deemed earned and no further service performance was required.

F-59

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 8 - RELATED PARTY

On October 25, 2022, the Company entered into a separation and release of claims agreement with its Chief Operating Officer (“COO”). As consideration for the COO’s execution of the agreement, the Company agreed to pay the employee a lump sum payment of $100 which is included in general and administrative expenses in the statements of operations, payments equivalent to $1,000 divided into 24 monthly payments commencing on December 1, 2022, and all outstanding equity-based compensation awards to become fully vested and exercisable. The COO shall have 12 months from the termination date to exercise outstanding options. The twelve (12) month period ended on November 7, 2023 in which the COO exercised 100,000 options and 76,316 options expired.

In February 2023, the Company entered into an agreement with its former COO in which the COO waived their rights to a transaction bonus resulting from the merger transaction in lieu of a Company van. The Company accounted for the cost of the van as an employee bonus, resulting in $116 of general and administrative expense for the prior year.

On March 5, 2023, the Company entered into a convertible promissory note (the “Note”) with a board member in the amount of $1,000, or the Principal Amount. Upon execution of the Note and funding of the original principal sum, a payment of $100 (the “Loan Fee”) was fully earned as of the date of the Note and was due and payable in full in cash on April 4, 2023. The Company paid the Principal Amount and the Loan Fee on April 1, 2023 and April 4, 2023, respectively.

On April 26, 2023, the Company entered into a separation and release of claims agreement with its former Chief Legal Officer (“CLO”). As consideration for the CLO’s execution of the agreement, the Company agreed to pay the employee payments equivalent to $720 divided into 24 monthly payments commencing on June 1, 2023, and all outstanding equity based compensation awards to become fully vested and exercisable at an expense of $76. The CLO shall have 3 months from the termination date to exercise outstanding options. The three (3) month period ended on July 26, 2023 in which the options were not exercised and the options were forfeited as a result.

On January 26, 2024 the Company entered into a convertible promissory note (the “January Note”) with a board member in the amount of $1,000, or the January Principal Amount. Upon execution of the January Note and funding of the original principal sum, a payment of $50 (the “January Loan Fee”) was fully earned as of the date of the January Note and was due and payable in full in cash on February 2, 2024. The Company paid the January Principal Amount and the January Loan Fee on February 1, 2024.

On February 27, 2024 the Company entered into a convertible promissory note (the “February Note”) with a board member in the amount of $1,700, or the February Principal Amount. Upon execution of the February Note and funding of the original principal sum, a payment of $85 (the “February Loan Fee”) was fully earned as of the date of the February Note and was due and payable in full in cash on March 1, 2024. The Company paid the February Principal Amount and the February Loan Fee on March 1, 2024.

Note 9 - WARRANTS

Common Stock Warrants classified as Equity

Public Warrants

The Company’s Public Warrants are classified as equity as of March 31, 2024 and March 31, 2023 there were 9,487,500 Public Warrants issued and outstanding.

During the three months ended March 31, 2024, no public warrants were exercised.

F-60

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 9 - Warrants (Continued)

Common Stock Warrants classified as Liability

Private Placement Warrants

On October 7, 2022, in connection with the merger, the Company assumed the outstanding private placement warrants of CNTQ. There were no Private Placement Warrants outstanding prior to the merger. The Private Placement Warrants (the “Private Warrants”) may not be redeemed by the Company so long as the Private Placement Warrants are held by the initial purchasers, or such purchasers’ permitted transferees. The Private Warrants: (i) will be exercisable either for cash or on a cashless basis at the holders’ option and (ii) will not be redeemable by the Company, in either case as long as the Private Warrants are held by the initial purchasers or any of their permitted transferees (as prescribed in the Subscription Agreement). The Private Warrants may not be sold, transferred, assigned, pledged or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of, the Private Warrants (or any securities underlying the Private Warrants) for a period of one hundred eighty (180) days following the effective date of the Registration Statement to anyone other than any member participating in the Public Offering and the officers or partners thereof, if all securities so transferred remain subject to the lock-up restriction for the remainder of the time period. During the year ended December 31, 2023, private placement warrant holders exercised 3,126,472 warrants on a cashless basis, with the Company agreeing to issue 1,100,000 shares of Common Stock in connection with such exercise. There were 1,501,386 private warrants outstanding as of March 31, 2024 and December 31, 2023, respectively. The Company accounts for the Private Warrants issued in connection with the Initial Public Offering in accordance with the guidance contained in ASC 815-40. Such guidance provides that because the private warrants do not meet the criteria for equity treatment thereunder, each private warrant must be recorded as a liability. This liability is subject to re-measurement at each balance sheet date. With each such re-measurement, the warrant liabilities will be adjusted to its current fair value, with the change in fair value recognized in the Company’s statement of operations. The Company will reassess the classification at each balance sheet date.

The private placement warrants are classified as Level 2 as the transfer of Private Placement Warrants to anyone who is not a permitted transferee would result in the Private Placement Warrants having substantially similar terms as the Public Warrants (with the exception of a different remaining life). We determined, through use of a Binomial Lattice model, that the fair value of each Private Placement Warrant less a discount for the difference in remaining life is equivalent to that of each Public Warrant.

Term Loan Warrants

In connection with the entry into the Term Loan Agreement on October 7, 2022, and as a required term and condition thereof, the Company issued (i) the penny warrants to the Term Loan Lenders exercisable to purchase an aggregate of 2,593,056 shares of Common Stock (the “Penny Warrants”) and (ii) the $10 warrants to issue warrants to the Term Loan Lenders exercisable to purchase an aggregate of 1,600,000 shares of Common Stock at $10 per share (the “$10 Warrants” and, together with the Penny Warrants, the “Term Loan Warrants”). The $10 Warrants were exercised on a cashless basis on October 10, 2022, with the Company issuing 457,142 shares of Common Stock in connection with such exercise. During the year ended December 31, 2023, Penny Warrant holders exercised 2,000,000 warrants on a cashless basis, with the Company agreeing to issue 1,996,323 shares of Common Stock in connection with such exercise. During the year ended December 31, 2023 the Company issued additional Penny Warrants to purchase 4,783 shares of Common Stock to the Term Loan Lenders in accordance with the anti-dilution provisions of the penny warrants with respect to certain sales made by the Company under the ChEF Equity Facility. In addition, pursuant to the Company’s limited waiver agreement on December 29, 2023 between the Company and the lenders and lending agent, the Company agreed to issue to the lenders additional penny warrants exercisable to purchase an aggregate 1,286,671 shares of its Common Stock. The Company concluded the Penny Warrants are not considered indexed to the Company’s Common Stock and to be accounted for as liabilities under ASC 815. As such, the estimated fair value is recognized as a liability each reporting period, with changes in the fair value recognized within income each period. There were no Term Loan Warrants outstanding prior to the merger.

F-61

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 9 - Warrants (continued)

Common Stock Warrants classified as Liability (Continued)

The following table provides the significant inputs to the Black-Scholes method for the fair value of the Penny Warrants:

	As of March 31, 2024	As of December 31, 2023
Common stock price	$0.54	$0.54
Exercise price	0.01	0.01
Dividend yield	0%	0%
Term	8.52 -9.75	10
Volatility	96.00%	96.00%
Risk-free rate	4.20%	3.90%
Fair value	$0.54	$0.54

The following table provides the significant inputs to the Black-Scholes method for the fair value of the Investor Warrants issued in the June 2023 Offering:

	As of March 31, 2024	As of December 31, 2023
Common stock price	$0.54	$0.54
Exercise price	$2.00	$2.00
Dividend yield	0%	0%
Term	4.23	4.48
Volatility	104.00%	106.00%
Risk-free rate	4.30%	3.90%
Fair value	$0.29	$0.31

F-62

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 9 - Warrants (continued)

Term Loan Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2024	1,884,510
Exercise of warrants	-
Warrants issued	-
Warrants Outstanding, March 31, 2024	1,884,510

Investor Warrants:

Common Stock Warrants
Warrants Outstanding, January 1, 2023	11,131,900
Issuance of warrants	-
Exercise of warrants	-
Warrants outstanding, March 31, 2024	11,131,900

Note 10 - COMMON STOCK

No dividends on common stock had been declared by the Company.

For the three months ended March 31, 2024 and 2023, the Company had reserved shares of common stock for issuance as follows:

	March 31, 2024	March 31, 2023
Options issued and outstanding	2,315,299	3,731,392
Common stock outstanding	60,260,282	45,795,502
Warrants outstanding	24,510,575	12,266,971
Earnout shares	40,000,000	40,000,000
Shares available for future issuance	10,986,525	4,319,309
Total	138,072,681	106,113,174

ChEF Equity Facility

The Company and Chardan Capital Markets LLC, a New York limited liability company (“CCM LLC”) entered into a purchase agreement (the “Purchase Agreement”) and a Registration Rights Agreement in connection with the merger. Pursuant to the Purchase Agreement, the Company has the right to sell to CCM LLC an amount of shares of Common Stock, up to a maximum aggregate purchase price of $150 million, pursuant to the terms of the Purchase Agreement. In addition, the Company appointed LifeSci Capital, LLC as “qualified independent underwriter” with respect to the transactions contemplated by the Purchase Agreement. Under the terms of the Purchase Agreement, the Company issued 73,500 shares pursuant to the Purchase Agreement with CCM LLC for aggregate net proceeds to the Company of $597 from the period January 1, 2023 through March 31, 2023. No issuances have occurred for the period of January 1, 2024 through March 31, 2024.

F-63

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 11 - STOCK-BASED COMPENSATION

Share-based compensation expense for options and RSUs totaling $266 and $4,487 was recognized in the Company’s consolidated statements of operations for the three months ended March 31, 2024 and 2023, respectively. Of the $266 of share-based compensation incurred during the three months ended March 31, 2024, $32 is allocated to cost of goods sold, $65 to research and development, $60 to selling and marketing, and $109 to general and administrative expenses. Of the $4,487 of share-based compensation incurred during the three months ended March 31, 2023, $36 is allocated to cost of goods sold, $29 to research and development, $856 to selling and marketing, and $3,566 to general and administrative expenses.

The Company maintains an Employee Stock Purchase Plan (“ESPP”) which is designed to allow eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our common stock, at semi-annual intervals, with their accumulated payroll deductions. A total of 2,464,400 shares of the Company’s common stock will initially be available for issuance under the ESPP. The share limit will automatically increase on the first trading day in January of each year by an amount equal to lesser of (1) 1% of the total number of outstanding shares of our common stock on December 31 in the prior year, (2) 1,500,000 shares, or (3) such number as determined by the Company’s board of directors.

A summary of the Company’s option activity and related information follows:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Grant Date Fair Value	Weighted-Average Remaining Contractual Life (in years)	Aggregate intrinsic value

Balances, January 1, 2024	2,364,787	$2.69	$1.57	7.60	$60
Options granted	-	-	-		-
Options forfeited	(49,488)	3.11	1.77		-
Options exercised	-	-	-		-
Balances, March 31, 2024	2,315,299	$2.68	$1.56	6.42	$60

At March 31, 2024
Vested and Exercisable	1,651,913	$2.46		6.34	$60
Vested and expected to vest	2,315,299	$2.68		6.42	$60

Restricted Stock Units

On February 10, 2023, the Company granted 461,998 restricted stock units under the 2022 plan which vest immediately. The fair value of the restricted stock units on the date of grant was $3,464 and was recorded as compensation expense during the three months ended March 31, 2023. On February 5, 2024, the Company granted 220,000 restricted stock units of which 100,000 vested immediately. The fair value of the 220,000 restricted stock units was $95 and an expense of $45 was recorded as compensation expense during the three months ended March 31, 2024.

The following table presents the restricted stock units activity for the three months ended March 31, 2024:

	Number of Shares	Weighted-Average Fair Market Value

Unvested shares, January 1, 2024	47,000	$2.69
Granted and unvested	220,000	0.43
Vested	(104,875)	2.34
Unvested shares, March 31, 2024	162,125	$0.97

As of March 31, 2024, there were 10,986,525 shares of unissued authorized and available for future awards under the 2022 Equity Incentive Plan and Employee Stock Purchase Plan.

F-64

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 12 - SUPPLIER AGREEMENT

On May 9, 2023, Ioneer Rhyolite Ridge LLC, or the seller, an emerging lithium-boron producer, and the Company announced a commercial offtake agreement partnership whereby the seller is developing the Rhyolite Ridge Project which, once completed, is expected to produce 20 ktpa of lithium carbonate, and 174 ktpa of boic acid (the “project”). Beginning on the Supply Start Date which is the date the seller notifies the Company that the project is fully completed and commissioned in accordance with the engineering, procurement and construction contract, and for the duration of the supply period, the Company shall purchase and receive product from seller, on the terms and conditions of the agreement. The agreement calls for a minimum annual purchase requirement. The agreement becomes effective when the seller has informed the Company that the seller has made a positive financial investment decision in respect of the project.

Note 13 - (LOSS) INCOME PER SHARE

(Loss) Income per Common Share

The following table sets forth the information needed to compute basic and diluted net (loss) income per share for the three months ended March 31, 2024 and 2023:

	March 31, 2024	March 31, 2023
Basic Net (Loss) Income per common share:
Net (Loss) Income	$(10,367)	$4,775
Weighted average number of common shares-basic	60,260,282	45,104,515
Net (Loss) Income per share, basic	$(0.17)	$0.11

Diluted Net (Loss) Income per common share:
Net (Loss) Income available to common stockholders	$(10,367)	$4,775
Weighted average number of common shares-basic	60,260,282	45,104,515
Dilutive effect related to stock options and warrants	-	3,351,481
Weighted average diluted shares outstanding	60,260,282	48,455,996
Net (Loss) Income per share, diluted	$(0.17)	$0.10

The following table sets forth the number of potential shares of common stock that have been excluded from diluted net loss per share because their effect was anti-dilutive:

	March 31, 2024	March 31, 2023
Warrants	24,510,575	10,923,915
Restricted stock units	162,125	111,015
Options	2,315,299	-
Weighted average number of common shares-basic	26,987,999	11,034,930

F-65

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 14 - REVISIONS OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

The Company has revised the previously issued financial statements for the quarter ended March 31, 2023 for the underpayment of tariffs to U.S. Customs and Border Protection (“CBP”) related to the improper classification and valuation of certain of the products used in its batteries. The Company has reported the underpayment to CBP. The underpayment of tariffs was primarily the result of utilizing an improper tariff rate. The additional amount of the tariffs was allocated between inventory and cost of goods sold based on the status of imported items (i.e. included in the inventories held vs included in the inventories already sold to customers).

In accordance with Staff Accounting Bulletin (“SAB”) 99, Materiality, and SAB 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, the Company evaluated the materiality of the error from qualitative and quantitative perspectives, and concluded that the error was immaterial to any prior annual or interim financial statements. Notwithstanding this conclusion, management has revised the accompanying condensed consolidated financial statements for the quarter ended March 31, 2023 and related notes included herein to correct this error for the financial statements for the quarter ended March 31, 2023 presented.

The following tables present the effect of correcting this error on the Company’s previously issued financial statements.

	For the Period Ended March 31, 2023
Consolidated Statements of Operations	As previously reported	Adjustment	As revised
Cost of Goods Sold	14,048	76	14,124
Gross Profit	4,743	(76)	4,667
Loss From Operations	(9,816)	(76)	(9,892)
Interest Expense	(3,815)	(41)	(3,856)
Income Before Taxes	4,892	(117)	4,775
Net Income	4,892	(117)	4,775
Net Income per share - Basic	(0.11)	(0.0)	(0.11)
Net Income per share – Diluted	(0.10)	(0.0)	(0.10)

	For the Period Ended March 31, 2023
Consolidated Statements of Cash Flows	As previously reported	Adjustment	As revised
Net Income	4,892	(117)	4,775
Change in Accrued Tariffs	-	117	117

	For the Period Ended March 31, 2023
Consolidated Statements of Stockholders’ Equity	As previously reported	Adjustment	As revised
Accumulated Deficit - January 1, 2023	(27,133)	(589)	(27,722)
Net Income	4,892	(117)	4,775
Accumulated Deficit - March 31, 2023	(22,241)	(706)	(22,947)

F-66

DRAGONFLY ENERGY HOLDINGS CORP.

Notes to Unaudited Condensed Consolidated Financial Statements

(in thousands, except share and per share data)

Note 15 - SUBSEQUENT EVENTS

On April 17, 2024, the Company issued 3,428 shares in exchange for 4,875 vested RSU’s less shares deducted to cover taxes. On April 24, 2024, the Company issued 244,774 shares in connection with its Employee Stock Purchase Plan for a total consideration of approximately $112. On April 30, 2024, the Company issued 992 shares as a result of exercised stock options upon the receipt of proceeds of approximately $1.

On April 12, 2024 the Company entered into a lease agreement, pursuant to which the Company agreed to lease an approximately 64 square foot facility (the “Premises”) located in Fernley, Nevada, to be used for general, warehousing, assembly/light manufacturing, painting of products, storage fulfillment, distribution of the Company’s products, and other uses as permitted under the Fernley Lease Agreement (the “Fernley Lease Agreement”). The initial term of the Fernley Lease Agreement (the “Term”) is for a period of sixty (60) months, effective April 1, 2024. The base rent for the Premises, payable monthly, is $45 for the first twelve months of the Term and is subject to a three percent (3.0%) increase on the anniversary of each year. The Company also will be responsible for twenty-five percent (25%) of any operating expenses, taxes and insurance expenses incurred by the Landlord in connection with the building in which the Premises are located (the “Expenses”) as well as utility expenses. The Expenses are subject to recalculation and increase upon the completion of the Initial Improvements (as defined in the Fernley Lease Agreement). The Landlord is responsible for completing the Initial Improvements. The Fernley Lease Agreement also contains customary default provisions allowing the Landlord to terminate the Fernley Lease Agreement if the Company fails to cure certain breaches of its obligations under the Fernley Lease Agreement within a specified period of time upon written notice to the Company. Concurrent with the execution of the Fernley Lease Agreement, the Company paid the Landlord a security deposit of $50.

Effective April 12, 2024, the Company entered into amendments to the employment agreements with its Chief Executive Officer, its Chief Revenue Officer and its Chief Marketing Officer to amend the terms of their annual equity compensation (the “Amended Employee Agreements”). The Amended Employee Agreements allow the Company to issue a combination of cash and equity awards on an annual basis up to a specified amount ($1,532 for the Chief Executive Officer, $490 for the Chief Revenue Officer and $236 for the Chief Marketing Officer), subject to approval and such other terms and conditions imposed by the compensation committee of the board of directors.

On April 12, 2024, the Company issued a total of 836,295 RSUs to the following employees: (i) 567,407 RSUs to the Chief Executive Officer; (ii) 181,481 RSUs to the Chief Revenue Officer; and (iii) 87,407 RSUs to the Chief Marketing Officer. Each of the RSUs granted will vest in three equal annual installments, with the first vesting date on the one (1) year anniversary of the date of issuance and the following two vesting dates on each subsequent anniversary of the date of issuance, subject to each employees’ continued employment as of each vesting date. In addition to the RSU awards, the Board also approved the following cash awards to the above referenced employees: (i) $511 to the Chief Executive Officer; (ii) $163 to the Chief Revenue Officer; and (iii) $79 to the Chief Marketing Officer. Each of the approved cash awards will not be paid out to the employees until the Company has achieved a minimum cash balance of $30,000, and are subject to each employee’s continued employment on the date of payment.

On April 12, 2024, the board of directors authorized the issuance of 222,222 RSUs to each director in connection with their service as directors for the year ended December 31, 2023. The RSUs will vest in three equal annual installments, with the first vesting date on the one (1) year anniversary date of their issuance, subject to the directors continued service on with the Company on each vesting date.

On April 15, 2024, the board of directors approved an amendment to the Company’s Director Compensation Policy offering its directors long-term incentive awards that are issuable subject to the sole discretion of the Company’s compensation committee. Each such long-term incentive award is payable in the form of cash and or equity awards. Each such award shall be determined each fiscal year and are subject to the director’s continued service with the Company and other conditions as the Company’s compensation committee deems appropriate. Where equity awards are issued, such awards are subject to the terms and conditions of the Dragonfly Energy Holdings Corp. 2022 Equity Incentive Plan.

On April 29, 2024, the Company obtained a waiver from the Term Loan administrative agent and lenders in regard to the Company’s compliance with the liquidity requirement under the Term Loan as of the last day of the fiscal month ended April 30, 2024.

On May 13, 2024, the Company received a waiver from its Administrative Agent and Term Loan Lenders (the “May 2024 Waiver”) in regards to its compliance with the  to satisfy the Senior Leverage Ratio and Fixed Charge Coverage Ratio tests (the “Tests”) as of the last day of the quarter ended March 31, 2024 from the Term Loan Lenders in regards to its compliance with the Tests as of the last day of the quarter ended March 31, 2024. The May 2024 Waiver provided for a one-time issuance of penny warrants (the “May 2024 Penny Warrants”) to purchase up to 2,550,000 shares of the Company’s common stock, par value $0.0001 per share (the “May 2024 Penny Warrant Shares”), at an exercise price of $0.01 per share, in connection with the Term Loan Lenders’ agreement to waive the Tests under the Term Loan for the quarter ended March 31, 2024. The May 2024 Penny Warrants were immediately exercisable upon issuance and will expire ten years from the date of issuance.

F-67

Up to 21,512,027 Shares of Common Stock

PROSPECTUS

May 21, 2024